Exhibit 4.27

 "QSJM 25,

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

सत्यमेव जयते

Certificate No.	:	IN-DL16813703868711Q
Certificate Issued Date	:	20-Apr-2018 01:20 PM
Account Reference	:	NONACC (BK)/ dl-corpbk/ CORP GKAILASH/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL-CORPBK37262471833841Q
Purchased by	:	BHARTI AIRTEL LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	IMPLEMENTATION AGREEMENT
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	BHARTI AIRTEL LIMITED
Second Party	:	VODAFONE INTERNATIONAL HOLDINGS B V AND OTHERS
Stamp Duty Paid By	:	BHARTI AIRTEL LIMITED
Stamp Duty Amount(Rs.)	:	1,500 (One Thousand Five Hundred only)

Please write or type below this line

This stamp paper forms an integral part of the Implementation Agreement dated April 25, 2018 executed inter alia among Bharti Airtel Limited, Vodafone India Limited, Aditya Birla Telecom Limited and Indus Towers Limited.

UP 0007036343

Statutory Alert:

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25 APRIL 2018

VODAFONE INDIA LIMITED

and

BHARTI INFRATEL LIMITED

and

THE PERSONS LISTED IN PART A OF SCHEDULE 1

and

THE PERSONS LISTED IN PART B OF SCHEDULE 1

and

ADITYA BIRLA TELECOM LIMITED

and

IDEA CELLULAR LIMITED

and

INDUS TOWERS LIMITED

and

VODAFONE INTERNATIONAL HOLDINGS B.V.

IMPLEMENTATION AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	TRANSACTION	22

3.	PRE-CLOSING ADJUSTMENTS	23

4.	REPRESENTATIONS AND WARRANTIES	29

5.	CONDUCT OF BUSINESS UNTIL CLOSING	30

6.	ADDITIONAL COVENANTS	31

7.	CONDITIONS PRECEDENT TO CLOSING	40

8.	CLOSING	41

9.	CONDITIONS SUBSEQUENT TO CLOSING	42

10.	INABILITY TO IMPLEMENT THE TRANSACTION	43

11.	INDEMNIFICATION	43

12.	DURATION AND TERMINATION	46

13.	TRANSACTION COSTS	47

14.	CONFIDENTIALITY	47

15.	ANNOUNCEMENTS	48

16.	MISCELLANEOUS	49

SCHEDULE 1 LIST OF PROMOTERS AND SHAREHOLDING PATTERN		59

SCHEDULE 2 CONDUCT OF BUSINESS BEFORE CLOSING		63

SCHEDULE 3 REPRESENTATIONS AND WARRANTIES		65

SCHEDULE 4 PRE-CLOSING ADJUSTMENTS		67

SCHEDULE 5 DRAFT FORM OF RESTATED ARTICLES		79

SCHEDULE 6 AGREED FORM OF INDUS SHA TERMINATION AGREEMENT		179

SCHEDULE 7 AGREED FORM OF MERGER SCHEME		184

SCHEDULE 8 SURVIVING RELATED PARTY CONTRACTS		208

SCHEDULE 9 TERMS AND CONDITIONS APPLICABLE TO IDEA CASH ELECTION		209

SCHEDULE 10 AGREED FORM OF COMMITMENT LETTER		236

SCHEDULE 11 PERMITTED BIL DISTRIBUTION		244

This Implementation Agreement (the “Agreement”) is entered into on 25 April 2018 (the “Execution Date”) at New Delhi, India, among:

(1)                                         VODAFONE INDIA LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai — 400 013, Maharashtra, India (“VIL”);

(2)                                         BHARTI INFRATEL LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at 901, Park Centra, Sector — 30, NH — 8, Gurugram, Haryana — 122001, India and corporate office at Bharti Crescent, 1 Nelson Mandela Road, Vasant Kunj, Phase II, New Delhi — 110 070, Delhi, India (“BIL”);

(3)                                         THE PERSONS LISTED IN PART A OF SCHEDULE 1 (collectively, the “VIL Promoters”);

(4)                                         THE PERSONS LISTED IN PART B OF SCHEDULE 1 (collectively, the “BIL Promoters”);

(5)                                         ADITYA BIRLA TELECOM LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Aditya Birla Centre, ‘A’ Wing, 4th Floor, S K Ahire Marg, Worli, Mumbai — 400 030, Maharashtra, India (“ABTL”);

(6)                                         IDEA CELLULAR LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Suman Tower, Plot No. 18, Sector — 11, Gandhinagar — 382 011, Gujarat, India (“Idea”);

(7)                                         INDUS TOWERS LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Building No.10, Tower-A, 4th Floor, DLF Cyber City, Gurugram 122002, Haryana, India(“Indus”); and

(8)                                         VODAFONE INTERNATIONAL HOLDINGS B.V., a company incorporated in the Netherlands, and having its registered office at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, the Netherlands (“Vodafone Confirming Party”).

VIL, BIL, the VIL Promoters,the BIL Promoters, ABTL, Idea and Indus are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)                                       Each of BIL and Indus is engaged in the Business pursuant to an Infrastructure Provider Category-I registration issued by the DoT (“IP-1 Registration”).

(B)                                       Indus is an independently managed joint venture company in which each of BIL and VIL holds 42% (forty two per cent.) equity interest, ABTL, a wholly owned subsidiary of Idea, holds 11.15% (eleven point one five per cent.) equity interest and PEP holds 4.85% (four point eight five per cent.) equity interest.

(C)                                       VIL, its wholly owned subsidiary Vodafone Mobile Services Limited (“VMSL”), and Idea have agreed to combine their mobile telecommunications businesses in India through a scheme of amalgamation and arrangement under Sections 230 to 232 of the Act (the “Vodafone-Idea Merger”).

(D)                                       VIL has filed an application for reduction of capital before the NCLT under Section 66 of the Act pursuant to which the equity shares held by VIL in Indus shall be distributed to the VIL Promoters, pro rata to their shareholding in VIL,in consideration for such reduction in share capital (the “VIL Capital Reduction”).

(E)                                The BIL Group, the Indus Merger Group, the Vodafone Group and the Idea Group seek to merge Indus with BIL through a scheme of amalgamation and arrangement under Sections 230 to 232 of the Act (the “Merger Scheme”). Prior to the Record Date, the Idea Group and PEP shall have the right to require BIL to purchase their respective equity interest in Indus for cash as set forth in this Agreement. To the extent the Idea Group and/or PEP do not exercise such right, the Idea Group and/or PEP will be issued New Shares of the Merged Entity pursuant to the Merger Scheme. Upon the Merger Scheme becoming effective, the shareholding pattern of the Merged Entity shall be as set out in Part C of Schedule 1, subject to adjustments in accordance with Clause 3 (the “Transaction”).

(F)                                 This Agreement sets out the terms and conditions on which the Transaction will be undertaken and implemented.

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                            Definitions

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“ABTL” shall have the meaning given to such term in the Preamble.

“ABTL Final Consideration” means the “Final Consideration” as defined in Schedule 9.

“ABTL Closing” shall have the meaning given to such term in Clause 2.1.2(i).

“Accounting Principles” shall have the meaning given to such term in Part A of Schedule 4.

“Act” means the Companies Act, 2013 and shall include the provisions of the Companies Act, 1956, to the extent the corresponding provision in the Companies Act, 2013 has not been notified.

“Action” means any demand, action, proceeding, suit, countersuit, arbitration, mediation, audit, hearing, inquiry or investigation (in each case, whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Active Infrastructure” means the equipment used in a wireless communications system including the base terminal station equipment, associated antennae, mobile switching centre, backhaul connectivity to a telecommunications operator’s network and other requisite equipment and associated civil and electrical works required to provide telecommunications services by such telecommunications operator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person, and in the case of a natural Person, shall include his or her Relatives, save that no member of the Idea Group shall be considered an Affiliate of any member of the Vodafone Parent Group and no member of the Vodafone Parent Group shall be considered an Affiliate of any member of the Idea Group and it is acknowledged that no member of the STI Group shall be considered an Affiliate of Airtel solely by virtue of its direct or indirect shareholding in the equity share capital of Airtel (and its or their governance and control rights relating to such shareholding) as of the Execution Date.

“Agreed Firm” means any of (i) Deloitte Touche Tohmatsu Limited, (ii) KPMG, (iii) PricewaterhouseCoopers, (iv) Ernst and Young LLP, (v) Grant Thornton, or any of their Indian associates and affiliates.

“Agreed Shared Costs” means costs and expenses incurred prior to the Closing Date for the following matters solely for purposes of implementation of the Transaction (other than fees of any advisors appointed or engaged by any Party except for purposes of procuring Governmental Approvals from the NCLT,the CCI, the Stock Exchanges and the SEBI):

(a)                                 Procurement of Governmental Approvals from the Stock Exchanges and the SEBI, the NCLT, the CCI and any other Governmental Authority as may be agreed among the BIL Group and the Vodafone Group (other than Governmental Approvals relating to the VIL Capital Reduction);

(b)                                 Making of any Required Governmental Filing with the Governmental Authorities specified in (a) above;

(c)                                  Any stamp duty costs incurred in connection with the Transaction, including in relation to the Transaction Documents (other than in respect of (i) the sale of equity shares of Indus pursuant to the Idea Cash Election and/or the PEP Cash Election and (ii) the Merger Scheme); and

(d)                                 Any other costs as may be mutually agreed among the BIL Group and the Vodafone Group.

“Agreement” shall have the meaning given to such term in the Preamble.

“Airtel” means Bharti Airtel Limited, a company incorporated in India under the Companies Act, 1956, having its registered office at Bharti Crescent, 1 Nelson Mandela Road, Vasant Kunj, Phase II, New Delhi — 110 070, India.

“Alternative Transaction” shall have the meaning given to such term in Clause 10.1.

“Arbitration Notice” shall have the meaning given to such term in Clause 16.9.1.

“Arbitration Rules” shall have the meaning given to such term in Clause 16.9.1.

“BIL” shall have the meaning given to such term in the Preamble.

“BIL Board Approval” shall have the meaning given to such term in Clause 6.2.1(i).

“BIL Capex Shortfall” means the amount (if any) by which the BIL Capex Spend is less than the Target BIL Capex Spend, provided that if the BIL Capex Spend is greater than 80% of the Target BIL Capex Spend,the BIL Capex Shortfall will be INR nil. If the BIL Capex Spend is less than or equal to 80% of the Target BIL Capex Spend,the BIL Capex Shortfall will be equal to the BIL Capex Spend less the Target BIL Capex Spend.

“BIL Capex Spend” means in relation to the BIL Merger Group, the aggregate amount of capital expenditure incurred and capitalised by members of the BIL Merger Group (including expenditure incurred in relation to capital work in progress) on the balance sheet of the relevant member of the BIL Merger Group in line with the accounting principles set out in Schedule 4 during the period from 1 April 2018 to the Locked Box Date.

“BIL Capex Surplus” means the amount (if any) by which the BIL Capex Spend exceeds the Target BIL Capex Spend, provided that if the BIL Capex Spend is less than 120% of the Target BIL Capex Spend, the BIL Capex Surplus will be INR nil. If the BIL Capex Spend is greater than or equal to 120% of the Target BIL Capex Spend, the BIL Capex Surplus will be equal to the BIL Capex Spend less the Target BIL Capex Spend.

“BIL Closing Net Debt” means the BIL Net Debt set out in the BIL LBD Statement, as finally determined or agreed in accordance with Clause 3.2 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“BIL Closing Working Capital” means the BIL Working Capital set out in the BIL LBD Statement, as finally determined or agreed in accordance with Clause 3.2 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“BIL Disclosure Letter” means the disclosure letter provided by BIL on the Execution Date and updated as of the Closing Date in accordance with Clause 4.9.

“BIL Discussion Deadline” means the date falling seven (7) days after receipt by BIL of the BIL LBD Statement Notice, provided that if the Indus Discussion Deadline falls after the BIL Discussion Deadline, the BIL Discussion Deadline shall be automatically extended to the Indus Discussion Deadline.

“BIL ESOS” means collectively, the Employee Stock Option Scheme, 2008, the Employee Stock Option Scheme, 2014 and any cash-settled performance unit plan of BIL, pursuant to which BIL has granted stock options and units, as applicable.

“BIL Final Net Debt” shall be calculated in accordance with the following formula:

A = B + C

where:

A               =                 BIL Final Net Debt

B               =                 BIL Closing Net Debt

C               =                 BIL Target Working Capital less BIL Closing Working Capital

(such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“BIL Final Reference Amount” means the BIL Reference Amount minus the BIL Final Net Debt.

“BIL Group” means the BIL Merger Group and the BIL Promoters.

“BIL Indemnified Party” means BIL and its Representatives.

“BIL Independent Firm Deadline” means the date falling ten (10) days after appointment of the Independent Firm pursuant to Clause 3.2.4 (or such other date as BIL, the Vodafone Group and the Independent Firm agree in writing), provided that if the Indus Independent Firm Deadline falls after the BIL Independent Firm Deadline, the BIL Independent Firm Deadline shall be automatically extended to the Indus Independent Firm Deadline.

“BIL LBD Statement” shall have the meaning given to such term in Clause 3.2.3 or, if relevant, Clause 3.2.4(iv).

“BIL LBD Statement Notice”shall have the meaning given to such term in Clause 3.2.1.

“BIL Leakage Loss” shall have the meaning given to such term in Clause 3.5.3(ii).

“BIL Merger Group” means BIL and its subsidiaries.

“BIL Monthly Update” means a draft statement showing the BIL Net Debt and BIL Working Capital as at the relevant Month-end Date prepared in accordance with Parts A and B of Schedule 4 in the form set out in Part C of Schedule 4 along with detailed supporting schedules (in a form to be agreed between BIL and the Vodafone Group prior to the Monthly Notification Trigger Date) to allow the Vodafone Group to assess the BIL Monthly Update(s).

“BIL Net Debt” means the net total of the items identified in the column headed ‘BIL Net Debt’ in Part C of Schedule 4 calculated in accordance with the accounting policies set out in paragraph 1.1 of Part A of Schedule 4 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset). For the avoidance of doubt, BIL Net Debt shall include BIL standalone net debt plus 42% Indus Net Debt without double counting.

“BIL Other” means the net total of the items identified in the column headed ‘BIL Other’ in Part C of Schedule 4 calculated in accordance with the accounting policies set out in paragraph 1.1 of Part A of Schedule 4.

“BIL Promoters” shall have the meaning given to such term in the Preamble.

“BIL Promoters Disclosure Letter” means the disclosure letter provided by the BIL Promoters on the Execution Date and updated as of the Closing Date in accordance with Clause 4.9.

“BIL Promoters Warranties” shall have the meaning given to such term in Clause 4.2.

“BIL Reference Amount” means Rs.641,895 million (Rupees six hundred forty one thousand eight hundred and ninety five million).

“BIL Review Deadline” means the date falling ten (10) days after the date of determination of the Locked Box Date or receipt of the Draft BIL LBD Statement by the Vodafone Group, whichever is later, provided that if the Indus Review Deadline falls after the BIL Review Deadline, the BIL Review Deadline shall be automatically extended to the Indus Review Deadline.

“BIL RPT Notice” shall have the meaning given to such term in Clause 6.10.1.

“BIL Senior Representatives” means the Chief Executive Officer and the Chief Financial Officer of each of BIL and Airtel.

“BIL Target Working Capital” means Rs.9,526 million (Rupees nine thousand five hundred and twenty six million) (negative).

“BIL Tenancy Agreements” means the master services agreements or other Contracts executed by the BIL Merger Group with telecommunications operators for the use of its Passive Infrastructure at the Sites.

“BIL Working Capital” means the net total of the items identified in the column headed ‘BIL Working Capital’ in Part C of Schedule 4 calculated in accordance with the accounting policies set out in paragraph 1.1 of Part A of Schedule 4 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset). For the avoidance of doubt, BIL Working Capital shall include BIL standalone working capital plus 42% Indus Working Capital without double counting.

“Board” means the board of directors of the Merged Entity.

“Business” means the business of building, owning, operating and maintaining Passive Infrastructure at Sites in India and the commercial exploitation of such Passive Infrastructure by providing Passive Infrastructure services to telecommunications service providers and others in India.

“Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in London, United Kingdom, Mauritius, the Netherlands, New Delhi, India and Mumbai, India.

“Business Hours” means the hours during which each of the Stock Exchanges and the London Stock Exchange is open for trading.

“CCI” means the Competition Commission of India.

“Claimant(s)” shall have the meaning given to such term in Clause 16.9.2.

“Closing” shall have the meaning given to such term in Clause 8.6.

“Closing Date” means the date on which Closing occurs.

“Commitment Letter”means the commitment letter to be to be issued by VIL, VMSL, Idea and Airtel to BIL and Indus pursuant to Clause 6.9, effective as of the Closing Date, the agreed form of which is set out in Schedule 10.

“Competing Transaction” means:

(a)                                 in relation to the BIL Group,

(i)             other than in accordance with or as permitted pursuant to Clause 5.1(a), any transaction or series of transactions, including any asset sale or purchase, merger, amalgamation, share exchange, recapitalisation, reorganisation or other business combination, joint venture or disposition, that would result in the direct or indirect acquisition by or transfer to, or combination or joint venture with, any third party or parties with respect to any material assets, business or contractual rights of a member of the BIL Merger Group;

(ii)          other than to wholly owned subsidiaries of Airtel or pursuant to any Employee Benefit Plans existing on the Execution Date or in accordance with or as permitted pursuant to Clause 5.1(a) or 6.7.2, any public offer, tender offer, scheme of arrangement, sale, issuance, transfer or distribution, directly or indirectly, of any shares or any options, warrants, convertible or exchangeable securities in respect of any shares of or in any member of the BIL Merger Group; or

(iii)       any scheme of arrangement, sale, transfer or distribution, directly or indirectly, of any shares or any options, warrants, convertible or exchangeable securities in respect of any shares of Indus; and

(b)                                 in relation to the Idea Group and the Vodafone Group, other than to Idea or its wholly owned subsidiaries (in case of the Idea Group) or wholly owned subsidiaries of Vodafone Plc (in case of the Vodafone Group)or as required pursuant to Clause 6.8, any scheme of arrangement, sale, transfer or distribution, directly or indirectly, of any shares or any options, warrants, convertible or exchangeable securities in respect of any shares of Indus.

“Competition Law” means the [Indian] Competition Act, 2002, and all rules, regulations and guidelines issued thereunder.

“Confidential Information” shall have the meaning given to such term in Clause 14.1.

“Consolidated FDI Policy” means the Consolidated Foreign Direct Investment Policy dated 28 August 2017 issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India.

“Contract” means any contract, agreement, arrangement, tender, memoranda of understanding, engagement, purchase order, licence guarantee, indenture, note, bond, loan, lease, commitment or other arrangement, understanding or undertaking, whether written or oral.

“Control” (including with correlative meaning, the terms “Controlled by” and “under common Control” with) means, in relation to a body corporate:

(a)                                 the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint or remove all or such of the members of the board of directors or other governing body of a Person as are able to cast the majority of the votes capable of being cast by the members of that board or governing body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that Person; or

(b)                                 the holding or possession of the beneficial interest in or the ability to exercise the voting rights applicable to shares or other securities in any Person (whether directly or indirectly) which confer in aggregate on the holders thereof more than 50% (fifty per cent.) of the total voting rights exercisable at general meetings of that Person on all, or substantially all, matters.

“Corporate Policies” shall have the meaning given to such term in Clause 6.5.4.

“Direct Claim” shall have the meaning given to such term in Clause 11.7.

“Direct Claim Notice” shall have the meaning given to such term in Clause 11.7.

“Disclosed Contracts” means the Contracts set out in Schedule 8.

“Disclosure Letter” means the BIL Disclosure Letter, the BIL Promoters Disclosure Letter or the Indus Disclosure Letter and the disclosure letter(s) to be provided by any other Party, as applicable.

“Dispute” shall have the meaning given to such term in Clause 16.8.

“Disputed RPT Contracts” shall have the meaning given to such term in Clause 6.10.2.

“Disputing Parties” shall have the meaning given to such term in Clause 16.8.

“Dividend Policy” means the dividend policy of the Merged Entity prepared in compliance with clause 4.5 of the Shareholders’ Agreement.

“DoT” means the Department of Telecommunications, Ministry of Communications, Government of India.

“Draft BIL LBD Statement” shall have the meaning given to such term in Clause 3.1.

“Draft Indus LBD Statement” shall have the meaning given to such term in Clause 3.1.

“Election Period” shall have the meaning given to such term in Clause 2.1.1.

“Employee Benefit Plan” means any plan, program, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, retention, employee pension, profit sharing, savings, retirement, supplemental retirement, stock ownership, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred or phantom stock unit or other equity-based compensation, severance pay, salary continuation, life, death benefit, health, medical, hospitalisation, sick leave, vacation pay, paid time off, disability or accident insurance, fringe benefit, perquisite or other employee benefit plan, program, agreement, arrangement or understanding, each in relation to employees of any Person, and with respect to the BIL Merger Group, includes the BIL ESOS.

“Execution Date” shall have the meaning given to such term in the Preamble.

“FDI Regulations” means the FEMA Regulations and the Consolidated FDI Policy.

“FEMA Regulations” means the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017 dated 7 November 2017 issued by the RBI.

“Final Percentage” means the Idea Final Percentage, the PEP Final Percentage and/or the Vodafone Final Percentage, as applicable.

“Financial Indebtedness” means any borrowings or indebtedness for or in respect of:

(a)                                 moneys borrowed;

(b)                                 accrued interest payable;

(c)                                  any interest bearing amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(d)                                 any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)                                  the amount of any liability in respect of any finance lease;

(f)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a nonrecourse basis);

(g)                                  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing under Ind AS;

(h)                                 any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(i)                                     shares which are expressed to be redeemable or shares or instruments convertible into shares (other than compulsorily convertible instruments),

provided in each case that there shall be no double-counting of any indebtedness.

“Fully-Diluted Basis” means a calculation assuming that:

(a)                                 all outstanding convertible securities (including convertible preference shares and debentures) and any options issued or reserved for issuance under the employee stock option plan or any other stock option plan or scheme by whatever name called, existing at the time of determination have been exercised or converted into equity shares, and

(b)                                 equity shares under all outstanding commitments to issue equity shares or other ownership interests have been issued,

in each case, as adjusted for any stock splits or any capital or other restructuring or consolidation or reduction of capital.

“Governmental Approval” means any consent, approval, licence, permit, order, exemption, certificate, clearance or authorisation obtained or to be obtained from, or any registration, notification, declaration or filing made to or with, or to be made to or with, any Governmental Authority and shall include Required Governmental Filings.

“Governmental Authority” means any national, regional or local government or governmental, administrative, regulatory, fiscal, judicial, or government-owned body of any nation or any of its ministries, departments, secretariats, agencies or any legislative body, commission, authority, court or tribunal or entity, or any stock exchange, and shall include the NCLT, the RBI, the SEBI, the DoT, the Stock Exchanges, the CCI, any relevant Tax authority and any other authority exercising jurisdiction over a Person.

“Group” means the BIL Group, the Vodafone Group or the Idea Group, as the context may require.

“HR Policies” shall have the meaning given to such term in Clause 6.5.6.

“Idea” shall have the meaning given to such term in the Preamble.

“Idea Cash Election” shall have the meaning given to such term in Clause 2.1.1(i).

“Idea Election Notice” shall have the meaning given to such term in Clause 2.1.1(i).

“Idea Final Percentage” means, in the event of an Idea Share Election, the percentage shareholding of the Idea Indus Shareholders in the Merged Entity on a Fully-Diluted Basis upon the Merger Scheme becoming effective, which shall be calculated pursuant to Clause 3.4 in accordance with the following formula:

A =	(B *C)
(C * D) + E

where:

A               =                 Idea Final Percentage, expressed as a percentage

B               =                 Number of issued, subscribed and paid-up equity shares of Indus held by the Idea Group on the Record Date divided by the total equity share capital of Indus on a Fully-Diluted Basis on the Record Date, in each case, immediately prior to the effectiveness of the Merger Scheme

C               =                 Indus Final Reference Amount

D               =                 Number of issued, subscribed and paid-up equity shares of Indus held by the Vodafone Group, the Idea Group and PEP on the Record Date divided by the total equity share capital of Indus on a Fully-Diluted Basis on the Record Date, in each case, immediately prior to the effectiveness of the Merger Scheme

E                =                 BIL Final Reference Amount

“Idea Group” means Idea and ABTL.

“Idea Indemnified Party” means the Idea Group and their Representatives.

“Idea Indemnity Share” means the ratio calculated under the following formula:

Idea Final Percentage
(100% – Idea Final
Percentage)

“Idea Indus Shareholders” means the relevant members of the Idea Group that are shareholders of Indus.

“Idea Senior Representatives” means the Chief Executive Officer and the Chief Financial Officer of Idea.

“Idea Share Election” shall have the meaning given to such term in Clause 2.1.1(i).

“Income Tax” means any tax payable under the Income Tax Act, 1961.

“Ind AS” means Indian Accounting Standards as notified by the Ministry of Corporate Affairs, Government of India.

“Indemnified Party” means any Party (including its Representatives) that is entitled to be indemnified pursuant to Clause 11, as the context may require.

“Indemnifying Party” means any Party that is required to indemnify any other Party pursuant to Clause 11, as the context may require.

“Independent Firm” means an independent firm of chartered accountants of international standing as agreed among BIL and the Vodafone Group and failing such agreement within two (2) days of the BIL Discussion Deadline or the Indus Discussion Deadline, as the case may be, an Agreed Firm (not being the statutory auditors of BIL or Indus) determined by a draw of lots.

“Indus” shall have the meaning given to such term in the Preamble.

“Indus Capex Shortfall” means the amount (if any) by which the Indus Capex Spend is less than the Target Indus Capex Spend, provided that if the Indus Capex Spend is greater than 80% of the Target Indus Capex Spend, the Indus Capex Shortfall will be INR nil. If the Indus Capex Spend is less than or equal to 80% of the Target Indus Capex Spend, the Indus Capex Shortfall will be equal to the Indus Capex Spend less the Target Indus Capex Spend.

“Indus Capex Spend” means in relation to the Indus Merger Group, the aggregate amount of capital expenditure incurred and capitalised by members of the Indus Merger Group (including expenditure incurred in relation to capital work in progress) on the balance sheet of the relevant member of the Indus Merger Group in line with the accounting principles set out in Schedule 4 during the period from 1 April 2018 to the Locked Box Date.

“Indus Capex Surplus” means the amount (if any) by which the Indus Capex Spend exceeds the Target Indus Capex Spend, provided that if the Indus Capex Spend is less than 120% of the Target Indus Capex Spend, the Indus Capex Surplus will be INR nil. If the Indus Capex Spend is greater than or equal to 120% of the Target Indus Capex Spend, the Indus Capex Surplus will be equal to the Indus Capex Spend less the Target Indus Capex Spend.

“Indus Closing Net Debt” means the Indus Net Debt set out in the Indus LBD Statement, as finally determined or agreed in accordance with Clause 3.3 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Closing Working Capital” means the Indus Working Capital set out in the Indus LBD Statement, as finally determined or agreed in accordance with Clause 3.3 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Indus Disclosure Letter” means the disclosure letter provided by Indus on the Execution Date and updated as of the Closing Date in accordance with Clause 4.9.

“Indus Discussion Deadline” means the date falling seven (7) days after receipt of the Indus LBD Statement Notice by Indus and the other Indus LBD Receiving Parties, provided that if the BIL Discussion Deadline falls after the Indus Discussion Deadline, the Indus Discussion Deadline shall be automatically extended to the BIL Discussion Deadline.

“Indus Final Reference Amount” means the Indus Reference Amount minus the Indus Final Net Debt.

“Indus Final Net Debt” shall be calculated in accordance with the following formula:

A = B + C

where:

A               =                 Indus Final Net Debt

B               =                 Indus Closing Net Debt

C               =                 Indus Target Working Capital less Indus Closing Working Capital

(such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Framework Agreement” means the framework agreement dated 8 December 2007 among VIL, VMSL, Airtel, BIL, Idea, Idea Cellular Infrastructure Services Limited, ABTL and Indus, as amended on 19 December 2008, 30 May 2011, 29 May 2012, 25 July 2012, 10 January 2013 and 10 June 2013.

“Indus Independent Firm Deadline” means the date falling ten (10) days after appointment of the Independent Firm pursuant to Clause 3.3.4 (or such other date as Indus, BIL, the Vodafone Group and the Independent Firm agree in writing), provided that if the BIL Independent Firm Deadline falls after the Indus Independent Firm Deadline, the Indus Independent Firm Deadline shall be automatically extended to the BIL Independent Firm Deadline.

“Indus LBD Receiving Party” means each of the Vodafone Group and BIL.

“Indus LBD Rejecting Party” shall have the meaning given to such term in Clause 3.3.1.

“Indus LBD Statement” shall have the meaning given to such term in Clause 3.3.3 or, if relevant, Clause 3.3.4(iv).

“Indus LBD Statement Notice” shall have the meaning given to such term in Clause 3.3.1.

“Indus Leakage Loss” shall have the meaning given to such term in in Clause 3.6.3(ii).

“Indus Merger Group” means Indus and its subsidiaries, if any.

“Indus Monthly Update” means a draft statement showing the Indus Net Debt and Indus Working Capital as at the relevant Month-end Date prepared in accordance with Parts A and B of Schedule 4 in the form set out in Part D of Schedule 4 along with detailed supporting schedules (in a form to be agreed between Indus and the Indus LBD Receiving Parties prior to the Monthly Notification Trigger Date) to allow the Indus LBD Receiving Parties to assess the Indus Monthly Update(s).

“Indus Net Debt” means the net total of the items identified in the column headed ‘Indus Net Debt’ in Part D of Schedule 4 calculated in accordance with the accounting policies set out in paragraph 1.1 of Part A of Schedule 4 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Other” means the net total of the items identified in the column headed ‘Indus Other’ in Part D of Schedule 4 calculated in accordance with the accounting policies set out in paragraph 1.1 of Part A of Schedule 4.

“Indus Reference Amount” means Rs.730,491 million (Rupees seven hundred thirty thousand four hundred and ninety one million).

“Indus Review Deadline” means the date falling ten (10) days after the date of determination of the Locked Box Date or receipt of the Draft Indus LBD Statement by the Indus LBD Receiving Parties, whichever is later, provided that if the BIL Review Deadline falls after the Indus Review Deadline, the Indus Review Deadline shall be automatically extended to the BIL Review Deadline.

“Indus SHA” means the shareholders’ agreement dated 8 December 2007 among inter-alia VIL, Airtel, BIL, Idea, ABTL and Indus, as amended on 17 December 2007, 19 December 2008, 30 December 2009, 25 July 2012, 11 August 2014, 30 October 2017 and 8 November 2017.

“Indus SHA Termination Agreement” means the agreement to terminate the Indus SHA to be executed prior to the Closing Date, effective as of the Closing Date, the agreed form of which is set out in Schedule 6.

“Indus Shareholders” means the shareholders of Indus from time to time, comprising, as of the Execution Date, BIL, ABTL, PEP and VIL.

“Indus Target Working Capital” means Rs.10,089 million (Rupees ten thousand and eighty nine million) (negative).

“Indus Tax Leakage Loss” shall have the meaning given to such term in Clause 3.6.3(ii).

“Indus Tenancy Agreements” means the master services agreements executed by Indus with each of: (a) VIL dated 7 March 2008; (b) VMSL (and its predecessor entities), each dated 7 March 2008; (c) Idea dated 7 March 2008, (d) Airtel dated 7 March 2008, and (e) Bharti Hexacom Limited dated 9 September 2008.

“Indus Working Capital” means the net total of the items identified in the column headed ‘Indus Working Capital’ in Part D of Schedule 4 calculated in accordance with the accounting policies set out in paragraph 1.1 of Part A of Schedule 4 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Initial Business Plan” shall have the meaning given to such term in Clause 6.5.5.

“IP-1 Registration” shall have the meaning given to such term in Recital A.

“Judgment” means any judgment, order, decree, writ, injunction, award, settlement, stipulation or finding issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Law” means any statute, law, ordinance, rule, regulation, press note, notification, circular, directive or Judgment issued by any Governmental Authority.

“LBD Balance Sheet” shall have the meaning given to such term in Part B of Schedule 4.

“LBD Statement” means the Indus LBD Statement or the BIL LBD Statement, as applicable.

“Leakage” means, unless constituting Permitted Payments, any payment or accrual to a Related Party or any other Person specified in (a) to (g) below following the Locked Box Date and up to and including the Closing Date, whether on the current account or capital account (including any payments or accruals that become due after the Closing Date but relate to an obligation incurred prior to the Closing Date). Without prejudice to the generality of the foregoing, “Leakage” shall include:

(a)                                 any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of the share capital of any member of a Target Group, in each case whether in cash or in kind, paid or made by such member to or for the benefit of a Related Party;

(b)                                 any payments (including interest or management fees) made or benefits or assets conferred by any member of a Target Group to a Related Party;

(c)                                  any waiver or forgiveness by any member of a Target Group of any amounts owed by or otherwise for the benefit of a Related Party, or any amounts incurred by such member for no consideration or a consideration which is not at arm’s length to or otherwise for the benefit of a Related Party;

(d)                                 any bonus (in cash or in kind) paid or payable to any shareholder, director, employee, advisor or consultant of any member of a Target Group or its Related Party incurred or reimbursed by, or charged to, a member of a Target Group, in each case, as an incentive to complete, or triggered by, the Transaction or any adviser fees, expenses or commissions relating to the Transaction that are incurred or reimbursed by, or charged to, a member of a Target Group and are not Agreed Shared Costs;

(e)                                  any liability pursuant to guarantees, indemnifications or securities granted by any member of a Target Group and any liability incurred, assumed or indemnified for the benefit of a Related Party;

(f)                                   any increase in the remuneration of any director of any member of a Target Group beyond the level existing as of the Locked Box Date other than in the ordinary course of business and consistent with past practice;

(g)                                  any payments considered Leakage under Clause 6.10.3(a)(ii);

(h)                                 any agreement or undertaking by any member of a Target Group to do, or which has the same effect as, any of the items referred to in (a) to (g) above; and

(i)                                     any Tax liability in respect of any of the items referred to in (a) to (h) above.

“Leakage Claim Period” means the period from the Closing Date to the date falling six (6) months after the Closing Date, unless extended pursuant to Clause 6.10.4.

“Leakage Recipient Group” shall have the meaning given to such term in in Clause 3.6.3(i).

“Lien” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any proxy for exercising voting rights issued to any third party, power of attorney issued to any third party for transferring and/or exercising any rights, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person, and (iii) any adverse claim as to title, possession or use.

“Locked Box Date” means the date determined in accordance with Clause 3.1.

“Locked Box Trigger Date” means the date on which the last Governmental Approval specified in Clause 7.1 is obtained, unless otherwise agreed by BIL and the Vodafone Group.

“Long Stop Date” means the date falling 18 months after the Execution Date.

“Losses” shall have the meaning given to such term in Clause 11.1.

“Material Contracts” means:

(a)                                 any Contract that relates to any partnership, joint venture or similar arrangement, or any collaboration, cooperation or partnering Contract, in each case that is material to the Business and for which the closing of the relevant transaction has not occurred;

(b)                                 any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise, in each case for which the closing of the relevant transaction has not occurred;

(c)                                  any Contract with any Related Party;

(d)                                 any Contract which can be terminated in the event of any change in the underlying ownership or Control of such company or pursuant to which any Third Party Approval is required in connection with the Transaction;

(e)                                  any Contract entered into by any such company in connection with the settlement or other resolution of any material Action imposing operational restrictions or conduct of business requirements on the Target Group;

(f)                                   any Contract (other than Contracts entered into in the ordinary course of business) which provides for aggregate future sums due from the Target Group or an aggregate future liability (contingent or otherwise) to any Person in excess of Rs.180 million (Rupees one hundred and eighty million) per annum; and

(g)                                  BIL Tenancy Agreements.

“Merged Entity” means the resulting company pursuant to the amalgamation of Indus into and with BIL in accordance with the Merger Scheme.

“Merger Scheme” shall have the meaning given to such term in Recital E, the agreed form of which is set out in Schedule 7.

“Month-end Date” means the last day of a calendar month.

“Monthly Notification Trigger Date” means the date of the first hearing following filing of the joint second motion petition for sanction of the Merger Scheme with the NCLT by BIL and Indus, unless otherwise agreed by BIL and the Vodafone Group.

“Monthly Update” means a BIL Monthly Update or an Indus Monthly Update, as applicable.

“MSA Amendments” means the amendments to the BIL Tenancy Agreements executed with each of Airtel, Bharti Hexacom Limited, Idea and VMSL, in the agreed form, to be executed pursuant to Clause 6.9, effective as of the Closing Date.

“NCLT” means the applicable bench(es) of the National Company Law Tribunal.

“Net Assets” means, at any time in relation to a Person, the aggregate of its assets (excluding intangible assets) less the aggregate of its liabilities (other than share capital and reserves, and provisions against intangible assets), in each case calculated on a consolidated basis in accordance with applicable accounting standards.

“Net Assets Threshold” means USD 2.5 billion (United States Dollars two point five billion).

“Net Debt” means BIL Net Debt or Indus Net Debt, as applicable.

“New Eligible Contract” means any Qualifying RPT Contract:

(a)         (i) whose value, individually or taken together with a series of related Qualifying RPT Contracts, is equal to or less than Rs.180 million (Rupees one hundred and eighty million) per annum, and

(ii) the value of which, taken together with the aggregate value of prior executed Qualifying RPT Contracts, is equal to or less than Rs.2,700 million (Rupees two thousand seven hundred million) per annum; or

(b)         which exceeds the thresholds specified in (a)(i) or a(ii) above and that has been approved or ratified by the Vodafone Group or the independent directors of the Merged Entity, as applicable, pursuant to Clause 6.10.2 or 6.10.3, as applicable.

“New Shares” means the equity shares to be issued by the Merged Entity pursuant to the Merger Scheme.

“Notice” shall have the meaning given to such term in Clause 16.7.1.

“Organisational Documents” of a company means the memorandum of association and the articles of association or other equivalent charter documents of such company.

“Party” or “Parties” shall have the meaning given to such term in the Preamble.

“Passive Infrastructure” means the transmission tower(s), roof top structure(s), room or shelter, pole(s), air-conditioning, diesel generator(s) and associated electrical and civil works, excluding Active Infrastructure.

“PEP” means P5 Asia Holding Investments (Mauritius) Limited.

“PEP Cash Election” shall have the meaning given to such term in Clause 2.1.1(ii).

“PEP Election Notice” shall have the meaning given to such term in Clause 2.1.1(ii).

“PEP Election Shares” means equity shares of Indus held by PEP representing 3.35% (three point three five per cent.) of the equity share capital of Indus as of the Execution Date (or in the event of an Idea Share Election, 4.85% (four point eight five per cent.) of the equity share capital of Indus as of the Execution Date).

“PEP Final Consideration” means the “Final Consideration” as defined in the PEP Merger Agreement.

“PEP Final Percentage” means the percentage shareholding of PEP in the Merged Entity on a Fully-Diluted Basis upon the Merger Scheme becoming effective, which shall be calculated pursuant to Clause 3.4 in accordance with the following formula:

A =	(B *C)
(C * D) + E

where:

A               =                 PEP Final Percentage, expressed as a percentage

B               =                 Number of issued, subscribed and paid-up equity shares of Indus held by PEP on the Record Date divided by the total equity share capital of Indus on a Fully-Diluted Basis on the Record Date, in each case, immediately prior to the effectiveness of the Merger Scheme

C               =                 Indus Final Reference Amount

D               =                 Number of issued, subscribed and paid-up equity shares of Indus held by the Vodafone Group, the Idea Group and PEP on the Record Date divided by the total equity share capital of Indus on a Fully-Diluted Basis on the Record Date, in each case, immediately prior to the effectiveness of the Merger Scheme

E                =                 BIL Final Reference Amount

“PEP Closing” shall have the meaning given to such term in Clause 2.1.2(ii).

“PEP Merger Agreement” means the merger agreement among PEP, BIL and Indus executed on or about the date hereof pursuant to which PEP shall make the PEP Share Election or PEP Cash Election, and in the event of a PEP Cash Election, sell the PEP Election Shares to BIL for the PEP Final Consideration prior to the Record Date.

“Permitted BIL Distribution” means any distribution by BIL of the following amounts:

(a)         a maximum of Rs.70 billion (Rupees seventy billion) (net of dividend distribution tax) for the period through 31 December 2019 based on the quarter in which Closing occurs, it being understood that if Closing occurs in a prior quarter, the applicable maximum will be the amount determined in accordance with Schedule 11;

(b)         any amounts received by BIL from its customers pursuant to termination of or exit from tenancies on Sites, subject to a maximum of Rs.7.4 billion (Rupees seven point four billion) (net of dividend distribution tax);

(c)          any amounts received by BIL as dividends or other distributions from Indus, to the extent that such distributions pertain to amounts received by Indus from its customers, with respect to termination of or exit from tenancies on Sites, provided that, in each case, such distributions are consistent with BIL’s dividend policy as at the Execution Date.

“Permitted Payments” means:

(a)                                 in respect of the BIL Merger Group, payments made by the BIL Merger Group under:

(i)                                     Disclosed Contracts (excluding items 1, 2 and 6 in Schedule 8) and the Grant Agreement dated 29 August 2017 between BIL and Bharti Foundation in accordance with their respective terms and consistent with past practice as of the Execution Date but in any event not exceeding, in the aggregate, Rs.105 million (Rupees one hundred and five million) per month (pro rated for a shorter period);

(ii)                                  items 1, 2 and 6 in Schedule 8 in accordance with their respective terms and consistent with past practice as of the Execution Date; and

(iii)                               New Eligible Contracts in accordance with their respective terms and consistent with past practice as of the Execution Date;

(b)                                 in respect of the Indus Merger Group, payments made by the Indus Merger Group under the Indus Tenancy Agreements in accordance with their respective terms and consistent with past practice as of the Execution Date; and

(c)                                  settlement of any amounts included in Net Debt in the LBD Statement.

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organisation, association or any other entity, including any Governmental Authority, or any group consisting of two (2) or more of the foregoing.

“Prohibited Party” shall have the meaning given to such term in the Shareholders’ Agreement.

“Qualifying RPT Contract” means any Contract proposed to be entered into by a member of the BIL Merger Group with a Related Party after the Execution Date which:

(a)                                 is on arm’s length terms and in the ordinary course of business;

(b)                                 has been approved by the audit committee and board of directors of the relevant member of the BIL Merger Group in accordance with applicable Law; and

(c)                                  does not require the prior written consent of the Vodafone Group or the Idea Group under Clause 5.1.

“Quarterly Update” shall have the meaning given to such term in Clause 6.1.2.

“RBI” means the Reserve Bank of India.

“Record Date” means the “effective date” of the Merger Scheme as determined in accordance with Clause 2.1.4, unless otherwise agreed between BIL, Indus and the Vodafone Group.

“Regulatory Transaction Event” means the refusal to approve the Transaction by any Governmental Authority required to approve the Transaction as a condition to Closing or any action by any Governmental Authority of competent jurisdiction which has the effect of restraining, enjoining, prohibiting or otherwise making illegal completion of the Transaction.

“Related Party” shall have the meaning given to such term in the Act or applicable accounting standards.

“Relative” with respect to a natural Person, shall have the meaning given to such term in the Act.

“Relevant RPT Contract” shall have the meaning given to such term in Clause 6.10.1.

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, legal advisors, accountants, other advisors and authorised representatives.

“Required Governmental Filings” shall have the meaning given to such term in Clause 6.2.2.

“Respondent(s)” shall have the meaning given to such term in Clause 16.9.2.

“Restated Articles” means the articles of association of the Merged Entity amended in order to give effect to the provisions of the Shareholders’ Agreement, which shall be included in, and become effective on the Closing Date pursuant to, the Merger Scheme, the draft form of which as at the date of this Agreement is set out in Schedule 5 and may be amended by agreement of the BIL Group and the Vodafone Group.

“RoC” means the relevant Registrar of Companies.

“SEBI” means the Securities and Exchange Board of India.

“SEBI Circular” means the circular no. CFD/DIL3/CIR/2017/21 dated 10 March 2017 issued by the SEBI.

“SEBI Listing Regulations” means the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015.

“Senior Employee” means, in relation to a Target Group, at any time: (i) the chief executive officer of such Target Group; and (ii) any employee who reports directly to the chief executive officer of such Target Group.

“Shareholders’ Agreement” means the shareholders’ agreement executed on or about the date hereof among inter-alia BIL, the BIL Promoters, the VIL Promoters and the Idea Group, which shall become effective on the Closing Date.

“SIAC” shall have the meaning given to such term in Clause 16.9.1.

“Site” means, in respect of any Person, each of the telecommunications sites where such Person owns and operates the Passive Infrastructure.

“Specific Accounting Treatments” shall have the meaning given to such term in Part A of Schedule 4.

“STI Group” includes Singapore Telecom International Pte. Ltd., Singapore Telecommunications Limited, Pastel Limited and any and all of their direct or indirect subsidiaries.

“Stock Exchanges” means the BSE Limited and the National Stock Exchange of India Limited.

“Target BIL Capex Spend” means Rs.11,223 million (Rupees eleven thousand two hundred and twenty three million) for a period of 12 months (such amount being pro-rated for the period from 1 April 2018 to the Locked Box Date).

“Target Group” means the BIL Merger Group or the Indus Merger Group, as applicable.

“Target Indus Capex Spend” means Rs.24,730 million (Rupees twenty four thousand seven hundred and thirty million) for a period of 12 months (such amount being pro-rated for the period from 1 April 2018 to the Locked Box Date).

“Tax” or “Taxes” means any and all taxes (direct or indirect), surcharges, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), in each case in the nature of a tax, imposed by any Governmental Authority under applicable Laws, whether payable directly or by withholding, including taxes based upon or measured by income, windfall or other profits, gross receipts, property, sales, severance, branch profits, customs duties, excise, CENVAT, withholding tax, self-assessment tax, advance tax, service tax, goods and services tax, stamp duty, transfer tax, value-added tax, minimum alternate tax, banking cash transaction tax, securities transaction tax, taxes withheld or paid in a foreign country, customs duty and registration fees.

“Tax Returns” means all returns, declarations of Tax payments, reports, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Termination Fee” means an amount of Rs.6,425 million (Rupees six thousand four hundred and twenty five million).

“Third Party Approval” means any consent, approval, licence, permit, order, exemption, certificate, clearance or authorisation obtained or to be obtained from, or any registration, notification, declaration or filing made to or with, or to be made to or with, any third party (other than any Governmental Authority).

“Third Party Claim” shall have the meaning given to such term in Clause 11.6.

“Transaction” shall have the meaning given to such term in Recital E.

“Transaction Announcement” means the announcement(s) to be made by the Vodafone Parent Group, BIL, the BIL Promoters, Indus and Idea, including to the Stock Exchanges, in the agreed form, upon execution of this Agreement.

“Transaction Documents” means this Agreement, the Merger Scheme, the Shareholders’ Agreement, the Commitment Letter, the MSA Amendments, the Indus SHA Termination Agreement, the PEP Merger Agreement and any other documents, in the agreed form, to be executed by any of the Parties pursuant to or in connection with the Transaction and that are agreed among at least one (1) Party from each Group to be designated as ‘Transaction Documents’.

“VIL” shall have the meaning given to such term in the Preamble.

“VIL Capital Reduction” shall have the meaning given to such term in Recital D.

“VIL Capital Reduction Failure” means (i) the refusal by the NCLT to approve the VIL Capital Reduction, which refusal has been finally judicially affirmed with no further right of appeal; or (ii) the non-completion of the VIL Capital Reduction on or prior to the Long Stop Date.

“VIL Promoters” shall have the meaning given to such term in the Preamble.

“Vodafone-Idea Merger” shall have the meaning assigned to such term in Recital C.

“Vodafone Confirming Party” shall have the meaning given to such term in the Preamble.

“Vodafone Final Percentage” means the percentage shareholding of the Vodafone Indus Shareholders in the Merged Entity on a Fully-Diluted Basis upon the Merger Scheme becoming effective, which shall be calculated pursuant to Clause 3.4 in accordance with the following formula:

A =	(B *C)
(C *D) + E

where:

A              =                  Vodafone Final Percentage, expressed as a percentage

B              =                  Number of issued, subscribed and paid-up equity shares of Indus held by the Vodafone Group on the Record Date divided by the total equity share capital of Indus on a Fully-Diluted Basis on the Record Date, in each case, immediately prior to the effectiveness of the Merger Scheme

C              =                  Indus Final Reference Amount

D              =                  Number of issued, subscribed and paid-up equity shares of Indus held by the Vodafone Group, the Idea Group and PEP on the Record Date divided by the total equity share capital of Indus on a Fully-Diluted Basis on the Record Date, in each case, immediately prior to the effectiveness of the Merger Scheme

E               =                  BIL Final Reference Amount

“Vodafone Group” means VIL and the VIL Promoters, provided that upon completion of the VIL Capital Reduction, such term shall not include VIL.

“Vodafone Indemnified Party” means each of VIL, the VIL Promoters and their Representatives.

“Vodafone Indemnity Share” means the ratio calculated under the following formula:

Vodafone Final Percentage
(100% – Vodafone Final
Percentage)

“Vodafone Indus Shareholder(s)” (a) prior to the completion of the VIL Capital Reduction, means VIL; and (b) upon completion of the VIL Capital Reduction, shall mean the VIL Promoters.

“VMSL” shall have the meaning given to such term in Recital C.

“Vodafone Parent Group” means Vodafone Plc and its Affiliates.

“Vodafone RPT Response” shall have the meaning given to such term in Clause 6.10.2(a).

“Vodafone Plc” means, as at the date of this Agreement, Vodafone Group Plc, a company incorporated under the laws of England with its registered office at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, and shall instead mean, if applicable in the future, any company which becomes the holding company of Vodafone Group Plc provided that:

(a)                                 such holding company (directly or indirectly) owns 100% (one hundred per cent.) of the previous Vodafone Plc’s share capital (excluding any treasury shares);

(b)                                 such holding company is listed on a recognised stock exchange; and

(c)                                  the shareholders of such holding company, when it becomes the holding company of the previous Vodafone Plc, include all or substantially all of the shareholders of the previous Vodafone Plc immediately prior to such event.

“Vodafone Senior Representatives” means the Chief Executive Officer of Vodafone Plc, the Chief Financial Officer of Vodafone Plc, the Regional Chief Executive Officer Africa, Middle East and Asia-Pacific of the Vodafone Parent Group and the Regional Chief Financial Officer Africa, Middle East and Asia-Pacific of the Vodafone Parent Group.

“Working Capital” means BIL Working Capital or Indus Working Capital, as applicable.

1.2.                            Interpretation

1.2.1.                  References to a statute or statutory provision include any subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated).

1.2.2.                  References to the singular include the plural and vice versa and references to any gender includes the other gender.

1.2.3.                  References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that nothing in this Clause 1.2.3 shall operate to increase the liability of any Party beyond that which would have existed had this Clause 1.2.3 been omitted.

1.2.4.                  References to a document shall be a reference to that document as modified, amended, novated or replaced from time to time.

1.2.5.                  The expressions “holding company” and “subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Act.

1.2.6.                  References to a “company” shall include a body corporate.

1.2.7.                  The expression “this Clause” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (and not merely the sub-Clause, paragraph or other provision) in which the expression occurs.

1.2.8.                  References to this Agreement include any Recitals, Schedules and Annexures to this Agreement as from time to time amended and references to Clauses, Schedules and Annexures are to Clauses of and Schedules and Annexures to this Agreement.

1.2.9.                  The Schedules and Annexures attached to this Agreement form an integral part of this Agreement and will be in full force and effect as though they were expressly set forth in the body of this Agreement.

1.2.10.           Headings are for convenience only and shall be ignored in construing or interpreting any provision of this Agreement.

1.2.11.           References to the words “include” or “including” shall be construed without limitation.

1.2.12.           References to the words “hereof”, “herein”, “hereto”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.13.           Where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words.

1.2.14.           References to time of day are to Indian Standard Time (IST) unless otherwise stated.

1.2.15.           References to a specific time for the performance of an obligation are a reference to that time in the place where that obligation is to be performed.

1.2.16.           If the last day of any period of days specified in this Agreement is not a Business Day, then such period shall include the following Business Day.

1.2.17.           References to “INR” or “Rs.” are to Indian National Rupees and references to “USD” are to United States Dollars.

1.2.18.           Any reference to any Indian legal term or concept (including for any action, remedy, judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than India, be interpreted to mean the nearest and most appropriate analogous term to the Indian term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to India.

1.2.19.           References to the words “fairly disclosed” shall mean that disclosure has been made by a Party in such a manner and with sufficient detail to enable the Party receiving the disclosure to identify and make a reasonably informed assessment of the nature and scope of the fact, matter or circumstance so disclosed.

1.2.20.           References to a document being “in the agreed form” are to a document in the terms agreed between the Parties with such amendments as may be agreed by them from time to time.

1.2.21.           Any undertaking by any of the Parties not to do any act or thing will be deemed to include an undertaking by such Party not to permit or suffer or assist the doing of that act or thing (to the extent that such action or omission will be under the control of the relevant Party).

1.2.22.           Each of the BIL Promoters, the VIL Promoters and the Idea Group shall exercise all their rights and powers (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required (so far as they are respectively able to do so by the exercise of such rights and powers) to give full effect to the provisions of this Agreement.

1.2.23.           All rights, obligations, covenants and undertakings of the BIL Promoters shall be joint and several for purposes of this Agreement, and a breach of any right, obligation, covenant or undertaking hereunder by any one of the BIL Promoters shall be deemed as a collective breach by the other BIL Promoters.

1.2.24.           All rights, obligations, covenants and undertakings of the VIL Promoters shall be joint and several for purposes of this Agreement, and a breach of any right, obligation, covenant or undertaking hereunder by any one of the VIL Promoters shall be deemed as a collective breach by the other VIL Promoters.

1.2.25.           All rights, obligations, covenants and undertakings of the Idea Group shall be joint and several for purposes of this Agreement, and a breach of any right, obligation, covenant or undertaking hereunder by any one of the members of the Idea Group shall be deemed as a collective breach by the other members of the Idea Group.

1.2.26.           References to a Target Group shall be construed as references to each member of such Target Group. References to a Group shall be construed as references to each member of such Group.

1.2.27.           A body corporate (“B”) is a “wholly owned subsidiary” of another body corporate (“A”) if (and only if) B is a subsidiary of A and no Person other than A has any interest in the shares (or equivalent ownership interests) of B, and a body corporate (“C”) is also a wholly owned subsidiary of A if there exists a chain of bodies corporate beginning with A and ending with C, each of which (other than A) is a wholly owned subsidiary of the body corporate preceding it in the chain. For the avoidance of doubt it is clarified that the shareholding of any nominees of A held solely for purposes of compliance with the minimum number of members of a company under applicable Law shall be deemed to be the shareholding of A or the body corporate preceding in the chain, as the case maybe.

1.2.28.           Any provision of this Agreement which is expressed to bind more than one Person shall, save where provided otherwise or inconsistent with the context, bind each of them severally and not jointly.

1.2.29.           No provision of this Agreement will be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

2.                                      TRANSACTION

2.1.                            Implementation of the Merger Scheme

The terms of the Transaction, pursuant to which the shareholding pattern of the Merged Entity immediately following Closing shall be as set out in Part C of Schedule 1, subject to adjustments in accordance with Clause 3, shall be the following:

2.1.1.                  Within seven (7) Business Days of the later of (a) receipt by the Idea Group of the BIL LBD Statement from BIL in accordance with Clause 3.2.7; and (b) receipt by the Idea Group of the Indus LBD Statement from Indus in accordance with Clause 3.3.7 (the “Election Period”):

(i)                                     the Idea Group shall determine whether to exercise its right to require BIL to purchase its entire equity interest in Indus for the ABTL Final Consideration in accordance with Schedule 9 (the “Idea Cash Election”), and communicate such determination in writing to the other Parties (the “Idea Election Notice”). If the Idea Group does not deliver the Idea Election Notice within the Election Period, the Idea Group shall receive New Shares pursuant to the Merger Scheme (the “Idea Share Election”); and

(ii)                                  PEP shall determine whether to exercise its right to require BIL to purchase the PEP Election Shares for the PEP Final Consideration in accordance with the PEP Merger Agreement (the “PEP Cash Election”), and communicate such determination in writing (the “PEP Election Notice”) to the relevant parties under the PEP Merger Agreement, including BIL, and BIL shall promptly provide the PEP Election Notice to the other Parties. If PEP does not deliver the PEP Election Notice to the relevant parties under the PEP Merger Agreement within the Election Period, PEP shall receive New Shares pursuant to the Merger Scheme (the “PEP Share Election”),

2.1.2.                  in the event of:

(i)                                     an Idea Cash Election, BIL shall, no later than 15 Business Days from the last date of the Election Period and in any event, prior to the Record Date, purchase all the equity shares held by the Idea Group in Indus for the ABTL Final Consideration in accordance with Schedule 9 pursuant to which the Idea Group will cease to be an Indus Shareholder (the “ABTL Closing”); and

(ii)                                  a PEP Cash Election, BIL shall, no later than 15 Business Days from the last date of the Election Period and in any event, prior to the Record Date, purchase the PEP Election Shares for the PEP Final Consideration in accordance with the PEP Merger Agreement (the “PEP Closing”);

2.1.3.                  amalgamation of Indus into and with BIL, in consideration for which equity shares of the Merged Entity shall be issued and allotted to the Indus Shareholders as of the Record Date (other than BIL and its nominees) in proportion to their respective shareholding in Indus in accordance with the Merger Scheme such that each such Indus Shareholder holds the applicable Final Percentage;

2.1.4.                  unless otherwise agreed by the Parties, the “effective date” of the Merger Scheme shall be:

(i)                                     in the event of an Idea Cash Election and/or a PEP Cash Election, within five (5) days of the completion of the ABTL Closing and/or the PEP Closing; and

(ii)                                  in the event there is neither an Idea Cash Election nor a PEP Cash Election, within five (5) days of the expiration of the Election Period.

2.1.5.                  following issue and allotment of equity shares of the Merged Entity to the Indus Shareholders as of the Record Date pursuant to Clause 2.1.3 and based on the shareholding and rights of the BIL Promoters and the Vodafone Indus Shareholders under the Transaction Documents, each BIL Promoter and each Vodafone Indus Shareholder shall be categorised as a “promoter” of the Merged Entity; and

2.1.6.                  following completion of the steps set out in this Clause 2.1, the shareholding pattern of the Merged Entity shall be as set out in Part C of Schedule 1, subject to adjustments in accordance with Clause 3.

2.2.                            The Merger Scheme shall provide that upon such Merger Scheme becoming effective, the name of the Merged Entity shall become ‘Indus Towers Limited’.

2.3.                            It is acknowledged that the Parties may mutually agree to such alternate or additional terms with respect to the Transaction based on legal, accounting or Tax advice and/or circumstances existing at the relevant time, and if so agreed, the Parties shall take necessary actions to implement such terms.

3.                                      PRE-CLOSING ADJUSTMENTS

3.1.                            LBD Statements

Within five (5) days of the Locked Box Trigger Date, BIL and the Vodafone Group shall agree whether the process in Clauses 3.2 and 3.3, as applicable, will be applied to:

3.1.1.                  the most recent Monthly Updates delivered by each of BIL and Indus pursuant to Clause 6.1.3; or

3.1.2.                  the Monthly Updates under preparation by each of BIL and Indus in accordance with Clause 6.1.3,

and failing such agreement, the process in Clauses 3.2 and 3.3, as applicable, shall be applied to the Monthly Updates referred to in Clause 3.1.1. In either case, the relevant BIL Monthly Update and the Indus Monthly Update shall be as at the same Month-end Date (with such date being the “Locked Box Date”), and the relevant BIL Monthly Update delivered or to be delivered pursuant to Clause 6.1.3(i) shall be considered the “Draft BIL LBD Statement” and the relevant Indus Monthly Update delivered or to be delivered pursuant to Clause 6.1.3(ii) shall be considered the “Draft Indus LBD Statement”.

3.2.                            Finalisation of BIL LBD Statement

3.2.1.                  The Vodafone Group shall notify BIL in writing (a “BIL LBD Statement Notice”) on or prior to the BIL Review Deadline whether or not it accepts the Draft BIL LBD Statement for the purposes of this Agreement. If the Vodafone Group does not accept the Draft BIL LBD Statement, the BIL LBD Statement Notice shall set out in detail the reasons for such non-acceptance and specify the adjustments which the Vodafone Group proposes should be made to the Draft BIL LBD Statement.

3.2.2.                  If the Vodafone Group serves a BIL LBD Statement Notice in accordance with Clause 3.2.1, stating in the BIL LBD Statement Notice that the Vodafone Group does not accept the Draft BIL LBD Statement, BIL and the Vodafone Group shall use all reasonable endeavours to meet and discuss the objections of the Vodafone Group and to agree the adjustments (if any) required to be made to the Draft BIL LBD Statement on or prior to the BIL Discussion Deadline.

3.2.3.                  If the Vodafone Group is satisfied with the Draft BIL LBD Statement (either as originally submitted or after adjustments agreed between BIL and the Vodafone Group pursuant to Clause 3.2.2) or if the Vodafone Group fails to give a valid BIL LBD Statement Notice on or prior to the BIL Review Deadline, as applicable, then the Draft BIL LBD Statement (incorporating any agreed adjustments) shall constitute the “BIL LBD Statement” for the purposes of this Agreement.

3.2.4.                  If BIL and the Vodafone Group do not reach agreement on or prior to the BIL Discussion Deadline, then the matters in dispute may be referred (on the application of either BIL or the Vodafone Group) for determination by the Independent Firm who shall be appointed within three (3) days of the BIL Discussion Deadline. The Independent Firm shall be requested to make its decision on or prior to the BIL Independent Firm Deadline. The following provisions shall apply once the Independent Firm has been appointed:

(i)                                     BIL and the Vodafone Group shall each prepare a written statement within two (2) days after the Independent Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Independent Firm for determination and copied at the same time to the other;

(ii)                                  following delivery of their respective submissions, the Vodafone Group and BIL shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Independent Firm not later than two (2) days after receipt of the other’s submission and, thereafter, neither BIL nor the Vodafone Group shall be entitled to make further statements or submissions except insofar as the Independent Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) two (2) days to respond to any statements or submissions so made);

(iii)                               in giving its determination, the Independent Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft BIL LBD Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement; and

(iv)                              the Independent Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of fraud or manifest error, be final and binding on the parties and the Draft BIL LBD Statement (amended as necessary to reflect the determination of the Independent Firm) shall constitute the “BIL LBD Statement” for the purposes of this Agreement and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

3.2.5.                  BIL and the Vodafone Group shall be responsible for their own respective costs in connection with the preparation, review and agreement or determination of the Draft BIL LBD Statement and the BIL LBD Statement. The fees and expenses of the Independent Firm shall be borne by BIL.

3.2.6.                  To enable the Vodafone Group to meet its obligations under this Clause 3, BIL shall: (i) at the reasonable request of the Vodafone Group, meet with its Representatives as soon as practicable to discuss the Draft BIL LBD Statement, (ii) provide to the Vodafone Group and its Representatives reasonable access to relevant and potentially relevant accounting, financial, Tax or other books and records and employees of BIL and (iii) provide such cooperation and assistance as may be reasonably requested by the Vodafone Group; in each of the above cases, to address, resolve or reconcile any questions, observations or differences of opinion relating to the Draft BIL LBD Statement.

3.2.7.                  When the BIL LBD Statement has been agreed or determined in accordance with the preceding Clauses, then the amounts shown in the BIL LBD Statement as the BIL Net Debt and the BIL Working Capital shall be final and binding for the purposes of this Agreement, and BIL shall promptly deliver such BIL LBD Statement to the Idea Group.

3.3.                            Finalisation of Indus LBD Statement

3.3.1.                  Each Indus LBD Receiving Party shall notify Indus and the other Indus LBD Receiving Parties in writing (an “Indus LBD Statement Notice”) on or prior to the Indus Review Deadline whether or not it accepts the Draft Indus LBD Statement for the purposes of this Agreement. If any Indus LBD Receiving Party does not accept the Draft Indus LBD Statement (“Indus LBD Rejecting Party”), the Indus LBD Statement Notice shall set out in detail the reasons for such non-acceptance and specify the adjustments which the Indus LBD Rejecting Party proposes should be made to the Draft Indus LBD Statement.

3.3.2.                  If any Indus LBD Rejecting Party(ies) serves an Indus LBD Statement Notice(s) in accordance with Clause 3.3.1, stating in the Indus LBD Statement Notice(s) that such Indus LBD Rejecting Party(ies) does not accept the Draft Indus LBD Statement, Indus and the Indus LBD Receiving Parties shall use all reasonable endeavours to meet and discuss the objections of the Indus LBD Rejecting Party(ies) and to agree the adjustments (if any) required to be made to the Draft Indus LBD Statement on or prior to the Indus Discussion Deadline.

3.3.3.                  If each Indus LBD Receiving Party is either satisfied with the Draft Indus LBD Statement (either as originally submitted or after adjustments agreed between Indus and the Indus

LBD Receiving Parties pursuant to Clause 3.3.2) or fails to give a valid Indus LBD Statement Notice on or prior to the Indus Review Deadline, as applicable, then the Draft Indus LBD Statement (incorporating any agreed adjustments) shall constitute the “Indus LBD Statement” for the purposes of this Agreement.

3.3.4.                  If Indus and the Indus LBD Receiving Parties do not reach agreement on or prior to the Indus Discussion Deadline, then the matters in dispute may be referred (on the application of either Indus or any Indus LBD Receiving Party) for determination by the Independent Firm who shall be appointed within three (3) days of the Indus Discussion Deadline. The Independent Firm shall be requested to make its decision on or prior to the Indus Independent Firm Deadline. The following provisions shall apply once the Independent Firm has been appointed:

(i)                                     each of Indus and the Indus LBD Receiving Parties shall prepare a written statement within two (2) days after the Independent Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Independent Firm for determination and copied at the same time to the other;

(ii)                                  following delivery of their respective submissions, the Indus LBD Receiving Parties and Indus shall each have the opportunity to comment once only on the others’ submissions by written comment delivered to the Independent Firm not later than two (2) days after receipt of the others’ submissions and, thereafter, neither Indus nor any Indus LBD Receiving Party shall be entitled to make further statements or submissions except insofar as the Independent Firm so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) two (2) days to respond to any statements or submissions so made);

(iii)                               in giving its determination, the Independent Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft Indus LBD Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement; and

(iv)                              the Independent Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of fraud or manifest error, be final and binding on the parties and the Draft Indus LBD Statement (amended as necessary to reflect the determination of the Independent Firm) shall constitute the “Indus LBD Statement” for the purposes of this Agreement and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

3.3.5.                  Indus and the Indus LBD Receiving Parties shall be responsible for their own respective costs in connection with the preparation, review and agreement or determination of the Draft Indus LBD Statement and the Indus LBD Statement. The fees and expenses of the Independent Firm shall be borne by Indus.

3.3.6.                  To enable the Indus LBD Receiving Parties to meet their obligations under this Clause 3, Indus shall: (i) at the reasonable request of BIL or the Vodafone Group, meet with such other Party’s Representatives as soon as practicable to discuss the Draft Indus LBD Statement, (ii) provide to the Indus LBD Receiving Parties and their respective Representatives reasonable access to relevant and potentially relevant accounting, financial, Tax or other books and records and employees of Indus and (iii) provide such cooperation and assistance as may be reasonably requested by the Indus LBD Receiving Parties; in each of the above cases, to address, resolve or reconcile any questions, observations or differences of opinion relating to the Draft Indus LBD Statement.

3.3.7.                  When the Indus LBD Statement has been agreed or determined in accordance with the preceding Clauses, then the amounts shown in the Indus LBD Statement as the Indus Net Debt and the Indus Working Capital shall be final and binding for the purposes of this Agreement, and Indus shall promptly deliver such Indus LBD Statement to the Idea Group.

3.4.                            Calculation of Vodafone Final Percentage and, if applicable, Idea Final Percentage and PEP Final Percentage

On the Record Date, immediately prior to the effectiveness of the Merger Scheme: (i) BIL and the Vodafone Group shall calculate the Vodafone Final Percentage; and (ii) in the event of an Idea Share Election and/or PEP Share Election, BIL, the Vodafone Group and the Idea Group shall calculate the Idea Final Percentage and/or the PEP Final Percentage.

3.5.                            BIL Leakage

3.5.1.                  BIL undertakes to the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, that from and including the later of the Locked Box Date and the Locked Box Trigger Date and until Closing, there will not be any Leakage in relation to the BIL Merger Group. BIL acknowledges that if the Locked Box Trigger Date occurs after the Locked Box Date, the provisions of Clause 3.5.3 shall be applicable to any Leakage that occurs in relation to the BIL Merger Group between the Locked Box Date and the Locked Box Trigger Date.

3.5.2.                  Following the Locked Box Trigger Date until Closing, BIL shall notify the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, promptly upon becoming aware of the occurrence of any Leakage.

3.5.3.                  Covenant to Pay

(i)                                     In the event that any Leakage has occurred between the Locked Box Date and the Closing Date, the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, may from time to time, during the Leakage Claim Period, give written notice to the Merged Entity of any claim in respect of the covenant to pay under this Clause 3.5.3 (such notice to specify, having regard to the information available to such Persons at that time, a summary of the alleged Leakage event including, where possible, a preliminary good faith estimate of the BIL Leakage Loss).

(ii)                                  Subject to Closing occurring, in the event of breach of Clause 3.5.1, as the sole and exclusive remedy therefor (save in the case of fraud) and, if the Locked Box Trigger Date occurs after the Locked Box Date, for any Leakage that occurs in relation to the BIL Merger Group between the Locked Box Date and the Locked Box Trigger Date, the Merged Entity shall pay to the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, an amount equal to any BIL Leakage Loss multiplied by the Vodafone Indemnity Share or the Idea Indemnity Share, as applicable, where “BIL Leakage Loss” is any Leakage that has occurred with respect to the BIL Merger Group between the Locked Box Date and the Closing Date.

3.5.4.                  Not later than two (2) Business Days prior to Closing, BIL shall provide the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, with a schedule setting out details of all transactions which it considers to be Permitted Payments for the purposes of assisting the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, in identifying the nature of such transactions. The delivery and receipt of the schedule contemplated by this Clause 3.5.4 shall not constitute agreement between BIL and the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, that the transactions designated therein shall be Permitted Payments and shall be without prejudice to the right of the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, to be indemnified under Clause 3.5.3.

3.5.5.                  For the avoidance of doubt, it is clarified that nothing contained herein shall restrict the payment by BIL of the ABTL Final Consideration to the Idea Group and/or the PEP Final Consideration to PEP in the event of an Idea Cash Election and/or PEP Cash Election, as applicable, and such payment shall not be construed as a BIL Leakage Loss,

3.6.                            Indus Leakage

3.6.1.                  Each of the BIL Group, the Idea Group and the Vodafone Group undertakes that from and including the later of the Locked Box Date and the Locked Box Trigger Date and until Closing, there will not be any Leakage in relation to the Indus Merger Group. Each of the BIL Group, the Idea Group and the Vodafone Group acknowledges that if the Locked Box Trigger Date occurs after the Locked Box Date, the provisions of Clause 3.6.3 shall be applicable to any Leakage that occurs in relation to the Indus Merger Group between the Locked Box Date and the Locked Box Trigger Date.

3.6.2.                  Following the Locked Box Trigger Date until Closing, Indus shall notify the BIL Group, the Vodafone Group and the Idea Group promptly upon becoming aware of the occurrence of any Leakage.

3.6.3.                  Covenant to Pay

(i)                                     In the event that any Leakage has occurred between the Locked Box Date and the Closing Date, the BIL Group or the Vodafone Group may from time to time, during the Leakage Claim Period, give written notice to the BIL Group, Vodafone Group or Idea Group (as applicable, to which the recipient of the Leakage belongs or with which it is connected) (“Leakage Recipient Group”), of any claim in respect of the covenant to pay under this Clause 3.6.3 (such notice to specify, having regard to the information available to such Persons at that time, a summary of the alleged Leakage event including, where possible, a preliminary good faith estimate of the Indus Leakage Loss).

(ii)                                  Subject to Closing occurring, in the event of breach of Clause 3.6.1, as the sole and exclusive remedy therefor (save in the case of fraud) and, if the Locked Box Trigger Date occurs after the Locked Box Date, for any Leakage that occurs in relation to the Indus Merger Group between the Locked Box Date and the Locked Box Trigger Date, the Leakage Recipient Group shall pay to the Merged Entity an amount equal to any Indus Leakage Loss, where “Indus Leakage Loss” is any Leakage that has occurred with respect to the Indus Merger Group between the Locked Box Date and the Closing Date, provided that the foregoing shall not apply if the recipient of the Leakage is BIL. Where any Leakage from the Indus Merger Group is received by BIL to the exclusion of one or more shareholders of Indus, the Merged Entity shall pay to the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, an amount equal to any Indus Tax Leakage Loss multiplied by the Vodafone Indemnity Share or the Idea Indemnity Share, as applicable, where “Indus Tax Leakage Loss” is 42% (forty two per cent.) (in case of the Vodafone Group) or 11.15% (eleven point one five per cent.) (in case of the Idea Group) of any Tax liability in respect of such

Leakage that has occurred with respect to the Indus Merger Group between the Locked Box Date and the Closing Date.

3.6.4.                  Not later than two (2) Business Days prior to Closing, Indus shall provide the BIL Group, the Vodafone Group and the Idea Group with a schedule setting out details of all transactions which it considers to be Permitted Payments for the purposes of assisting the BIL Group, the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, in identifying the nature of such transactions. The delivery and receipt of the schedule contemplated by this Clause 3.6.4 shall not constitute agreement between Indus, the BIL Group, the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, that the transactions designated therein shall be Permitted Payments and shall be without prejudice to the right of the Merged Entity to be indemnified under Clause 3.6.3.

3.7.                            If the Judgment of the NCLT in connection with the Merger Scheme restricts:

3.7.1                     the completion of the processes set out in Clauses 3.2 and 3.3, as applicable, in accordance with their terms, BIL and the Vodafone Group shall discuss in good faith alternative timelines or mechanisms to give full effect to the commercial objective sought to be achieved pursuant to the pre-closing adjustments in this Clause 3; and

3.7.2                     the completion of the steps in Clauses 2.1.1, 2.1.2 and 2.1.3, BIL, the Vodafone Group and the Idea Group shall discuss in good faith alternative timelines or mechanisms to give full effect to the commercial objective sought to be achieved pursuant to the actions contemplated therein.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1.                            BIL represents and warrants to the Vodafone Group and the Idea Group that, as of the Execution Date and as of the Closing Date, the representation and warranty set out in Part B of Schedule 3 is and will be true and accurate in all respects.

4.2.                            Each BIL Promoter represents and warrants to the (a) Vodafone Group that, as of the Execution Date and as of the Closing Date, and (b) Idea Group, in the event of an Idea Share Election, that, as of the Closing Date, except to the extent fairly disclosed in the BIL Promoters Disclosure Letter, each representation and warranty set out in Part D of Schedule 3 (the “BIL Promoters Warranties”) is and will be true and accurate in all respects.

4.3.                            Each Vodafone Indus Shareholder represents and warrants to BIL that, as of the Execution Date and as of the Closing Date, each representation and warranty set out in Part C of Schedule 3 is and will be true and accurate in all respects in relation to itself.

4.4.                            The Idea Indus Shareholder represents and warrants to BIL that, as of the Execution Date and as of the Closing Date, each representation and warranty set out in Part C of Schedule 3 is and will be true and accurate in all respects in relation to itself.

4.5.                            Each of the Parties and the Vodafone Confirming Party represents and warrants to each other Party that, as of the Execution Date and as of the Closing Date, except to the extent fairly disclosed in the relevant Disclosure Letter, each representation and warranty set out in Part A of Schedule 3 is and will be true and accurate in all respects in relation to itself. It is clarified that for the purposes of Part A of Schedule 3, the term “Party” shall include the Vodafone Confirming Party.

4.6.                            Each representation and warranty shall be construed as being separate and independent and shall not be limited or restricted by reference to or inference from the terms of any other representation and warranty.

4.7.                            Each disclosure in a Disclosure Letter shall operate as an exception only to the relevant representation and warranty against which such disclosure is made (and not to the representations and warranties as a whole), unless it is reasonably apparent on the face of the disclosure that it applies to another representation and warranty, in which case it shall also operate as an exception to such other representation and warranty.

4.8.                            Each Party shall immediately notify the other relevant Party(ies) of any matter or thing which becomes known to it prior to the Closing that constitutes (or would, with the lapse of time, constitute) a breach of any representation and warranty provided by such Party under this Agreement.

4.9.                            Two (2) Business Days prior to the Closing Date (i) each of BIL and the BIL Promoters may, with the prior consent of the Vodafone Group, update the BIL Disclosure Letter and the BIL Promoters Disclosure Letter issued on the Execution Date and deliver any such updated Disclosure Letter to the Vodafone Group and the Idea Group, and (ii) Indus may, with the prior consent of the BIL Group, the Vodafone Group and the Idea Group, update the Indus Disclosure Letter issued on the Execution Date and deliver such updated Disclosure Letter to the BIL Group, the Vodafone Group and the Idea Group, in each case, provided such updates are only in respect of events or developments that have occurred after the Execution Date and up to the Closing Date.

5.                                      CONDUCT OF BUSINESS UNTIL CLOSING

5.1.                            Subject to applicable Law and Clause 5.2 below and except as specifically contemplated under this Agreement, BIL shall procure that, from the Execution Date until the Closing Date, the BIL Merger Group shall: (a) not undertake, in a single transaction or a series of related transactions, any act or matter listed in Schedule 2 without the prior written consent of the Vodafone Group and the Idea Group (such consent not to be unreasonably withheld), which consent states that it is being given for the purposes of this Clause 5.1; and (b) conduct its business in the ordinary course and consistent with past practice.

5.2.                            Clause 5.1 shall not operate so as to restrict or prevent:

5.2.1.                  any matter reasonably undertaken by any member of the BIL Merger Group, in case of an emergency or disaster or other serious incident with the intention of minimising any material adverse effect on the relevant member of the BIL Merger Group (and of which the Vodafone Group and the Idea Group shall be promptly notified in writing);

5.2.2.                  completion or performance of any obligation undertaken pursuant to any Contract or arrangement entered into by or relating to any member of the BIL Merger Group before the Execution Date and fairly disclosed to the Vodafone Group and the Idea Group in writing; or

5.2.3.                  any matter required in order to comply with any applicable Law (including the requirements of any relevant Governmental Authority).

5.3.                            From the Execution Date until the Closing Date, the BIL Group shall promptly advise the Vodafone Group and the Idea Group in writing of any matter, circumstance, act or omission which constitutes a breach of Clause 5.1.

5.4.                            Nothing contained in this Agreement is intended to give the Vodafone Group and the Idea Group, directly or indirectly, the right to control or direct the business of the BIL Merger Group in any manner prior to the Closing. The Parties hereby agree that the provision of any commercially sensitive information by any Party pursuant to this Agreement shall be in accordance with clean team arrangements agreed between the Parties.

6.                                      ADDITIONAL COVENANTS

6.1.                            Access to Information; Quarterly and Monthly Updates; Confidentiality

6.1.1.                  Until Closing or prior termination of this Agreement, upon reasonable written notice, BIL shall, and shall cause the members of the BIL Merger Group to, subject to applicable Law, provide the Vodafone Group and its Representatives any material information relating to the BIL Merger Group as may be reasonably requested by the Vodafone Group. Notwithstanding the foregoing, the BIL Merger Group may withhold:

(i)                                     any document (or portion thereof) or information that is subject to the terms of a confidentiality agreement with a third party;

(ii)                                  any document (or portions thereof) or information which may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, in the reasonable judgment of the BIL Merger Group, constitutes a waiver of any such privilege; and

(iii)                               any document (or portion thereof) or information relating to pricing or other competitively sensitive matters, the exchange of which, in the reasonable judgment of the BIL Merger Group, will have an adverse impact on the business of the BIL Merger Group.

6.1.2.                  Quarterly Updates. Prior to the Monthly Notification Trigger Date, BIL shall notify the Vodafone Group and the Idea Group, and Indus shall notify BIL, the Vodafone Group and the Idea Group, of their respective Net Debt and Working Capital for each calendar quarter in the form set out in Parts C and D (as applicable) of Schedule 4 within 30 days of the end of the relevant quarter (each, a “Quarterly Update”). BIL shall, at the reasonable request of the Vodafone Group, and Indus shall, at the reasonable request of BIL or the Vodafone Group, meet with such other Party’s Representatives as soon as practicable to discuss any Quarterly Update.

6.1.3.                  Monthly Updates. After the Monthly Notification Trigger Date:

(i)                                     BIL shall:

(a)                                 within 21 days of each Month-end Date, prepare and deliver a BIL Monthly Update to the Vodafone Group and the Idea Group; and

(b)                                 at the reasonable request of the Vodafone Group, meet with its Representatives as soon as practicable to discuss any BIL Monthly Update and provide to the Vodafone Group and its Representatives reasonable access to relevant and potentially relevant accounting, financial, Tax or other books and records and employees of BIL to address, resolve or reconcile any questions, observations or differences of opinion in relation to the BIL Monthly Update(s); and

(ii)                                  Indus shall:

(a)                                 within 21 days of each Month-end Date, prepare and deliver an Indus Monthly Update to BIL, the Vodafone Group and the Idea Group; and

(b)                                 at the reasonable request of any Indus LBD Receiving Party, meet with such other Party’s Representatives as soon as practicable to discuss any Indus Monthly Update and provide to the Indus LBD Receiving Parties and their respective Representatives reasonable access to relevant and potentially relevant accounting, financial, Tax or other books and records and employees of Indus to address, resolve or reconcile any questions, observations or differences of opinion in relation to the Indus Monthly Update(s).

6.1.4.                  All information exchanged pursuant to this Clause 6.1 shall be held by the Parties as “Confidential Information”.

6.2.                            All Reasonable Endeavours

6.2.1.                  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use all reasonable endeavours to accomplish the following: (i) obtain all necessary Governmental Approvals (including those set forth in Clause 7.1), and make all necessary registrations, declarations and filings with, and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Authority, or to cause the expiration or termination of the applicable waiting periods under Competition Law, (ii) fulfill the conditions set forth in Clause 7 to the extent completion or fulfilment of such conditions is within the control of such Party, (iii) obtain all necessary Third Party Approvals, including under any Contract to which such Party is party or by which such Person or any of their respective properties or assets may be bound, and (iv) resist, contest or defend any Actions (including administrative or judicial Actions) challenging this Agreement or any other Transaction Document or the completion of the Transaction, including seeking to have vacated, lifted, reversed or overturned any Judgment that is in effect and that could restrict, prevent or prohibit completion of the Transaction. In connection with the foregoing, each Party shall as promptly as reasonably practicable (a) supply any additional information and documentary material that may be requested by any Governmental Authority pursuant to any applicable Laws and (b) furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request, in each case, in accordance with any clean team arrangement agreed between the Parties. In particular:

(i)                                     Following the meeting of the board of directors of BIL for approval of the Transaction Documents (the “BIL Board Approval”), BIL shall issue the Transaction Announcement to the Stock Exchanges as soon as possible during Business Hours and in any event within the time period prescribed under applicable Law;

(ii)                                  On the same Business Day as (i) above, during Business Hours, the Vodafone Parent Group, the BIL Promoters, Indus and Idea shall issue the Transaction Announcement;

(iii)                               BIL shall promptly apply to the Stock Exchanges and the SEBI for in-principle approval of the Merger Scheme;

(iv)                              BIL, Indus, the VIL Promoters and the Idea Group shall promptly file a joint application with the CCI for approval of the Transaction;

(v)                                 The parties to the Merger Scheme shall file the Merger Scheme with the NCLT promptly upon receipt of the approval of the Stock Exchanges and the SEBI; and

(vi)                              BIL shall file an application with the competent Governmental Authority for approval of the Transaction under the FDI Regulations simultaneously with (v) above.

6.2.2.                  In furtherance and not in limitation of Clause 6.2.1, each of the Parties shall make or cause to be made all the filings for purposes of and required under Clause 7.1

(collectively, the “Required Governmental Filings”) with respect to the Transaction as promptly as practicable after the Execution Date. Subject to applicable Law, the instructions of any Governmental Authority and other terms and conditions mentioned herein, each of the Parties shall:

(i)                                     keep each other apprised of the status of matters relating to the completion of the Transaction and the Governmental Approvals, including promptly notifying each other of any communication (whether written or oral) from any Governmental Authority and immediately furnishing each other with copies of notices or other written communications received by any of its members, from any Governmental Authority in connection with the Required Governmental Filings;

(ii)                                  consult with each other with respect to the Required Governmental Filings and ensure that such other Parties and their Representatives (a) review and comment on any written materials to be submitted to any Governmental Authority; and (b) are consulted in connection with any oral responses to be provided to any Governmental Authority in connection therewith, in advance of such submission and shall submit such written materials and provide such oral responses only after taking into account reasonable comments of such other Parties and their Representatives;

(iii)                               not participate in any meetings or conferences with any Governmental Authority in relation to the applications for Governmental Approvals unless reasonable opportunity is provided to such other Parties and/or their Representatives to participate in such meetings or conferences, and shall consult with such other Parties and/or their Representatives in relation to the date and timing for such meetings or conferences, as applicable; and

(iv)                              without prejudice to the foregoing, communicate with any Governmental Authority in connection with any Required Governmental Filing only after prior consultation with such other Parties and their Representatives (and taking into account any comments and requests of such other Parties and their Representatives), and shall provide such other Parties and their Representatives a full and fair account of such communication.

In connection with the foregoing, each of the Parties shall act reasonably and as promptly as practicable.

6.2.3.                  In furtherance and not in limitation of Clauses 6.2.1 and 6.2.2, in connection with any proceedings before the NCLT, each of the BIL Group and Indus Merger Group shall, acting reasonably and as promptly as practicable: (i) consult with the Vodafone Group with respect to appointment of counsel; (ii) provide reasonable opportunity to the Vodafone Group and/or its Representatives to participate in meetings or conferences with such counsel or any other Person and consult with the Vodafone Group and/or its Representatives in relation to the date and timing for such meetings or conferences; and (iii) keep the Vodafone Group apprised of the status of such proceedings and dates of hearing.

6.2.4.                  In connection with obtaining any Governmental Approval, the Parties shall not, and shall procure that the members of their respective Groups shall not, directly or indirectly through their Representatives or any Person authorised to act on their behalf (i) offer, promise, pay, authorise or give money or anything of value to any Person for the purposes of (a) influencing any act or decision of any governmental official, (b) inducing any government official to do or omit to do an act in violation of a lawful duty, (c) securing any improper advantage or (d) inducing any government official to influence the act or decision of a Governmental Authority or (ii) engage in any other activity, practice or conduct which would give rise to an offence under, or non-compliance with, any applicable anti-bribery and anti-corruption Laws.

6.2.5.                  The Parties shall not, and shall procure that the members of their respective Groups shall not, directly or indirectly through their Representatives or any Person authorised to act on their behalf make any application or filing with any Governmental Authority which would adversely impact the Transaction, including unilaterally seeking any amendment(s) to, or withdrawal of, the Merger Scheme.

6.3.                            Non-Solicitation; Non-Compete

6.3.1.                  Until Closing or prior termination of this Agreement, each of the BIL Group, the Idea Group and the Vodafone Group shall not, and shall cause each of its respective Affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, positively respond to, initiate, seek, facilitate or encourage any inquiry, indication of interest, proposal or offer from any other Person relating to a Competing Transaction, (ii) enter into, continue or otherwise participate in any discussions, negotiations or other communications with any other Person regarding or relating to, furnish or make available to any other Person any non-public information relating to such Party or any of its Affiliates or their respective assets in furtherance of, or otherwise cooperate in any way, assist or participate in, indicate interest in or take any action to facilitate or encourage any effort or attempt by any Person to effect or seek to effect, a Competing Transaction, or (iii) enter into or give effect to any understanding, arrangement, agreement or other commitment relating to, or complete, a Competing Transaction. Each of the BIL Group, the Idea Group and the Vodafone Group shall, and shall cause each of its respective Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person with respect to any Competing Transaction.

6.3.2.                  Until Closing or prior termination of this Agreement, the BIL Group, the Idea Group and the Vodafone Group agree that none of their respective boards or any committee thereof or any member(s) thereof or any BIL Senior Representative, Idea Senior Representative or Vodafone Senior Representative shall approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt or recommend, any Competing Transaction or approve or recommend, or publicly propose to approve or recommend, or cause or permit any member of the BIL Group, the Idea Group or the Vodafone Group or their respective Affiliates or any of its or their respective Representatives to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other Contract related to any Competing Transaction.

6.3.3.                  Until Closing or prior termination of this Agreement, each of the BIL Group, the Vodafone Group and the Idea Group shall promptly advise the other Parties in writing of the receipt of any written inquiry, indication of interest, proposal or offer relating to a Competing Transaction involving more than ten per cent. (10%) of the share capital of the relevant entity, including the material terms and conditions thereof and the identity of the Person making any such inquiry, indication of interest, proposal, offer or request. Until Closing or prior termination of this Agreement, each of the BIL Group, the Vodafone Group and the Idea Group shall keep the other Parties informed in all material respects as to the status and details (including material amendments or proposed amendments) of any such inquiry, indication of interest, proposal, offer or request.

6.3.4.                  Until Closing or prior termination of this Agreement, the Parties agree that none of their respective boards or any committee thereof or any member(s) thereof or any BIL Senior Representative or Vodafone Senior Representative or Idea Senior Representative shall withhold or withdraw (or modify in a manner adverse to the other Party), or publicly propose to withhold or withdraw (or modify in a manner adverse to the other Party), the recommendation by the respective boards, committees and members in favour of the Transaction (including the BIL Board Approval).

6.3.5.                  None of the Vodafone Group, the BIL Group or the Idea Group shall, and each of the Vodafone Group, the BIL Group and the Idea Group shall procure that none of its Affiliates shall, either alone or jointly with, through or on behalf of any Person, whether as principal, agent, shareholder or otherwise, and whether for its own benefit or that of others, directly or indirectly:

(i)                                     prior to Closing, solicit or induce any Senior Employee of either Target Group to terminate or breach his or her employment relationship with such Target Group; and

(ii)                                  if this Agreement is terminated prior to Closing, for a period of one (1) year from such termination, solicit or induce any Senior Employee of the Indus Merger Group (in respect of the Vodafone Group, the BIL Group and the Idea Group) or the BIL Merger Group (in respect of the Vodafone Group and the Idea Group), to terminate or breach his or her employment relationship with such Target Group, provided that nothing in this Clause 6.3.5 shall prevent any member of the Vodafone Group, the BIL Group and/or any member of the Idea Group and/or any of their Affiliates from considering and accepting an application made by a Senior Employee:

(a)                                 in response to a recruitment advertisement published generally and not specifically directed at employees of the relevant Target Group; or

(b)                                 who contacts the relevant member of the Vodafone Group, the BIL Group and/or the Idea Group and/or any of their Affiliates on his or her own initiative and without any direct or indirect solicitation from that Person.

6.4.                            Resignations

Prior to Closing, the BIL Group shall cause the relevant number of directors of the BIL Merger Group and such other employees occupying positions set out in Clause 6.5.3, to resign in such capacity, such resignations to be effective as of Closing, and shall take all other requisite steps to facilitate reconstitution of the Board (and its committees) and management of the Merged Entity pursuant to Clauses 8.2.2 and 8.2.3.

6.5.                            Pre-Closing Actions

From the Execution Date until the Closing Date, the BIL Group and the Vodafone Group shall cooperate in good faith to undertake the following, subject to the limitations of Competition Law:

6.5.1.                  Customer Communications. The BIL Group, Indus and the Vodafone Group shall cooperate in developing language for a program of communications or notices relating to the Transaction to be sent to telecommunications service providers and other customers of the Target Groups following the Closing. The BIL Merger Group shall not send any communications or notices relating to the Transaction to telecommunications service providers and other customers on or after the Execution Date and prior to Closing without the prior written approval of the Vodafone Group. The Indus Merger Group shall not send any communications or notices relating to the Transaction to telecommunications service providers and other customers on or after the Execution Date and prior to Closing without the prior written approval of the BIL Group and the Vodafone Group.

6.5.2.                  Board of Directors.

(a)         In the event Silverview Portfolio Investments Pte. Ltd. and Canada Pension Plan Investment Board are entitled to appoint a director on the Board as their nominee as of the Closing Date, the Vodafone Group and the BIL Promoters shall (i) each identify three (3) Persons to be appointed to or remain on the Board as their nominees, as the case may be, and (ii) each recommend Persons from among whom two (2) independent directors shall be appointed to the Board, in each case, with effect from the Closing Date. Further, the chairperson of the Board shall be appointed in accordance with the Shareholders’ Agreement with effect from the Closing Date.

(b)         In the event Silverview Portfolio Investments Pte. Ltd. and Canada Pension Plan Investment Board cease to be entitled to nominate a director on the Board as their nominee as of the Closing Date, the Vodafone Group and the BIL Promoters shall (i) each identify three (3) Persons to be appointed to or remain on the Board as their nominees, as the case may be, and (ii) each recommend Persons from among whom one (1) independent director shall be appointed to the Board, in each case, with effect from the Closing Date. Further, the third independent director who shall also be the chairperson of the Board shall be appointed in accordance with the Shareholders’ Agreement with effect from the Closing Date.

6.5.3.                  Key Employees. The Vodafone Group and the BIL Promoters shall jointly identify the Persons who shall be appointed with effect from the Closing Date as the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technical Officer, Chief Commercial Officer, Chief Marketing Officer and Chief Human Resources Officer of the Merged Entity.

6.5.4.                  Corporate Governance. Prior to Closing, BIL and the Vodafone Group shall agree to appropriate corporate policies and procedures to be adopted by the Merged Entity (including an anti-bribery and anti-corruption policy, insider dealing policy, health and safety policy, data protection and privacy policy and treasury policy), and if any such policy is not agreed, the existing equivalent policy of the BIL Group or the Vodafone Group, whichever is more stringent, shall be adopted (collectively, the “Corporate Policies”), and such Corporate Policies shall be effective from the Closing Date.

6.5.5.                  Initial Business Plan. Prior to Closing, the BIL Group and the Vodafone Group shall agree to a business plan relating to the BIL Merger Group, which shall be effective from the Closing Date (“Initial Business Plan”).

6.5.6.                  Human Resources Systems and Policies. Prior to Closing, the BIL Group and the Vodafone Group shall (i) cooperate in developing language for a program of communications or notices relating to the Transaction to be sent to employees of the Target Groups on or after the Execution Date and prior to Closing, (ii) agree to the treatment of each Target Group’s Employee Benefit Plans after the Closing Date, and (iii) agree to the human resources systems and policies (the “HR Policies”) that would be applicable to the Merged Entity’s employees with effect from the Closing Date.

6.6.                            Voting

Each of the BIL Promoters shall, and shall procure that its Representatives shall, vote in favour of any board and shareholders’ resolutions of the BIL Group in connection with the Transaction and vote against any board and shareholders’ resolutions of the BIL Group that would impede the Transaction. Each of the Indus Shareholders that is a Party shall, and shall procure that its Representatives shall, vote in favour of any board and shareholders’ resolutions of Indus in connection with the Transaction and vote against any board and shareholders’ resolutions of Indus that would impede the Transaction.

6.7.                            Procurement

6.7.1.                  Until Closing or prior termination of this Agreement, the Vodafone Group shall procure that no member of the Vodafone Parent Group shall, and the BIL Promoters shall procure that neither the BIL Promoters nor their Affiliates shall, and the Idea Group shall procure that no member of the Idea Group nor their Affiliates shall, purchase, or subscribe to, or acquire any options and warrants over, and rights to subscribe for, any securities of BIL.

6.7.2.                  Until Closing or prior termination of this Agreement, Airtel shall hold more than 50% (fifty per cent.) of the share capital of BIL, either directly or through its wholly-owned subsidiaries. Subject to the foregoing, the BIL Promoters shall be permitted to sell, transfer or otherwise dispose of any securities of BIL to any Person other than a Prohibited Party.

6.7.3.                  In the event that the Vodafone Group does not satisfy its obligations under Clause 11.3, the Vodafone Confirming Party shall be liable to the relevant Indemnified Parties to satisfy such obligations so that the same benefits shall be received by the relevant Indemnified Parties as would have been received if such obligations had been duly satisfied by the Vodafone Group. If the Vodafone Confirming Party ceases to be a member of the Vodafone Parent Group, the VIL Promoters shall procure that a member of the Vodafone Parent Group that has Net Assets which satisfies the Net Assets Threshold will immediately replace it as the Vodafone Confirming Party by executing a deed of adherence to this Agreement.

6.8.                            Each of the Vodafone Group and the Idea Group shall ensure that the shares of Indus held by the Vodafone Group are not acquired by Idea (or its Affiliates) pursuant to the Vodafone-Idea Merger, and prior to such merger, the Vodafone Group shall cause such shares to be disposed, transferred or distributed by VIL (in such manner as may be determined by the Vodafone Group), including through completion of the VIL Capital Reduction.

6.9.                            MSA Amendments

At or prior to Closing, the relevant parties shall execute the Commitment Letter and the MSA Amendments, which shall be effective from the Closing Date.

6.10.                     BIL Contracts with Related Parties

6.10.1              Following the Execution Date and until Closing or prior termination of this Agreement, if any member of the BIL Merger Group has executed a Contract that, in the opinion of the BIL Merger Group, qualifies as a Qualifying RPT Contract (the “Relevant RPT Contract”), BIL shall, promptly upon such execution, notify the Vodafone Group and the Idea Group in writing of such Contract along with copies of:

(a)         the Relevant RPT Contract and an explanation regarding the basis on which such Contract qualifies as a Qualifying RPT Contract;

(b)         corporate approvals of the relevant member of the BIL Merger Group in respect of the Relevant RPT Contract; and

(c)          a schedule that sets out the value of the Relevant RPT Contract and the aggregate value of the Relevant RPT Contract and prior executed Qualifying RPT Contracts,

(a “BIL RPT Notice”).

6.10.2              If the value of the Relevant RPT Contract: (i) individually or taken together with a series of related Qualifying RPT Contracts, exceeds Rs.180 million (Rupees one hundred and eighty million) per annum, or (ii) individually or together with the aggregate value of prior executed Qualifying RPT Contracts, exceeds Rs.2,700 million (Rupees two thousand seven hundred million) per annum, the relevant member of the BIL Merger Group shall not give effect to such Contract until the completion of the process set out below:

(a)         The Vodafone Group shall assess whether the Relevant RPT Contract qualifies as a Qualifying RPT Contract and communicate its determination to BIL (a “Vodafone RPT Response”) within 15 days of receipt of a BIL RPT Notice. If the Vodafone Group determines that the Relevant RPT Contract does not qualify as a Qualifying RPT Contract, the Vodafone RPT Response shall contain reasons for such determination.

(b)         If the Vodafone Group delivers a Vodafone RPT Response stating that the Relevant RPT Contract does not qualify as a Qualifying RPT Contract, the Vodafone Group and BIL shall commence, within three (3) days of receipt by BIL of the Vodafone RPT Response, discussions regarding the objections of the Vodafone Group in good faith to agree whether the Relevant RPT Contract qualifies as a Qualifying RPT Contract.

(c)          If the Vodafone Group and BIL agree within 15 days of commencement of discussions under Clause 6.10.2(b) that the Relevant RPT Contract qualifies as a Qualifying RPT Contract, the relevant member of the BIL Merger Group may continue to perform the Relevant RPT Contract in accordance with its terms and the Relevant RPT Contract shall be treated as a New Eligible Contract unless otherwise agreed by BIL and the Vodafone Group.

(d)         If the Vodafone Group and BIL fail to reach an agreement within 15 days of commencement of discussions under Clause 6.10.2(b), the relevant member of the BIL Merger Group may continue to perform the Relevant RPT Contract in accordance with its terms (the “Disputed RPT Contracts”) and the provisions of Clause 6.10.3 shall apply to such Disputed RPT Contract.

(e)          If the Vodafone Group fails to deliver a Vodafone RPT Response within the time period specified in Clause 6.10.2(a), the relevant member of the BIL Merger Group may continue to perform the Relevant RPT Contract in accordance with its terms and such Contract shall be deemed to be a New Eligible Contract.

6.10.3              Following Closing and reconstitution of the Board in compliance with the Shareholders’ Agreement, the Merged Entity shall, and the BIL Group and the Vodafone Group shall procure that the Merged Entity shall, request (in writing) the independent directors of the Merged Entity to collectively determine, within 21 days of such request, whether any Disputed RPT Contracts qualified as Qualifying RPT Contracts and for such purpose, the independent directors of the Merged Entity shall appoint, and take into account the opinion of, an independent firm of chartered accountants of international standing (not being the statutory auditors of the Merged Entity).

(a)         If, in respect of any Disputed RPT Contract(s), a majority of the independent directors of the Merged Entity determine that such Disputed RPT Contract(s) did not qualify as a Qualifying RPT Contract(s):

(i)                                     such Contract(s) shall be deemed to have terminated with effect from the Closing Date;

(ii)                                  any payments made by the BIL Merger Group pursuant to such Contract(s) following the Locked Box Date and up to and including the Closing Date shall be considered “Leakage” and Clause 3.5 shall be applicable;

(iii)                               the BIL Group shall procure that, any payments made by the BIL Merger Group pursuant to such Contract(s) after the Closing Date are returned to the relevant member of the BIL Merger Group, and any amounts or benefits received by the BIL Merger Group pursuant to such Contract(s) are returned or reversed to the relevant Related Parties, such that such member of the BIL Merger Group and the relevant Related Parties are restored to the position in which it would have been had the relevant Disputed RPT Contract(s) not been executed and performed; and

(iv)                              the BIL Group shall, and shall procure that the relevant Related Parties shall, execute all such documents and instruments and perform all such acts and things as may be required to give effect to this Clause 6.10.

(b)         If, in respect of any Disputed RPT Contract(s), a majority of the independent directors of the Merged Entity determines that such Disputed RPT Contract(s) qualified as a Qualifying RPT Contract(s), such Contract(s) shall be considered New Eligible Contracts.

6.10.4              If the process set out in Clause 6.10.3 is not completed at least 21 days prior to the expiration of the Leakage Claim Period, the Leakage Claim Period shall be extended pro tanto to allow the Vodafone Group and, in the event of an Idea Share Election, the Idea Group, to make claims under Clause 3.5 pursuant to Clause 6.10.3.

6.10.5              Following Closing and reconstitution of the Board in compliance with the Shareholders’ Agreement, the Merged Entity shall, and the BIL Group and the Vodafone Group shall procure that the Merged Entity shall, request (in writing) the independent directors of the Merged Entity to collectively determine, within 21 days of such request, whether any Disclosed Contracts (other than items 1, 2 and 6 in Schedule 8) qualified as Qualifying RPT Contracts and for such purpose, the independent directors of the Merged Entity shall appoint, and take into account the opinion of, an independent firm of chartered accountants of international standing (not being the statutory auditors of the Merged Entity).

(a)         If, in respect of any such Disclosed Contract(s), a majority of the independent directors of the Merged Entity determine that such Disclosed Contract(s) did not qualify as a Qualifying RPT Contract(s):

(i)                                     such Disclosed Contract(s) shall be deemed to have terminated with effect from the Closing Date; and

(ii)                                  the BIL Group shall, and shall procure that the relevant Related Parties shall, execute all such documents and instruments and perform all such acts and things as may be required to give effect to this Clause 6.10.

(b)         If, in respect of any such Disclosed Contract(s), a majority of the independent directors of the Merged Entity determines that such Disclosed Contract(s) qualified as a Qualifying RPT Contract(s), such Disclosed Contract(s) shall remain in force in accordance with its terms.

6.10.6              To enable the Vodafone Group to meet its obligations under this Clause 6.10, the BIL Merger Group shall, at the reasonable request of the Vodafone Group, meet with the Vodafone Group’s Representatives as soon as practicable to discuss the relevant

Contract and provide to the Vodafone Group and its Representatives such information as may be reasonably required by them to address, resolve or reconcile any questions, observations or differences of opinion in relation to such Contract.

6.11                        ABTL’s Shareholder Approval

ABTL shall, no later than 15 days from the Execution Date, convene a meeting of its shareholders to approve, by special resolution, the disposal of its entire equity interest in Indus in terms of Section 180 of the Act and promptly but in no event later than two (2) Business Days from the date of such meeting, deliver certified copies of such resolution to the other Parties.

7.                                      CONDITIONS PRECEDENT TO CLOSING

7.1.                            Conditions to Obligations of the Vodafone Group and the BIL Group

The respective obligations of each of the BIL Group and the Vodafone Group to effect the Transaction are subject to the satisfaction (or, to the extent permitted by Law, waiver by each of the BIL Group and the Vodafone Group, except in the case of (i) the condition set out in Clause 7.1.8, which shall not be capable of waiver, and (ii) the conditions set out in Clause 7.1.10, which can only be waived by the BIL Group where the relevant covenant is in relation to any other Party and can only be waived by the Vodafone Group where the relevant covenant is in relation to the any other Party), at or prior to the Long Stop Date, of each of the following conditions:

7.1.1.                  Stock Exchanges’ Approval. BIL shall have received no-objection letters from the Stock Exchanges in respect of the Merger Scheme (prior to filing the Merger Scheme with the NCLT) and the transactions contemplated therein, and which shall be in form and substance acceptable to BIL and the Vodafone Group, each acting reasonably and in good faith.

7.1.2.                  Shareholders’ and Creditors’ Approval. The Merger Scheme and the Commitment Letter shall have been approved by the respective requisite majority of the requisite classes of shareholders and creditors (where applicable) of the members of the Indus Merger Group and the BIL Merger Group that are parties to the Merger Scheme in accordance with the Act, the SEBI Circular and the SEBI Listing Regulations, as applicable.

7.1.3.                  Shareholder Approval under the SEBI Circular. The public shareholders of BIL shall have approved the Transaction pursuant to, and in accordance with, the SEBI Circular.

7.1.4.                  Approval of the NCLT. The Merger Scheme shall have been approved by the NCLT, either on terms as originally approved by the relevant parties to the Merger Scheme, or subject to such modifications approved by the NCLT, and which shall be in form and substance acceptable to BIL and the Vodafone Group, each acting reasonably and in good faith.

7.1.5.                  Approval under Competition Law. The written approval of the CCI in respect of the Transaction shall have been obtained in writing, in form and substance acceptable to BIL and the Vodafone Group, each acting reasonably and in good faith, and shall not be subject to any modifications (except such modifications that have been agreed to by each party in writing, each acting reasonably and in good faith) or, if applicable, the waiting period during which the CCI is required to provide its decision in respect of the application for approval in respect of the Transaction, together with any extensions thereof, shall have expired.

7.1.6.                  Foreign Investment Approval. The approval of the competent Governmental Authority under the FDI Regulations shall have been obtained in relation to the Transaction pursuant to an application by BIL and which, shall be in form and substance acceptable to BIL and the Vodafone Group, each acting reasonably and in good faith.

7.1.7.                  Completion of VIL Capital Reduction. The VIL Capital Reduction shall have been completed, following which VIL shall have ceased to be an Indus Shareholder and the VIL Promoters shall have become Indus Shareholders.

7.1.8.                  ABTL Closing and/or PEP Closing. In the event of an Idea Cash Election, the ABTL Closing, and in the event of a PEP Cash Election, the PEP Closing shall have occurred.

7.1.9.                  No Injunctions or Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment that is in effect and restrains, enjoins, prohibits or otherwise makes illegal completion of the transactions contemplated under the Transaction Documents (including this Agreement).

7.1.10.           Compliance with Covenants. Each of the other Parties shall have complied with or performed in all material respects all of the covenants, agreements and obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

7.1.11.           Pre-Closing Adjustments. The actions set out in Clauses 3.1 to 3.3 shall have been completed.

7.2.                            Each Party undertakes to disclose in writing to the other Parties anything which will or is reasonably likely to prevent any of the conditions set out in this Clause 7 from being satisfied on or prior to the Long Stop Date immediately after it comes to their attention. Further, each Party shall provide such cooperation and assistance as may be reasonably requested by the other Parties for completion and satisfaction of the conditions set out in Clause 7.

8.                                      CLOSING

8.1.                            In the event of an Idea Cash Election and/or PEP Cash Election, the ABTL Closing and/or the PEP Closing, as applicable, shall occur no later than 15 Business Days from the date of receipt of the Idea Election Notice and/or the PEP Election Notice, as applicable, and in any event, prior to the Record Date, in the manner more particularly provided in Schedule 9 and the PEP Merger Agreement, as applicable, or on such other date as agreed among the Parties that is prior to the Record Date.

8.2.                            Upon satisfaction or waiver of the conditions set out in and in accordance with Clause 7, and in the event of an Idea Cash Election and/or the PEP Cash Election, no later than five (5) days from the later of (a) the date of the ABTL Closing and/or (b) the date of the PEP Closing, in accordance with Clause 8.1, BIL and Indus shall file certified copies of the Judgment(s) of the NCLT with the relevant RoC (unless already filed earlier pursuant to directions of any Governmental Authority), and BIL shall approve, and the BIL Promoters shall cause the approval by BIL of, the following in the order indicated below, which shall be implemented by BIL:

8.2.1.                  issue and allotment of the New Shares to the Indus Shareholders as of the Record Date (other than BIL and its nominees) in proportion to their respective shareholding in Indus in accordance with the Merger Scheme such that each such Indus Shareholder holds the applicable Final Percentage;

8.2.2.                  re-constitution of the Board (and its committees) as agreed pursuant to Clause 6.5.2 and in compliance with the Shareholders’ Agreement, effective from the Closing Date;

8.2.3.                  appointment of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technical Officer, Chief Commercial Officer, Chief Marketing Officer and Chief Human Resources Officer of the Merged Entity as agreed pursuant to Clause 6.5.3, effective from the Closing Date;

8.2.4.                  the Initial Business Plan, effective from the Closing Date;

8.2.5.                  the Corporate Policies, the Dividend Policy and the HR Policies, effective from the Closing Date;

8.2.6.                  applications for obtaining listing and trading approvals to the Stock Exchanges in respect of the New Shares;

8.2.7.                  execution of any Transaction Document that has not been previously executed; and

8.2.8.                  authorisation of relevant persons to take all necessary actions in connection with the above matters, including obtaining listing and trading approvals, dematerialisation of the New Shares and credit of the New Shares to the depository accounts of the Indus Shareholders as of the Record Date (other than BIL and its nominees) and the filing of necessary forms with the relevant Governmental Authorities in accordance with applicable Law.

8.3.                            The Parties shall procure execution of each Transaction Document on or prior to the Closing Date.

8.4.                            The BIL Group, the Vodafone Indus Shareholders and the Idea Indus Shareholders (in case of Idea Share Election) shall, and shall procure that their respective Representatives shall, after completion of the steps set out in Clause 8.2, make all filings required to be made under applicable Law in connection with the Transaction, in mutually agreed form.

8.5.                            The Merged Entity shall, immediately upon completion of the steps set out in Clause 8.2, apply to the Stock Exchanges for listing and trading approvals in relation to the New Shares and use all reasonable endeavours to procure that such listing and trading are granted.

8.6.                            The “Closing” shall be deemed to have occurred upon completion of the actions set out in Clause 8.2.

8.7.                            Upon Closing, all existing Contracts and other arrangements entered into by the BIL Merger Group with Related Parties shall terminate other than the Transaction Documents, the Disclosed Contracts and the New Eligible Contracts. The BIL Group shall, and shall procure that the relevant Related Parties shall, execute all such documents and instruments and perform all such acts and things as may be required to give effect to this Clause 8.7.

9.                                      CONDITIONS SUBSEQUENT TO CLOSING

9.1.                            Post-Closing Filings and Notifications

Immediately following Closing and in any event, within ten (10) days of the Closing Date, the Merged Entity shall complete all filings with, and notifications to, Governmental Authorities, including the RoC and the RBI, and any other Person, as applicable, and the BIL Promoters, the Vodafone Indus Shareholders, and in the event of an Idea Share Election, the Idea Indus Shareholders, shall cooperate and provide all necessary assistance in respect thereof.

10.                               INABILITY TO IMPLEMENT THE TRANSACTION

10.1.                     If a Regulatory Transaction Event or the event set out in paragraph (i) in the definition of VIL Capital Reduction Failure occurs prior to the Long Stop Date, or if the Parties reasonably believe that the VIL Capital Reduction shall not occur on or prior to the Long Stop Date, then the Parties shall undertake all reasonable actions to contest the relevant refusal or to address the objections of the relevant Governmental Authority and to achieve alternative solutions and arrangements that could reasonably be implemented by them to receive benefit of the transactions contemplated by this Agreement on terms no worse to any Party than contained in this Agreement, including by restructuring the arrangements contemplated by this Agreement and/or amending the Transaction Documents (“Alternative Transaction”).

10.2.                     In the event that the Alternative Transaction is not completed by the Long Stop Date, this Agreement shall terminate automatically.

11.                               INDEMNIFICATION

11.1.                     BIL (and following the Closing, the Merged Entity) shall indemnify, defend and hold harmless the Parties (other than the BIL Group) and their Representatives, from and against any and all claims, losses, damages, reasonable costs and expenses, including legal fees and expenses actually incurred (collectively, “Losses”), to the extent arising or resulting from any inaccuracy in or breach of any representation or warranty of BIL in Part A or B of Schedule 3.

11.2.                     The BIL Promoters shall, jointly and severally, indemnify, defend and hold harmless:

11.2.1.           the Vodafone Indemnified Parties and, in the event of an Idea Share Election, the Idea Indemnified Parties, from and against any and all Losses to the extent arising or resulting from any inaccuracy in or breach of any BIL Promoters Warranty; and

11.2.2.           the Parties (other than the BIL Promoters) and their Representatives, from and against any and all Losses to the extent arising or resulting from any inaccuracy in or breach of any representation or warranty of the BIL Promoters in Part A of Schedule 3.

11.3.                     The Vodafone Group shall, jointly and severally, indemnify, defend and hold harmless:

11.3.1.           the BIL Indemnified Parties, from and against any and all Losses to the extent arising or resulting from any inaccuracy in or breach of any representation or warranty of the Vodafone Indus Shareholders in Part C of Schedule 3; and

11.3.2.           the Parties (other than the Vodafone Group) and their Representatives, from and against any and all Losses to the extent arising or resulting from any inaccuracy in or breach of any representation or warranty of the Vodafone Group in Part A of Schedule 3.

11.4.                     The Idea Group shall indemnify, defend and hold harmless:

11.4.1.           the BIL Indemnified Parties, from and against any and all Losses to the extent arising or resulting from any inaccuracy in or breach of any representation or warranty of the Idea Indus Shareholders in Part C of Schedule 3; and

11.4.2.           the Parties (other than the Idea Group) and their Representatives, from and against any and all Losses to the extent arising or resulting from any inaccuracy in or breach of any representation or warranty of the Idea Group in Part A of Schedule 3.

11.5.                     Limitation of Liability.

11.5.1.           BIL and the BIL Promoters shall not have any liability under Clauses 11.1 and 11.2 in excess of 42% (forty two per cent.) of the Indus Final Reference Amount;

11.5.2.           The Vodafone Group shall not have any liability under Clause 11.3 in excess of 42% (forty two per cent.) of the Indus Final Reference Amount; and

11.5.3.           The Idea Group shall not have any liability under Clause 11.4: (i) in case of an Idea Share Election, in excess of 11.15% (eleven point one five per cent.) of the Indus Final Reference Amount; and (ii) in case of an Idea Cash Election, in excess of the ABTL Final Consideration.

11.6.                     Third Party Claims. If an Indemnified Party receives written notice of the commencement of any proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Clause 11.1, 11.2, 11.3 or 11.4 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity under this Clause 11, the Indemnified Party shall promptly provide the Indemnifying Party with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. Subject to the Indemnifying Party indemnifying and holding harmless the Indemnified Party (in each case to the reasonable satisfaction of the Indemnified Party) against all reasonable costs and expenses (including legal and professional costs and expenses) that may be suffered or incurred thereby, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to assume the defence of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. So long as the Indemnifying Party has assumed the defence of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defence in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (subject to (iii)) and participate in the defence of the Third Party Claim, (iii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) such judgment or settlement would, in the reasonable opinion of the Indemnified Party, have material reputational consequences for the Indemnified Party and their respective Affiliates; or (z) money damages if the Indemnifying Party has not acknowledged in writing (to the reasonable satisfaction of the Indemnified Party) that it shall be responsible for such money damages, in the case each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defence of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages or if the Indemnified Party determines, acting reasonably, that there may be material reputational consequences for it or its Affiliates in connection with the Third Party Claim, however, in such case, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party

Claim without the prior written consent of the Indemnifying Party. Each Party shall use all reasonable endeavours to minimise Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties shall also cooperate in any such defence and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defence, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

11.7.                     Direct Claims. If any Indemnified Party has a claim against the Indemnifying Party under this Clause 11 that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim, the basis for the Indemnified Party’s request for indemnification under this Clause 11 and a reasonable estimate (if possible) of any Losses suffered with respect to such Direct Claim. The failure to so deliver a Direct Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except only to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defence and resolution of such matters and providing legal and business assistance with respect to such matters. If the Indemnifying Party disputes a Direct Claim, the Indemnified Party and Indemnifying Party shall attempt to resolve in good faith such dispute within 45 days of the Indemnifying Party delivering written notice to the Indemnified Party of such dispute. If such dispute is not so resolved within such 45 day period, then either Party may initiate an Action with respect to the subject matter of such dispute.

11.8.                     Survival. The representations and warranties contained in Schedule 3 shall survive for three (3) years following the Closing Date, provided that the obligations to indemnify and hold harmless any Indemnified Party hereunder shall not terminate with respect to any and all claims that such Indemnified Party has, before the expiration of any such period specified above, previously asserted against the Indemnifying Party by delivering a notice to the Indemnifying Party in accordance with this Agreement, which obligations shall survive until all such claims are finally resolved.

11.9.                     Except in the case of fraud, recovery pursuant to this Clause 11 shall constitute the sole and exclusive financial remedy for any and all Losses relating to or arising from this Agreement and the Transaction, and each Party hereby waives and releases, to the fullest extent permitted by Law, any and all other rights, remedies, claims and causes of action (including rights of contribution, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any Law, that any Party may have against any other Party in respect of any breach of this Agreement; provided that the foregoing shall not be deemed to deny (i) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law or (ii) any Party or its Affiliates any remedies under any Transaction Document.

11.10.              The amount of any Loss for which indemnification is provided under this Clause 11 shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss and shall also take into account any increase in applicable insurance premiums with respect to such insurance proceeds. The Indemnified Party shall not be entitled to be indemnified more than once for the same Loss under the Transaction Documents.

11.11.              Subject to the qualifications and limitations in this Clause 11:

11.11.1.                            the Vodafone Group will be deemed to incur a Loss equal to any Loss suffered by the Merged Entity (including pursuant to indemnification of any Vodafone Indemnified Party under Clause 11.1) multiplied by the Vodafone Indemnity Share, and it shall not be necessary for any member of the Vodafone Group to establish damage to itself (whether by way of net Loss in value of its shareholding in the Merged Entity or otherwise). Where this Clause 11.11.1 operates, the amount of Loss claimable by the Vodafone Indemnified Parties shall be the amount of the Loss suffered by the Merged Entity, multiplied by the Vodafone Indemnity Share; and

11.11.2.                            in the event of an Idea Share Election, the Idea Group will be deemed to incur a Loss equal to any Loss suffered by the Merged Entity (including pursuant to indemnification of any Idea Indemnified Party under Clause 11.1) multiplied by the Idea Indemnity Share, and it shall not be necessary for any member of the Idea Group to establish damage to itself (whether by way of net Loss in value of its shareholding in the Merged Entity or otherwise). Where this Clause 11.11.2 operates, the amount of Loss claimable by the Idea Indemnified Parties shall be the amount of the Loss suffered by the Merged Entity, multiplied by the Idea Indemnity Share.

11.12.              In no event shall an Indemnifying Party be liable for punitive, exemplary, special, consequential, remote or indirect damages, whether based on contract, tort, strict liability, other Law or otherwise.

11.13.              The rights of any Indemnified Party under this Clause 11 shall not be affected by any knowledge at or prior to the Execution Date or at or prior to the Closing of any breach of representation or warranty, unless such knowledge is attributable to the disclosures included in the relevant Disclosure Letter.

11.14.              For the avoidance of doubt, it is clarified that nothing in Clause 11.5, 11.8 or 11.13 shall limit any matter in respect of which Clause 3.5, 3.6, 12.4 or 13 is applicable (without any double counting).

12.                               DURATION AND TERMINATION

12.1.                     This Agreement may be terminated prior to Closing by the mutual written consent of each Party or pursuant to Clause 10.2 or pursuant to the remainder of this Clause 12.

12.2.                     This Agreement shall automatically terminate if the conditions precedent to Closing set out in Clause 7 are not satisfied or waived by the relevant Party(ies) by the Long Stop Date.

12.3.                     Upon completion of the VIL Capital Reduction, this Agreement shall cease to have effect in relation to VIL and VIL shall cease to be a Party and shall not be entitled to any rights or benefits or be subject to any obligations under this Agreement.

12.4.                     Termination Fee

12.4.1.           If this Agreement terminates pursuant to Clause 10.2 solely as a result of a VIL Capital Reduction Failure, then, subject to Clause 12.4.3, within five (5) Business Days of such termination, the Vodafone Group shall pay the Termination Fee to an entity nominated by the BIL Group.

12.4.2.           Any payment of the Termination Fee pursuant to this Clause 12.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the BIL Group.

12.4.3.           No Termination Fee shall be payable if: (i) any member of the BIL Group fails to cooperate in providing information in connection with any Governmental Approval required under the FDI Regulations for completion of the VIL Capital Reduction which, directly or indirectly, contributes to or causes the VIL Capital Reduction Failure; or (ii) this Agreement has terminated pursuant to Clause 12.2 (other than (a) solely as a result of the condition set out in Clause 7.1.7 not being satisfied or waived by the Long Stop Date or (b) if any other condition precedent to Closing in Clause 7.1 remained outstanding solely as a result of a VIL Capital Reduction Failure).

12.5.                     Clauses 6.3.5, 6.7.3, 12.4, 12.6, 13, 14, 15, 16 and this Clause 12.5 shall survive any termination of this Agreement.

12.6.                     All rights and obligations of the Parties under this Agreement shall cease immediately upon termination, but termination shall not affect a Party’s accrued rights and/or obligations and/or liabilities under this Agreement, as the case may be, or which may, thereafter, accrue under this Agreement in respect of any act or omission as on or prior to the date of termination. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages in respect of the event(s) that resulted in termination of this Agreement, and from and after such payment as described in Clause 12.4, the Vodafone Group shall have no further liability of any kind for any reason in connection with such event(s).

13.                               TRANSACTION COSTS

13.1.                     Subject to Clauses 13.2 and 13.3 and unless otherwise agreed in writing, all costs and expenses in relation to the Transaction prior to Closing incurred by any Party shall be borne by such Party or other member of its Group. For the avoidance of doubt, it is clarified that any costs relating to the financial, tax and legal due diligence of Indus by advisors, the identity of whom has been agreed between BIL and the Vodafone Group, shall be borne by Indus.

13.2.                     The Agreed Shared Costs shall be borne equally by Airtel and the VIL Promoters. Following Closing and in any event within seven (7) days thereof, the Merged Entity shall reimburse Airtel and the VIL Promoters for all such Agreed Shared Costs borne by them.

13.3.                     Stamp duty costs in connection with the Merger Scheme and the issue of the New Shares and all costs and expenses in relation to the Transaction (other than in respect of the sale of equity shares of Indus pursuant to the Idea Cash Election and/or the PEP Cash Election) at and following Closing shall be borne by BIL.

14.                               CONFIDENTIALITY

14.1.                     The Parties shall keep confidential and ensure that all members of their respective groups and their respective Representatives keep confidential any information (the “Confidential Information”):

14.1.1.           concerning the provisions of this Agreement and the Transaction Documents;

14.1.2.           concerning negotiations relating to this Agreement and the Transaction Documents;

14.1.3.           relating to the customers, business, assets or affairs of the Target Groups or its members which they may have or acquire through being a Party or through the exercise of their respective rights or performance of their respective obligations under this Agreement; and

14.1.4.           designated as “Confidential Information” under this Agreement,

and shall not disclose any Confidential Information to any third party except in accordance with Clause 14.2.

14.2.                     No Party may disclose to any third party any Confidential Information without the prior written consent of the other Parties. This Clause 14.2 does not apply to:

14.2.1.           information which is or becomes publicly available (otherwise than as a result of a breach of this Clause 14);

14.2.2.           information which is independently developed by the relevant Party or acquired from a third party, to the extent that it is acquired with the right to disclose it;

14.2.3.           information which was lawfully in the possession of the relevant Party free of any restriction on disclosure as can be shown by that Party’s written records or other reasonable evidence;

14.2.4.           information which, following disclosure under this Clause 14, becomes available to the relevant Party (as can be demonstrated by that Party’s written records or other reasonable evidence) from a source which is not bound by any obligation of confidentiality in relation to such information;

14.2.5.           the disclosure by a Party of Confidential Information to its directors or employees or to those members of its group who, in its reasonable opinion, need to possess such Confidential Information for purposes relating to this Agreement but those directors and employees shall not use that Confidential Information for any other purpose;

14.2.6.           the disclosure of information to the extent required to be disclosed under applicable Law;

14.2.7.           the disclosure of information to the extent required by applicable Law or rules of any stock exchange on which such Party’s shares or securities are listed or to which such Party is otherwise subject, or pursuant to an order of any Governmental Authority when the Party concerned shall, if practicable, supply an advance copy of the required disclosure to the other Parties and incorporate any additions or amendments reasonably requested by them;

14.2.8.           the disclosure of information to lenders of a Party, ratings agencies, auditors or pursuant to generally accepted accounting principles applicable to any Party or in connection with any arbitration pursuant to Clause 16.9 or judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; and

14.2.9.           the disclosure to a Party’s professional advisors of information reasonably required for purposes relating to this Agreement.

14.3.                     Each Party shall inform its Representatives who have or to whom it provides Confidential Information, that such information is confidential and shall instruct them to keep it confidential; and not to disclose it to any third party (except as permitted under this Clause 14).

15.                               ANNOUNCEMENTS

15.1.                     Subject to Clauses 15.2 and 15.3, no Party shall make any announcement or issue any publicity material concerning the Transaction or any ancillary matter without the prior written approval of the other Parties.

15.2.                     A Party may, after consultation with the other Parties, make an announcement concerning the Transaction or any ancillary matter:

15.2.1.           to the extent that any such announcement is consistent with the contents of the Transaction Announcement and provides no further material information beyond what is in such announcement; or

15.2.2.           if required by Law or any Governmental Authority, in which case, the relevant Party shall take steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other Parties before making the announcement.

15.3.                     The restrictions under this Clause 15 shall continue to apply after the termination of this Agreement without any limit in time, unless Closing shall occur, in which case they shall terminate upon Closing.

16.                               MISCELLANEOUS

16.1.                     Entire Agreement

This Agreement, together with the Transaction Documents, constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, whether oral or written, among the Parties with respect to the subject matter hereof. Each Party acknowledges that the other Party has not made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except to the extent such information is specifically covered by the representations and warranties of the other Party contained in Clause 4.

16.2.                     Further Assurances

Each Party shall, upon being required to do so by any other Party, execute such documents and perform such acts and things as such other Party may reasonably consider necessary for giving effect to the provisions of this Agreement (and any of the transactions set out in this Agreement). No Party shall take any action that is inconsistent with the intent and purpose of this Agreement (or any of the transactions set out in this Agreement) or, in any manner, prevents it or any other Party from discharging its obligations under this Agreement (or in respect of any of the transactions set out in this Agreement) in accordance with its terms.

16.3.                     No Partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any of them.

16.4.                     Assignment

This Agreement shall be binding upon and inure to the benefit of (i) the Parties, (ii) their respective successors (other than in the case of VIL) and (iii) permitted assigns. Except as expressly specified herein, no Party shall assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

16.5.                     Amendments

This Agreement may be amended or modified only by an instrument in writing duly executed by or on behalf of each Party.

16.6.                     Interest

If any Party defaults in the payment when due of any sum payable under this Agreement (howsoever determined), the liability of such Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 10% (ten per cent.) at the relevant time. Such interest shall accrue from day to day.

16.7.                     Notices

16.7.1.           Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be in writing in English and delivered by hand, e-mail, or by courier using an internationally recognised courier company.

16.7.2.           A Notice to any entity which is a part of the Vodafone Group shall be sent at the following address, or such other person or address as the Vodafone Confirming Party may notify in writing to the other Parties from time to time:

Vodafone International Holdings B.V.

Address:                                                 Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, the Netherlands

E-mail:                                                        martin.buckers@vodafone.com

Attention:                                         Martin Buckers

with a copy to:

Vodafone Group Plc

Address:                                                 Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN

E-mail:                                                        groupcosec@vodafone.com

Attention:                                         Group General Counsel and Company Secretary

16.7.3.           A Notice to any entity which is a part of the BIL Group shall be sent at the following address, or such other person or address as BIL may notify in writing to the other Parties from time to time:

Address:                                                 Bharti Crescent, 1, Nelson Mandela Road, Vasant Kunj, Phase-II, New Delhi 110070, India

E-mail:                                                        Akhil.Gupta@bharti.in; company.secretary@bharti.in

Attention:                                         Akhil Gupta

with a copy to:

Address:                                                 901, Park Centra, Sector - 30, NH-8, Gurugram, Haryana 122001, India

E-mail:                                                        ds.rawat@bharti-infratel.in

Attention:                                         D S Rawat

16.7.4.           A Notice to any entity which is a part of the Indus Merger Group shall be sent at the following address, or such other person or address as Indus may notify in writing to the other Parties from time to time:

Address:                                                 Building No.10, Tower-A, 4th Floor, DLF Cyber City Gurugram (Gurgaon) - 122002, Haryana

E-mail:                                                        Rajinder.Kumar@INDUSTOWERS.COM

Attention:                                         Mr. Rajinder Kumar, Chief of Legal & Company Secretary

with a copy to:

Address:                                                 Building No.10, Tower-A, 4th Floor, DLF Cyber City Gurugram (Gurgaon) - 122002, Haryana

E-mail:                                                        Bimal.Dayal@INDUSTOWERS.COM

Attention:                                         Mr. Bimal Dayal, Chief Executive Officer

16.7.5.           A Notice to any entity which is a part of the Idea Group shall be sent at the following address, or such other person or address as Idea may notify in writing to the other Parties from time to time:

Address:                                                 10th Floor, Birla Centurion, Century Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai 400030, India

E-mail:                                                        pankaj.kapdeo@idea.adityabirla.com

Attention:                                         Mr. Pankaj Kapdeo, Company Secretary

16.7.6.           A Notice shall be effective upon receipt and shall be deemed to have been received: (i) if delivered by hand or courier, at the time of delivery; or (ii) if delivered by e-mail, on the date and time at which it enters the addressee’s information system (as shown by confirmation of a delivery report from the sender’s information system, which indicates that the e-mail was sent to the e-mail address of the addressee), provided that any notice entering the addressee’s information system mail after 17:00 hours (at the place where such e-mail is to be received) shall be deemed to have been received at 09:00 hours (at the place where such e-mail is to be received) on the next Business Day.

16.8.                     Consultation

In the case of any dispute or difference arising out of or in connection with this Agreement, including any question regarding its performance, existence, validity, breach or termination (each, a “Dispute”), the disputing Parties (the “Disputing Parties”) shall first endeavour to reach an amicable settlement of the Dispute through mutual consultation and negotiation. The notice for reference to consultation shall provide details of the circumstances and nature of such Dispute and claim(s) in relation thereto and the Disputing Party shall designate a Person as its representative for negotiations relating to the Dispute, who shall have authority to settle the Dispute. Within seven (7) Business Days of receiving such notice from a Disputing Party, each of the other Disputing Party(ies) shall designate in writing a Person with similar authority as its representative for negotiations relating to the Dispute. If the Disputing Parties are unable to reach an amicable settlement of the Dispute within 30 Business Days from the date on which any Disputing Party gave notice to the other Disputing Party(ies) that it wished to invoke this Clause 16.8, any Disputing Party may refer the Dispute to arbitration in accordance with Clause 16.9.

16.9.                     Arbitration

16.9.1.           In the absence of an amicable settlement of a Dispute pursuant to Clause 16.8, any of the Disputing Parties shall be entitled to give a written notice to the other Disputing Party(ies) requiring that the Dispute be referred to arbitration (“Arbitration Notice”) and upon issuance of such Arbitration Notice, the provisions set out in Clauses 16.9.1 to 16.9.5 (both inclusive) shall apply. The arbitration shall be administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Arbitration Rules”), for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

16.9.2.           The arbitration proceedings shall be conducted by a panel consisting of three (3) arbitrators. The Party(ies) raising the Dispute (the “Claimant(s)”) shall be entitled to nominate one (1) arbitrator and the Party(ies) against whom the Dispute has been raised (the “Respondent(s)”) shall be entitled to nominate one (1) arbitrator, in each case, within 30 days of the Arbitration Notice. The arbitrators nominated by the Claimant(s) and the Respondent(s) shall jointly nominate the third arbitrator within 15 days of the nomination of the second arbitrator. The third arbitrator shall act as the presiding arbitrator. If arbitrators are not nominated by the Claimant(s) and Respondent(s) in accordance with this Clause, the arbitrators shall be appointed in accordance with the Arbitration Rules.

16.9.3.           The language of the arbitration shall be English. The seat of the arbitration shall be Singapore and the venue for the arbitration shall be Singapore or such other venue as may be agreed in writing between the Disputing Parties.

16.9.4.           The Parties agree that the arbitration award shall be final and binding upon the Parties. The Parties acknowledge that if required to execute the arbitration award, application may be made to any court having competent jurisdiction for any order of enforcement of the award.

16.9.5.           Each Party shall bear the fees, disbursements and other charges of its counsel and the arbitrator nominated by it, except as may be otherwise determined in the arbitration award. The fee of the presiding arbitrator shall be borne equally by the Claimant(s) and the Respondent(s).

16.10.              Invalidity and Severability

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent it is not possible to delete or modify such provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Clause, not be affected.

16.11.              Remedies and Waivers

No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy, or operate as a waiver of it. Further, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.12.              Parties in Interest

The Agreement shall be binding upon and inure solely to the benefit of each Party hereto and each Indemnified Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

16.13.              Consent; Notices

References to consents, waivers or notices by the Parties may be satisfied by:

16.13.1.                  Airtel on behalf of the BIL Group;

16.13.2.                  the Vodafone Confirming Party on behalf of the Vodafone Group; and

16.13.3.                  Idea on behalf of the Idea Group.

16.14.              Payments

16.14.1.

(i)                                     Subject to applicable Law, payments under this Agreement to any member of the Vodafone Group shall, at the election of the relevant member, be made by the payer to the relevant member or any Person designated by them, provided that if any member of the Vodafone Group designates another Person to receive payment, the payer is not subject to any incremental cost and/or liability (including any tax liability) by reason of payment to such designated Person instead of the relevant member of the Vodafone Group.

(ii)                                  In the event that any payment to the Vodafone Group under this Agreement requires any Governmental Approval, the BIL Group shall provide all reasonable assistance to the Vodafone Group required in connection with obtaining such Governmental Approval, including supplying any information and documentation that may be requested by any Governmental Authority.

16.14.2.                                                    If:

(i)                                     any deductions or withholdings are required by Law to be made from any sum payable pursuant to Clauses 3.5.3(ii), 3.6.3(ii), 6.10 and 11, then the payer shall be obliged to pay to the recipient such additional amount as will, after such deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; and

(ii)                                  any sum payable by the payer to the recipient pursuant to Clauses 3.5.3(ii), 3.6.3(ii), 6.10 and 11 is required by Law to be brought into charge to Tax in the hands of the recipient, then the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or which would be chargeable but for the use or set-off of any Tax relief of the recipient), is equal to the amount that would be payable if the sum payable by the payer were not required by law to be brought into charge to Tax in the hands of the recipient.

16.15.              Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument, but shall not be effective until each Party has executed at least one counterpart. This Agreement may be executed by delivery of a PDF format copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

16.16.              Conflict with Transaction Documents

Unless otherwise agreed among at least one (1) Party from each Group, if there is any ambiguity, discrepancy or conflict between the provisions of this Agreement and any other Transaction Document (with the exception of the Shareholders’ Agreement), then the provisions of this Agreement shall prevail. If there is any ambiguity, discrepancy or conflict between the provisions of this Agreement and the provisions of the Shareholders’ Agreement, then the provisions of the Shareholders’ Agreement shall prevail.

16.17.              Governing Law

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Laws of India.

16.18.              Indus SHA and Indus Framework Agreement

It is clarified that:

16.18.1.            none of the execution, delivery or performance of this Agreement or the transactions contemplated herein shall be construed as a breach of, or trigger any obligations under, the Indus SHA or the Organisational Documents of Indus; and

16.18.2.            the surviving provisions of the Indus Framework Agreement (including but not limited to Clause 12 (Indemnity)) in terms of Clause 16 of the Indus Framework Agreement and the provisions of the Supplement to the Framework Agreement dated 10 June 2013 shall continue to remain in full force and effect.

[Remainder of this page has been intentionally left blank]

In witness whereof, this Agreement has been entered into on the date and year first above written.

For and on behalf of Vodafone India Limited

/s/ Ravinder Takkar
Name:	Ravinder Takkar
Title:	Director

[Signature Page to the Implementation Agreement]

For and on behalf of Bharti Infratel Limited

/s/ Akhil Gupta
Name:	Akhil Gupta
Title:	Chairman

For and on behalf of Bharti Airtel Limited

/s/ Mukesh Bhavnani
Name:	Mukesh Bhavnani
Title:	Group General Counsel

For and on behalf of Nettle Infrastructure Investments Limited

/s/ Deven Khanna
Name:	Deven Khanna
Title:	Group Director

[Signature Page to the Implementation Agreement]

For and on behalf of Omega Telecom Holdings Private Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Authorised Signatory

For and on behalf of Telecom Investments India Private Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Authorised Signatory

For and on behalf of Jaykay Finholding (India) Private Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Authorised Signatory

For and on behalf of Usha Martin Telematics Limited

/s/ Priyanka Sinha
Name:	Priyanka Sinha
Title:	Authorised Signatory

[Signature Page to the Implementation Agreement]

For and on behalf of Al-Amin Investments Ltd.

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

For and on behalf of Asian Telecommunication Investments (Mauritius) Ltd.

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

[Signature Page to the Implementation Agreement]

For and on behalf of CCII (Mauritius) Inc

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

For and on behalf of Euro Pacific Securities Ltd.

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

[Signature Page to the Implementation Agreement]

For and on behalf of Vodafone Telecommunications (India) Ltd.

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

For and on behalf of Mobilvest

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

[Signature Page to the Implementation Agreement]

For and on behalf of Prime Metals Ltd.

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

For and on behalf of Trans Crystal Ltd.

/s/ G Avan Niekerk
Name:	G Avan Niekerk
Title:	Director

[Signature Page to the Implementation Agreement]

For and on behalf of

Aditya Birla Telecom Limited

/s/ Anil V. Arya
Name:	Anil V. Arya
Title:	Chief Executive Officer

For and on behalf of

Idea Cellular Limited

/s/ Anil V. Arya
Name:	(Anil V. Arya)
Title:	President - Finance

[Signature Page to the Implementation Agreement]

For and on behalf of Indus Towers Limited

/s/ Rajinder Kumar
Name:	Rajinder Kumar
Title:	Chief of Legal & Company Secretary

[Signature Page to the Implementation Agreement]

For and on behalf of Vodafone International Holdings B.V.

/s/ M. Buckers		/s/ L.R.M. Kraan
Name:	M. Buckers	Name:	L.R.M. Kraan
Title:	Director	Title:	Authorised representative

[Signature Page to the Implementation Agreement]

SCHEDULE 1

LIST OF PROMOTERS AND SHAREHOLDING PATTERN

Part A — VIL Promoters

(a)                                 Al-Amin Investments Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(b)                                 Asian Telecommunication Investments (Mauritius) Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(c)                                  CCII (Mauritius) Inc, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(d)                                 Euro Pacific Securities Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(e)                                  Vodafone Telecommunications (India) Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(f)                                   Mobilvest, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(g)                                  Prime Metals Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(h)                                 Trans Crystal Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(i)                                     Omega Telecom Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai — 400 021, Maharashtra, India

(j)                                    Telecom Investments India Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai — 400 021, Maharashtra, India

(k)                                 Jaykay Finholding (India) Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai — 400 021, Maharashtra, India

(l)                                     Usha Martin Telematics Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 8th Floor, RDB Boulevard, Plot K-1, Block- EP & GP, Sector - V, Salt Lake City, Kolkata — 700 091, West Bengal, India

Part B — BIL Promoters

(a)                                 Airtel

(b)                                 Nettle Infrastructure Investments Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 3rd Floor, Worldmark 2 Asset 8, Aerocity, NH-8, New Delhi — 110 037, Delhi, India.

Part C — Illustrative Shareholding Pattern of the Merged Entity as on the Closing Date

This Part C of Schedule 1: (a) is illustrative; (b) assumes that the shareholding of the BIL Promoters in BIL immediately prior to the Effective Date is the same as on the Execution Date; and (c) is subject to change to reflect Final Percentages pursuant to the pre-closing adjustments set out in Clause 3.

1.                          In the event of an Idea Cash Election and PEP Cash Election:

		Percentage of Share Capital of
		Merged Entity on a Fully-
S.No.	Shareholder	Diluted Basis

1.	Vodafone Indus Shareholders	29.4%
2.	BIL Promoters	37.2%
3.	PEP	1.1%
4.	Pre-Merger Scheme Public Shareholders	32.3%
	TOTAL	100%

2.                              In the event of an Idea Share Election and PEP Share Election:

		Percentage of Share Capital of
		Merged Entity on a Fully-
S.No.	Shareholder	Diluted Basis

1.	Vodafone Indus Shareholders	26.7%
2.	BIL Promoters	33.8%
3.	Idea Indus Shareholders	7.1%
4.	PEP	3.1%
5.	Pre-Merger Scheme Public Shareholders	29.3%
	TOTAL	100%

3.                                      In the event of an Idea Cash Election and PEP Share Election:

		Percentage of Share Capital of
		Merged Entity on a Fully-
S.No.	Shareholder	Diluted Basis

1.	Vodafone Indus Shareholders	28.8%
2.	BIL Promoters	36.3%
3.	PEP	3.3%
4.	Pre-Merger Scheme Public Shareholders	31.6%
	TOTAL	100%

4.                                      In the event of an Idea Share Election and PEP Cash Election:

		Percentage of Share Capital of
		Merged Entity on a Fully-
S.No.	Shareholder	Diluted Basis

1.	Vodafone Indus Shareholders	27.6%
2.	BIL Promoters	34.8%
3.	Idea Indus Shareholders	7.3%
4.	Pre-Merger Scheme Public Shareholders	30.3%
	TOTAL	100%

SCHEDULE 2

CONDUCT OF BUSINESS BEFORE CLOSING

The acts and matters for the purposes of Clause 5.1(a) are as follows:

(i)                                     other than any Permitted BIL Distribution prior to the Locked Box Date, (a) declare, set aside or pay any dividends or other distributions in respect of the share capital of any member of the BIL Merger Group, or (b) split, combine, reclassify or change the share capital (or any rights relating to any class thereof) of a member of the BIL Merger Group in any manner;

(ii)                                  acquire securities or (other than in the ordinary course of business) assets of or in any company or dispose of securities or (other than in the ordinary course of business) assets of or in any member of the BIL Merger Group;

(iii)                               make any substantial change to the nature of its business or discontinue or cease to operate all or a material part of its business or enter into a new business;

(iv)                              decommission or dismantle any Passive Infrastructure, except for the decommissioning or dismantling of Passive Infrastructure in the ordinary course of business or as a consequence of the termination of tenancies by third party operators;

(v)                                 transfer, sell, lease, licence, divest or otherwise dispose of, or do or omit to do anything which would be reasonably likely to result in the termination, revocation, suspension, modification or non-renewal of, its IP-1 Registration and Unified Licence;

(vi)                              enter into, materially amend or terminate (other than for cause) any Material Contract with any Person or enter into any Contract with respect to any Material Contract which includes terms which are detrimental to the business of any member of the BIL Merger Group, other than the MSA Amendments;

(vii)                           adopt a plan or agreement of complete or partial liquidation, dissolution, winding-up, merger, consolidation, restructuring, recapitalisation or other material reorganisation;

(viii)                        encumber or subject any of its material assets to any Liens other than in the ordinary course of business;

(ix)                              offer to engage any new employee or consultant at an annual salary or fee per employee or consultant (on the basis of full time employment or consultancy) in excess of Rs.20 million (Rupees twenty million) per annum, except to replace any outgoing employee with an incoming employee on substantially the same terms of employment;

(x)                                 dismiss any Senior Employee, other than for misconduct or unless not to do so would, in the reasonable opinion of the BIL Merger Group, damage the business of the BIL Merger Group;

(xi)                              make any material amendment, including increasing emoluments, to the terms of employment of any category of employees, save for increases in emoluments made in accordance with the past practice of the member of the BIL Merger Group;

(xii)                           establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Employee Benefit Plan;

(xiii)                        alter, amend or vary (a) the accounting policies, (b) the methods, policies, principles or practices of Tax accounting or (c) the methods of reporting or claiming income, losses or deductions for Tax purposes, of any member of the BIL Merger Group, unless required under applicable Law or save for such matters as have been approved in relation to Indus by the board of directors of Indus in accordance with the Indus SHA;

(xiv)                       change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction;

(xv)                          offer, issue, or grant any option over or other right to subscribe for, or redeem, buy back or reduce, any securities (other than to another member of the BIL Merger Group), except as contemplated in this Agreement or covered by an existing Employee Benefit Plan;

(xvi)                       make any payment or distribution to any Related Party, or enter into, materially amend or terminate any transaction with any Related Party, in each case, other than on arm’s length terms or in the ordinary course of business;

(xvii)                    grant any guarantee or indemnity for the obligations of any Person (other than any member of the BIL Merger Group or in the ordinary course of business);

(xviii)                 incur any Financial Indebtedness other than in the ordinary course of business;

(xix)                       make any loan (other than the granting of trade credit in the ordinary course of business or loans to employees in accordance with existing human resources policies of BIL as of the Execution Date) to any Person;

(xx)                          enter into any off-balance sheet transaction, arrangement or commitment;

(xxi)                       alter its Organisational Documents, other than as agreed between the BIL Merger Group and the Vodafone Group pursuant to (xxiv) below;

(xxii)                    settle any litigation or arbitration proceedings or claim, where the amount claimed is likely to exceed (a) USD100 million (United States Dollars one hundred million) from the Execution Date and until the Locked Box Date, or (b) USD5 million (United States Dollars five million) following the Locked Box Date and until the Closing Date, other than debt collection or any other actions in the ordinary course of business;

(xxiii)                 do anything which would: (a) make the representations and warranties untrue or incorrect, or (b) have a material adverse effect on the ability of the BIL Merger Group to complete the Transaction or perform its obligations under the Transaction Documents;

(xxiv)                shift the registered office of BIL to another Indian state, except as agreed between the BIL Merger Group and the Vodafone Group; or

(xxv)                   authorise, or commit or agree to take, any of the foregoing actions.

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES

Part A — Common Warranties

1.                                      Organisation, Standing and Power

1.1.                            Each Party is a company or other entity duly organised, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organisation.

1.2.                            No Party has taken any steps or received any notice for commencement of Actions for its liquidation, winding-up, dissolution, reorganisation or administration (including receivership, bankruptcy, insolvency, examinership, moratorium or intervention Actions) or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer with respect to all or any of its respective assets, and no Party is insolvent under the Laws of its respective jurisdiction of incorporation or unable to pay its debts.

2.                                      Authority; Execution and Delivery; Enforceability

2.1.                            Each Party has the requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform and comply with its obligations thereunder and to complete the Transaction.

2.2.                            The execution and delivery by each Party of each Transaction Document to which it is or is contemplated to be a party and the completion by such Party of the Transaction (to the extent applicable) has been duly authorised by all necessary corporate action on its part, and no other corporate action is necessary to authorise the Transaction Documents or to complete the Transaction by such Party.

2.3.                            Each Party has duly executed and delivered the Transaction Documents to which it is a party and which have been entered into, and, assuming due authorisation, execution and delivery by the other Parties thereto, such Transaction Documents constitute its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

2.4.                            Each other Transaction Document to which each Party will become a party will, when executed and delivered, and, assuming due authorisation, execution and delivery by the other parties thereto, constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.                                      No Conflicts; Governmental Approvals

3.1.                            The execution and delivery by each Party of each Transaction Document to which it is a party does not, the execution and delivery by each Party of each Transaction Document to which it is contemplated to be a party will not, and the completion of the Transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or require any approval under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of any Party under, any provision of:

(i)                                     the Organisational Documents,

(ii)                                  any Contract to which such Party is a party or by which any of its properties or assets is bound, which would reasonably be expected to (A) prevent or delay completion of the Transaction beyond the Long Stop Date or (B) have a material adverse effect on the ability of such Party to complete the Transaction or perform its obligations under the Transaction Documents, or

(iii)                               subject to the Governmental Approvals required in connection with the Transaction and as set forth in this Agreement, any Law applicable to any Party that would reasonably be expected to (A) prevent or delay completion of the Transaction beyond the Long Stop Date or (B) have a material adverse effect on the ability of such Party to complete the Transaction or perform its obligations under the Transaction Documents.

Part B — BIL Warranties

1.                                      The New Shares to be issued pursuant to the Merger Scheme on the Closing Date shall be validly issued, free and clear of all Liens.

Part C — Indus Shareholders Warranties

1.                                      It is the sole legal and beneficial owner of, and has the full authority to sell, transfer or dispose of, the equity shares held by it in Indus.

2.                                      The equity shares held by it in Indus are free and clear of all Liens.

Part D — BIL Promoters Warranties

1.                                      Other than rights granted to the STI Group and/or Bharti Telecom Limited that are reflected in the articles of association of Airtel, no rights (direct or indirect), options, commitments, arrangements or undertakings of any kind in relation to governance or exercise of voting rights in the BIL Merger Group have been granted, entered into or made to or with any Person. Except as set out in the BIL Promoters Disclosure Letter, there are no Contracts pursuant to which any Person is entitled to claim any rights in relation to the BIL Merger Group, in its capacity as a shareholder of any of the entities comprising the BIL Merger Group.

SCHEDULE 4

PRE-CLOSING ADJUSTMENTS

Part A — Preliminary

1.                                      In preparing the BIL LBD Statement and the Indus LBD Statement, respectively:

1.1                               In preparing the BIL LBD Statement and the Indus LBD Statement, respectively, and for the purpose of calculating the items and amounts to be included in the calculation of BIL Net Debt, BIL Working Capital, BIL Other, Indus Net Debt, Indus Working Capital and Indus Other, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(a).                              is dealt with in the specific accounting treatments set out in:

(i).                                  with respect to the BIL LBD Statement, in paragraphs 1 and 2 of Part B of this Schedule 4; or

(ii).                               with respect to the Indus LBD Statement, in paragraphs 1 and 3 of Part B of this Schedule 4,

(the treatment as per (i) and (ii) being the “Specific Accounting Treatments”), the relevant Specific Accounting Treatment(s) shall apply;

(b).                              is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were in fact adopted and applied in the preparation of the relevant Ind AS financial statements used for reporting purposes at 31 March 2017 (the “Accounting Principles”), the relevant Accounting Principles shall apply; and

(c).                               is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, Ind AS shall apply, in each case, as at the Locked Box Date.

Part B — Specific Accounting Treatments

1.                                      Specific Accounting Treatments applicable to each LBD Statement

1.1                               In order to prepare the respective LBD Statements, a consolidated balance sheet (“LBD Balance Sheet”) will be prepared for each Target Group as at 11:59 p.m. on the Locked Box Date. The LBD Statements will be prepared from the LBD Balance Sheets, subject to the requirements set out in Part A and Part B of this Schedule 4.

1.2                               The respective LBD Statements and LBD Balance Sheets shall be prepared in Indian Rupees.

1.3                               In preparing the respective LBD Balance Sheets, assets and liabilities will be classified between the columns headed ‘Net Debt’, ‘Working Capital’ and ‘Other’ on a basis consistent with the classification of the equivalent line item in Part C of this Schedule 4 (for the BIL Merger Group) or Part D of this Schedule 4 (for the Indus Merger Group), subject to any other requirements set out in Part B of this Schedule 4.

1.4                               The respective LBD Statements and LBD Balance Sheets shall be prepared as if the Locked Box Date were the last day of a financial year and as if year-end accounting procedures were performed in relation to the accounting records, including detailed analysis of prepayments and accruals, cut-off procedures and other year-end adjustments, but subject always to any specific requirements of the accounting principles and policies set out herein and the hierarchy set out in paragraph 1.1 of Part A of this Schedule 4. If the Locked Box Date does not fall upon the date of a normal accounting month end, items accounted for on a time apportioned basis will be calculated on a pro-rata basis.

1.5                               The respective LBD Statements and LBD Balance Sheets shall be prepared on the basis that the relevant Target Group is a going concern.

1.6                               In preparing the respective LBD Statements and LBD Balance Sheets, no minimum materiality limits shall be applied.

1.7                               There shall be no double counting of items in the respective LBD Statements and no amount will be included more than once in the calculation of the BIL Net Debt, BIL Working Capital, Indus Net Debt and Indus Working Capital.

1.8                               The respective LBD Statements and LBD Balance Sheets shall take into account information that provides evidence of conditions that existed at the Locked Box Date (adjusting events) but shall not take account of information or events that are indicative of conditions that arose after the Locked Box Date (non-adjusting events).

Adjusting events will be taken into account up to the date of delivery of the respective LBD Statements in accordance with Clause 3.

1.9                               In preparing the respective LBD Statements and LBD Balance Sheets, the Locked Box Date shall be treated as the end of a Tax accounting period (i.e., the corporate Income Tax liability included in the respective LBD Statements shall be based upon a full Tax computation calculated as if the Locked Box Date was the end of an accounting period for Tax purposes).

2.                                      Specific Accounting Treatments applicable to the BIL LBD Statement

2.1                               BIL Net Debt shall include (but not be limited to):

(a).                              Financial Indebtedness, as defined in clause 1.1 of this Agreement;

(b).                              The mark to market value of derivative financial instruments;

(c).                               All non-trading liabilities owed by the BIL Merger Group to the BIL Promoters and their Affiliates that are outstanding at the Locked Box Date and all intergroup non-trading assets owed to the BIL Merger Group by the BIL Promoters and their Affiliates that are outstanding at the Locked Box Date (provided that such assets shall only be included in BIL Net Debt to the extent they have been paid in full by the BIL Promoters and their Affiliates prior to the date the Draft BIL LBD Statement is delivered to the Vodafone Group and the Idea Group in accordance with clause 3 of this Agreement otherwise they shall be classified as BIL Other);

(d).                              Interest receivable accrued on investments, but only to the extent such amounts are not overdue (i.e. non-current);

(e).                               Cash and cash equivalents (including the fair value of any government securities, quoted mutual funds, corporate deposits, taxable bonds, commercial papers and non-convertible debentures);

(f).                                Liabilities for accrued and unpaid Income Tax relating to the BIL current financial year (the period from the date to which the BIL Merger Group prepared its most recent annual financial statements prior to the Locked Box Date to the Locked Box Date, the “BIL Current Financial Year”) net of taxes paid in advance, payments on account and amounts deducted at source of such Income Tax relating to the BIL Current Financial Year;

(g).                               A liability shall be recognised for unearned revenue (advance income received by the BIL Merger Group from the installation of energy saving equipment), such amounts shall not be included in BIL Working Capital; and

(h).                              Provisions for retirement benefits (gratuity, long term service award, leave encashment and compensated absences) and the liability for cash settled options.

2.2                               The following adjustments shall be made to BIL Net Debt (without double counting):

(a).                              Cash should only be included to the extent it is freely available for use and is not subject to restriction or held in an escrow account;

(b).                              The following agreed adjustments will be included in the calculation of BIL Net Debt:

•                                          Aged trade payables balance at 30 September 2017 of INR480 million (liability);

•                                          Aged accrued expenses balance at 30 September 2017 of INR4,730 million (liability); and

•                                          Aged capital creditors balance at 30 September 2017 of INR554 million (liability).

(c).                               An asset shall be recognised equal to the amount of Agreed Shared Costs paid by the BIL Merger Group prior to the Locked Box Date; and

(d).                              An asset shall be recognised equal to cash inflows expected on the exercise of outstanding share options prior to the Closing Date with a liability being recognised relating to any cash outflows expected to be incurred prior to the Closing Date under the BIL ESOS (including the ESOP Scheme 2008, the LTIP 2015 and the Performance Unit Plan 2013);

(e).                               An asset shall be recognised equal to the BIL Capex Surplus or a liability shall be recognised equal to the BIL Capex Shortfall;

(f).                                A liability shall be recognised equal to all unpaid declared dividends (and related taxes) including any dividends that are declared after the Locked Box Date which are: (i) paid prior to the Closing Date; and (ii) unpaid at the Closing Date;

(g).                               A liability shall be recognised in equal to all Unpaid costs incurred relating to the transactions contemplated by this Agreement to be borne by the BIL Merger Group (other than Agreed Shared Costs);

(h).                              A liability shall be recognised equal to all transaction bonuses payable to BIL Merger Group employees as a result of the transactions contemplated by this Agreement to be borne by the BIL Merger Group; and

(i).                                  An asset or liability (as the case may be) shall be recognised equal to 42% (forty two per cent.) multiplied by the value of the Indus Net Debt as set out in the final and binding Indus LBD Statement (as agreed or determined in accordance with clause 3 of this Agreement).

2.3                               The following adjustments shall be made to BIL Working Capital (without double counting):

(a).                              An asset or liability (as the case may be) shall be recognised equal to 42% (forty two per cent.) multiplied by the value of the Indus Working Capital as set out in the final and binding Indus LBD Statement (as agreed or determined in accordance with clause 3 of this Agreement).

2.4                               The following items shall be excluded from BIL Net Debt and BIL Working Capital and treated as BIL Other:

(a).                              Any cash collateralised for bank guarantees (margin money) and the corresponding liability recorded on the balance sheet should be excluded;

(b).                              Liabilities for accrued and unpaid Income Tax in relation to any period prior to the BIL Current Financial Year and assets for any payments in advance, payments on account and amounts deducted at source of such Income Tax relating to any period prior to the BIL Current Financial Year;

(c).                               All liabilities and provisions with respect to asset retirement obligations (ARO);

(d).                              All deferred tax assets and liabilities;

(e).                               Unamortised capitalised debt issuance costs (i.e., financial debt shall be shown gross of capitalized debt issuance costs in BIL Net Debt);

(f).                                Agreed Shared Costs, to the extent accrued and unpaid;

(g).                               Payments made in respect of contingent liabilities where the liability of the BIL Merger Group is under dispute (‘Payments under protest’); and

(h).                              Revenue equalisation reserve and lease equalisation reserve.

3.                                      Specific Accounting Treatments applicable to the Indus LBD Statement

3.1                               Indus Net Debt shall include (but not be limited to):

(a).                              Financial Indebtedness, as defined in clause 1.1 of this Agreement;

(b).                              The mark to market value of derivative financial instruments;

(c).                               All non-trading liabilities owed by the Indus Merger Group to the Indus Shareholders and their Affiliates that are outstanding at the Locked Box Date and all non-trading assets owed to the Indus Merger Group by the Indus Shareholders and their Affiliates that are outstanding at the Locked Box Date (provided that such assets shall only be included in Indus Net Debt to the extent they have been paid in full by the Indus Shareholders and their Affiliates prior to the date the Draft Indus LBD Statement is delivered to the Indus LBD Receiving Parties in accordance with clause 3 of this Agreement otherwise they shall be classified as Indus Other);

(d).                              Interest receivable accrued on investments, but only to the extent such amounts are not overdue;

(e).                               Cash and cash equivalents (including the fair value of any government securities, quoted mutual funds, corporate deposits, taxable bonds, commercial papers and non-convertible debentures;

(f).                                Liabilities for accrued and unpaid Income Tax relating to the Indus current financial Year

(the period from the date to which the Indus Merger Group prepared its most recent annual financial statements prior to the Locked Box Date to the Locked Box Date, the “Indus Current Financial Year”) net of taxes paid in advance and amounts deducted at source of such Income Tax relating to the Indus Current Financial Year;

(g).                               A liability shall be recognised for service charges received in advance (advance income received by the Indus Merger Group from the installation of energy saving equipment), such amounts shall not be included in Indus Working Capital; and

(h).                              Provisions for retirement benefits (gratuity, long term service award, leave encashment and compensated absences) and the liability for cash settled options.

3.2                               The following adjustments shall be made to Indus Net Debt (without double counting):

(a).                              Cash should only be included to the extent it is freely available for use and is not subject to restriction or held in an escrow account;

(b).                              The following agreed adjustments will be included in the calculation of Indus Net Debt:

•                                          Aged trade payables balance at 30 September 2017 of INR360 million (liability);

•                                          Aged accrued expenses balance at 30 September 2017 of INR5,203 million (liability); and

•                                          Aged capital creditors balance at 30 September 2017 of INR474 million (liability);

(c).                               An asset shall be recognised equal to the amount of Agreed Shared Costs paid by Indus Merger Group prior to the Locked Box Date;

(d).                              An asset shall be recognised equal to cash inflows expected on the exercise of outstanding stock appreciation rights (under SAR Plan 1 and SAR Plan 2) prior to the Closing Date with a liability being recognised relating to any cash outflows expected to be incurred prior to the Closing Date in relation to the share based cash settled liability (under SAR Plan 1 and SAR Plan 2);

(e).                               A liability shall be recognised equal to all unpaid declared dividends (and related taxes) including any dividends that are declared after the Locked Box Date which are: (i) paid prior to the Closing Date; and (ii) unpaid at the Closing Date;

(f).                                A liability shall be recognised equal to all unpaid costs incurred relating to the transactions contemplated by this Agreement to be borne by Indus Merger Group (other than Agreed Shared Costs);

(g).                               A liability shall be recognised equal to all transaction bonuses payable to Indus Merger Group employees as a result of the transactions contemplated by this Agreement to be borne by Indus; and

(h).                              An asset shall be recognised equal to the Indus Capex Surplus or a liability shall be recognised equal to the Indus Capex Shortfall.

3.3                               The following items shall be excluded from Indus Net Debt and Indus Working Capital and treated as Indus Other:

(a).                              Any cash collateralised for bank guarantees (margin money) and the corresponding liability recorded on the balance sheet should be excluded;

(b).                              Liabilities for accrued and unpaid Income Tax in relation to any period prior to the Indus

Current Financial Year and assets for any payments in advance, payments on account and amounts deducted at source of such Income Tax relating to any period prior to the Indus Current Financial Year;

(c).                               All liabilities and provisions with respect to asset retirement obligations (ARO);

(d).                              All deferred tax assets and liabilities;

(e).                               Unamortised capitalised debt issuance costs (i.e., financial debt shall be shown gross of capitalised debt issuance costs in Indus Net Debt);

(f).                                Agreed Shared Costs, to the extent accrued and unpaid;

(g).                               Payments made in respect of contingent liabilities where the liability of Indus Merger Group is under dispute (‘Payments under protest’); and

(h).                              Revenue equalisation reserve and lease equalisation reserve.

Part C — Form of BIL Reference Balance Sheet and LBD Statement

The LBD Statement and each Quarterly Update and Monthly Update of the BIL Merger Group shall be in the form of the BIL Reference Balance Sheet set out in the agreed form as Annexure I.

Part D — Form of Indus Reference Balance Sheet and LBD Statement

The LBD Statement and each Quarterly Update and Monthly Update of the Indus Merger Group shall be in the form of the Indus Reference Balance Sheet set out in the agreed form as Annexure II.

ANNEXURE I

FORM OF BIL REFERENCE BALANCE SHEET

[separately attached]

Part C — Form of BIL Reference Balance Sheet and LBD Statement (1 of 2)

			BIL				BIL
		BIL	Working	BIL	Locked Box	BIL	Working	BIL
Currency: INR m	Sep17A	Net Debt	Capital	Other	Date	Net Debt	Capital	Other	IA reference
Property, plant and equipment	57,200	—	—	57,200	X	—	—	X
Capital WIP	857	—	—	857	X	—	—	X
Intangible asset	114	—	—	114	X	—	—	X
PPE, Capital WIP and Intangible Assets	58,171	—	—	58,171	S	S	S	S
Investment in JV	49,408	—	—	49,408	X	—	—	X
Mutual funds (quoted)	315	315	—	—	X	X	—	—
Government securities (quoted)	32,302	32,302	—	—	X	X	—	—
Bonds (quoted)	2,170	2,170	—	—	X	X	—	—
Investments	34,787	34,787	—	—	S	S	S	S
Unsecured, considered good	1,188	—	1,188	—	X	—	X	—
Unsecured, considered doubtful	287	—	287	—	X	—	X	—
Less: Provision for doubt deposit	(287)	—	(287)	—	X	—	X	—
Others - fixed deposits for more than one year	9	9	—	—	X	X	—	—
Other financial assets	1,197	9	1,188	—	S	S	S	S
Financial assets	35,984	34,796	1,188	—	S	S	S	S
Non-current tax (net)	—	—	—	—	S	S	S	S	Schedule 4, Part B, 2.4 (b)
Deferred tax assets	203	—	—	203	X	—	—	X	Schedule 4, Part B, 2.4 (d)
Unsecured, considered good	1	—	1	—	X	—	X	—
Unsecured, considered doubtful	19	—	19	—	X	—	X	—
Less: Provision for doubtful advances	(19)	—	(19)	—	X	—	X	—
Capital advances	1	—	1	—	S	S	S	S
Considered good	3,820	—	—	3,820	X	—	—	X
Considered doubtful	18	—	—	18	X	—	—	X
Less: provision	(18)	—	—	(18)	X	—	—	X
Others (payments under protest)	3,820	—	—	3,820	S	S	S	S	Schedule 4, Part B, 2.4 (g)
Deferred lease - security deposit	32	—	32	—	X	—	X	—
Advance fringe benefit tax (net of provision)	—	—	—	—	X	—	X	—
Other non-current assets	3,853	—	33	3,820	S	S	S	S
Non-current assets	147,619	34,796	1,221	111,602	S	S	S	S
Mutual funds (quoted)	—	—	—	—	X	X	—	—
Taxable Bonds	1,009	1,009	—	—	X	X	—	—
Non Convertible debentures	1,002	1,002	—	—	X	X	—	—
Government securities (quoted)	12,122	12,122	—	—	X	X	—	—
Corporate deposit (quoted)	1,472	1,472	—	—	X	X	—	—
Commercial paper (quoted)	494	494	—	—	X	X	—	—
Investments	16,099	16,099	—	—	S	S	S	S
Unsecured, considered good	1,486	—	1,486	—	X	—	X	—
Unsecured, considered doubtful	1,091	—	1,091	—	X	—	X	—
Less: allowance for doubtful receivables	(1,091)	—	(1,091)	—	X	—	X	—
Trade and other receivables	1,486	—	1,486	—	S	S	S	S
On current accounts	40	40	—	—	X	X	—	—
Deposits with original maturity of less than three months	8,457	8,457	—	—	X	X	—	—
Balances with banks	8,497	8,497	—	—	S	S	S	S
Cheques on hand	7	7	—	—	X	X	—	—
Cash and cash equivalents	8,504	8,504	—	—	S	S	S	S
Fixed deposits with original maturity <12 months	8	8	—	—	X	X	—	—
Fair value of MTM on derivative financial instruments	—	—	—	—	X	X	—	—
Restricted cash / margin money with banks / collateralised cash	—	—	—	—	X	—	—	X	Schedule 4, Part B, 2.2 (a) / 2.4 (a)
Other bank balances	8	8	—	—	S	S	S	S
Unbilled revenue	4,749	—	4,749	—	X	—	X	—
Interest accrued on investments	886	886	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (d)
Other financial assets	5,635	886	4,749	—	S	S	S	S
Financial assets	31,732	25,497	6,235	—	S	S	S	S
Advance to supplier	1,818	—	1,818	—	X	—	X	—
Other taxes recoverable	1,072	—	1,072	—	X	—	X	—
Payment under protest for sales tax	115	—	—	115	X	—	—	X	Schedule 4, Part B, 2.4 (g)
Other taxes recoverable	1,187	—	1,072	115	S	S	S	S
Prepaid expenses	44	—	44	—	X	—	X	—
Others	571	—	571	—	X	—	X	—
Other current assets	3,620	—	3,505	115	S	S	S	S
Current assets	35,352	25,497	9,740	115	S	S	S	S
Total assets	182,971	60,293	10,961	111,717	T	T	T	T

Part C — Form of BIL Reference Balance Sheet and LBD Statement (2 of 2)

			BIL				BIL
		BIL	Working	BIL	Locked Box	BIL	Working	BIL
Currency: INR m	Sep17A	Net Debt	Capital	Other	Date	Net Debt	Capital	Other	IA reference
Security deposits	(2,575)	—	(2,575)	—	X	—	X	—
Other financial liabilities	(2,575)	—	(2,575)	—	S	S	S	S
Financial liabilities	(2,575)	—	(2,575)	—	S	S	S	S
Asset retirement obligation (ARO)	(2,217)	—	—	(2,217)	X	—	—	X	Schedule 4, Part B, 2.4 (c)
Gratuity	(147)	(147)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (h)
Long term service award	(20)	(20)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (h)
Long term provisions	(2,384)	(167)	—	(2,217)	S	S	S	S
Deferred tax liabilities (net)	(1,235)	—	—	(1,235)	X	—	—	X	Schedule 4, Part B, 2.4 (d)
Unearned revenue	(407)	(407)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (g)
Deferred lease-security deposit	(1,317)	—	(1,317)	—	X	—	X	—
Liability for cash settled options	—	—	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (h)
Other non-current liabilities	(1,724)	(407)	(1,317)	—	S	S	S	S
Non-current liabilities	(7,918)	(574)	(3,892)	(3,452)	S	S	S	S
Bank overdraft (unsecured)	—	—	—	—	X	X	—	—
Borrowings	—	—	—	—	S	S	S	S
Due of micro enterprises and small enterprises	—	—	—	—	X	—	X	—
Due of creditors other than micro enterprises and small enterprises	(766)	—	(766)	—	X	—	X	—
Trade payables	(766)	—	(766)	—	S	S	S	S
Unpaid interim dividend	—	—	—	—	X	X	—	—
Other financial liabilities	—	—	—	—	S	S	S	S
Financial liabilities	(766)	—	(766)	—	S	S	S	S
Equipment supply payables	(1,584)	—	(1,584)	—	X	—	X	—
Creditors for capital expenditure	(1,099)	—	(1,099)	—	X	—	X	—
Accrued expenses	(11,138)	—	(11,138)	—	X	—	X	—
Dues to employees	(144)	—	(144)	—	X	—	X	—
Other taxes payable	(1,059)	—	(1,059)	—	X	—	X	—
Finance lease liability	(94)	(94)	—	—	X	X	—	—	Financial Indebtness
Others	(33)	—	(33)	—	X	—	X	—
Others	(127)	(94)	(33)	—	S	S	S	S
Unearned revenue	(21)	(21)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (g)
Corporate dividend tax on interim dividend	—	—	—	—	X	X	—	—
Liability for cash settled options	(23)	(23)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (h)
Other current liabilities	(15,195)	(138)	(15,057)	—	S	S	S	S
Gratuity	(50)	(50)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (h)
Leave encashment	(99)	(99)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (h)
Provisions	(149)	(149)	—	—	S	S	S	S
Current financial year tax	(634)	(634)	—	—	X	X	—	—	Schedule 4, Part B, 2.1 (f)
Non-current tax	110	—	—	110	X	—	—	X	Schedule 4, Part B, 2.4 (b)
Current tax liability (net)	(524)	(634)	—	110	S	S	S	S
Current liabilities	(16,634)	(921)	(15,823)	110	S	S	S	S
Total liabilities	(24,552)	(1,495)	(19,715)	(3,342)	S	S	S	S
Net assets - A	158,419	58,798	(8,754)	108,375	T	T	T	T
Equity share capital	(18,496)				X
Other equity	(139,923)				X
Total equity	(158,419)				T

Adjustments
Agreed Net Debt adjustment for aged trade payables >180 days at 30 September 2017		(480)	—	—		(480)	—	—	Schedule 4, Part B, 2.2 (b)
Agreed Net Debt adjustment for aged accrued expenses >180 days at 30 September 2017		(4,730)	—	—		(4,730)	—	—	Schedule 4, Part B, 2.2 (b)
Agreed Net Debt adjustment for aged capital creditors >180 days at 30 September 2017		(554)	—	—		(554)	—	—	Schedule 4, Part B, 2.2 (b)
Unpaid dividend (incl. corporate dividend tax)		—	—	—		X	—	—	Schedule 4, Part B, 2.2 (f)
Other related party payables (net)		n.q.	n.q.	—		X	(X)	—	Schedule 4, Part B, 2.1 (c)
Cash settled options		(5)	—	—		X	—	—	Schedule 4, Part B, 2.2 (d)
LTIP / ESOP		18	—	—		X	—	—	Schedule 4, Part B, 2.2 (d)
Dividend declared but unpaid at Closing (considered as a liability)		—	—	—		X	—	—	Schedule 4, Part B, 2.2 (f)
Transaction costs and transaction bonuses		—	—	—		X	—	—	Schedule 4, Part B, 2.2 (g) / 2.2 (h)
Agreed Shared Costs to the extent paid (considered as an asset)		—	—	—		X	—	—	Schedule 4, Part B, 2.2 (c)
Agreed Shared Costs accrued but not paid		—	—	—		—	(X)	X	Schedule 4, Part B, 2.4 (f)
BIL Capex Surplus (asset) / BIL Capex Shortfall (liability)		—	—	—		X	—	—	Schedule 4, Part B, 2.2 (e)
BIL’s share of Indus Net Debt (42%)		—	—	—		X	—	—	Schedule 4, Part B, 2.2 (i)
BIL’s share of Indus Net Working Capital (42%)		—	—	—		—	X	—	Schedule 4, Part B, 2.3 (a)
Adjustments - B		(5,752)	—	—		S	S	S
Total - A + B		53,046	(8,754)	108,375		T	T	T

BIL Net Debt		53,046				T
BIL Working Capital			(8,754)				T
BIL Other				108,375				T

ANNEXURE II

FORM OF INDUS REFERENCE BALANCE SHEET

[separately attached]

Part D — Form of Indus Reference Balance Sheet and LBD Statement (1 of 2)

			Indus Working				Indus Working
Currency: INR m	Sep17A	Indus Net Debt	Capital	Indus Other	Locked Box Date	Indus Net Debt	Capital	Indus Other	IA reference
Property, plant and equipment	176,404	—	—	176,404	X	—	—	X
Intangible assets	612	—	—	6 12	X	—	—	X
Capital work-in-progress	7,222	—	—	7,222	X	—	—	X
Intangible assets under development	7	—	—	7	X	—	—	X
Unsecured, considered good	7,730	—	7,730	—	X	—	X	—
Unsecured, considered doubtful	521	—	521	—	X	—	X	—
Less: allowance for doubtful security deposits	(521)	—	(521)	—	X	—	X	—
Security deposits	7,730	—	7,730	—	S	S	S	S
Bank deposits (margin money and amount paid in protest)	373	—	—	373	X	—	—	X	Schedule 4, Part B, 3.3 (a)
Capital advances	24	—	24	—	X	—	X	—
Non-current tax (net)	4,752	—	—	4,752	X	—	—	X	Schedule 4, Part B, 3.3 (b)
Revenue equalisation reserve	443	—	—	443	X	—	—	X
Deferred lease expense on security deposits paid	576	—	576	—	X	—	X	—
Other deposits (amounts paid under protest)	1,357	—	—	1,357	X	—	—	X	Schedule 4, Part B, 3.3 (g)
Other non-current assets	7,152	—	600	6,552	S	S	S	S
Non current assets	199,500	—	8,330	191,170	S	S	S	S
Investments	17,722	17,722	—	—	X	X	—	—
Unsecured, considered good	4,319	—	4,319	—	X	—	X	—
Unsecured, considered doubtful	508	—	508	—	X	—	X	—
Less: allowance for doubtful debt	(508)	—	(508)	—	X	—	X	—
Trade receivables	4,319	—	4,319	—	S	S	S	S
Bank deposits	943	943	—	—	X	X	—	—
Current accounts	1	1	—	—	X	X	—	—
Restricted cash / margin money with banks / collateralised cash	—	—	—	—	X	—	—	X	Schedule 4, Part B, 3.2 (a), 3.3 (a)
Cash and cash equivalents	944	944	—	—	S	S	S	S
Other receivables	—	—	—	—	X	—	X	—
Unbilled revenue	12,690	—	12,690	—	X	—	X	—
Interest accrued on fixed deposits	1	1	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (d)
Other financial assets	12,691	1	12,690	—	S	S	S	S
Advances for supply of goods and rendering of services	379	—	379	—	X	—	X	—
Prepaid expenses	1,713	—	1,713	—	X	—	X	—
Balance with customer, excise and other authorities	2,626	—	2,626	—	X	—	X	—
Deferred lease expense on security deposits paid	131	—	131	—	X	—	X	—
Revenue equalisation reserve	73	—	—	73	X	—	—	X
Advance tax and tax deducted at source-current	—	—	—	—	X	X	—	—
Other current assets	4,922	—	4,849	73	X	S	S	S
Current assets	40,598	18,667	21,858	73	S	S	S	S
Total assets	240,098	18,667	30,188	191,243	T	T	T	T

Part D — Form of Indus Reference Balance Sheet and LBD Statement (2 of 2)

			Indus Working				Indus Working
Currency: INR m	Sep17A	Indus Net Debt	Capital	Indus Other	Locked Box Date	Indus Net Debt	Capital	Indus Other	IA reference
Secured - term loans from banks	(22,791)	(22,791)	—	—	X	X	—	—
Secured - term loans from others	—	—	—	—	X	X	—	—
Unsecured - loans from related parties	(1,223)	(1,223)	—	—	X	X	—	—
Borrowings	(24,014)	(24,014)	—	—	S	S	S	S
Security deposits towards service and energy charges	(6,323)	—	(6,323)	—	X	—	X	—
Other payables- long term (margin money liability)	(369)	—	—	(369)	X	—	—	X	Schedule 4, Part B, 3.3 (a)
Other financial liabilities	(6,691)	—	(6,323)	(369)	S	S	S	S
Gratuity	(266)	(266)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (h)
Compensated balances	—	—	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (h)
Share based cash settled liability	(9)	(9)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (h)
ARO	(8,639)	—	—	(8,639)	X	—	—	X	Schedule 4, Part B, 3.3 (c)
Provisions	(8,914)	(275)	—	(8,639)	S	S	S	S
Deferred tax liabilities (net)	(10,691)	—	—	(10,691)	X	—	—	X	Schedule 4, Part B, 3.3 (d)
Service charges received in advance	(1,220)	(1,220)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (g)
Deferred income on security deposits received from customers	(2,996)	—	(2,996)	—	X	—	X	—
Lease equalisation reserve	(268)	—	—	(268)	X	—	—	X
Other non-current liabilities	(4,483)	(1,220)	(2,996)	(268)	S	S	S	S
Non current liabilities	(54,794)	(25,509)	(9,318)	(19,967)	S	S	S	S
Unsecured working capital loan	—	—	—	—	X	X	—	—
Unsecured commercial paper	(23,288)	(23,288)	—	—	X	X	—	—
Unsecured bank overdraft	—	—	—	—	X	X	—	—
Borrowings	(23,288)	(23,288)	—	—	S	S	S	S
Trade payables - micro enterprises and small enterprises	(59)	—	(59)	—	X	—	X	—
Trade payables - other than micro enterprises and small enterprises	(16,760)	—	(16,760)	—	X	—	X	—
Current maturities of long term debt	(12,755)	(12,755)	—	—	X	X	—	—
Security deposits received towards rent and energy charges	(428)	—	(428)	—	X	—	X	—
Interest accrued but not due	(12)	(12)	—	—	X	X	—	—
Book overdraft	(651)	(651)	—	—	X	X	—	—
Employee benefits payable	(356)	—	(356)	—	X	—	X	—
Creditors for capital expenditure	(6,629)	—	(6,629)	—	X	—	X	—
Other payables	(708)	—	(708)	—	X	—	X	—
Other financial liabilities	(21,539)	(13,418)	(8,121)	—	S	S	S	S
Gratuity	(42)	(42)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (h)
Compensated absences	(338)	(338)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (h)
Share based cash settled liability	(34)	(34)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (h)
Provisions	(414)	(414)	—	—	S	S	S	S
Current tax liabilities (net)	(1,306)	(1,306)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (f)
Service charges received in advance	(558)	(558)	—	—	X	X	—	—	Schedule 4, Part B, 3.1 (g)
Advance charges towards scrap sales	(137)	—	(137)	—	X	—	X	—
Deferred income on security deposits	(628)	—	(628)	—	X	—	X	—
Statutory liabilities	(2,943)	—	(2,943)	—	X	—	X	—
Lease equalisation reserve	(32)	—	—	(32)	X	—	—	X
Other current liabilities	(4,299)	(558)	(3,708)	(32)	S	S	S	S
Current liabilities	(67,665)	(38,985)	(28,648)	(32)	S	S	S	S
Total liabilities	(122,459)	(64,494)	(37,966)	(19,999)	S	S	S	S
Net assets - A	117,639	(45,827)	(7,778)	171,244	T	T	T	T
Equity share capital	1				X
Other equity	117,637				X
Total capital and reserves	117,638				T

Adjustments
Agreed Net Debt adjustment for aged trade payables >180 days at 30 September 2017		(360)	—	—		(360)	—	—	Schedule 4, Part B, 3.2 (b)
Agreed Net Debt adjustment for aged accrued expenses >180 days at 30 September 2017		(5,203)	—	—		(5,203)	—	—	Schedule 4, Part B, 3.2 (b)
Agreed Net Debt adjustment for aged capital creditors >180 days at 30 September 2017		(474)	—	—		(474)	—	—	Schedule 4, Part B, 3.2 (b)
Finance lease liability		—	—	—		X	—	—	Financial indebtness
Unpaid dividend (incl. corporate dividend tax)		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (e)
Other related party payables (net)		—	—	—		X	(X)	—	Schedule 4, Part B, 3.1 (c)
Cash settled options		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (d)
SAR (LTIP / ESOP)		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (d)
Dividend declared but unpaid at Closing		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (e)
Transaction costs and transaction bonuses		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (f) / 3.2 (g)
Agreed Shared Costs to the extent paid (considered as an asset)		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (c)
Agreed Shared Costs accrued but not paid		—	—	—		—	(X)	X	Schedule 4, Part B, 3.3 (f)
Indus Capex Surplus (asset) / Indus Capex Shortfall (liability)		—	—	—		X	—	—	Schedule 4, Part B, 3.2 (h)
Adjustments - B		(6,036)	—	—		S	S	S
Total - A + B		(51,863)	(7,778)	171,244		T	T	T

Indus Net Debt		(51,863)				T
Indus Working Capital			(7,778)				T
Indus Other				171,244				T

SCHEDULE 5

DRAFT FORM OF RESTATED ARTICLES

THE COMPANIES ACT, 2013

(COMPANY LIMITED BY SHARES)

ARTICLES OF ASSOCIATION OF INDUS TOWERS LIMITED

PRELIMINARY

PART I

INTERPRETATION

The Regulations contained in Table “F” in Schedule I of the Companies Act, 2013 shall not apply to the Company, except in so far as the same are repeated or contained in these Articles. In the event of any conflict between Part I and Part II of the Articles of Association, the provisions of Part II of the Articles of Association shall prevail.

Unless the context or the definition herein contained otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Act or any statutory modification thereof for the time being in force at the date at which these Articles become binding on the Company.

“The Company” or “This Company” means Indus Towers Limited.

“The Act” means the Companies Act, 2013 including rules made thereunder and every statutory modification of re-enactment thereof and references to sections of the Act shall be deemed to mean and include references to sections enacted in modification or replacement thereof.

“Annual General Meeting” means the Annual General Meeting of the Company convened and held in accordance with the Act.

“Articles of Association” or “Articles” means the Articles of Association of the Company as originally framed or as altered from time to time in accordance with the Act.

“Auditors” means, with respect to the Company, the statutory auditors of the Company

“Board” or “Board of Directors” means the collective body of the Directors of the Company.

“Board Meeting” shall mean a meeting of the Board of Directors including the meeting held through video conference.

“Capital” means the share capital for the time being raised or authorized to be raised for the purposes of the Company.

“Chairman” means the chairman of the Board, appointed from time to time in accordance with these Articles

“Debenture holders” means the duly registered holders from time to time of the debentures of the Company and shall include in case of debentures held by a Depository, the beneficial owners whose names are recorded as such with the Depository.

“Director” means a Director appointed to the Board of a Company.

“Dividend” includes interim dividend.

“Executor” or “Administrator” means a person who has obtained probate or Letters of Administration, as the case may be, from some competent Court having effect in India and shall include the executor or Administrator or the holder of a certificate, appointed or granted by such competent court and authorized to negotiate or transfer the shares of the deceased member.

“Extraordinary General Meeting” means an Extraordinary General Meeting of the Company convened and held in accordance with the Act.

“Financial Year” shall have the meaning assigned thereto by the Act.

“Managing Director” shall have the meaning assigned thereto in the Act.

“Member” means the duly registered holder from time to time, of the shares of the Company and includes the subscribers to the Memorandum of Association and in case of shares held by a Depository, the Beneficial Owners whose names are recorded as such with the Depository.

“Memorandum of Association” means the Memorandum of Association of the Company as originally framed or altered from time to time in accordance with the Act.

“Month” means the English Calendar month.

“Office” means the Registered Office, for the time being of the Company.

“Officer” shall have the meaning assigned thereto by the Act.

“Ordinary Resolution” shall have the meaning assigned thereto by Section 114 of the Act.

“Paid up” includes “credited as paid up”.

“Person” shall include any association, corporation, company, firm as well as natural persons.

“Proxy” includes Attorney duly constituted under a Power of Attorney.

“Register” means the Register of Members to be maintained pursuant to the provisions of the Act.

“Registrar” means the Registrar of Companies, National Capital Territory of Delhi and Haryana, situated at 4th floor, IFCI Tower, 61, Nehru Place, New Delhi 110019.

“Rs.” means the lawful currency of India.

“Seal” means Common seal for the time being of the Company, if any.

“Secretary” means a Company Secretary within the meaning of clause (c) of sub-Section (1) of Section 2 of the Company Secretaries Act, 1980 and includes a person or persons appointed by the Board to perform any of the duties of a Secretary subject to the provisions of the Act.

“Share Warrant” means share warrant issued pursuant to provisions of the Act.

“Section” means Section of the Act.

“Special Resolution” shall have the meaning assigned thereto by Section 114 of the Act.

4.1.2.                  “Transfer” means (in either the noun or the verb form and including all conjugations thereof with their correlative meanings) with respect to the shares, the sale, assignment, transfer or other disposition (whether for or without consideration, whether directly or indirectly) of any shares or of any interest therein or the creation of any third party interest in or over the shares, but excluding any renunciation of any right to subscribe for any shares offered pursuant to a rights issue to existing shareholders in proportion to their existing shareholding in the Company.

“Writing” and “Written” means and includes words, hand written, printed, typewritten, lithographed, represented or reproduced in any mode in a visible form.

“These Presents” or “Regulations” means the Articles of Association as originally framed or altered from time to time and include the Memorandum of Association where the context so requires.

Words importing the singular number includes the plural number and vice versa. Words importing the masculine gender shall include the feminine gender.

Expressions referring to writing shall be construed as including references to printing lithography, photography and other modes of representing or reproducing words in a visible form.

Save as aforesaid, any words or expressions defined in the Act shall, if not inconsistent with the subject or context, bear the same meaning in the Articles.

The provisions in these regulations, in which any reference is made to any provision of the Companies Act, 2013 or of any rule made thereunder, shall be governed by such provision or rule if such provision or rule is effective and in force on the date of its application, and in case such provision or rule is not effective or in force, shall, to the extent applicable, be governed by the corresponding provision of the Companies Act, 1956.”

CAPITAL

1.                                      Authorised Share Capital

The authorized share capital of the Company shall be such amount as is given in Clause V of the Memorandum of Association.

2.                                      Shares at the Disposal of the Directors

Subject to the provisions of the Act and these Articles, the shares in the capital of the Company for the time being shall be under the control of the Directors who may issue, allot or otherwise dispose of the same or any of them to such persons, in such proportion and on such terms and conditions and either at a premium or at par and at such time as they may from time to time think fit and with the sanction of the Company in the general meeting to give to any person or persons the option or right to call for any shares either at par or premium during such time and for such consideration as the Directors think fit, and may issue and allot shares in the capital of the Company on payment in full or part of any property sold and transferred or for any services rendered to the Company in the conduct of its business and any shares which may so be allotted may be issued as fully paid up shares, and if so issued, shall be deemed to be fully paid shares.

Provided that option or right to call of shares shall not be given to any person or persons without the sanction of the Company in the general meeting.

3.                                      Consideration for Allotment

The Board of Directors may allot and issue shares of the Company as payment or part payment for any property purchased by the Company or in respect of goods sold or transferred or machinery or appliances supplied or for services rendered to the Company in or about the formation of the Company or the acquisition and/or in the conduct of its business; and any shares which may be so allotted may be issued as fully/partly paid up shares and if so issued shall be deemed as fully/partly paid up shares.

4.                                      Restriction on Allotment

(a)                                 The Directors shall in making the allotments duly observe the provisions of the Act;

(b)                                 Nothing herein contained shall prevent the Directors from issuing fully paid up shares either on payment of the entire nominal value thereof in cash or in satisfaction of any outstanding debt or obligation of the Company

5.                                      Increase of Capital

The Company at its general meeting may, from time to time, by an Ordinary Resolution increase the capital by the creation of new shares, such increase to be of such aggregate amount and to be divided into shares of such respective amounts as the resolution shall prescribe. The new shares shall be issued on such terms and conditions and with such rights and privileges annexed thereto as the resolution shall prescribe, and in particular, such shares may be issued with a preferential or qualified right to dividends, and in the distribution of assets of the Company and with a right of voting at general meeting of the Company in conformity with the Act and other applicable laws. Whenever the capital of the Company has been increased under the provisions of the Articles, the authorized signatories shall comply with the provisions of Section 64 of the Act.

Provided, the Company shall not issue any shares in any manner which may confer on any person, superior rights as to voting or dividend vis-à-vis the rights on equity shares that are already listed.

6.                                      Reduction of Capital

The Company may, subject to the provisions of the Act from time to time, by Special Resolution reduce its capital and any capital redemption reserve account or securities premium account in any manner for the time being authorized by law, and in particular, the capital may be paid off on the footing that it may be called up again or otherwise.

7.                                      Sub-division, Consolidation and Cancellation of Share Certificate

Subject to the provisions of Section 61 of the Act, the Company in general meeting, may by an ordinary resolution from time to time:

(a)                                 Divide, sub-divide or consolidate its shares, or any of them, and the resolution whereby any share is sub-divided, may determine that as between the holders of the shares resulting from such sub-division one or more of such shares have some preference of special advantage as regards dividend, capital or otherwise as compared with the others in accordance with the applicable laws.

(b)                                 Cancel shares which at the date of such general meeting have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

8.                                      New capital part of the existing capital

Except so far as otherwise provided by the conditions of the issue or by these Presents, any capital raised by the creation of new shares, shall be considered as part of the existing capital and shall be subject to the provisions herein contained, with reference to the payment of calls and installments, forfeiture, lien, surrender, transfer and transmission, voting and otherwise.

9.                                      Power to issue Shares with differential voting rights

The Company shall have the power to issue shares with such differential rights as to dividend, voting or otherwise, subject to the compliance with requirements as provided for in the Act, or any other law as may be applicable.

10.                               Power to issue sweat equity shares

The Company shall have the power to issue sweat equity shares, subject to the compliance with requirements as provided for in the Act, or any other law as may be applicable.

11.                               Power to issue preference shares

Subject to the provisions of the Act, the Company shall have the powers to issue preference shares which are liable to be redeemed and the resolution authorizing such issue shall prescribe the manner, terms and conditions of such redemption.

12.                               Further Issue of Shares

(1)                                 Where at any time it is proposed to increase the subscribed capital of the Company by allotment of further shares then:

(a)                                 Such further shares shall be offered to the persons who at the date of the offer, are holders of the equity shares of the Company, in proportion, as nearly as circumstances admit, to the capital paid up on those shares at that date.

i.                          The offer aforesaid shall be made by a notice specifying the number of shares offered and limiting a time within which the offer, if not accepted, will be deemed to have been declined.

ii.                       The offer aforesaid shall be deemed to include a right exercisable by the person concerned to renounce the shares offered to him or any of them in favour of any other person and the notice referred to in sub clause (b) hereof shall contain a statement of this right.

iii.                    After the expiry of the time specified in the aforesaid notice or on receipt of earlier intimation from the person to whom such notice is given that he declines to accept the shares offered, the Board may dispose of them in such manner as they think most beneficial to the Company.

(b)                                 Such shares be offered to employees under a scheme of employees’ stock option in accordance with the applicable laws to the Company.

(2)                                 Notwithstanding anything contained in sub-clause (1) the further shares may be offered to any persons (whether or not those persons include the persons referred to in clause (a) or (b) of sub- clause (1) hereof in any manner whatsoever , if a Special Resolution to that effect is passed by the Company in general meeting.

(3)                                 Nothing in sub-clause (a) of (1) hereof shall be deemed:

(a)                                 To extend the time within which the offer should be accepted; or

(b)                                 To authorize any person to exercise the right of renunciation for a second time on the ground that the person in whose favour the renunciation was first made has declined to take the shares comprised in the renunciation.

(4)                                 Nothing in this Article shall apply to the increase of the subscribed capital of the Company caused by the exercise of an option attached to the debentures issued or loans raised by the Company:

(a)                                 To convert such debentures or loans into shares of the Company; or

(b)                                 To subscribe for shares in the Company.

13.                               Allotment on application to be acceptance of shares

Any application signed by or on behalf of an applicant for shares in the Company followed by an allotment of any shares therein, shall be an acceptance of shares within the meaning of these Articles, and every person who thus or otherwise accepts any shares and whose name is on the Register, shall, for the purpose of these Articles, be a Member.

14.                               Money due on shares to be a debt to the Company

The money (if any) which the Board shall, on the allotment of any shares being made by them, require or direct to be paid by way of deposit, call or otherwise in respect of any shares allotted by them, shall immediately on the inscription of the name of allottee in the Register of Members as the name of the holder of such shares become a debt due to and recoverable by the Company from the allottee thereof, and shall be paid by him accordingly.

15.                               Installments on Shares

If, by the conditions of allotment of any shares, the whole or part of the amount or issue price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the person who, for the time being and from time to time, shall be the registered holder of the share or his legal representative.

16.                               Members or heirs to pay unpaid amounts

Every Member or his heirs, executors or administrators shall pay to the Company the portion of the capital represented by his share or shares which may, for the time being remain unpaid thereon, in such amounts, at such time or times and in such manner, as the Board shall from time to time, in accordance with these Regulations require or fix for the payment thereof.

17.                               Variation of Shareholders’ rights

(a)                                 If at any time the share capital of the Company is divided into different classes of shares, the rights attached to the shares of any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to provisions of section 48 of the Act and whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourth of the issued shares of that class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the issued shares of that class.

(b)                                 Subject to the provisions of the Act, to every such separate meeting, the provisions of these Regulations relating to meeting shall mutatis mutandis apply.

18.                               Subject to provisions of these Articles, the Company if authorized by a special resolution passed at a general meeting may amalgamate or cause itself to be amalgamated with any other person, firm or body corporate subject however to the provisions of Section 230 to 232 of the Act.

SHARE CERTIFICATES

19.                               Rules to issue share certificates

The issue, reissue, renewal of share certificates and the format, sealing and signing and records of the certificates issued shall be maintained in accordance with the provisions of the Act.

20.                               (a)                                 Every Member entitled to certificate for his shares

(i)                                     Every Member or allottee of shares shall be entitled, without payment, to receive one or more certificates specifying the name of the person in whose favour it is issued, the shares to which it relates, and the amount paid thereon. Such certificates shall be issued only in pursuance of a resolution passed by the Board and on surrender to the Company of fractional coupon of requisite value, save in case of issue of share certificates against letters of acceptance of or renunciation or in cases of issues of bonus shares. Such share certificates shall also be issued in the event of consolidation or sub-division of the shares of the Company.

(ii)                                  Every such certificate shall be issued under the seal, if any of the Company, which shall be affixed in the presence of and signed by two Directors (one of whom shall be other than Managing or Whole Time Director, if the composition of the Board permits of it) and the Secretary or some other persons appointed by the Board for the purpose.

(iii)                               Particulars of every share certificate issued shall be entered in the Register of Members against the name of the person to whom it has been issued, indicating date of issue.

(b)                                 Joint ownership of shares:

Any two or more joint allottees of shares shall be treated as a single Member for the purposes of this Article and any share certificate, which may be the subject of joint ownership, may be delivered to any one of such joint owners on behalf of all of them.

Notwithstanding anything contained in preceding sub-clause (a) and (b), the Board of Directors of the Company may at their absolute discretion refuse sub-division of share certificates or debenture certificates into denomination of less than marketable lots except where sub-division is required to be made to comply with a statutory provision or an order of a competent court of law or a request from a member to convert holding of odd lot into transferable/marketable lot.

(c)                                  Director to sign Share Certificates:

A Director may sign a share certificate by affixing his signature thereon by means of any machine, equipment or other mechanical means, such as engraving in metal or lithography but not by means of rubber stamp, provided that the Director shall be responsible for the safe custody of such machine, equipment or other materials used for the purpose.

(d)                                 Issue of new certificate in place of one defaced, lost or destroyed

If any certificate be worn out, defaced, mutilated or torn or if there be no further space on the back thereof for endorsement of transfer, then upon production and surrender thereof to the Company, a new Certificate may be issued in lieu thereof, and if any certificate lost or destroyed then upon proof thereof to the satisfaction of the Company and on execution of such indemnity as the Company deem adequate, being given, a new Certificate in lieu thereof shall be given to the party entitled to such lost or destroyed Certificate. Every Certificate under the Article shall be issued without payment of fees if the Directors so decide, or on payment of such fees (not exceeding Rs.2/- for each certificate) as the Directors shall prescribe. Provided that no fee shall be charged for issue of new certificates in replacement of those which are old, defaced or worn out or where there is no further space on the back thereof for endorsement of transfer.

Provided that notwithstanding what is stated above the Directors shall comply with such rules or regulation or requirements of any stock exchange or the rules made under the Act or the rules made under Securities Contracts (Regulation) Act, 1956 or any other act or rules applicable in this behalf.

The provision of this Article shall mutatis mutandis apply to debentures of the Company.

(e)                                  Renewal of Share Certificate:

When a new share certificate has been issued in pursuance of clause (d) of this Article, it shall state on the face of it and against the stub or counterfoil to the effect that it is “Issued in lieu of share certificate No                       sub-divided/replaced on consolidation of shares.”

(f)                                   When a new certificate has been issued in pursuance of clause (d) of this Article, it shall state on the face of it against the stub or counterfoil to the effect that it is duplicate issued in lieu of share certificate No                    The word ‘Duplicate’ shall be stamped or punched in bold letters across the face of the share certificate and when a new certificate has been issued in pursuance of clauses (c), (d), (e) and (f) of this Article, particulars of every such share certificate shall be entered in a Register of Renewed and Duplicate Certificates indicating against it, the names of the persons to whom the certificate is issued, the number and the necessary changes indicated in the Register of Members by suitable cross references in the “remarks” column.

(g)                                  All blank forms, share certificates shall be printed only on the authority of a resolution duly passed by the Board.

21.                               Responsibilities to maintain records

The Company Secretary of the Company for the time being or if the Company has no Company Secretary, a Director specifically authorized by the Board for such purpose shall be responsible for maintenance, preservation and safe custody of all books and documents relating to the issue of share certificates.

22.                               Rights of Joint Holders

(a)                                 If any share stands in the names of two or more persons, the person first named in the Register shall, as regards receipt of dividends or bonus or service of notices and all or any other matter connected with the Company, except voting at meeting and the transfer of the shares be deemed the sole holder thereof but the joint holders of share shall be severally as well as jointly liable for payment of all installments and calls due in respect of such share and for all incidents thereof according to these Regulations.

23.                               Limitation of time for Issue of Certificates

Every Member shall be entitled, without payment, to one or more certificates in marketable lots, for all the shares of each class or denomination registered in his name, or if the Directors so approve (upon paying such fee as the Directors may from time to time determine) to several certificates, each for one or more of such shares and the Company shall complete and have ready for delivery such certificates within two months from the date of allotment, unless the conditions of issue thereof otherwise provide, or 15 days of the receipt of application of registration of transfer, transmission, sub-division, consolidation or renewal of any of its shares as the case may be.

Provided always that notwithstanding anything contained in these Articles the certificate of title to shares may be executed and issued in accordance with such other provisions of the applicable laws, as may be in force for the time being and from time to time.

Every certificate of shares shall be under the seal, if any of the Company and shall specify the number and distinctive numbers of shares in respect of which it is issued and amount paid-up thereon and shall be in such form as the Directors may prescribe and approve provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

UNDERWRITING & BROKERAGE

24.                               Commission for placing shares, debentures, etc

(a)                                 Subject to the provisions of the Act, the Company may at any time pay a commission to any person for subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares or debentures of the Company or underwriting or procuring or agreeing to procure subscriptions (whether absolute or conditional) for shares or debentures of the Company and provisions of sub section (6) of Section 40 of the Act and rules made thereunder shall apply.

(b)                                 The Company may also, in any issue, pay such brokerage as may be lawful.

LIEN

25.                               Company’s lien on shares /debentures

The Company shall have a first and paramount lien upon all the shares /debentures (other than fully paid up shares/debentures) registered in the name of each Member (whether solely or jointly with others) and upon the proceeds of sale thereof for all monies (whether presently payable or not) called or payable at fixed time in respect of such shares/debentures, and no equitable interest in any shares shall be created except upon the footing and condition that this Article will have full effect and such lien shall extend to all dividend and bonus from time to time declared in respect of such shares/debentures. Unless otherwise agreed, the registration of a transfer of shares/debentures shall operate as a waiver of the Company’s lien if any, on such shares/debentures. The Directors may at any time declare any shares/debentures wholly or in part to be exempt from provisions of this clause. The fully paid up shares shall be free from all lien and that in the case of partly paid shares the Company’s lien shall be restricted to moneys called or payable at a fixed time in respect of such shares.

26.                               Enforcing lien by sale

For the purpose of enforcing such lien, the Board may sell the shares subject thereto in such manner as they think fit, and for that purpose may cause to be issued a duplicate certificate in respect of such shares and may authorize one of their members to execute a transfer thereof on behalf of and in the name of such Member.

No sale shall be made until such period as aforesaid shall have arrived and until notice in writing of the intention to sell have been served on such Member or his representative and default shall have been made by him or them in payment, fulfillment or discharge of such debts, liabilities or engagements for thirty days after such notice.

27.                               Application of sale proceeds

The net proceeds of any such sale shall be received by the Company and applied in or towards payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

28.                               Board to have right to make calls on shares

The Board may, from time to time, subject to the terms on which any shares may have been issued and subject to the conditions of allotment, by a resolution passed at a meeting of the Board (and not by circular resolution), make such call as it thinks fit upon the Members in respect of all moneys unpaid on the shares held by them respectively and each Member shall pay the amount of every call so made on him to the person or persons and the member(s) and place(s) appointed by the Board. A call may be made payable by installments.

Provided that option or right to call of shares shall not be given to any person except with the sanction of the company in general meeting.

29.                               Notice for call

Fourteen days notice in writing of any call shall be given by the Company specifying the date, time and places of payment and the person or persons to whom such call be paid.

30.                               Call when made

The Board of Directors may, when making a call by resolution, determine the date on which such call shall be deemed to have been made, not being earlier than the date of resolution making such call, and thereupon the call shall be deemed to have been made on the date so determined and if no such date is so determined a call shall be deemed to have been made at the date when the resolution authorizing such call was passed at the meeting of the Board.

31.                               Liability of joint holders for a call

The joint-holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

32.                               Board to extend time to pay call

The Board may, from time to time, at its discretion extend the time fixed for the payment of any call and may extend such time to all or any of the members.

Provided the extension, if so provided, shall be on a uniform basis on all shares falling under one class.

33.                               Calls to carry Interest

If a Member fails to pay any call due from him on the day appointed for payment thereof, or any such extension thereof as aforesaid, he shall be liable to pay interest on the same from the day appointed for the payment thereof to the time of actual payment at such rate as shall from time to time be fixed by the Board but nothing in this Article shall render it obligatory for the Board to demand or recover any interest from any such Member.

34.                               Dues deemed to be calls

Any sum, which as per the terms of issue of a share becomes payable on allotment or at a fixed date whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same may become payable and in case of non payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

35.                               Proof of dues in respect of shares

On any trial or hearing of any action or suit brought by the Company against any Member or his representatives for the recovery of any money claimed to be due to the Company in respect of his shares it shall be sufficient to prove (i) that the name of the Members in respect of whose shares the money is sought to be recovered appears entered in the Register as the holder, at or subsequent to the date on which the money sought to be recovered is alleged to have become due on the shares, (ii) that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the member or his representatives pursuance of these Articles, and (iii) it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive of the debt.

36.                               Partial payment not to preclude forfeiture

Neither a judgment nor a decree in favour of the Company, for call or other moneys due in respect of any share nor any part payment or satisfaction thereunder, nor the receipt by the Company of a portion of any money which shall, from time to time be due from any member to the Company in respect of his shares either by way of principal or interest, nor any indulgence granted by the Company in respect of the payment of any such money shall preclude the

Company from thereafter proceeding to enforce forfeiture of such shares as hereinafter provided.

37.                               Payment in anticipation of call may carry interest

(a)                                 The Directors may, if they think fit, subject to the provisions of Section 50 of the Act, agree to and receive from any member willing to advance the same, whole or any part of the monies due upon the shares held by him beyond the sums actually called for and upon the amount so paid or satisfied in advance, or so much thereof as from time to time exceeds the amount of the calls then made upon the shares in respect of which such advance has been made, the Company may pay interest at such rate, as the member paying such sum in advance and the Directors agree upon, provided that money paid in advance of calls shall not confer a right to participate in profits or dividend. The Directors may at any time repay the amount so advanced.

(b)                                 The Member shall not be entitled to any voting rights in respect of the moneys so paid by him until the same would but for such payment become presently payable.

(c)                                  The provisions of this Article shall mutatis mutandis apply to the calls on debentures of the Company.

FORFEITURE OF SHARES

38.                               Board to have right to forfeit shares

If any Member fails to pay any call or installment of a call on or before the day appointed for the payment of the same or any such extension thereof as aforesaid, the Board may at any time thereafter during such time as the call or installment remains unpaid, give notice to him requiring him to pay the same together with any interest that may have accrued and all expenses that may have been incurred by the Company by reason of such non-payment.

39.                               Notice for forfeiture of shares

(a)                                 The notice shall name a further day (not earlier than the expiration of fourteen days from the date of notice) and place or places on which such call or installment and such interest thereon (at such rate as the Directors shall determine from the day on which such call or installment ought to have been paid) and expenses as aforesaid, are to be paid.

(b)                                 The notice shall also state that in the event of the non-payment at or before the time the call was made or installment is payable the shares will be liable to be forfeited.

40.                               Effect of forfeiture

If the requirements of any such notice as aforesaid were not complied with, every or any share in respect of which such notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared or any other moneys payable in respect of the forfeited share and not actually paid before the forfeiture, subject to applicable provisions of the Act. There shall be no forfeiture of unclaimed dividends before the claim becomes barred by law.

41.                               Notice of forfeiture

When any share shall have been so forfeited, notice of the forfeiture shall be given to the Member on whose name it stood immediately prior to the forfeiture and any entry of the forfeiture with the date thereof, shall forthwith be made in the Register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or to make any such entry as aforesaid.

42.                               Forfeited share to be the property of the Company

Any share so forfeited shall be deemed to be the property of the Company and may be sold, reallocated or otherwise disposed of either to the original holder thereof or to any other person upon such terms and in such manner as the Board shall think fit.

43.                               Member to be liable even after forfeiture

Any Member whose shares have been forfeited shall, notwithstanding the forfeiture be liable to pay and shall forthwith pay to the Company on demand all calls, installments, interest and expenses owing upon or in respect of such shares at the time of the forfeiture together with the interest thereon from time to time of the forfeiture until payment at such rates as the Board may determine and the Board may enforce the payment thereof, if it thinks fit.

44.                               Claims against the Company to extinguish on forfeiture

The forfeiture of a share involves extinction, at the time of the forfeiture of all interest in and all claims and demands against the Company, in respect of the shares and all other rights incidental to the share, except only such of those rights as by these Articles expressly saved.

45.                               Evidence of forfeiture

A duly verified declaration in writing that the declarant is a Director or Secretary of the Company, and that a share in the Company has been duly forfeited in accordance with these Articles on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the shares.

46.                               Effecting sale of shares

Upon any sale after forfeiture or for enforcing a lien in purported exercise of the powers hereinafter given, the Board may appoint some person to execute an instrument of transfer of the shares sold, cause the purchaser’s name to be entered in the Register in respect of the share sold, and the purchaser shall not be bound to see to the regularity of the proceedings or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares, the validity of the sale shall not be impeached by any person.

47.                               Original Certificate of forfeited shares to be void

Upon any sale, re-allotment or other disposal under the provisions of the preceding Articles, the certificate or certificates originally issued in respect of the relevant shares shall (unless the same shall on demand by the Company have been previously surrendered to it by the defaulting member) stand cancelled and become null and void and have no effect and the Directors shall be entitled to issue a new certificate or certificates in respect of the said shares to the person or persons entitled thereto.

48.                               Board entitled to cancel forfeiture

The Board may at any time before any share so forfeited shall have them sold, re-allotted or otherwise disposed of, cancel the forfeiture thereof upon such conditions at it thinks fit.

TRANSFER AND TRANSMISSION OF SHARES

49.                               Register of Transfers

The Company shall keep a “Register of Transfers” and therein shall be fairly and distinctly entered particulars of every transfer or transmission of any shares.

50.                               Endorsement of Transfer

In respect of any transfer of shares registered in accordance with the provisions of these Articles, the Board may, at their discretion, direct an endorsement of the transfer and the name of the transferee and other particulars on the existing share certificate and authorize any Director or officer of the Company to authenticate such endorsement on behalf of the Company or direct the issue of a fresh share certificate, in lieu of and in cancellation of the existing certificate in the name of the transferee.

51.                               Instrument of Transfer

The instrument of transfer of any share shall be in writing and all the provisions of Section 56 of the Act, and of any statutory modification thereof for the time being shall be duly complied with in respect of all transfer of shares and registration thereof. The Company shall use a common form of transfer in all cases. In case of transfer of shares, where the Company has not issued any certificates and where the shares are held in dematerialized form, the provisions of the Depositories Act, 1996 shall apply.

52.                               Executive transfer instrument

Every such instrument of transfer shall be executed both by the transferor and the transferee and the transferor shall be deemed to remain holder of the shares until the name of the transferee is entered in the Register in respect thereof. The instrument of transfer shall be in respect of same class of shares and should be in the form prescribed under the Act.

53.                               Closing Register of transfers and of Members

The Board shall be empowered, on giving not less than seven days notice by advertisement in a newspaper circulating in the district in which the Office of the Company is situated, to close the transfer books, Register, the register of debenture holders at such time or times, and for such period or periods, not exceeding thirty days at a time and not exceeding in the aggregate forty-five days in each year as it may seem expedient.

54.                               Directors may refuse to register transfer

Subject to the provisions of Section 58 of the Act, these Articles and other applicable provisions of the Act or any other law for the time being in force, the Board may on sufficient cause refuse to register the transfer of, or the transmission of , any shares or interest of a Member in shares or debentures of the Company. The Company shall within one month from the date on which the instrument of transfer, or the intimation of such transmission, as the case may be, was delivered to the Company, send notice of refusal to the transferee and transferor or to the person giving notice of such transmission, as the case may be, giving reasons for such refusal.

Provided that registration of a transfer shall not be refused on the ground of the transferor being either alone or jointly with any other person or persons indebted to the Company on any account whatsoever except where the Company has a lien on shares.

55.                               Transfer of partly paid shares

Where in the case of partly paid shares, an application for registration is to be made by the transferor, the Company shall give notice of the application to the transferee in accordance with the provisions of Section 56 of the Act.

56.                               Survivor of joint holders recognized

In case of the death of any one or more persons named in the Register of Members as the joint-holders of any shares, the survivors shall be the only person recognized by the Company as having any title to or interest in such share but nothing therein contained shall be taken to release the estate of a deceased joint-holder from any liability on shares held by him jointly with any other person.

57.                               Title to shares of deceased members

The executors or administrators or holders of a succession certificate or the legal representatives of a deceased Member (not being one or two joint holders) shall be the only person recognized by the Company as having any title to the shares registered in the name of such Member, and the Company shall be bound to recognize such executors or administrators or holders of a succession certificate or the legal representatives shall have first obtained probate holders or letter of administration or succession certificate as the case may be, from a duly constituted court in the Union of India. Provided that in any case where the Board in its absolute discretion, thinks fit, the Board may dispense with the production of probate or letter of administration or succession certificate, upon such terms as to indemnity or otherwise as the Board in its absolute discretion may think necessary and register the name of any person who claims to be absolutely entitled to the shares standing in the name of a deceased member as a member.

58.                               Transfers not permitted

No share shall in any circumstances be transferred to any infant, insolvent or person of unsound mind, except fully paid share through a legal guardian.

59.                               Transmission of shares

Subject to the provisions of the Act and these Presents, any person becoming entitled to shares in consequence of the death, lunacy, bankruptcy or insolvency of any members, or by any lawful means other than by a transfer in accordance with these Articles may, with the consent of the Board, upon producing such evidence as the Board thinks sufficient, that he sustains the character in respect of which he proposes to act under this Article, or of his title, either by registering himself as the holder of the shares or elect to have some person nominated by him and approved by the Board, registered as such holder, provided, nevertheless, if such person shall elect to have his nominee registered, he shall testify that election by executing in favour of his nominee an instrument of transfer in accordance with the provision herein contained and until he does so he shall not be freed from any liability in respect of the shares.

60.                               Rights on Transmission

A person entitled to a share by transmission shall, subject to the reasonable restrictions imposed by Board of Directors in accordance with the law, to retain such dividends or money, be entitled to receive and may give discharge for any dividends or other moneys payable in respect of the share.

Provided that the Board may at any time to give a notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within 90 days, the Board may thereafter withhold payment of all dividends, bonus or other moneys payable in respect of such share, until the requirements of notice have been complied with.

61.                               Instrument of transfer to be stamped

Every instrument of transfer shall be presented to the Company duly stamped for registration, accompanied by such evidence as the Board may require to prove the title of the transferor his right to transfer the shares and every registered instrument of transfer shall remain in the custody of the Company until destroyed by order of the Board.

Where any instrument of transfer of shares has been received by the Company for registration and the transfer of such shares has not been registered by the Company for any reason whatsoever, the Company shall transfer the dividend in relation to such shares to a special account unless the Company is authorized by the registered holder of such shares, in writing, to pay such dividend to the transferee and will keep in abeyance any offer of right shares and/or bonus shares in relation to such shares.

62.                               Share Certificates to be surrendered

Before the registration of a transfer, the certificate or certificates of the share or shares to be transferred must be delivered to the Company along with (save as provided in Section 56) properly stamped and executed instrument of transfer.

63.                               No fee on Transfer or Transmission

No fee shall be charged for:

(a)                                 registration of transfers, transmission, probate, succession certificate and letters of administration, certificate of death or marriage, power of attorney or similar other document; and

(b)                                 sub-division and/ or consolidation of shares and debentures and sub-division of letters of allotment and split, consolidation, renewal and genuine transfer receipts into denomination corresponding to the market unit of trading;

64.                               Company not liable to notice of equitable rights

The Company shall incur no liability or responsibility whatever in consequence of its registering or giving effect to any transfer of shares made or purporting to be made by any apparent legal owner thereof (as shown or appearing in the Register) to the prejudice of persons having or claiming any equitable rights, title or interest in the said shares, notwithstanding that the Company may have had notice of such equitable rights referred thereto in any books of the Company and the Company shall not be bound by or required to regard or attend to or give effect to any notice which may be given to it of any equitable rights, title or interest or be under any liability whatsoever for refusing or neglecting to do so, though it may have been entered or referred to in some book of the Company but the Company shall nevertheless be at liberty to regard and attend to any such notice and give effect thereto if the board shall so think fit.

65.                               Transfer and Transmission of Debentures

The provisions of these Articles, shall, mutatis mutandis, apply to the transfer of or the transmission by law of the right to debentures of the Company.

66.                               Dematerialization of Securities

i)                                         Definitions: For the purpose of this Article:

“Beneficial Owner” means a person whose name is recorded as such with a Depository.

“Depositories Act” means the Depository Act, 1996, including any statutory modifications or re-enactment for the time being in force.

“Depository” means a company formed and registered under the Act and which has been granted a Certificate of Registration to act as a depository under the Securities and Exchange Board of India Act 1992.

“Participant” means a person registered as such under Section 12 (1A) of the Securities and Exchange Board of India Act, 1992.

“Record” includes the records maintained in the form of books or stored in a computer or in such other form as may be determined by the regulations issued by the Securities and Exchange Board of India in relation to the Depository Act, 1996.

“Registered Owner” means a Depository whose name is entered as such in the records of the Company.

“SEBI” means the Securities and Exchange Board of India

“Security” means such security as may be specified by the Securities and Exchange Board of India from time to time.

ii)                                      Company to recognize interest in dematerialized securities under the Depositories Act, 1996.

Either the Company or the investor may exercise an option to issue, dematerialize, hold the securities (including shares) with a Depository in Electronic form and the certificates in respect thereof shall be dematerialized, in which event the rights and obligations of the parties concerned and matters connected therewith or incidental thereto shall be governed by the provisions of the Depositories Act, 1996 as amended from time to time or any statutory modification(s) thereto or re-enactment thereof.

iii)                                   Dematerialization/Re-Materialization of Securities

Notwithstanding anything to the contrary or inconsistent contained in these Articles, the Company shall be entitled to dematerialize its existing securities, re-materialize its securities held in Depositories and/or offer its fresh securities in the de-materialized form pursuant to the Depositories Act, 1996 and the rules framed there under, if any.

iv)                                  Option to receive security certificate or hold securities with depository

Every person subscribing to or holding securities of the Company shall have the option to receive the security certificate or hold securities with a Depository. Where a person opts to hold a security with the Depository, the Company shall intimate such Depository of the details of allotment of the security and on receipt of such information, the Depository shall enter in its record, the name of the allottees as the beneficial owner of that security.

v)                                     Securities in electronic form

All securities held by a Depository shall be dematerialized and held in electronic form. No certificate shall be issued for the securities held by the Depository.

vi)                                  Beneficial Owner Deemed as Absolute Owner

Except as ordered by a court of competent jurisdiction or by law required, the Company shall be entitled to treat the person whose name appears on the Register as the holder of any share or whose name appears as the beneficial owner of any share in the records of the Depository as the absolute owner thereof and accordingly shall not be bound to recognize any benami trust or equity, equitable contingent, future, partial interest, other claim to or interest in respect of such shares or (except only as by these Articles otherwise expressly provided) any right in respect of a share other than an absolute right thereto in accordance with these Articles, on the part of any other person whether or not it has expressed or implied notice thereof but the Board shall at their sole discretion register any share in the joint names of any two or more persons or the survivor or survivors of them.

vii)                               Rights of Depositories and Beneficial Owners

Notwithstanding anything to the contrary contained in the Act, or these Articles, a Depository shall be deemed to be the registered owner for the purpose of effecting transfer of ownership of security on behalf of the beneficial owner.

Save as otherwise provided above, the Depository is the registered owner of the securities, and shall not have any voting rights or any other rights in respect of the securities held by it.

Every person holding securities of the Company and whose name is entered as a beneficial owner in the records of the Depository shall be deemed to be a member of the Company. The beneficial owner of securities shall be entitled to all the rights and benefits and be subject to all the liabilities in respect of his securities which are held by a Depository

viii)                            Register and Index of Beneficial Owners

The Company shall cause to be kept a Register and Index of members with details of shares and debentures held in materialized and dematerialized forms in any media as may be permitted by law including any form of electronic media.

The Register and Index of beneficial owners maintained by a Depository under the Depositories Act, 1996 shall be deemed to be a Register and Index of members for the purposes of this Act. The Company shall have the power to keep in any state or country outside India a Branch register of Members resident in that state or country.

ix)                                  Cancellation of Certificates upon Surrender by person

Upon receipt of certificate of securities on surrender by a person who has entered into an agreement with the Depository through a participant, the Company shall cancel such certificates and shall substitute in its record, the name of the Depository as the registered owner in respect of the said securities and shall also inform the Depository accordingly.

x)                                     Service of Documents

Notwithstanding anything contained in the Act, or these Articles, to the contrary, where securities are held in a Depository, the record of the beneficial ownership may be served by such Depository on the Company by means of hard copies or through electronic mode or by delivery of floppies or discs.

xi)                                  Allotment of Securities

Where the securities are dealt within a Depository, the Company shall intimate the details of allotment of relevant securities to the Depository on allotment of such securities.

xii)                               Transfer of securities

The Company shall keep a Register of Transfers and shall have recorded therein fairly and distinctly, particulars of every transfer or transmission of any share held in material form. Nothing contained in these Articles shall apply to transfer of securities held in Depository.

xiii)                            Distinctive Number of securities held in a depository

The shares in the capital shall be numbered progressively according to their several denominations, provided, however that the provisions relating to progressive numbering shall not apply to the shares of the Company which are in dematerialized form.

xiv)                           Provisions of Articles to apply to shares held in Depository

Except as specifically provided in these Articles, the provisions relating to joint holders of shares, calls, lien on shares, forfeiture of shares and transfer and transmission of shares shall be applicable to shares held in Depository so far as they apply to shares held in physical form subject to the provisions of the Depositories Act, 1996.

xv)                              Depository to furnish information

Every Depository shall furnish to the Company information about the transfer of securities in the name of the beneficial owner at such intervals and in such manner as may be specified by laws and the Company in that behalf.

xvi)                           Option to opt out in respect of any such security

If a beneficial owner seeks to opt out of a Depository in respect of any security, he shall inform the Depository accordingly. The Depository shall on receipt of such information make appropriate entries in its records and shall inform the Company. The Company shall within 30 (thirty) days of the receipt of intimation from a Depository and on fulfillment of such conditions and on payment of such fees as may be specified by the regulations, issue the certificate of securities to the beneficial owner or the transferee as the case may be.

xvii)                        Overriding effect of this Article

Provisions of this Article will have full effect and force not withstanding anything to the contrary or inconsistent contained in any other Articles of these Presents.

67.                               Nomination Facility

(a)                                 Every holder of shares, or holder of debentures of the Company may at any time, nominate, in the prescribed manner a person to whom his shares in or debentures of the Company shall rest in the event of his death.

(b)                                 Where the shares in or debentures of the Company are held by more than one person jointly, the joint holders may together nominate in the prescribed manner, a person to whom all the rights in the shares or debentures of the Company shall rest in the event of death of all the joint holders.

(c)                                  Notwithstanding anything contained in any other law for the time being in force or in any disposition, whether testamentary or otherwise in respect of such shares in or debentures of the Company where a nomination made in the prescribed manner purports to confer on any person the right to vest the shares in or debentures of the Company, the nominee shall, on the death of the shareholder or debentures holder of the Company or as the case may be on the death of the joint holders become entitled to all the rights in the shares or debentures of the Company or as the case may be all the joint holders in relation to such shares in or debenture of the Company to the exclusion of all the other persons, unless the nomination is varied or cancelled in the prescribed manner.

(d)                                 Where the nominee is a minor it shall be lawful for the holder of shares or debentures, to make the nomination and to appoint in the prescribed manner any person to become entitled to shares in or debentures of the Company in the event of his death in the event of minority of the nominee.

(e)                                  Any person who becomes a nominee by virtue of the provisions of the Act, upon the production of such evidence as may be required by the Board and subject as hereinafter provided elect either:

(a)                                 To be registered himself as holder of the shares or debentures as the case may be, or

(b)                                 To make such transfer of the share or debenture as the case may be, as the deceased shareholder or debenture holder, as the case may be could have made.

If the person being a nominee, so becoming entitled, elects to be registered himself as a holder of the share or debenture as the case may be, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects and such notice shall be accompanied with a death certificate of the deceased shareholder or debenture holder as the case may be.

(f)                                   All the limitations, restrictions and provisions of this Act, relating to the right to transfer and registration of transfer of shares or debentures shall be applicable to any such notice or transfer as aforesaid as if the death of the member had not occurred and the notice or transfer where a transfer is signed by that shareholder or debenture holder, as the case may be.

(g)                                  A person being a nominee, becoming entitled to a share or debenture by reason of the death of the holder shall be entitled to same dividends and other advantages to which he would be entitled if he were the registered holder of the share or debenture, except that he shall not, before being registered a member in respect of his share of debenture, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company.

Provided that the Board may, at any time, give notice requiring any such person to elect either to be registered himself or to transfer the share or debenture and if the notice is not complied with within 90 days, the Board may thereafter withhold payments of all dividends, bonus, or other monies payable in respect of the share or debenture, until the requirements of the notice have been complied with.

(h)                                 A Depository may at any time, make a nomination and above provisions shall as far as may be, apply to such nomination.

68.                               Buy Back of Shares

The Company shall be entitled to purchase its own shares or other securities, subject to such limits, upon such terms and conditions and subject to such approvals as required under Sections 68 of the Act and other applicable laws, if any.

69.                               Copies of Memorandum and Articles to be sent to members

Copies of the Memorandum and Articles of Association of the Company and other documents referred to in Section 17 of the Act shall be sent by the Company to every member at his request within seven days of the request on payment of such sum as may be prescribed.

SHARE WARRANTS

70.                               Rights to issue share warrants

(a)                                 The Company may issue share warrants subject to, and in accordance with provisions of the Act.

(b)                                 The Board may, in its discretion, with respect to any share which is fully paid up on application in writing signed by the person registered as holder of the share, and authenticated by such evidence (if any) as the Board may from time to time require as to the identity of the person signing the application, and the amount of the stamp duty on the warrant and such fee as the Board may from time to time require having been paid, issue a warrant.

71.                               Rights of warrant holders

(a)                                 The bearer of the share warrant may at any time deposit the warrant at the Office of the Company, and so long as the warrant remains so deposited, the depositor shall have the same right to signing a requisition, for calling a meeting of the Company, and of attending, and voting and exercising other privileges of a member at any meeting held after the expiry of two clear days from time of the deposit, as if his name were inserted in the Register or Members as the holder of the shares included in the deposited warrant.

(b)                                 Not more than one person shall be recognized as the depositor of the share warrant.

(c)                                  The Company shall, on two days written notice, return the deposited share warrant to the depositor.

72.                                 (a)                               Subject as herein otherwise expressly provided, no person shall, as bearer of a share warrant, sign a requisition for calling a meeting of the Company, or attend, or vote or exercise any other privileges of a member at a meeting of the Company, or be entitled to receive any notice from the Company.

(b)                                 The bearer of a share warrant shall be entitled in all other respects to the same privileges and advantages as if he were named in the Register of Members as the holder of the shares included in the warrant, and he shall be member of the Company.

73.                               Board to make rules

The Board may, from time to time, make rules as to the terms on which it shall think fit, a new share warrant or coupon may be issued by way of renewal in case of defacement, loss or destruction.

CONVERSION OF SHARES INTO STOCK AND RECONVERSION

74.                               Rights to convert shares into stock & vice-versa

The Company in general meeting may, by an Ordinary Resolution, convert any fully paid-up shares into stock and when any shares shall have been converted into stock the several holders of such stock, may henceforth transfer their respective interest therein, or any part of such interest in the same manner and subject to the same Regulations as, and subject to which shares from which the stock arise might have been transferred, if no such conversion had taken place. The Company may, by an Ordinary Resolution reconvert any stock into fully paid up shares of any denomination. Provided that the Board may, from time to time, fix the minimum amount of stock transferable, so however such minimum shall not exceed the nominal amount of shares from which the stock arose.

75.                               Rights of stock holders

The holders of stock shall according to the amount of stock held by them have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose; but no such privileges or advantages (except participation in the dividends and profits of the Company and in the assets on winding-up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred those privileges or advantages.

GENERAL MEETINGS

76.                               Annual General Meetings

The Company shall, in addition to any other meetings hold a general meeting which shall be called as its Annual General Meeting, at the intervals and in accordance with the provisions of the Act.

Extraordinary General Meetings

The Board may, whenever it thinks fit, convene an Extraordinary General Meeting at such date, time and at such place as it deems fit, subject to such directions if any, given by the Board.

77.                               Extraordinary Meetings on requisition

The Board shall on, the requisition of members convene an Extraordinary General Meeting of the Company in the circumstances and in the manner provided under Section 100 of the Act.

78.                               Notice for General Meetings

All general meetings shall be convened by giving not less than twenty- one days notice excluding the day on which the notice is served or deemed to be served (i.e. on expiry of 48 hours after the letter containing the same is posted) and the date of the meeting, specifying the day, date, time and full address of the venue of the Meeting and such other information as may be required to be given under any other applicable law and in case of any special business proposed to be transacted, the nature of that business shall be given in the manner mentioned in Section 102 of the Act. Notice shall be given to all the shareholders and to such persons as are under the Act and/or these Articles entitled to receive such notice from the Company but any accidental omission to give notice to or non-receipt of the notice by any member or other person to whom it should be given shall not invalidate the proceedings of any general meeting.

The members may participate in General Meetings through such modes as permitted by applicable laws.

79.                               Shorter Notice admissible

With the consent in writing of not less than 95 percent of the members entitled to attend and vote at General Meeting, any General Meeting may be convened by giving a shorter notice than twenty one days.

80.                               Special and Ordinary Business

(a)                                 All business shall be deemed special that is transacted at an Extraordinary General Meeting and also that is transacted at an Annual General Meeting with the exception of sanctioning of dividend, the consideration of the accounts, balance sheet and the reports of the Directors and Auditors, the election of Directors in place of those retiring by rotation and the appointment/ ratification of and the fixing up of the remuneration of the auditors.

(b)                                 In case of special business as aforesaid, an explanatory statement as required under Section 102 of the Act shall be annexed to the notice of the meeting.

81.                               Quorum for General Meeting

Such number of members as the law for the time being in force prescribes, personally present shall be quorum for a general meeting and no business shall be transacted at any general meeting unless the requisite quorum is present throughout the meeting.

82.                               Time for quorum and adjournment

If within half an hour from the time appointed for a meeting a quorum is not present, the meeting, if called upon the requisition of members, shall be dissolved and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the Directors may determine. If at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be quorum and may transact the business for which the meeting was called.

83.                               Chairman of General Meeting

The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company.

84.                               Election of Chairman

If there is no such Chairman or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, the members present shall choose another Director as Chairman and if no Director be present or if all the Directors decline to take the chair then the members present shall choose someone of their number to be the Chairman.

85.                               Adjournment of Meeting

The Chairman may, with the consent given in the meeting at which a quorum is present (and shall if so directed by the meeting) adjourn that meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When the meeting is adjourned as per the provisions of the Act, notice of the adjourned meeting shall be given as nearly as may be in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of adjournment of the business to be transacted at an adjourned meeting.

86.                               Voting at Meeting

At any General Meeting, a resolution put to the vote of the Meeting shall, be decided by show of hands or by poll or voting through electronic means, as may be applicable to the Company. Declaration by the Chairman of the Meeting of the passing of a resolution under this Article and an entry to that effect in the books containing the minutes of the Meeting of the Company shall be conclusive evidence of the fact of passing of such resolution or otherwise.

87.                               Casting vote of Chairman

In case of equal votes, the Chairman of the meeting is entitled to a second or a casting vote in addition to the vote or votes to which he may be entitled to as a member.

88.                               Passing resolutions by Postal Ballot

(a)                                 The Company may, in respect of any item of business, other than ordinary business and any business in respect of which directors or auditors have a right to be heard at any meeting, transact by means of postal ballot.

(b)                                 The Company, shall, in case of such items, as may be notified by Central Government, by notification, transact only by means of Postal Ballot.

VOTE OF MEMBERS

89.                               Voting rights of Members

a)                                     Every member holding equity shares therein shall have voting rights in proportion to his share of the paid up equity share capital.

b)                                     A member having more than one vote, or his proxy or other persons entitled to vote for him need not use all his votes in the same way.

90.                               Voting by electronic means

A member can exercise his vote at a meeting by electronic voting facility provided by the Company as per Section 108 of the Act.

91.                               Voting by joint-holders

In case of joint-holders the vote of first named of such joint-holders who tender a vote whether in person or by proxy shall be accepted to the exclusion of the votes of other joint holders.

92.                               Voting my member of unsound mind

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, by his committee or other legal guardian, and any such committee or legal guardian may, on a poll vote by proxy.

93.                               No right to vote unless calls are paid

No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him have been paid, or in regard to which the Company has lien and has exercised any right of lien.

94.                               Proxy

On a poll, votes may be given either personally or by proxy.

95.                               Instrument of proxy

The instrument appointing a proxy shall be in writing under the hand of appointer or of his attorney duly authorized in writing or if appointed by a Corporation either under its common seal or under the hand of its attorney duly authorized in writing. Any person whether or not he is a member of the Company may be appointed as a proxy.

The instrument appointing a proxy and power of attorney or other authority (if any) under which it is signed must be deposited at the Office of the Company not less than forty eight hours prior to the time fixed for holding the meeting at which the person named in the instrument proposed to vote, and in default the instrument of proxy shall not be treated as valid.

A vote given in accordance with the terms of an instrument of proxy shall be valid, notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed, or the transfer of shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at its office before the commencement of the meeting at which the proxy is used.

96.                               The form of proxy shall be as prescribed in the Act enabling the shareholder to vote for/against any resolution.

97.                               Corporate Members

Any corporation which is a member of the Company may, by resolution of its Board of Directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company and the said person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could have exercised if it were an individual member of the Company (including the right to vote by proxy).

DIRECTORS

98.                               Number of Directors

Unless otherwise determined by General Meeting by Special Resolution, the number of Directors shall not be less than three and not more than fifteen, including all kinds of Directors.

The Company shall appoint such number of women and independent directors, as may be required by the applicable laws to the Company.

The following shall be First Directors of the Company

(a)                                 Mr. Manoj Kohli

(b)                                 Mr. Ashok Juneja

(c)                                  Mrs. Vijaya Sampath

99.                               Director’s power to fill-up casual vacancy

The Board of Directors shall have power at any time and from time to time to appoint subject to the provisions of these Presents any person as a Director to fill a casual vacancy and any Director so appointed to fill a casual vacancy shall hold office only upto the date upto which the Director in whose place he is appointed would have held office if it had not been vacated.

100.                        Additional Directors

The Board of Directors shall have power at any time and from time to time to appoint one or more persons as Additional Directors provided that the number of Directors and Additional Directors together shall not exceed the maximum number fixed. An additional Director so appointed shall hold office upto the date of the next Annual general Meeting of the Company and shall be eligible for appointment by the Company as a Director at that general meeting subject to provisions of the Act.

101.                        Alternate Directors

Subject to the provisions of the Act, the Board of Directors may appoint an Alternate Director to act for a Director (hereinafter called the original Director) during the absence of the original Director for a period of not less than 3 months from India. An Alternate Director so appointed shall vacate office if and when the original Director returns to India. If the term of office of the original Director is determined before he so returns to India, any provision for the automatic reappointment of retiring Directors in default of another appointment shall apply to the original and not to the Alternate Director.

102.                        Remuneration of Directors

A Director (other than a Managing Director or Whole - Time Director) may receive a sitting fee not exceeding such sum as may be prescribed by the Act or the Central Government from time to time for each meeting of the Board of Directors or any Committee thereof attended by him. The remuneration of Directors including Managing Director and/or Whole-time Director may be paid in accordance with the applicable provisions of the Act.

The Board of Directors may allow and pay or reimburse any Director who is not a bonafide resident of the place where a meeting of the Board or of any Committee is held and who shall come to such place for the purpose of attending such meeting or for attending its business at the request of the Company, such sum as the Board may consider fair compensation for travelling, and out-of-pocket expenses and if any Director be called upon to go or reside out of the ordinary place of his residence on the Company’s business he shall be entitled to be reimbursed any travelling or other expenses incurred in connection with the business of the Company.

103.                        Remuneration for extra services

If any Director, being willing, shall be called upon to perform extra services or to make any special exertions (which expression shall include work done by Director as a member of any Committee formed by the Directors) in going or residing away from the town in which the Office of the Company may be situated for any purposes of the Company or in giving any special attention to the business of the Company or as member of the Board, then subject to the provisions of the Act the Board may remunerate the Director so doing either by a fixed sum, or by a percentage of profits or otherwise and such remuneration, may be either in addition to or in substitution for any other remuneration to which he may be entitled.

104.                        Continuing Director may act

The continuing Directors may act notwithstanding any vacancy in the Board but if the number is reduced below three, the continuing Directors or Director may act for the purpose of increasing the number of Directors to three or for summoning a general meeting of the Company but for no other purpose.

105.                        Vacation of office of Director

The Office of a Director shall be deemed to have been vacated under the circumstances enumerated under Section 164 and 167 of the Act.

106.                        Equal power to Director

Except as otherwise provided in these Articles all the Directors of the Company shall have in all matters equal rights and privileges and be subject to equal obligations and duties in respect of the affairs of the Company.

ROTATION AND RETIREMENT OF DIRECTOR

107.                        One-third of Directors to retire every year

At the Annual General Meeting of the Company to be held every year, one third of such of the Directors as are liable to retire by rotation for time being, or if their number is not three or a multiple of three then the number nearest to one third shall retire from office, and they will be eligible for re-election.

108.                        Retiring Directors eligible for re-election

A retiring Director shall be eligible for re-election and the Company, at the Annual General Meeting at which a Director retires in the manner aforesaid may fill up the vacated office by electing a person thereto.

109.                        Which Director to retire

The Directors to retire in every year shall be those who have been longest in office since their last election, but as between persons who became Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lots.

110.                        Retiring Director to remain in office till successors appointed

Subject to the provisions of the Act, if at any meeting at which an election of Directors ought to take place, the place of the vacating Director(s) is not filled up and the meeting has not expressly resolved not to fill up the vacancy and not to appoint the retiring director, the meeting shall stand adjourned till the same day in the next week at the same time and place or if that day is a public holiday till the next succeeding day which is not a public holiday at the same time and place, and if at the adjourned meeting the place of the retiring Director(s) is not filled up and the meeting has also not expressly resolved not to fill up the vacancy, then the retiring Director(s) or such of them as have not had their places filled up shall be deemed to have been reappointed at the adjourned Meeting

111.                        Increase or reduction in the number of Directors

Notwithstanding anything contained in Article 98, the Company in General Meeting may by Special Resolution increase or decrease the number of its Directors.

112.                        Power to remove Director by an ordinary resolution

Subject to the provisions of the Act, the Company may by an Ordinary Resolution in general meeting remove any Director before the expiration of his period of office and may, by an Ordinary Resolution, appoint another person instead; the person so appointed shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected as Director.

113.                        Right of persons other than retiring Directors to stand for Directorship

A person not being a retiring Director shall, in accordance with Section 160 of the Act, be eligible for appointment to the office of a Director at any general meeting if he or some other member intending to propose him as a Director not less than 14 days before the meeting has left at the registered office of the Company, a notice in writing under his hand signifying his candidature for the office of the Director or the intention of such member to propose him as a candidate for that office as the case may be, along with the prescribed deposit amount which shall be refunded to such person or as the case may be, to such member if the person succeeds in getting elected as a director or gets more than twenty five percent of total valid votes on such resolution.

114.                        Directors may Contract with the Company

(a)                                 Subject to the provisions of the Act, the Directors shall not be disqualified by reason of his or their office as such from contracting with the Company either as vendor, purchaser, lender, agent, broker, lessor or otherwise nor shall any such contract, or arrangement entered into by or on behalf of the Company with such Director or with any company, body corporate or partnership in which he shall be a member or otherwise interested be avoided nor shall any Director so contracting or being such member or so interested be liable to account to the Company for any profit realized by such contract or arrangement by reason only of such Director holding that office or of fiduciary relation thereby established but the nature of the interest must be disclosed by him or them at the meeting of Directors at which the contract or arrangement is determined if the interest then exists or in any other case at the first meeting of the Directors after the acquisition of the interest.

(b)                                 A general notice such as is referred to in Section 184 of the Act shall be sufficient disclosure under this Article as provided in that Section.

115.                        Directors not liable for retirement

The Company in general meeting may, when appointing a person as a Director declare that his continued presence on the Board of Directors is of advantage to the Company and that his office as Director shall not be liable to be determined by retirement by rotation for such period until the happening of any event of contingency set out in the said resolution.

116.                        Director for companies promoted by the Company

Directors of the Company may be or become a Director of any company promoted by the Company or in which it may be interested as vendor, shareholder or otherwise and no such Director shall be accountable for any benefits received as a Director or member of such Company subject to compliance with applicable provisions of the Act.

COMMITTEE OF BOARD

117.                        The Board shall constitute Audit Committee, Nomination and Remuneration Committee, Stakeholders Relationship committee and any other committee pursuant to the provisions of the Act as and when required time to time.

The Quorum of any Committee constituted by the Board shall be one-third of the total strength, or two members, whichever is higher, unless otherwise stipulated in the Act or any other law or by the Board

PROCEEDINGS OF BOARD OF DIRECTORS

118.                        Meetings of the Board

(a)                                 The Board of Directors may meet for the conduct of business, adjourn or otherwise regulate its meetings, as it thinks fit and shall hold a minimum number of four meetings of the Board every year in such a manner that in every quarter one Board meeting is held and not more than 120 days shall intervene between two consecutive meetings of the Board.

The Chairman may, at any time, and the company secretary or such other Officer of the Company as may be authorised in this behalf on the requisition of Director shall at any time summon a meeting of the Board. Notice will be sent at the registered address of every director and such notice shall be sent either by hand delivery or by courier or by registered post or by speed post or by electronic means or by any other mode as may be permitted under the Act.

(b)                                 The Directors may participate in Board Meetings through such modes as may be permitted by applicable laws.

119.                        Quorum

(a)                                 Subject to the provisions of the Act, the quorum for a meeting of the Board shall be one-third of its total strength (any fraction contained in that one-third being rounded off as one) or two Directors whichever is higher, and the participation of the directors by video conferencing or by other audio visual means shall also be counted for the purpose of quorum, provided that where at any time the number of interested Directors is equal to or exceeds two-thirds of total strength, the number of remaining Directors, that is to say the number of Directors who are not interested, present at the meeting being not less than two, shall be the quorum during such time.

The total strength of the Board shall mean the number of Directors actually holding office as Directors on the date of the resolution or meeting, that is to say, the total strength of Board after deducting therefrom the number of Directors, if any, whose places are vacant at the time. The term ‘interested director’ means any Director as defined under the Act, whose presence cannot be counted for the purpose of forming a quorum at meeting of the Board, at the time of the discussion or vote on the concerned matter or resolution.

120.                        Decision to be taken at the Board Meeting

(a)                                 Save as otherwise expressly provided in the Act, a meeting of the Board for the time being at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions for the time being vested in or exercisable by the Directors generally and all questions arising at any meeting of the Board shall be decided by a majority of the Board.

(b)                                 In case of an equality of votes, the Chairman shall have second or casting vote in addition to his vote as Director.

121.                        Election of Chairman of Board

(a)                                 The Board may elect a Chairman of its meeting and determine the period for which he is to hold office.

(b)                                 If no such Chairman is elected or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the meeting, the Directors present may choose one among themselves to be the Chairman of the Meeting.

122.                        Delegation of Powers

(a)                                 The Board may, subject to the provisions of the Act, delegate any of its powers to committees consisting of such members of its body as it thinks fit.

(b)                                 Any committee so formed shall, in the exercise of the power so delegated conform to any regulations that may be imposed on it by the Board.

123.                        Election of Chairman of Committee

(a)                                 A committee may elect a Chairman of its meeting. If no such Chairman is elected or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the meeting, the members present may choose one among themselves to be the Chairman of the Committee Meeting.

(b)                                 The quorum of a committee may be fixed by the Board of Directors.

124.                        Questions how determined

(a)                                 A committee may meet and adjourn as it thinks proper.

(b)                                 Questions arising at any meeting of a committee shall be determined by the sole member of the committee or by a majority of votes as the members present as the case may be and in case of an equality of vote the Chairman shall have a second or casting vote, in addition to his vote as a member of the committee.

125.                        Validity of acts done by Board or a Committee

All acts done by any meeting of the Board, of a committee thereof, or by any person acting as a Director shall notwithstanding that it may be afterwards discovered that there was some defect in the appointment of any one or more of such Directors or of any person acting as aforesaid or that they or any of them were disqualified be as valid as if even such Director or such person has been duly appointed and was qualified to be a Director.

126.                        Resolution by Circulation

Save as otherwise expressly provided in the Act, a resolution in writing circulated in draft together with the necessary papers, if any, to all the Directors or to all the members of the committee as the case may be, at their addresses registered with the company in India by hand delivery or by post or by courier, or through such electronic means as may be prescribed and has been approved by a majority of the directors or members, who are entitled to vote on the resolution.

127.                        Maintenance of Foreign Register

The Company may exercise the powers conferred on it by Section 88 with regard to the keeping of a foreign register; and the Board may (subject to the provisions of this section) make and vary such regulations as it may think fit, respecting the keeping of any register.

128.                        Borrowing Powers

(a)                                 The Board of Directors may from time to time but with such consent of the Company in general meeting as may be required under the Act raise any moneys or sums of money for the purpose of the Company provided that the moneys to be borrowed by the Company apart from temporary loans obtained from the Company’s bankers in the ordinary course of business shall not, without the sanction of the Company at a general meeting, exceed the aggregate of the paid up capital of the Company and its free reserves, that is to say, reserves not set apart for any specified purpose and in particular, but subject to the provisions of Section 179 and 180 and other applicable provisions of the Act, the Board may from time to time at their discretion raise or borrow or secure the payment of any such sum of money for the purpose of the Company, by the issue of debentures, perpetual or otherwise, including debentures convertible into shares of this or any other Company or perpetual annuities and to secure any such money so borrowed, raised or received, mortgage, pledge or charge the whole or any part of the property, assets or revenue of the Company present or future, including its uncalled capital by special assignment or otherwise or to transfer or convey the same absolutely or in trust and to give the lenders powers of sale and other powers as may be expedient and to purchase, redeem or pay off any such securities.

Provided that every resolution passed by the Company in general meeting in relation to the exercise of the power to borrow as stated shall specify the total amount upto which moneys may be borrowed by the Board Directors.

(b)                                 The Directors may by resolution at a meeting of the Board delegate the above power to borrow money otherwise than on debentures to a committee of Directors or Managing Director or to any other person permitted by applicable law, if any, within the limits prescribed.

(c)                                  Subject to provisions of the above sub-clause, the Directors may, from time to time, at their discretion, raise or borrow or secure the repayment of any sum or sums of money for the purposes of the Company, at such time and in such manner and upon such terms and conditions in all respects as they think fit, and in particular, by promissory notes or by receiving deposits and advances with or without security or by the issue of bonds, perpetual or redeemable debentures (both present and future) including its uncalled capital for the time being or by mortgaging or charging or pledging any lands, buildings, goods or other property and securities of the Company, or by such other means as they may seem expedient.

(d)                                 To the extent permitted under the applicable law and subject to compliance with the requirements thereof, the Directors shall be empowered to grant loans to such entities at such terms as they may deem to be appropriate and the same shall be in the interests of the Company.

129.                        Assignment of Debentures

Such debentures may be assignable free from any equities between the Company and the person to whom the same may be issued.

130.                        Term of Issue of Debentures

Any debentures may be issued at a discount, premium or otherwise and may be issued on condition that they shall be convertible into shares of any denomination and with any privileges and conditions as to redemption, surrender, drawings, allotment of shares, attending (but not voting) at the general meeting, appointment of Directors and otherwise. Debentures with a right of conversion into or allotment of shares shall be issued only with the consent of the Company in a general meeting by a Special Resolution.

131.                        Debenture Directors

Any trust deed for securing debentures may if so arranged provide for the appointment from time to time by the trustee thereof or by the holders of debentures or of some person to be a Director of the Company and may empower such trustee or holders of debentures from time to time to remove any Directors so appointed. A Director appointed under this Article is herein referred to as a “Debenture Director” and the Debenture Director means a Director for the time being in office under this Article. A Debenture Director shall not be liable to retire by rotation or be removed by the Company. The Trust Deed may contain such ancillary provisions as may be arranged between the Company and the Trustees and all such provision shall have effect notwithstanding any of the other provisions herein contained.

132.                        Nominee Directors

(a)                                 So long as any moneys remain owing by the Company to any All India Financial Institutions, State Financial Corporation or any financial institution owned or controlled by the Central Government or State Government or any Non-Banking Financial Company controlled by the Reserve Bank of India or any such company from whom the Company has borrowed for the purpose of carrying on its objects or each of the above has granted any loans / or subscribes to the debentures of the Company or so long as any of the aforementioned companies of financial institutions holds or continues to hold debentures /shares in the Company as a result of underwriting or by direct subscription or private placement or so long as any liability of the Company arising out of any guarantee furnished on behalf of the Company remains outstanding, and if the loan or other agreement with such institution/ corporation/ company (hereinafter referred to as the “Corporation”) so provides, the corporation shall have a right to appoint from time to time any person or persons as a Director or Director/s, whole- time or non-whole-time (which Director or Director/s are hereinafter referred to as “Nominee Director/s) on the Board of the Company and to remove from such office any person or person so appointed and to appoint any person or persons in his /their place(s).

(b)                                 The Board of Directors of the Company shall have no power to remove from office the Nominee Director/s. At the option of the Corporation, such Nominee Director/s shall not be liable to retirement by rotation of Directors. Subject as aforesaid, the Nominee Director/s shall be entitled to the same rights and privileges and be subject to the same obligations as any other Director of the Company.

The Nominee Director/s so appointed shall hold the said office only so long as any moneys remain owing by the Company to the Corporation or so long as they holds or continues to hold debentures/shares in the Company as result of underwriting or by direct subscription or private placement or the liability of the Company arising out of the guarantee is outstanding and the Nominee Director/s so appointed in exercise of the said power shall vacate such office immediately on the moneys owing by the Company to the Corporation are paid off or they ceasing to hold debentures/shares in the Company or on the satisfaction of the liability of the Company arising out of the guarantee furnished.

(c)                                  The Nominee Director/s appointed under this Article shall be entitled to receive all notices of and attend all general meetings, Board meetings and of the meetings of the committee of which Nominee Director/s is/are member/s as also the minutes of such Meetings. The Corporation shall also be entitled to receive all such notices and minutes.

(d)                                 The Company shall pay the Nominee Director/s sitting fees and expenses to which the other Directors of the Company are entitled, but if any other fees commission, monies or remuneration in any form is payable to the Directors of the Company the fees, commission, monies and remuneration in relation to such Nominee Director/s shall accrue to the nominee appointer and same shall accordingly be paid by the Company directly to the Corporation.

(e)                                  Provided that the sitting fees, in relation to such Nominee Director/s shall also accrue to the appointer and same shall accordingly be paid by the Company directly to the appointer.

133.                        Register of Charges

The Directors shall cause a proper register to be kept, in accordance with the Act, of all mortgages and charges specifically affecting the property of the Company and shall duly comply with the requirements of the Act in regard to the registration of mortgages and charges therein specified.

134.                        Charge of uncalled capital

Where any uncalled capital of the Company is charged as security or other security is created on such uncalled capital, the Directors may authorize, subject to the provisions of the Act and these Articles, make calls on the members in respect of such uncalled capital in trust for the person in whose favour such charge is executed.

135.                        Subsequent assigns of uncalled capital

Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charges and shall not be entitled to obtain priority over such prior charge.

136.                        Charge in favour of Director for Indemnity

If the Director or any person, shall become personally liable for the payment of any sum primarily due from the Company, the Board may execute or cause to be executed any mortgage, charge or security over or affecting the whole or part of the assets of the Company by way of indemnity to secure the Directors or other persons so becoming liable as aforesaid from any loss in respect of such liability.

137.                        Powers to be exercised by Board only by Meeting

(a)                                 The Board of Directors shall exercise\certain powers on behalf of the Company only by resolution passed at the meeting of the Board as prescribed under the Act.

(b)                                 The Board of Directors may by a resolution passed at a meeting, delegate to any committee of directors or the Managing Director or to any person permitted by applicable law the said powers.

MANAGING DIRECTOR(S) AND/ OR WHOLE-TIME DIRECTOR(S)

138.                        The Board may from time to time and with such sanction of the Central Government as may be required by the Act, if required, appoint one or more of the Directors to the office of the Managing Director and/or Whole-time Directors for such term and subject to such remuneration, designation and conditions as they may think fit.

The Directors may from time to time resolve that there shall be either one or more Managing Directors and/or Whole time Directors.

In the event of any vacancy arising in the office of a Managing Director and/or Whole-time Director, the vacancy shall be filled by the Board of Directors subject to the approval of the members.

If a Managing Director and/or Whole time Director ceases to hold office as Director, he shall ipso facto and immediately cease to be Managing Director/Whole time Director.

139.                        Powers and duties of Managing Director or Whole-time Director

The Managing Director/Whole-time Director shall subject to the supervision, control and direction of the Board and subject to the provisions of the Act, exercise such powers as are exercisable under these Presents by the Board of Directors, as they may think fit and confer such power for such time and to be exercised as they may think expedient and they may confer such power either collaterally with or to the exclusion of any such substitution for all or any of the powers of the Board of Directors in that behalf and may from time to time revoke, withdraw, alter or vary all or any such powers. The Managing Directors/ whole time Directors may exercise all the powers entrusted to them by the Board of Directors in accordance with the Board’s direction.

140.                        Remuneration of Managing Directors/whole time Directors

Subject to the provisions of the Act and subject to such sanction of Central Government\Financial Institutions as may be required for the purpose, the Managing Directors\Whole-time Directors shall receive such remuneration (whether by way of salary, perquisites, commission or participation in profits or partly in one way and partly in another) as the Company in general meeting may from time to time determine.

141.                        Reimbursement of expenses

The Managing Directors\Whole-time Directors shall be entitled to charge and be paid for all actual expenses, if any, which they may incur for or in connection with the business of the Company.

They shall be entitled to appoint part time employees in connection with the management of the affairs of the Company and shall be entitled to be paid by the Company any remuneration that they may pay to such part time employees.

142.                        Business to be carried on by Managing Directors/ Whole time Directors

(a)                                 The Managing Directors\whole-time Director shall have subject to the supervision, control and discretion of the Board, the management of the whole of the business of the Company and of all its affairs and shall exercise all powers and perform all duties in relation to the management of the affairs and transactions of Company, except such powers and such duties as are required by law or by these Presents to be exercised or done by the Company in general meeting or by Board of Directors and also subject to such conditions or restrictions imposed by the Act or by these Presents.

(b)                                 Without prejudice to the generality of the foregoing and subject to the supervision and control of the Board of Directors, the business of the Company shall be carried on by the Managing Director/ Whole time Director and he shall have all the powers except those which are by law or by these Presents or by any resolution of the Board required to be done by the Company in general meeting or by the Board.

(c)                                  The Board may, from time to time delegate to the Managing Director or Whole time Director such powers and duties and subject to such limitations and conditions as they may deem fit. The Board may from time to time revoke, withdraw, alter or vary all or any of the powers conferred on the Managing Director or Whole time Director by the Board or by these Presents.

CHIEF EXECUTIVE OFFICER, MANAGER, COMPANY SECRETARY OR CHIEF FINANCIAL OFFICER

143.                        Subject to the provisions of the Act:

(a)                                 A chief executive officer, manager, company secretary or chief financial officer may be appointed by the Board for such term, at such remuneration and upon such conditions as it may thinks fit; and any chief executive officer, manager, company secretary or chief financial officer so appointed may be removed by means of a resolution of the Board;

(b)                                 A director may be appointed as chief executive officer, manager, company secretary or chief financial officer;

COMMON SEAL

144.                        Custody of Common Seal

The Board shall provide for the safe custody of the Common Seal, if any for the Company and they shall have power from time to time to destroy the same and / or substitute a new seal in lieu thereof; and the Common Seal, if any shall be kept at the Office of the Company and committed to the custody of the Managing Director or the Secretary if there is one.

145.                        Seal how affixed

The seal, if any shall not be affixed to any instrument except by authority of a resolution of the Board or a committee of the Board authorised by it in that behalf, and except in the presence of at least one Director or the secretary or any such other person as the Board may appoint for the purpose. Every deed or other instrument to which the seal is required to be affixed shall, unless the same is executed by a duly constituted attorney for the Company, be signed by a Director or the persons/secretary aforesaid in whose presence the seal shall have been affixed provided nevertheless that any instrument bearing the seal of the Company and issued for valuable consideration shall be binding on the Company notwithstanding any irregularity touching the authority issuing the same.

Save as otherwise expressly provided by the Act a document or proceeding requiring authentication by the Company may be signed by a Director, or the Secretary or any other officer authorised in that behalf by the Board and need not be under its Seal.

The provisions in these Articles, in which any reference is made to Common Seal or Seal of the Company, relating to its usage, custody etc. shall only be applicable, if the Company has duly adopted the Common Seal or Seal under resolution and in case no such Common Seal or Seal is adopted by the Board, any provision in relation to it shall not apply.

DIVIDEND

146.                        Right to dividend

(a)                                 The profits of the Company, subject to any special rights, relating thereto created or authorized to be created by these Presents and subject to the provisions of of the Act as to the Reserve Fund, shall be divisible among the members in proportion to the amount of capital paid up on the shares held by them.

(b)                                 Where capital is paid in advance of calls, such capital, whilst carrying interest, shall not confer a right to participate in the profits.

147.                        Declaration of Dividends

The Company in general meeting may declare dividends but no dividend shall exceed the amount recommended by the Board.

148.                        Interim Dividends

The Board may from time to time pay to the members such interim dividends as appear to them to be justified by the profits of the Company, subject to ratification by the shareholders.

149.                        Dividends to be paid out of profits

No dividend shall be payable except out of the profits of the Company for that year or any other undistributed profits except as provided by Section 123 of the Act.

150.                        Reserve Funds

(a)                                 The Board may, before recommending any dividends, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board, be applied for any purpose to which the profits of the Company may be properly applied, including provision for meeting contingencies or for equalizing dividends and pending such application, may, at the like discretion either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time think fit.

(b)                                 The Board may also carry forward any profits when it may think prudent not to appropriate to Reserves.

151.                        Deduction of arrears

Subject to Section 123 of the Act, no Member shall be entitled to receive payment of any interest or dividend in respect of his share or shares whilst any money may be due or owing from him to the Company in respect of such share or shares of or otherwise howsoever whether alone or jointly with any other person or persons and the Board may deduct from any dividend payable to any members all sums of money, if any, presently payable by him to the Company on account of the calls or otherwise in relation to the shares of the Company.

152.                        Adjustment of dividends against calls

Any general meeting declaring a dividend may make a call on the members as such amount as the meeting fixed, but so that the call on each member shall not exceed the dividend payable to him and so that the call be made payable at the same time as the dividend and the dividend may, if so arranged between the Company and the members be set off against the call.

153.                        Receipt of joint holder

Any one of two or more joint holders of a share may give effectual receipt for any dividends, or other moneys payable in respect of such shares.

154.                        Notice of dividends:

Notice of any dividend that may have been declared shall be given to the persons entitled to share thereto in the manner mentioned in the Act.

155.                        Dividends not to bear interest

No dividends shall bear interest against the Company.

156.                        Transfer of dividends, rights shares and bonus shares

Subject to the provisions of Section 126 of the Act, any transfer of shares shall not pass the right to any dividend declared or any offer of right shares or fully paid bonus shares, before the registration of the transfer.

157.                        Unpaid or Unclaimed Dividend

(a)                                 Where the Company has declared a dividend but which has not been paid or claimed within 30 days from the date of declaration, the Company shall within seven days from the date of expiry of the said period of 30 days, transfer the total amount of dividend which remains unpaid or unclaimed within the said period of 30 days, to a special account to be opened by the Company in that behalf in any scheduled bank to be called “Unpaid Dividend Account of Bharti Infratel Limited”.

(b)                                 Any money transferred to the unpaid dividend account of the Company which remains unpaid or unclaimed for a period of seven years from the date of such transfer, shall be transferred by the Company to the fund known as Investors Education and Protection Fund established under the Act.

(c)                                  No unclaimed or unpaid dividend shall be forfeited by the Board before the claim becomes barred by law.

CAPITALIZATION OF PROFITS

158.                        Capitalization of Profits

(a)                                 The Company in general meeting, may, on recommendation of the Board resolve:

(i)                                     That it is desirable to capitalize any part of the amount for the time being standing to the credit of the Company’s reserve accounts, or to the credit of the profit and loss account or otherwise available for distribution; and

(ii)                                  That such sum be accordingly set free for distribution in the manner specified in the sub-clause (b) amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportion.

(b)                                 The sum aforesaid shall not be paid in cash but shall be applied, either in or towards:

(i)                                     Paying up any amounts for the time being unpaid on shares held by such members respectively

(ii)                                  Paying up in full, unissued share of the Company to be allotted and distributed, credited as fully paid up, to and amongst such members in the proportions aforesaid; or

(iii)                               Partly in the way specified in sub-clause (i) and partly that specified in sub clause (ii).

(c)                                  A share premium account may be applied as per Section 52 of the Act and a capital redemption reserve account may, only be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

(d)                                 The Board shall give effect to the resolution passed by the Company in pursuance of these Regulations and provisions of the Act.

159.                        Power of Directors for declaration of bonus issue

(a)                                 Whenever such a resolution as aforesaid shall have been passed, the Board shall:

(i)                                     make all appropriations and applications of the undivided profits resolved to be capitalized thereby and all allotments and issues of fully paid shares, if any, and

(ii)                                  generally do all acts and things required to give effect thereto.

(b)                                 The Board shall have full power:

(i)                                     to make such provisions, by the issue of fractional certificates or by payments in cash or otherwise as it thinks fit, in the case of shares or debentures becoming distributable in fraction; and also

(ii)                                  to authorize any person, on behalf of all the members entitled thereto, to enter into an agreement with the Company providing for the allotment to such members, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalization or (as the case may require) for the payment of by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts or any parts of the amounts remaining unpaid on the shares.

(c)                                  Any agreement made under such authority shall be effective and binding on all such members.

ACCOUNTS

160.                        Books of Account to be kept

(a)                                 The Board of Directors shall cause true accounts to be kept of all sums of money received and expended by the Company and the matters in respect of which such receipts and expenditure takes place of all sales and purchases of goods by the Company and of the assets, credits and liabilities of the Company.

(b)                                 If the Company shall have a Branch Office, whether in or outside India, proper books of account relating to the transactions effected at the office shall be kept at that office, and proper summarized returns made upto date at intervals of not more than three months, shall be sent by Branch Office to the Company at its Office or to such other place in India, as the Board thinks fit where the main books of the Company are kept.

(c)                                  All the aforesaid books shall give a fair and true view of the affairs of the Company or of its Branch Office, as the case may be with respect to the matters aforesaid, and explain its transactions.

161.                        Where Books of accounts to be kept

The Books of Account shall be kept at the Office or at such other place in India as the Board think fit.

162.                        Inspection by Members

No member (not being a Director) shall have any right of inspecting any account or books or documents of the Company except as conferred by statute.

163.                        Board’s Report to be attached to Balance Sheet

Every Balance Sheet laid before the Company in general meeting shall, as required under Section 134 of the Act, have attached to it a report by the Board of Directors containing such information and disclosure as may be required under the Act.

AUDIT

164.                        Appointment of Auditors

Subject to the provisions of the Act the Auditors will be appointed for a period of upto five years at the Annual General Meeting subject to ratification of appointment of auditors at the every Annual General Meeting till their re-appointment is made at the Annual General Meeting. Rotation of auditors, if any will also apply on the Auditors of the Company in accordance with the provisions of the Act.

The remuneration of the auditor shall be fixed by the Company in the Annual General Meeting or in such manner as the Company in the Annual General Meeting may determine. In case of auditor appointed by the Board, his remuneration shall be fixed by the Board.

The Board may fill casual vacancy in the office of auditor but while any such vacancy continues, the remaining auditors if any, may act, but where such vacancy is caused by the resignation of auditors, the vacancy shall be filled up by the Company in general meeting.

165.                        Audit of Branch Offices

The Company shall comply with the provisions of the Act in relation to the audit of the accounts of Branch Offices of the Company.

166.                        Remuneration of Auditors

The remuneration of the Auditors shall be fixed by the Company as authorized in general meeting from time to time.

SERVICE OF DOCUMENTS AND NOTICE

167.                        Service of document on the Company

A document may be served on the Company or an officer by sending it to the Company or officer at Office of the Company by registered post or by speed post or by courier service or by leaving it at the Office or by electronic mode or such other methods as may be permitted under law.

168.                        How Document is to be served on members:

(a)                                 A document (which expression for this purpose shall be deemed to have included and include any summons, notice requisition, process order, judgment or any other document in relation to or in winding up of the Company) may be served or sent to the Company on or to any member either personally or by sending it by post or by registered post or by speed post or by courier service or by electronic mail or by such other methods as may be permitted under law.

(b)                                 All notices shall, with respect to any registered share to which persons are entitled jointly, be given to whichever of such persons is named first in the Register and the notice so given shall be sufficient notice to all the holders of such share.

(c)                                  Where a document is sent by post

(i)                                     Service thereof shall be deemed to be effected by properly addressing, paying and posting a letter containing the notice provided that where a member has intimated to the Company in advance that documents should be sent to him by registered post and has deposited with the Company a sum sufficient to defray expenses of doing so, service of the documents shall not be deemed to be effected unless it is sent in the manner intimated by the member, and

(ii)                                  Unless the contrary is provided, such service shall be deemed to have been effected

a.                                      In the case of a notice of a meeting, at the expiration of forty-eight hours the letter containing the notice is posted; and

b.                                      In any other case, at the time at which the letter would be delivered in ordinary course of post.

(d)                                 Where a document or notice is sent by electronic mail, the document or notice shall be deemed to have been delivered upon an electronic mail containing the document or notice being sent to the email address provided to the Company by the member.

169.                        Service on members having no registered address

If a member has not supplied to the Company any address, for the giving of the notices to him, a document advertised in a newspaper circulating in the neighborhood of Office of the Company shall be deemed to be duly served to him on the day on which the advertisement appears.

170.                        Service on persons acquiring Shares on death or insolvency of members

A document may be served by the Company on the persons entitled to a share in consequence of the death or insolvency of a member by sending it through the post in a prepaid letter addressed to them by name or by the title or representatives of the deceased, assignees of the insolvent by any like description at the address (if any) supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by serving the document in any manner in which the same might have been served as if the death or insolvency had not occurred.

171.                        Persons entitled to notice of General Meetings

Notice of General Meeting shall be given to all the members and to such persons as are under the Act and/or these Articles entitled to receive such notice from the Company but any accidental omission to give notice to or non-receipt of the notice by any member or other person to whom it should be given shall not invalidate the proceedings of any general meeting

172.                        Notice by advertisement

Subject to the provisions of the Act any document required to be served or sent by the Company on or to the members, or any of them and not expressly provided for by these Presents, shall be deemed to be duly served or sent if advertised in a newspaper circulating in the District in which the Office is situated.

173.                        Members bound by document given to previous holders

Every person, who by the operation of law, transfer or other means whatsoever, shall become entitled to any shares shall be bound by every document in respect of such share which, previously to his name and address being entered in the Register, shall have been duly served on or sent to the person from whom he derived his title to such share.

174.                        Any notice to be given by the Company shall be signed by the Managing Director or by such Director or Secretary (if any) or Officer as the Directors may appoint. The signature to any notice to be given by the Company may be written or printed or lithographed.

AUTHENTICATION OF DOCUMENTS

175.                        Authentication of documents and proceedings

Save as otherwise expressly provided in the Act or these Articles, a document or proceeding requiring authentication by the Company may be signed by a Director, the Managing Director, the Manager, the Secretary or an authorized officer of the Company and need not be under its seal.

WINDING UP

176.                        Subject to the provisions of Chapter XX of the Act and rules made thereunder—

(a)                                 If the company shall be wound up, the liquidator may, with the sanction of a special resolution of the Company, and any other sanction required by the Act, divide amongst the members in specie or kind, the whole or any part of the assets of the Company, whether they shall consist of property of the same kind or not.

(b)                                 For the purpose aforesaid, the liquidator may set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members.

(c)                                  The liquidator may, with the like sanction, vest the whole or any part of such assets trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY AND RESPONSIBILITY

177.                        Directors’ and others’ right to indemnity

(a)                                 Subject to the provisions of the Act, the Managing Director and every Director, Manager, Secretary and other Officer or Employee of the Company shall be indemnified by the Company against any liability and it shall be the duty of Directors, out of the funds of the Company to pay, all costs and losses and expenses (including traveling expenses) which any such Director, Officer or Employee may incur or become liable to by reason of any contract entered into or act or deed done by him as such Managing Director, Director, Officer or Employee or in any way in the discharge of his duties.

(b)                                 Subject as aforesaid the Managing Director and every Director, Manager, Secretary or other Officer or Employee of the Company shall be indemnified against any liability incurred by them or in defending any proceedings, whether civil or criminal, in which judgment is given in their or his favour or in which he is acquitted or discharged or in connection with any application under Section 463 of the Act in which relief is given to him by the Court.

178.                        Not responsible for acts of others

(a)                                 Subject to the provisions the Act, no Director or other Officer of the Company shall be liable for the acts, receipt, neglects or defaults of any other Director or Officer, or for joining in any receipt or other act for conformity or for any loss or expenses happening to the Company through insufficiency or deficiency of title to any property acquired by order of the Director for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortuous act of any person, Company or Corporation, with whom any moneys, securities or effects shall be entrusted or deposited or for any loss occasioned by any error of judgment or over sight in his part or for any other loss or damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto, unless the same happens through his own willful act or default.

(b)                                 Without prejudice to the generality foregoing it is hereby expressly declared that any filing fee payable or any document required to be filed with Registrar of Companies in respect of any act done or required to be done by any Director or other Officer by reason of his holding the said office, shall be paid and borne by the Company.

SECRECY CLAUSE

179.                        Secrecy

No member shall be entitled to inspect the Company’s works without the permission of the Managing Director or to require discovery of any information respectively any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret, history of trade or secret process which may be related to the conduct of the business of the Company and which in the opinion of the Managing Director it will be inexpedient in the interest of the members of the Company to communicate to the public.

180.                        Duties of Officers to observe secrecy

Every Director, Managing Directors, Manager, Secretary, Auditor, Trustee, Members of Committee, Officer, Servant, Agent, Accountant or other persons employed in the business of the Company shall, if so required by the Director before entering upon his duties, or any time during his term of office, sign a declaration pledging himself to observe secrecy relating to all transactions of the Company and the state of accounts and in matters relating thereto and shall by such declaration pledge himself not to reveal any of such matters which may come to his knowledge in the discharge of his official duties except which are required so to do by the Directors or any meeting or by a Court of Law and except so far as may be necessary in order to comply with any of the provision of these Articles or law.

Part II

1.                                      EFFECTIVE DATE; OVERRIDING EFFECT

This Part II of the Articles of Association shall be effective from the Effective Date (defined below). In the event of any conflict between Part I and Part II of the Articles of Association, the provisions of Part II of the Articles of Association shall prevail.

2.                                      DEFINITIONS & INTERPRETATION

2.1.                            Definitions

Unless the context otherwise requires, the following words and terms shall have the meanings set forth below:

“ABO” means a bona fide accelerated bookbuilt offering or similar transaction, conducted through a Recognised Stock Exchange;

“Accounting Standards” means Ind AS, together with any pronouncements issued under applicable Law thereon from time to time and shall be deemed to include any accounting principles adopted and/or promulgated in place of and in lieu of Ind AS or any other accounting principles that may be prescribed under applicable Law from time to time;

“Act” means the Indian Companies Act, 2013 and shall include the provisions of the Indian Companies Act, 1956, to the extent the corresponding provision in the Indian Companies Act, 2013 has not been notified;

“Active Infrastructure” means the equipment used in a wireless communications system including the base terminal station equipment, associated antennae, mobile switching centre, backhaul connectivity to a telecommunications operator’s network and other requisite equipment and associated civil and electrical works required to provide telecommunications services by such telecommunications operator;

“Affected Entity” shall have the meaning given to it in the definition of “Permitted Indirect Disposal” or “Restricted Indirect Disposal”, as the context requires;

“Affected Equity Securities” means the total number of Equity Securities in which an Indirect Transferee would be interested when calculated on a look through basis (by way of example only, where equity securities constituting twenty per cent. (20%) of the issued share capital of a Vodafone Shareholder or BAL Shareholder are transferred or allotted to an Indirect Transferee, then the number of Affected Equity Securities is twenty per cent. (20%) of the number of Equity Securities held by that Vodafone Shareholder or BAL Shareholder);

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person, and in the case of a natural Person, shall include his or her Relatives, except that no member of the ICL Group shall be considered an Affiliate of any member of the Vodafone Group, and no member of the Vodafone Group shall be considered an Affiliate of any member of the ICL Group, for the purposes of these Articles and it is acknowledged that no member of the STI Group shall be considered an Affiliate of BAL solely by virtue of its direct or indirect shareholding in the equity share capital of BAL (or the governance and control rights of the STI Group relating to such shareholding) as of [insert date];

“Aggregation Provisions” means together: (i) the reference to the Vodafone Shareholders retaining a Qualifying Threshold in Article 5.2.9; (ii) the reference to the Vodafone Shareholders retaining a Qualifying Threshold in Article 10.4; (iii) the reference to the aggregate Shareholding of the Responding Shareholders (where such Responding Shareholders are Vodafone Shareholders) and whether such aggregate Shareholding is equal to or above six per cent. (6%) in Article 13.2.5(d); (iv) the reference to the aggregate Shareholding of the Vodafone Shareholders in Article 13.2.1(b)(i); (v) the reference to the aggregate Shareholding of the Responding Shareholders (where such Responding Shareholders are Vodafone Shareholders) and whether such aggregate Shareholding is equal to or above six per cent. (6%) in Article 13.3.4(b); and (vi) the reference to the Shareholding of the Vodafone Shareholders in Article 13.5.4;

“Agreed Shared Costs” shall have the meaning as agreed, inter alia, among the BAL Shareholders and the Vodafone Shareholders as of [insert date];

“Appointment Right” means the right of a Shareholder to nominate or recommend a person for appointment as a Director in accordance with the applicable provisions of Article 5.2;

“Arbitration Notice” shall have the meaning given to it in Article 16.2.1;

“Arbitration Rules” shall have the meaning given to it in Article 16.2.1;

“Articles” means the articles of association of the Company;

“Audited Accounts” means the consolidated report and audited accounts of the Company and its Subsidiaries for any Financial Year;

“BAL Directors” means the Directors nominated by the BAL Shareholders pursuant to Article 5.2.2(a) or Article 5.2.5(a), as applicable;

“BAL Group” means BAL and its subsidiaries, excluding, for the avoidance of doubt, the Company and its Subsidiaries;

“BAL Shareholders” shall mean (i) BAL; and (ii) Nettle Infrastructure Investments Limited, and includes each Person that has executed and delivered a Deed of Adherence in the capacity of a BAL Shareholder in accordance with these Articles, for so long they are a member of the BAL Group;

“BAL Spin-off Disposal” means a demerger or spin off (effected by a solvent reconstruction or otherwise), involving the transfer or distribution of Equity Shares (or shares in any entity(ies) within the chain(s) of entities between (and including) any BAL Shareholder(s) and BAL), on a pro rata basis (as nearly as practicable) to the shareholders of BAL;

“BAL” means Bharti Airtel Limited;

“Board” means the board of directors of the Company constituted in accordance with these Articles from time to time;

“Books and Records” means all accounting, financial reporting, tax, business, marketing and corporate files, documents, instruments, papers, books, registers and records (statutory or otherwise) of the Company and its Subsidiaries, including technical records, financial statements, journals, deeds, manuals, minute books, customer and client lists, reports, files, documents, electronic information and operating data, contracts, memoranda of understanding and agreements, in whatever form;

“Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in the Netherlands, London, Mauritius, Mumbai and New Delhi, India;

“Business Plan” means the Initial Business Plan and any subsequent or amended business plan adopted by the Company in accordance with Article 11;

“Business” means the business of building, owning, operating and maintaining Passive Infrastructure at Sites in the Territory and the commercial exploitation of such Passive Infrastructure by providing Passive Infrastructure services to the Shareholders and their Affiliates, and/or third parties, in each case on arm’s length commercial terms to be agreed between the Company and such user and subject to amendment in accordance with Article 10 any other business carried on by the Company and its Subsidiaries;

“CCO” means the chief commercial officer of the Company, appointed from time to time in accordance with these Articles;

“CEO” means the chief executive officer of the Company, appointed from time to time in accordance with these Articles;

“CFO” means the chief financial officer of the Company, appointed from time to time in accordance with these Articles;

“Chairperson” shall mean the chairperson of the Board;

“Charged Rights” shall have the meaning given to it in Article 13.2.4(a);

“Charged Securities” shall have the meaning given to it in Article 13.2.4(a);

“CHRO” means the chief human resources officer of the Company, appointed from time to time in accordance with these Articles;

“Circular Resolution” shall have the meaning given to it in Article 5.8.1;

“Claimant” shall have the meaning given to it in Article 16.2.2;

“Closing Date” shall have the meaning as agreed, inter alia, among the BAL Shareholders, the Vodafone Shareholders and the ICL Shareholders as of [insert date];

“Closing” shall have the meaning as agreed, inter alia, among the BAL Shareholders, the Vodafone Shareholders and the ICL Shareholders as of [insert date];

“CMO” means the chief marketing officer of the Company, appointed from time to time in accordance with these Articles;

“Commitment Letter” means the letter executed prior to the Effective Date by each of Vodafone India Limited, Vodafone Mobile Services Limited, ICL, BAL, the Company and Indus in respect of Passive Infrastructure services provided by the Company;

“Committee” shall have the meaning given to it in Article 5.4.1;

“Company” shall mean Indus Towers Limited;

“Competitor” means, other than a member of the Vodafone Group, BAL Group or, until such time that the Vodafone Group ceases to hold a Qualifying ICL Shareholding, a member of the ICL Group: (a) a Person carrying on a business in the Territory which is the same as, or which is substantially similar to, the Business, unless the number of transmission towers owned and/or operated by that Person and its Affiliates in the Territory, taken together, is not greater than 20,000 (twenty thousand); or (b) a Person carrying on business in the Territory as a mobile network operator, unless the revenue market share of that Person and its Affiliates, taken together, in relation to such business in the Territory is not greater than ten per cent. (10%) determined by reference to the most recently available quarterly report on gross revenue of mobile network operators published by the Telecom Regulatory Authority of India, provided that no member of the STI Group shall be considered to satisfy the criteria set out in (a) or (b) of this definition solely by virtue of its direct or indirect shareholding in the equity share capital of BAL (or its governance and control rights of the STI Group relating to such shareholding);

“Contract” means any contract, agreement, arrangement, tender, memoranda of understanding, engagement, purchase order, licence guarantee, indenture, note, bond, loan, lease, commitment or other arrangement, understanding or undertaking, whether written or oral;

“Control” (including with correlative meaning, the terms “Controlled by” and “under common Control” with) means, in relation to a body corporate:

(c)                                  the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint or remove all or such of the members of the board of directors or other governing body of a Person as are able to cast the majority of the votes capable of being cast by the members of that board or governing body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that Person; or

(d)                                 the holding or possession of the beneficial interest in or the ability to exercise the voting rights applicable to shares or other securities in any Person (whether directly or indirectly) which confer in aggregate on the holders thereof more than fifty per cent. (50%) of the total voting rights exercisable at general meetings of that Person on all, or substantially all, matters;

“COO” means the chief operating officer of the Company, appointed from time to time in accordance with these Articles;

“Corporate Policies” shall have the meaning as agreed, inter alia, among the BAL Shareholders and the Vodafone Shareholders as of [insert date];

“CTO” means the chief technical officer of the Company, appointed from time to time in accordance with these Articles;

“Cure Period” shall have the meaning given to it in Article 15.1.1(a);

“Deadlock Notice” shall have the meaning given to it in Article 14.2;

“Deadlock” shall have the meaning given to it in Article 14.1;

“Deed of Adherence” means the deed of adherence substantially in the form agreed, inter alia, among the BAL Shareholders, the Vodafone Shareholders and the ICL Shareholders as of [insert date];

“Defaulting Shareholder” shall have the meaning given to it in Article 15.1.1;

“Directors” mean the members of the Board appointed in accordance with these Articles;

“Dispose” in relation to an Equity Security means:

(a)                       any sale, assignment or transfer;

(b)                                 creating any trust;

(c)                                  creating or permitting to subsist any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, set-off or trust arrangement, reservation of title or other security interest or other agreement or arrangement having a similar effect;

(d)                                 any agreement, arrangement or understanding in respect of the right to receive dividends or any other economic benefit;

(e)                                  the renunciation or assignment of any right to subscribe for or receive an Equity Security or any legal or beneficial interest in such Equity Security;

(f)                                   any agreement to do any of the above, except an agreement to transfer Equity Securities which is conditional on compliance with the terms of these Articles; and

(g)                                  the transmission of an Equity Security by operation of Law,

and “Disposal” and “Disposed” shall be construed accordingly;

“Dispute” shall have the meaning given to it in Article 16.1;

“Disputing Parties” shall have the meaning given to it in Article 16.1;

“Draft Revised Business Plan” shall have the meaning given to it in Article 11.2;

“EBITDA” means, for the purpose of the definition of “Free Cash Flow” only, the consolidated profit before tax of the Company as per the Financial Statements for that relevant period after adding back:

(a)             any amount attributable to amortisation of intangible assets and goodwill, and depreciation of tangible assets;

(b)             Finance Charges;

(c)              items treated as exceptional;

(d)             Integration Costs; and

(e)              Agreed Shared Costs,

in each case, to the extent added, deducted or taken into account, as the case may be, in determining the consolidated profit before tax of the Company as per the relevant Financial Statements;

“Effective Date” means the “Closing Date”;

“Equity Securities” means any Equity Shares and includes any options or warrants over, or rights to subscribe for, Equity Shares or any other securities (including preference shares and debentures) convertible into or exercisable or exchangeable for Equity Shares;

“Equity Shares” means fully-paid up equity shares issued from time to time forming part of the Share Capital;

“Event of Default” shall have the meaning given to it in Article 15.1.1;

“Excess Equity Shares” shall have the meaning given to it in Article 12.5.1;

“Excluded Passive Infrastructure” means any Passive Infrastructure at a telecommunications site in the Territory owned by a member of the Vodafone Group, the BAL Group, or the ICL Group, as applicable, on the Effective Date;

“Finance Charges” means, for any relevant period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums, Forex Losses or Gains (if net losses) and other finance payments in respect of Financial Indebtedness whether accrued, paid or payable in respect of that relevant period, net of any treasury income (representing income from investing surplus cash in securities as per the treasury policy of the Company), or interest or similar income and Forex Losses or Gains (if net gains) whether accrued, received or receivable, and:

(a)                   including the interest element of leasing and hire purchase payments;

(b)                   including the mark-to-market gains or losses, whether realised or unrealised, on foreign exchange rate and interest rate derivative financial instruments; and

(c)                    including any amounts in the nature of interest payable in respect of any shares other than ordinary equity share capital;

“Financial Indebtedness” means any borrowings or indebtedness for or in respect of:

(a)              moneys borrowed;

(b)              accrued interest payable;

(c)               any interest bearing amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(d)              any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)               the amount of any liability in respect of any finance lease;

(f)                receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)               any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing under the Accounting Standards;

(h)              any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(i)                  shares which are expressed to be redeemable or shares or instruments convertible into shares (other than compulsorily convertible instruments),

provided in each case that there shall be no double-counting of any indebtedness;

“Financial Statements” means in relation to the Company the consolidated quarterly financial statements of the Company and its Subsidiaries prepared in accordance with the Accounting Standards;

“Financial Year” means the Company’s fiscal year beginning on 1 April of each calendar year and ending on 31 March of the immediately succeeding calendar year, or such other period as the Board or the shareholders of the Company, as the case may be, determine in accordance with applicable Law;

“Financier” means: (a) any bank or financial institution; (b) any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or (c) any agent, attorney or trustee of or for a Person falling within (a) or (b), provided in each case that such Person is not (i) a Prohibited Party, (ii) Controlled by a Prohibited Party or (iii) an Affiliate of a Prohibited Party;

“Forex Losses or Gains” means the net foreign exchange gains or losses with respect to Financial Indebtedness denominated in a currency other than INR;

“Free Cash Flow” means, in respect of any accounting period, EBITDA less net interest and other net financial expenses, less tax payments, less net change in working capital, less net tangible capital expenditure, less net intangible capital expenditure, plus net proceeds from asset sales but, for the avoidance of doubt, before net proceeds from borrowings, in all cases as determined in accordance with the accounting policies of the Company and by reference to the Financial Statements;

“General Meeting” shall have the meaning given to it in Article 6;

“Governmental Authority” means any national, regional or local government or governmental, administrative, regulatory, fiscal, judicial, or government-owned body of any nation or any of its ministries, departments, secretariats, agencies or any legislative body, commission, authority, court or tribunal or entity, and shall include any authority exercising jurisdiction over any Person;

“ICL Group” means ICL and its subsidiaries from time to time (excluding, for the avoidance of doubt, the Company and its Subsidiaries);

“ICL Qualifying Shares” means Equity Shares, if any, acquired by ICL at Closing;

“ICL Shareholders” shall means (i) ICL and (ii) if it holds Equity Shares at the Effective Date, Aditya Birla Telecom Limited, and includes each Person that has executed and delivered a Deed of Adherence in the capacity of an ICL Shareholder in accordance with these Articles, for so long as they are a member of the ICL Group;

“ICL” means Idea Cellular Limited;

“Ind AS” means the Indian Accounting Standards as notified by Ministry of Corporate Affairs, Government of India;

“Indirect Disposal Notice” shall have the meaning given to it in Article 13.6.3;

“Indirect Disposal Tag Exercise Notice” shall have the meaning given to it in Article 13.6.5 ;

“Indirect Disposal Tag Period” shall have the meaning given to it in Article 13.6.6;

“Indirect Disposal Tagged Securities” shall have the meaning given to it in Article 13.6.5;

“Indirect Transferee” shall have the meaning given to it in Article 13.6.4;

“Indus Financial Statements” means the consolidated financial statements of Indus and its subsidiaries prepared for group reporting purposes in accordance with the Accounting Standards;

“Indus” means Indus Towers Limited, a public company incorporated with limited liability in India;

“Initial Business Plan” means the business plan agreed between the BAL Shareholders and the Vodafone Shareholders prior to the Effective Date;

“Initiating Shareholder” shall have the meaning given to it in Article 13.2.5 (in the context of an On-market Transfer), Article 13.3.3 (in the context of an Off-market Transfer) and Article 13.6.4 (in the context of a Restricted Indirect Disposal);

“Integration Costs” means costs incurred on or after the Effective Date in connection with the merger of the Company and Indus, which would not have been incurred otherwise;

“Intellectual Property” means all domestic and foreign intellectual property rights, including with respect to all patents, patent applications, trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, domain names, all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, and software and all website content (including text, graphics, images, audio, video and data) and trade secrets, confidential business information and other proprietary information;

“Joint Sale Notice” shall have the meaning given to it in Article 13.3.2;

“Judgment” means any judgment, order, decree, writ, injunction, award, settlement, stipulation or finding issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“Key Position” means the following senior managerial roles in the Company: (i) COO, (ii) CFO, (iii) CTO, (iv) CHRO, (v) CMO and (vi) CCO;

“Law” means any statute, law, ordinance, rule, regulation, press note, notification, circular, directive or Judgment issued by any Governmental Authority;

“Leverage Ratio” means, at any time, the ratio of Net Debt to LTM EBITDA, each of which shall have been determined with reference to the same time;

“LTM EBITDA” means, at any time, the Company’s earnings before interest, taxation, depreciation and amortisation (“ebitda”) (as determined in accordance with the accounting policies and definitions of the Company and by reference to the Financial Statements) for the twelve (12) months up to the end of the most recent calendar quarter ended 31 March, 30 June, 30 September or 31 December. Where LTM EBITDA must be determined for periods prior to the Effective Date, it shall be determined on the basis of the Financial Statements and the Indus Financial Statements (with ebitda for Indus recalculated, if necessary, on a basis consistent with ebitda as defined and reported by the Company in the Financial Statements) and aggregated;

“Maximum Permissible Price” means, in respect of a transferor of any of its Equity Securities, the maximum price per share that such transferor may receive for a transfer of Equity Securities under applicable Law;

“Net Debt” means, at any time and on a consolidated basis, the aggregate amount of all obligations of the Company for or in respect of Financial Indebtedness at that time but:

(a)                   deducting the aggregate amount of cash and cash equivalent investments held by the Company at that time; and

(b)                   deducting the aggregate amount of interest receivable by the Company at that time,

and so that no amount shall be included or excluded more than once;

“Off-market Transfer” shall have the meaning given to it in Article 13.3.3;

“On-market Transfer” means any bona fide Transfer(s) of Equity Shares by a Vodafone Shareholder, BAL Shareholder or ICL Shareholder through a Recognised Stock Exchange to one or more Person(s), including by way of an ABO, provided that such selling Vodafone Shareholder, selling BAL Shareholder or selling ICL Shareholder, as the case may be:

(a)              has not negotiated the terms of the sale(s) with the purchaser;

(b)              has provided the definition of “Prohibited Party” (as defined in these Articles) to its broker or merchant banker; and

(c)               has instructed its broker or merchant banker executing any such sale(s) to use all reasonable endeavours to ensure that, where the identity of any transferee is known to such broker or merchant banker, (a) such sale(s) will not result in the transferee or any of its Affiliates, taken together, owning more than fifty per cent. (50%) of the issued and outstanding Share Capital of the Company, and (b) where such broker or merchant banker is aware that a transferee is a Prohibited Party , such sale(s) is(are) not executed;

“Party” means the BAL Shareholders, the Vodafone Shareholders and the ICL Shareholders as of [insert date] and shall include any other Person who has duly executed a Deed of Adherence;

“Passive Infrastructure” means transmission towers, roof top structures, room or shelter, poles, air-conditioning, diesel generators and associated electrical and civil works, excluding Active Infrastructure;

“Percentage Voting Cap” shall have the meaning given to it in Article 12.5.2;

“Permitted Indirect Disposal” means any transfer or allotment of equity securities (including any options or warrants over, or rights to subscribe for, equity shares or any securities (including preference shares and debentures) convertible into or exercisable or exchangeable for equity shares) in any entity or entities within the chain(s) of entities between (and including) any Vodafone Shareholder, BAL Shareholder or ICL Shareholder and (but excluding) their Ultimate Parent (an “Affected Entity”): (i) other than to a Prohibited Party; and (ii) on terms which imply that the value being attributed to the Shareholding (or Shareholdings, in aggregate) of that Vodafone Shareholder, BAL Shareholder or ICL Shareholder, as the case may be (including any Appointment Rights and/ or Reserved Matter Rights acquired with that Shareholding), constitute(s) not more than one-third (1/3rd) of the enterprise value (or enterprise values, in aggregate) of the Affected Entity or Affected Entities as at the Relevant Date;

“Permitted Security” shall have the meaning given to it in Article 13.2.4;

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organisation, association or any other entity, including any Governmental Authority, or any group consisting of two (2) or more of the foregoing;

“Prohibited Connected Person” means a:

(a)              director, officer, employee or agent of a Prohibited Party;

(b)              a natural Person that, taken together with his Relatives and entities under his or their Control, is beneficially interested in at least twenty per cent. (20%) of the equity share capital (or equivalent ownership interests) of a Prohibited Party; or

(c)               a Relative of any person referred to in (a) or (b);

“Prohibited Party” means any Person that is:

(a)              listed on a Sanctions List;

(b)              in the case of an entity, directly or indirectly owned or controlled by a person listed on a Sanctions List;

(c)               in the case of a natural person, resident in, a Sanctioned Country;

(d)              in the case of a non-natural person or entity, operating from, or incorporated under the laws of, a Sanctioned Country;

(e)               a government of a Sanctioned Country;

(f)                in the case of an entity, directly or indirectly owned or controlled by, a government of a Sanctioned Country; or

(g)               a Competitor or an Affiliate of a Competitor,

“Prohibited Period” shall have the meaning given to it in Article 13.5.1;

“Proposed Tagged Securities” shall have the meaning given to it in Article 13.3.8;

“Proposed Transfer Security” shall have the meaning given to it in Article 13.3.5(a);

“Proposed Transferee” shall have the meaning given to it in Article 13.3.5(b);

“Qualifying BAL Shareholding” means that STI Group effectively holds (whether directly or through its subsidiaries) at least fifteen per cent. (15%) of the equity share capital of BAL on a fully diluted basis (and where any holding in the equity share capital of BAL is held by a subsidiary of STI Group that is not its wholly owned subsidiary, then the effective holding of STI Group shall be calculated by reference to its percentage ownership of that subsidiary);

“Qualifying ICL Shareholding” means that Vodafone Group Plc effectively holds (whether directly or through its subsidiaries) at least twenty per cent. (20%) of the equity share capital of ICL on a fully diluted basis (and where any holding in the equity share capital of ICL is held by a subsidiary of Vodafone Group Plc that is not a wholly owned subsidiary of Vodafone Group Plc, then the effective holding of Vodafone Group Plc shall be calculated by reference to its percentage ownership of that subsidiary);

“Qualifying Threshold” means twelve and a half per cent. (12.5%) of the Share Capital;

“Recognised Stock Exchange” means any stock exchange where the Equity Shares are listed;

“Relative” with respect to a natural Person, shall have the meaning given to the term in the Act;

“Relevant Date” means the Business Day before the date on which definitive documentation in respect of a Permitted Indirect Disposal or Restricted Indirect Disposal is entered into;

“Remote Participation” shall have the meaning given to it in Article 5.9.1;

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, legal advisors, accountants, other advisors and authorised representatives;

“Reserved Matter Rights” shall have the meaning given to it in Article 10.3;

“Reserved Matters” shall have the meaning given to it in Article 10.1;

“Respondent” shall have the meaning given to it in Article 16.2.2;

“Responding Shareholders” shall have the meaning given to it in Article 13.2.5 (in the context of On-market Transfers), Article 13.3.3 (in the context of Off-market Transfers) or Article 13.6.4 (in the context of a Restricted Indirect Disposal);

“Restricted Indirect Disposal” means a transfer or allotment of equity securities (including any options or warrants over, or rights to subscribe for, equity shares or any securities (including preference shares and debentures) convertible into or exercisable or exchangeable for equity shares) in any entity or entities within the chain(s) of entities between (and including) any Vodafone Shareholder, BAL Shareholder or ICL Shareholder and (but excluding) their Ultimate Parent (an “Affected Entity”): (i) other than to a Prohibited Party; and (ii) on terms which imply that the value being attributed to the Shareholding (or Shareholdings, in aggregate) of that Vodafone Shareholder, BAL Shareholder or ICL Shareholder, as the case may be (including any Appointment Rights and/or Reserved Matter Rights being acquired with that Shareholding), constitute(s) more than one third (1/3rd) of the enterprise value (or enterprise values, in aggregate) of the Affected Entity or Affected Entities as at the Relevant Date;

“Rights Issue” shall have the meaning given to it in Article 4.4.2;

“RoFO Offer” shall have the meaning given to it in Article 13.3.16 (a);

“RoFO Period” shall have the meaning given to it in Article 13.3.16 (a);

“RoFO Price” shall have the meaning given to it in Article 13.3.16 (a);

“Sanctioned Country” means any country or territory that is the subject of country-wide or territory-wide Sanctions, comprising currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria;

“Sanctions” means:

(a)                                 United Nations sanctions imposed pursuant to any United Nations Security Council Resolution;

(b)                                 U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(c)                                  EU restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU’s Common Foreign and Security Policy; and

(d)                                 UK sanctions (i) enacted by statutory instrument pursuant to the United Nations Act 1946 or the European Communities Act 1972; and/or (ii) administered or enforced by Her Majesty’s Treasury of the UK, each of the authorities referred to above being a “Sanctions Authority”;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list publicly issued by the United States Office of Foreign Assets Control of the U.S. Department of the Treasury, the “Consolidated List of Financial Sanctions Targets in the UK” publicly issued by Her Majesty’s Treasury and any similar list issued or maintained and made public by, or any public announcement of a Sanctions designation made by any Sanctions Authority, each as amended, supplemented or substituted from time to time;

“Security Interest” means a mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, set-off or trust arrangement, in each case for the purpose of creating security, any reservation of title or other security interest or any other agreement or arrangement having a similar effect (including any sale and leaseback agreement or arrangement and any sale and repurchase agreement or arrangement) and any agreement to enter into, create or establish any of the foregoing;

“Share Capital” means the equity share capital of the Company on a fully diluted basis. For the purposes of Article 10.8, Share Capital shall mean share capital of the Company on a fully diluted basis;

“Shareholder” means a Person that holds Equity Securities and is a Party;

“Shareholder Conflict Matter” means:

(a)                                 any negotiation of, entry into or amendment to the terms of a Tenancy Agreement or any service contract thereunder to which a Shareholder or any of its Affiliates is a party; or

(b)                                 any negotiation of, entry into or amendment of the terms of, any Contract pursuant to which the Company or any of the Subsidiaries procures (or it is proposed will procure) any product or service from a Shareholder or any of its Affiliates;

“Shareholder Dispute Matter” means:

(a)                                 any proposed or actual legal proceedings by a Shareholder or any of its Affiliates against the Company or any of the Subsidiaries; or

(b)                                 any matter relating to the determination of a dispute under, exercising rights under, or breach or alleged breach of, any agreement or other arrangement between the Company or any of the Subsidiaries and a Shareholder or any of its Affiliates;

“Shareholder Returns Policy” means the shareholder returns policy set out in Article 4.5.1;

“Shareholding” means, without any double counting with respect to:

(a)                                 any Person, at any time, that Person’s total direct and indirect shareholding in the Company; and

(b)                                 a group of Persons directly and indirectly holding shares in the Company, the aggregate of the total direct and indirect shareholding of each Person in the group in the Company without any duplication or double counting of shareholdings among such Persons, in each case, on a fully diluted basis, it being understood that the indirect shareholding of any such Person in the Company means the voting interest in the Company held indirectly by such Person through its subsidiaries. Shareholding shall refer to the number of Equity Securities or the percentage of Share Capital, as the context may require;

“Site” means each of the telecommunications sites where the Company and its Subsidiaries own and operate Passive Infrastructure;

“STI Group” includes Singapore Telecom International Pte. Ltd., Singapore Telecommunications Limited, Pastel Limited and any and all of their direct or indirect subsidiaries;

“Strategic Site” shall have the meaning given to it in the Commitment Letter;

“Subsidiary” means a subsidiary of the Company;

“Tag Exercise Notice” shall have the meaning given to it in Article 13.3.10;

“Tag Period” shall have the meaning given to it in Article 13.3.10;

“Tagged Securities” shall have the meaning given to it in Article 13.3.9;

“Tagging Shareholder” shall have the meaning given to it in Article 13.2.5(d) (in the context of an On-market Transfer), Article 13.3.8 (in the context of an Off-market Transfer) or Article 13.6.5 (in the context of a Restricted Indirect Disposal);

“Takeover Code” means the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011;

“Target Leverage Ratio” shall have the meaning given to it in Article 4.3;

“Tenancy Agreement” means a master services agreement executed by the Company or any of its Subsidiaries, relating to the use of the Company’s or any Subsidiary’s Passive Infrastructure at one or more Sites by a Shareholder or its Affiliates;

“Territory” means the Republic of India;

“Transfer” means, in relation to an Equity Share, to transfer the entire legal and/or beneficial interest and “Transferred” shall be construed accordingly;

“Transfer Notice” shall have the meaning given to it in Article 13.3.5

“Transfer Securities” shall have the meaning given to it in Article 13.3.9;

“Ultimate Parent” in relation to any Person, means the Person (if any) which is not itself subject to Control but which has Control of that first Person, either directly or through a chain of Persons each of which has Control over the next Person in the chain (being, as of [insert date]), Vodafone Group Plc in the case of the Vodafone Shareholders, BAL in the case of the BAL Shareholders and ICL in the case of the ICL Shareholders). It is agreed that in relation to the BAL Shareholders, the Ultimate Parent shall be BAL and not any entity that has Control of BAL and in relation to the ICL Shareholders the Ultimate Parent shall be ICL and not any entity that has control of ICL;

“Vodafone Directors” means the Directors nominated by the Vodafone Shareholders pursuant to Article 5.2.1 or Article 5.2.5(a), as applicable;

“Vodafone Group” means Vodafone Group Plc and its subsidiaries from time to time (excluding, for the avoidance of doubt, the Company and its Subsidiaries from time to time and the members of the ICL Group from time to time);

“Vodafone Group Plc” means, as of [insert date], Vodafone Group Plc, a company incorporated under the laws of England with its registered office at Vodafone House, The Connection, Newbury,

Berkshire, RG14 2FN, and shall instead mean, if applicable in the future, any company which becomes the holding company of Vodafone Group Plc provided that:

(a)         such holding company (directly or indirectly) owns one hundred per cent. (100%) of the share capital of Vodafone Group Plc (excluding any treasury shares);

(b)         such holding company is listed on a recognised stock exchange; and

(c)          the shareholders of such holding company when it becomes the holding company of the previous Vodafone Group Plc, include all or substantially all of the shareholders of the previous Vodafone Group Plc immediately prior to such event;

“Vodafone Shareholders” shall mean (i) Al-Amin Investments Ltd., (ii) Asian Telecommunication Investments (Mauritius) Ltd., (iii) CCII (Mauritius) Inc, (iv) Euro Pacific Securities Ltd., (v) Vodafone Telecommunications (India) Ltd., (vi) Mobilvest (vii) Prime Metals Ltd., (viii) Trans Crystal Ltd., (ix) Omega Telecom Holdings Private Limited, (x) Telecom Investments India Private Limited, (xi) Jaykay Finholding (India) Private Limited, and (xii) Usha Martin Telematics Limited, and each Person that has executed and delivered a Deed of Adherence in the capacity of a Vodafone Shareholder in accordance with these Articles, for so long as they are a member of the Vodafone Group;

“Vodafone Spin-off Disposal” means a demerger or spin off (effected by a solvent reconstruction or otherwise), involving the transfer or distribution of Equity Shares (or shares in any entity(ies) within the chain(s) of entities between (and including) any Vodafone Shareholder(s) and Vodafone Group Plc), on a pro rata basis (as nearly as practicable) to the shareholders of Vodafone Group Plc; and

“Volume Weighted Average Market Price” means the product of the number of Equity Shares traded on a Recognised Stock Exchange and the closing price of each Equity Share divided by the total number of Equity Shares traded on the Recognised Stock Exchange.

2.2.                            Interpretation

Unless the context otherwise requires, in these Articles:

2.2.1.                  the expression “Articles” or “Articles of Association” shall mean the Articles included in this Part II;

2.2.2.                  any reference to any statute or statutory provision shall include:

(i)             all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated);

(ii)          such provision as from time to time modified or re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that nothing in this Article 2.2.2 shall operate to increase the liability of any Party beyond that which would have existed had this Article 2.2.2 been omitted;

2.2.3.                  any reference to the singular shall include the plural and vice-versa and references to any gender includes the other gender;

2.2.4.                  the terms “herein”, “hereof”, “hereto”, “hereunder” and words of similar purport refer to the Articles of Association as a whole and not to any particular provision of the Articles of Association;

2.2.5.                  any references to a “company” shall include a body corporate;

2.2.6.                  references to a document shall be a reference to that document as modified, amended, novated or replaced from time to time;

2.2.7.                  the expression “this Article” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Article (not merely the sub-Article, paragraph or other provision) in which the expression occurs;

2.2.8.                  headings are for convenience only and shall be ignored in construing or interpreting any provision of the Articles of Association;

2.2.9.                  if the last day of any period of days specified in the Articles of Association is not a Business Day, then such period shall include the following Business Day;

2.2.10.           the words “include” and “including” shall be construed without limitation;

2.2.11.           reference to any Person shall include that Person’s successors in title and permitted assigns or transferees;

2.2.12.           where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words;

2.2.13.           any reference to any Indian legal term or concept (including for any action, remedy, judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than India, be interpreted to mean the nearest and most appropriate analogous term to the Indian term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to India;

2.2.14.           any undertaking by any of the Parties not to do any act or thing will be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing (to the extent that such action or omission is under the control of the relevant Party);

2.2.15.           each of the Shareholders shall exercise all their rights and powers in their capacity as a Shareholder and under the Articles of Association (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required to ensure, so far as they are respectively able to do so by the exercise of such rights and powers in their capacity as a Shareholder and under the Articles of Association, so that full effect is given to the provisions of the Articles of Association;

2.2.16.           a Person may exercise its votes as a Shareholder in accordance with the Articles of Association in any manner permitted by applicable Law, including at a General Meeting, through postal ballot or through e-voting;

2.2.17.           references to knowledge, information, belief or awareness of any Person shall be deemed to include such knowledge, information, belief or awareness such Person would have if such Person had made due and careful enquiries;

2.2.18.           references to “INR” or “Rs.” are to Indian National Rupees;

2.2.19.           “fully diluted basis” means a calculation assuming that all outstanding convertible securities (including convertible preference shares and debentures) and any options issued or reserved for issuance under the employee stock option plan or any other stock option plan or scheme by whatever name called, existing at the time of determination have been exercised or converted into equity shares, and equity shares under all outstanding commitments to issue equity shares or other ownership interests have been issued, in each case, as adjusted for any stock splits or any capital or other restructuring or consolidation or reduction of capital;

2.2.20.           references to number of shares of a company and price at which any option for shares can be exercised shall be adjusted for bonus issue, reduction, reclassification, buy-back, split, sub-division or consolidation of share capital, or any similar corporate action, of such company;

2.2.21.           references to a Shareholder’s Affiliates shall not include the Company and its Subsidiaries;

2.2.22.           the expressions “holding company” and “subsidiary” shall have the same meanings in the Articles of Association as their respective definitions in the Act;

2.2.23.           a body corporate (“B”) is a “wholly owned subsidiary” of another body corporate (“A”) if (and only if) B is a subsidiary of A and no Person other than A has any interest in the shares (or equivalent ownership interests) of B, and a body corporate (“C”) is also a wholly owned subsidiary of A if there exists a chain of bodies corporate beginning with A and ending with C, each of which (other than A) is a wholly owned subsidiary of the body corporate preceding it in the chain. For the avoidance of doubt, it is clarified that the shareholding of any nominees of A held solely for purposes of compliance with the minimum number of members of a company under the Act and in respect of which declaration of beneficial interest filing has been made in accordance with the Act shall be deemed to be the shareholding of A or the body corporate preceding in the chain, as the case may be;

2.2.24.           in relation to the Aggregation Provisions, if and for so long as (i) any Vodafone Shareholder holds Equity Securities and (ii) Vodafone Group Plc holds a Qualifying ICL Shareholding, then all Equity Securities held by the ICL Shareholders shall be deemed also to be held by the Vodafone Shareholder(s) for the purpose of determining whether the Vodafone Shareholders hold any specified percentage of the Share Capital for the purposes of these Articles;

2.2.25.           for the purpose of determining the number of ICL Qualifying Shares held by the ICL Group at any time, any Transfer of Equity Shares by a member of the ICL Group after Closing (other than to a wholly owned subsidiary pursuant to Article 13.2.2) shall be construed as a Transfer of an ICL Qualifying Share, until all ICL Qualifying Shares have been so Transferred; and

2.2.26.           subject to Article 2.2.24, for the purpose of determining whether the Vodafone Shareholders, the BAL Shareholders or the ICL Shareholders hold any specified percentage of the Share Capital for the purposes of the Articles of Association, no account shall be taken of the Shareholding of: (i) a Vodafone Shareholder which is not under the Control of Vodafone Group Plc; (ii) a BAL Shareholder which is not under the Control of BAL; or (iii) an ICL Shareholder which is not under the Control of ICL.

3.                                      ARTICLES AND OTHER MATTERS

3.1.                    The Shareholders hereby agree that their respective rights in the Company shall be governed by, and enforceable against each of them, in accordance with the terms of the Articles.

3.2.                            Promoters

The Parties acknowledge that, based on their Shareholdings and rights under these Articles on the Effective Date, each original BAL Shareholder and each original Vodafone Shareholder shall be categorised as a “promoter” of the Company.

3.3.                            Branding

The Parties agree that:

3.3.1.                  as at the Effective Date the name of the Company shall be Indus Towers Limited; and

3.3.2.                  the names of all the Subsidiaries and the branding used by the Company and its Subsidiaries shall include the “Indus Towers” name, in such manner as may be determined by the Board (subject to Article 10), provided that such names and branding shall not relate, refer to or imply any connection with any Shareholder.

3.4.                            Subsidiaries

3.4.1.                  Promptly following Closing, the Company shall cause each Subsidiary to take all actions necessary to amend the articles of association of such Subsidiary to include (a) the governance provisions set forth in these Articles (including with respect to board representation, quorum requirements and Reserved Matters), and (b) a provision stating that no resolution shall be adopted by the board or shareholders of such Subsidiary unless it is in compliance with the articles of association of such Subsidiary and these Articles.

3.4.2.                  With respect to each Subsidiary, the Company shall procure the appointment of the maximum permissible number of directors nominated, and such number of independent directors as may be required under applicable Law, from among the Persons recommended for appointment by each Shareholder entitled under Article 5, in the same proportions as are applicable to the constitution of the Board under Article 5.2.

3.4.3.                  If and to the extent that a Shareholder entitled under Article 5 has not exercised its right with respect to nomination of directors to the boards of the Subsidiaries, the Board shall have the power to select the proposed directors of the Subsidiaries.

3.4.4.                  All resolutions to be considered by the shareholders of the Subsidiaries shall be subject to prior consideration by and approval of the Board in accordance with these Articles.

3.4.5.                  The Company shall exercise its voting rights in each Subsidiary (in its capacity as a shareholder of such Subsidiary) to give effect to these Articles. The Company shall vote in favour of only those resolutions which have been approved by the Board in accordance with these Articles and shall vote against such resolutions which have not been so approved.

4.                                      FUNDING

4.1.                            It is the intention of the Shareholders and the Company that the Company is self-funding and that the Company and its Subsidiaries should be capable of financing their activities on a standalone basis.

4.2.                            No Shareholder shall be obliged to provide any funding, whether in the form of equity or debt, to the Company or the Subsidiaries.

4.3.                            Unless otherwise approved as a Reserved Matter, the Company shall take all reasonable steps to maintain) a Leverage Ratio that does not exceed 3:1 (the “Target Leverage Ratio”).

4.4.                            Rights Issue

4.4.1.                  If the Leverage Ratio has breached (or is projected by the Company’s own forecasts, within six (6) months to breach) the Target Leverage Ratio, then the Company shall notify the Vodafone Shareholders and the BAL Shareholders, and any of them may give written notice to the other Shareholders and to the Company directing the Company to cause the executive management of the Company to present to the Board, within sixty (60) days of the date of the notice, their recommendations as to the steps that should be taken in order to ensure that the breach or anticipated breach of the Leverage Ratio is cured or prevented.

4.4.2.                  If the executive management of the Company have not presented their recommendations within the sixty (60) day period referred to in Article 4.4.1, or if the Board has not (and the relevant Shareholders, if required pursuant to Article 10, have not) approved the recommendations of the executive management of the Company referred to in Article 4.4.1 (or any modified recommendations) within thirty (30) days after they have been presented to a meeting of the Board, then any of the Vodafone Shareholders or the BAL Shareholders may, within thirty (30) days, give written notice to the other Shareholders and to the Company directing the Company to implement a rights issue to the extent required to cure or prevent such breach or anticipated breach (a “Rights Issue”) as soon as reasonably practicable.

4.4.3.                  Following the giving of the notice referred to in Article 4.4.2 and subject to applicable Law, each Shareholder and the Company shall (and each Shareholder shall, so far as it is within its power to do so, procure that the Company shall) use all reasonable endeavours to implement the Rights Issue as soon as reasonably practicable and on terms that are reasonably required in order to cure or prevent such breach, provided that there shall be no obligation on any Shareholder to underwrite or to participate in the Rights Issue. Promptly following the giving of a notice referred to in Article 4.4.2, the Company shall engage an investment bank and legal counsel of international repute to advise it as to the terms, timing and structure of such Rights Issue. If the Board has not approved the terms, timing and structure for a Rights Issue within thirty (30) days after the giving of a notice described in Article 4.4.2, then the Shareholder that gave the notice may require the terms of the Rights Issue to be settled as soon as practicable:

(a)                                 by an investment bank and legal counsel of international repute agreed between the Vodafone Shareholders and the BAL Shareholders;

(b)                                 in the absence of such agreement within ten (10) days after the expiry of the thirty (30) day period referred to above, by agreement between the chief executive officer of Vodafone Group Plc, on the one hand, and the chairman of BAL, on the other hand; or

(c)                                  if the chief executive officer of Vodafone Group Plc, on the one hand, and the chairman of BAL, on the other hand, are unable to agree within ten (10) days of the matter being referred to them, then the terms, timing and structure of the Rights Issue shall be settled by the Chairperson.

The fees and expenses of appointing such investment bank and legal counsel shall be borne by the Company. Subject to applicable Law, the Company shall implement the Rights Issue on the terms so determined.

4.4.4.                  Notwithstanding any other provision of these Articles, for as long as Vodafone Group Plc holds a Qualifying ICL Shareholding and there is no agreement or arrangement between the Vodafone Group and a third party pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such “Permitted Security”, the Vodafone Shareholders may renounce some or all of their entitlements to subscribe for Equity Securities pursuant to a Rights Issue in favour of a member of the ICL Group, provided that (if not already a Party) such member of the ICL Group executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of an ICL Shareholder. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

4.4.5.                  Notwithstanding any other provision of these Articles, and provided that the STI Group holds a Qualifying BAL Shareholding, and there is no agreement or arrangement between the STI Group and a third party pursuant to which the STI Group would cease to hold a Qualifying BAL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying BAL Shareholding) unless the STI Group is in default under the terms of such “Permitted Security”, the BAL Shareholders may renounce some or all of their entitlements to subscribe for Equity Securities pursuant to a Rights Issue in favour of a member of the STI Group, provided that (if not already Party) such member of the STI Group executes and delivers a Deed of Adherence whereby it becomes a and assumes the obligations of a BAL Shareholder .

4.4.6.                  Notwithstanding any other provision of these Articles, a Shareholder may renounce some or all of their entitlements to subscribe for Equity Securities pursuant to a Rights Issue in favour of an Affiliate, provided that (if not already a Party) such Affiliate executes and delivers a Deed of Adherence whereby it becomes a Party (if it is a member of the BAL Group, Vodafone Group or ICL Group, then in the capacity of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder, as applicable, or it is not a member of the BAL Group, Vodafone Group or ICL Group, then assuming the obligations of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder).. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

4.5.                            Shareholder Returns Policy

4.5.1.                  The Company undertakes to the Vodafone Shareholders and to the BAL Shareholders that, subject to (a) the working capital requirements of the Company and its Subsidiaries, (b) the terms of the then existing debt facilities of the Company and its Subsidiaries; (c) the Target Leverage Ratio not being breached immediately following such distribution (determined on a pro forma basis by reference to the most recent management accounts for the Company) and (d) applicable Law (including the Directors’ fiduciary duties and any requirement limiting the payment of dividends to profits or other reserves available for distribution), the Company shall, in respect of each completed Financial Year, distribute to the holders of Equity Securities, in accordance with their entitlements, an amount equal to one hundred per cent. (100%) of:

(i)                                     the excess cash of the Company and its Subsidiaries as at the end of such Financial Year as determined by the Board by majority resolution; or

(ii)                                  if the Board has not passed a resolution to distribute the excess cash of the Company and its Subsidiaries in accordance with (i) above, then the Free Cash Flow of the Company for such Financial Year, plus any amounts in respect of any previous Financial Year(s) that would, but for any of the restrictions referred to in (a) to (d) of this Article 4.5.1, have been so distributed but which have not been so distributed and can then be distributed. Subject to the matters referred to in (a) to (d) of this Article 4.5.1, the Company shall make a distribution to the Shareholders at least once in each Financial Year and shall be entitled to make interim distributions.

4.5.2.                  Distributions shall be made by way of dividend or by way of the proportionate buyback of Equity Securities by the Company, subject to applicable Law.

4.5.3.                  The Company shall use all reasonable endeavours to ensure that it is able to declare and pay the distributions payable by the Company pursuant to Article 4.5.1 by procuring, so far as it is legally able to do so, the upstreaming of cash from its Subsidiaries and by ensuring that the Company has sufficient distributable reserves to declare and pay such dividends and other distributions. In particular, the Company shall take such actions as the Board considers appropriate to increase the amount of distributable reserves where there might otherwise be a dividend (or distribution) shortfall amount, including by carrying out a reduction of capital of the Company or of a Subsidiary.

4.5.4.                  The Company shall instruct its auditors (at the expense of the Company) to report on the distributable reserves position of the Company at the same time as they sign their report on the Audited Accounts.

4.5.5.                  The Company shall, so far as it is legally able to do so, procure that all resolutions for the declaration or payment of dividends, distributions or other payments required by this Article 4.5 are duly passed. The Shareholders shall, so far as they are legally able to do so, exercise their rights in relation to the Company (including their voting rights as Shareholders) to vote in favour of all resolutions for the declaration or payment of dividends, distributions or other payments required by this Article 4.5.

5.                                      BOARD OF DIRECTORS OF THE COMPANY

5.1.                            Authority of the Board

Subject to the provisions of these Articles and applicable Law, the Board shall be responsible for the management of the Company. The Board shall give due consideration to the views of Committees; however, the Board shall be entitled to take final decisions on matters considered by such Committees. The approval of the Shareholders will be obtained for such matters as may be required under applicable Law or pursuant to these Articles.

5.2.                            Composition of the Board

5.2.1.                  Until Article 5.2.4 applies, the Board shall consist of eleven (11) Directors as follows:

(a)                                 up to three (3) nominee Directors of the BAL Shareholders;

(b)                                 up to three (3) nominee Directors of the Vodafone Shareholders;

(c)                                  one (1) nominee Director of Silverview Portfolio Investments Pte. Ltd. and Canada Pension Plan Investment Board, provided that they are entitled to nominate a Director pursuant to, and subject to the terms of, that certain agreement entered into by them and BAL on 28 March 2017; and

(d)                                 up to four (4) independent Directors, including the Chairperson,

in each case, appointed in accordance with Article 5.2.2.

5.2.2.                  Subject to Article 5.2.8 and 5.2.9, the Vodafone Shareholders, on the one hand, and the BAL Shareholders, on the other hand, shall be entitled, by written notice to the other Parties, to require the Company to appoint Directors as follows:

(a)                                 three (3) Directors nominated by each of them; and

(b)                                 (i) two (2) Directors, determined to be independent in accordance with applicable Law, from among the persons recommended by the BAL Shareholders, and (ii) two (2) Directors, determined to be independent in accordance with applicable Law, from among the persons recommended by the Vodafone Shareholders save that:

(c)                                  where a Shareholder has transferred to another Person (in accordance with Article 5.2.8) some or all of its Appointment Rights, that other Person shall instead be entitled to require the Company to appoint such Directors, to the extent of the transferred Appointment Rights; and

(d)                                 no person shall be appointed as a Director or recommended for appointment as a Director if such person is a Prohibited Connected Person.

5.2.3.                  The Parties acknowledge and agree that the initial Chairperson (who shall not be a Prohibited Connected Person) shall be appointed by agreement between the Vodafone Shareholders and the BAL Shareholders with effect from the Effective Date, from among the independent Directors and in the absence of such agreement between the Vodafone Shareholders and the BAL Shareholders, the Chairperson shall be selected from among the independent Directors by a decision of the majority of the independent Directors and, if they have not decided on the Chairperson within two weeks after a written request therefor by either the Vodafone Shareholders or the BAL Shareholders, then by a draw of lots from among the independent Directors who have agreed to be designated as a Chairperson. Unless otherwise agreed between the Vodafone Shareholders and the BAL Shareholders, each such Chairperson shall be appointed for a term of three (3) years after which the next Chairperson shall again be identified in accordance with this Article 5.2.3, provided that after the expiry of two (2) years of the term of a Chairperson, either Vodafone Shareholders or BAL Shareholders, shall be entitled to request (with a reasonable explanation) a change of the Chairperson, in which case, and subject to such proposal being discussed by the other Directors at the next scheduled meeting of the Board, the new Chairperson will be identified in accordance with this Article 5.2.3.

5.2.4.                  If, at any time, Silverview Portfolio Investments Pte. Ltd. and Canada Pension Plan Investment Board cease to be entitled to nominate a Director as contemplated above, then Article 5.2.1 shall cease to apply and the board shall consist of nine (9) Directors as follows:

(a)                                 up to three (3) nominee Directors of the BAL Shareholders;

(b)                                 up to three (3) nominee Directors of the Vodafone Shareholders;

(c)                                  up to three (3) independent Directors, including the Chairperson, in each case, appointed in accordance with Article 5.2.5

5.2.5.                  Where Article 5.2.4 applies, and subject to Articles 5.2.8 and 5.2.9, the Vodafone Shareholders, on the one hand, and the BAL Shareholders, on the other hand, shall be entitled, by written notice to the other Parties, to require the Company to appoint Directors as follows:

(a)                                 three (3) Directors nominated by each of them; and

(b)                                 (i) one (1) Director, determined to be independent in accordance with applicable Law, from among the persons recommended by the BAL Shareholders, and (ii) one (1) Director, determined to be independent in accordance with applicable Law, from among the persons recommended by the Vodafone Shareholders save that:

(c)                                  where a Shareholder has transferred to another Person (in accordance with Article 5.2.8) some or all of its Appointment Rights, that other Person shall instead be entitled to require the Company to appoint such Directors, to the extent of the transferred Appointment Rights; and

(d)                                 no person shall be appointed as a Director or recommended for appointment as a Director if such person is a Prohibited Connected Person.

5.2.6.                  Where Article 5.2.4 applies, and subject to Articles 5.2.8 and 5.2.9, (i) the third independent Director shall be the Chairperson and that the initial Chairperson (who shall not be a Prohibited Connected Person) shall be appointed by agreement between the Vodafone Shareholders and the BAL Shareholders with effect from the Effective Date and (ii) following the initial Chairperson or any subsequent Chairperson ceasing to hold office (for any reason) at a time when Article 5.2.4 applies,, a replacement Chairperson (who shall not be a Prohibited Connected Person) shall be appointed by the Company:

(a)                                 from among the persons agreed and jointly recommended by the Vodafone Shareholders and the BAL Shareholders within fifteen (15) days of such Chairperson ceasing to hold office;

(b)                                 if the Vodafone Shareholders and the BAL Shareholders are unable to agree by the end of the fifteen (15) day period specified in Article 5.2.6(a), from among the persons agreed and jointly recommended by the two (2) independent Directors appointed by them respectively pursuant to Article 5.2.5(b); or

(c)                                  if the two (2) independent Directors appointed by them respectively pursuant to Article 5.2.5(b) are unable to agree within fifteen (15) days, from among the persons agreed and jointly recommended by the chief executive officer of Vodafone Group Plc, on the one hand, and the chairman of BAL, on the other hand, save that where a Shareholder has transferred to another Person (in accordance with Article 5.2.8) its right under Article 5.2.5(b) to require the Company to appoint an independent Director from among the persons recommended by that first-mentioned Shareholder, that other Shareholder shall instead assume the rights and role of the Vodafone Shareholders or BAL Shareholders, as the case may be, under Article 5.2.6 and where Article 5.2.6(c) applies, the matter shall be referred to the nearest equivalent officer of the Ultimate Parent of that other Shareholder.

5.2.7.                  If, at any time:

(a)                                 the rights of a Shareholder to nominate Directors and/or recommend persons for appointment as independent Directors are extinguished pursuant to any provision of these Articles (including where either of the conditions in Article 5.2.9 is no longer satisfied); or

(b)                                 any Director becomes a Prohibited Connected Person,

then the relevant Shareholder shall procure that:

(c)                                  in the case of (a), an appropriate number of Directors nominated or recommended for appointment by it (excluding, for the avoidance of doubt, the Chairperson); or

(d)                                 in the case of (b), the Director that has become a Prohibited Connected Person,

shall, in each case, resign and vacate office as promptly as practicable. It is hereby clarified that rights of a Shareholder with respect to the nomination or recommendation of the independent Directors shall be exercised subject to and in accordance with the procedures set out under applicable Law.

5.2.8.                  Transfers of Appointment Rights

(a)                                 The Vodafone Shareholders, the BAL Shareholders (and, where they intend to transfer Appointment Right(s) to a Vodafone Shareholder), the ICL Shareholders (each, a “transferor”) may, subject to Article 5.2.10, by agreement with another Person (the “transferee”) and by written notice to all other Parties, transfer to the transferee, provided that the transferee is not a Competitor or an Affiliate of a Competitor, the right to nominate (or, as the case may be, recommend for appointment) all or any of the Directors which the transferor is at that time entitled to nominate (or, as the case may be, recommend for appointment) under Articles 5.2.2(a) and 5.2.2(b) or Articles 5.2.5(a) and 5.2.5(b) (as applicable) respectively (if any), provided that: (1) (if the transferee is not already a Party) the transferee executes and delivers a Deed of Adherence (if it is a member of the BAL Group, Vodafone Group or ICL Group, then in the capacity of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder, as applicable, or if it is not a member of the BAL Group, Vodafone Group or ICL Group, then assuming the obligations of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder); and (2) except as set out in Articles 5.2.8(c) and (d) below, the transferee simultaneously acquires from the Vodafone Group, BAL Group or ICL Group together with any Tagging Shareholder (if applicable), as the case may be, a Shareholding at least equal to the Qualifying Threshold. Following such a transfer of an Appointment Right (and subject to Article 5.2.9 below):

(i)                                     the transferee shall be entitled to exercise such Appointment Right under this Article 5.2.8; and

(ii)                                  for so long as the transferee is entitled to exercise the Appointment Right, the transferee may, in the same way, transfer the Appointment Right to another Person, subject to and in accordance with this Article 5.2.8 mutatis mutandis.

(b)                                 If an Appointment Right is transferred pursuant to Article 5.2.8, then the Shareholder transferring the Appointment Right shall specify, in the notice referred to in Article 5.2.8(a), which of the Directors nominated or recommended for appointment by it shall be treated as having been nominated or recommended for appointment by the Person to which that Appointment Right is being transferred.

(c)                                  If the transferor is the Vodafone Shareholders and the transferee is an ICL Shareholder, then the Appointment Right may be transferred by the Vodafone Shareholders to such ICL Shareholder provided that: (i) immediately following such transfer(s), the ICL Shareholders shall have a Shareholding that is equal to or above the Qualifying Threshold; and (ii) at the time of the transfer(s), Vodafone Group Plc holds a Qualifying ICL Shareholding and there is no agreement or arrangement between the Vodafone Group and any Person pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such Permitted Security.

(d)                                 If the transferor is the ICL Shareholders and the transferee is a Vodafone Shareholder, then the Appointment Right may be transferred by the ICL Shareholders to such Vodafone Shareholder provided that: (i) immediately following such transfer(s), the Vodafone Shareholders shall have a Shareholding that is equal to or above the Qualifying Threshold; and (ii) at the time of the transfer(s), Vodafone Group Plc holds a Qualifying ICL Shareholding and (except pursuant to Permitted Security and provided that no default has occurred) there is no agreement or arrangement between the Vodafone Group and any Person pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such “Permitted Security”.

5.2.9.                  Each Appointment Right is conditional on the holder of it: (i) retaining a Shareholding (which, in the case of a Vodafone Shareholder shall be the aggregate Shareholding of the Vodafone Shareholders and in the case of a BAL Shareholder, shall be the aggregate Shareholding of the BAL Shareholders and in the case of an ICL Shareholder, shall be the aggregate Shareholding of the ICL Shareholders) equal to or above the Qualifying Threshold and (ii) not being or becoming a Competitor or an Affiliate of a Competitor, provided that no ICL Shareholder shall lose the benefit of any Appointment Right it has by reason only that it becomes a Competitor following the acquisition of such Appointment Right (and the definition of Prohibited Connected Person shall be construed, in relation to Directors appointed or recommended for appointment by the ICL Shareholder, accordingly).

5.2.10.           An Appointment Right shall not be transferred pursuant to a BAL Spin-off Disposal or a Vodafone Spin-off Disposal.

5.2.11.           Notwithstanding anything to the contrary contained in these Articles, no Person (or persons acting in concert) shall be entitled to appoint (or nominate or recommend for appointment), whether under these Articles or otherwise: (i) where Article 5.2.1 applies, more than three (3) nominee Directors and more than two (2) independent Directors; or

(ii) where Article 5.2.4 applies, more than three (3) nominee Directors and more than one (1) independent Director.

5.3.                            Qualification

The Directors shall not be required to hold any qualification Equity Securities.

5.4.                            Board Committees

5.4.1.                  The Board shall constitute and determine the terms of reference of committees of the Board (each, a “Committee”) to the extent required under applicable Law, including an audit committee, a nomination and remuneration committee, a stakeholders’ relationship committee, a risk management committee and a corporate social responsibility committee.

5.4.2.                  Each Committee shall include:

(a)                                 such number of independent Directors as may be required under applicable Law, provided that if an independent Director recommended by the Vodafone Shareholders or the BAL Shareholders under Article 5.2.5(b) or Article 5.2.5(b) (as applicable) (or, if applicable, a Person to which the Appointment Right of the Vodafone Shareholders or BAL Shareholders under Article 5.2.5(b) or 5.2(b) (as applicable), as the case may be, has been transferred, but only if the Reserved Matter Rights of the Vodafone Shareholders or BAL Shareholders have also been transferred to that Shareholder) (in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights) is included in a Committee, then the independent Director recommended by the other of them (or, if applicable, the Person to which the Appointment Right of the other of them under Article 5.2.5(b) or Article 5.2.5(b) (as applicable) has been transferred, but only if the Reserved Matter Rights of the Vodafone Shareholder or BAL Shareholder have also been transferred to that Shareholder) (in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights), shall also be included in that Committee; and

(b)                                 one BAL Director (unless the BAL Shareholders have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, in which case one Director appointed by that other Shareholder) and one Vodafone Director (unless the Vodafone Shareholders have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, in which case one Director appointed by that other Shareholder), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights.

5.4.3.                  Subject to applicable Law, the provisions of this Article 5, including with respect to conduct of meetings, quorum, interests or conflicts of Directors and manner of approval of business, and Article 10, as they apply to the Board, shall apply mutatis mutandis to Committees. If any Committee cannot agree on any matter (by majority resolution), the Committee shall refer the matter to the Board.

5.5.                            Removal of Directors; Casual Vacancy

5.5.1.                  Each Shareholder that has nominated a Director for appointment pursuant to Article 5.2.5(a) or Article 5.2.5(a) (as applicable) shall be entitled, by written notice to the Company (with a copy to all other Parties and the concerned Director), to require any Director so nominated by it to be removed from such position and the Company and the Shareholders shall promptly take steps for the removal of such Director in accordance with such request. In the event of such removal or if any Director nominated by a Shareholder ceases to hold office for any other reason, such Shareholder shall be entitled to require the Company to appoint another Director in his or her place pursuant to Article 5.2.2 or Article 5.2.5 (as applicable), as promptly as practicable.

5.5.2.                  In the event that an independent Director appointed from among the persons recommended by any Shareholder pursuant to Article 5.2.5(b) or Article 5.2.5(b) (as applicable) ceases to hold office as a Director for any reason, the new independent Director shall be appointed from among the persons recommended by such Shareholder.

5.5.3.                  Except as set forth in Article 5.2.7, the removal of a Director nominated by any Shareholder, or an independent Director appointed from among the persons recommended by any Shareholder, shall be subject to the prior written consent of the nominating or recommending Shareholder, as the case may be.

5.6.                            Notice of Board Meetings

5.6.1.                  A Board meeting may be called by the Chairperson or any two (2) other Directors by giving written notice to the company secretary of the Company, who shall convene a Board meeting to be held within ten (10) days of such notice.

5.6.2.                  The period of notice required for any Board meeting shall be seven (7) days unless all of the Directors consent to short notice.

5.6.3.                  A notice of a Board meeting shall (i) be in English; (ii) specify a reasonably detailed written agenda specifying the date, time and agenda of such Board meeting; (iii) include copies of all papers relevant for such Board meeting; and (iv) be sent via e-mail. Unless waived in writing by at least one (1) Vodafone Director (or, if applicable, a Director nominated by a Shareholder that has acquired the Reserved Matter Rights from the Vodafone Shareholders) and at least one (1) BAL Director (or, if applicable, a Director nominated by a Shareholder that has acquired the Reserved Matter Rights from the BAL Shareholders), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights, no discussion, action, vote or resolution with respect to any item not included in the agenda of any meeting shall be taken at any meeting of the Board.

5.7.                            Chairperson of the Board

5.7.1.                  In the absence of the Chairperson at a meeting of the Board, the Board shall appoint the chairperson from among the Directors present for such meeting of the Board.

5.7.2.                  In case of equality of votes on any proposed resolution of the Board, the Chairperson or any other person acting as chairperson at a meeting of the Board shall not have a second and casting vote.

5.8.                            Resolution by Circulation

5.8.1.                  Any resolution of the Board that is not required to be considered only at a Board meeting under applicable Law may be adopted by circulation by the Board, and such written resolution, if approved, shall be filed with the minutes of proceedings of the Board along with all the documents and/or information circulated with it (“Circular Resolution”).

5.8.2.                  Subject to Articles 5.11.5 and 10, no Circular Resolution shall be deemed to have been duly passed by the Board, unless the resolution has been circulated in draft in accordance with the Act, together with the necessary papers required for considering the resolution, and approved in writing by a majority of the Directors as are entitled to vote on the resolution.

5.9.                            Remote Participation

Subject to the provisions of the Act and applicable Law:

5.9.1.                  the Directors may participate in a Board meeting by way of video conference or conference telephone or similar equipment (“Remote Participation”) designed to allow the Directors to participate equally in the Board meeting; and

5.9.2.                  a Board meeting held by Remote Participation shall be valid so long as a quorum in accordance with Article 5.10 is achieved pursuant to the Directors being able to participate in such Board meeting through video conference, telephone conference or similar equipment. Such a Board meeting shall be deemed to take place at the registered office of the Company.

5.10.                     Quorum

5.10.1.           Subject to Articles 5.11.5 and 15.1.113.5.1(b) and applicable Law, the quorum for a meeting of the Board, duly convened and held, including by Remote Participation, shall be one-third (1/3rd) of the total number of Directors or two (2) Directors, whichever shall be higher, provided that no quorum as aforesaid shall be validly constituted, and no business at any Board meeting shall be transacted, unless at least one (1) Vodafone Director (or, if applicable, a Director nominated by a Shareholder that has acquired the Reserved Matter Rights from the Vodafone Shareholders in accordance with Article 10.3) and at least one (1) BAL Director (or, if applicable, a Director nominated by a Shareholder that has acquired the Reserved Matter Rights from the BAL Shareholders in accordance with Article 10.3), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights are present at the commencement of such meeting and throughout its proceedings.

5.10.2.           In the absence of a valid quorum at a duly convened Board meeting, the Board meeting shall be automatically adjourned to the same day in the next week at the same time. The quorum at such adjourned Board meeting shall, notwithstanding anything to the contrary contained hereinabove, be one-third (1/3rd) of the total number of Directors or two (2) Directors, whichever shall be higher and all business transacted thereat shall be regarded as having been validly transacted, subject to Article 5.11.5, provided, however, that no Reserved Matters shall be discussed or transacted at any such adjourned Board meeting unless at least one (1) Vodafone Director (or, if applicable, a Director nominated by a Shareholder that has acquired the Reserved Matter Rights from the Vodafone Shareholders in accordance with Article 10.3) and at least one (1) BAL Director (or, if applicable, a Director nominated by a Shareholder that has acquired the Reserved Matter Rights from the BAL Shareholders in accordance with Article 10.3), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights are present at the commencement of such adjourned meeting and throughout its proceedings.

5.11.                     Voting

5.11.1.           Subject to Article 5.11.5, at any Board meeting, each Director shall have one (1) vote.

5.11.2.           Subject to Articles 5.11.5 and 10, all business arising at any Board meeting shall be approved by a resolution passed by a majority of the Directors present and voting at such meeting.

5.11.3.           In case of equality of votes while voting on a resolution not pertaining to a Reserved Matter, the relevant resolution shall be referred to the chief executive officer of Vodafone Group Plc, on the one hand, and the chairman of BAL, on the other hand, for their consideration and decision (unless the BAL Shareholders or Vodafone Shareholders have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, in which case the relevant resolution shall be referred to the nearest equivalent officer of the Ultimate Parent of that Shareholder), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights. In the event such representatives of the Shareholders are unable to resolve such matter, then the status quo shall prevail.

5.11.4.           Each Shareholder, if it has nominated a Director pursuant to Article 5.2.5(a) or Article 5.2.5(a) (as applicable), shall use all reasonable endeavours to ensure that at least one (1) Director so nominated shall attend each Board meeting.

5.11.5.           Directors’ interests and conflicts

(a)                                 The presence of a Director (excluding the independent Directors) shall not be required in order to constitute a quorum if it would otherwise be required under these Articles, nor shall he be entitled to vote, in respect of any (i) Shareholder Conflict Matter or (ii) Shareholder Dispute Matter, in each case where that Director has been nominated by the Shareholder that is (or the Affiliate of which is) concerned in that Shareholder Conflict Matter or Shareholder Dispute Matter.

(b)                                 Except in respect of a Shareholder Conflict Matter or a Shareholder Dispute Matter and subject to applicable Law and/or the Articles, and subject to any other terms imposed by the Directors in relation to conflict situations in accordance with Article 10, a Director shall be entitled to vote at a meeting of the Board on any resolution in respect of any matter, Contract or proposed Contract in which he is interested directly or indirectly. For the avoidance of doubt, the fact that a Director has been nominated or recommended for appointment by or at the request of a Shareholder shall not, of itself, constitute a conflict of interest.

(c)                                  Subject to Article 5.11.5(d), any decisions, actions or negotiations to be taken or conducted by the Company or any of its Subsidiaries in relation to a Shareholder Conflict Matter or a Shareholder Dispute Matter shall be the responsibility of the Board but subject to the supervision (subject to their fiduciary duties) only of those Directors that are entitled, in accordance with Article 5.11.5(a), to vote on such matters.

(d)                                 No material decision, material action or material negotiation shall be taken or conducted by the Company in relation to a Shareholder Conflict Matter or a Shareholder Dispute Matter without the approval of a simple majority of those Directors who are authorised to supervise such decisions and actions in accordance with Article 5.11.5(c), subject to their fiduciary duties to the Company.

5.12.                     Observers at the Board Meeting

The CEO and the CFO shall attend meetings of the Board as observers. In addition, the Board shall be entitled to invite any employees or advisors of the Company to attend meetings of the Board as observers or for such other purpose as it may deem fit.

5.13.                     Duties of Directors

Each Shareholder acknowledges that the Directors must, subject to the Articles, observe and comply with their fiduciary duties, including by exercising their powers in a way which they consider in good faith to be in the best interests of the Company.

6.                                      SHAREHOLDERS’ MEETINGS

The Chairperson of the Board shall be the chairperson of the meeting of the shareholders of the Company (“General Meeting”). In the absence of the Chairperson, the shareholders of the Company present shall select the chairperson from among themselves for such General Meeting.

7.                                      KEY EMPLOYEES

7.1.                            The Parties acknowledge and agree that the initial CEO, COO, CMO, CCO, CFO, CTO and CHRO shall be appointed by agreement of the Vodafone Shareholders and the BAL Shareholders with effect from the Effective Date.

7.2.                            From the Effective Date:

7.2.1.                  any subsequent appointment or dismissal of a person to or from a Key Position shall require the approval of the Vodafone Shareholders and the BAL Shareholders (or where they have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, the approval of that other Shareholder will instead be required), in accordance with Article 10, in each case provided the relevant Shareholders remain entitled to exercise their Reserved Matter Rights pursuant to these Articles;

7.2.2.                  any subsequent appointment of the CEO shall require the approval of both the Vodafone Shareholders and the BAL Shareholders (or where they have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, the approval of that other Shareholder will instead be required), in accordance with Article 10.3, in each case provided the relevant Shareholders remain entitled to exercise their Reserved Matter Rights pursuant to these Articles; and

7.2.3.                  either the Vodafone Shareholders or the BAL Shareholders (or where they have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, that other Shareholder), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights, may at any time, by giving written notice to the other Shareholders and the Company, require the dismissal from the Company of the CEO. Upon receipt of such notice, the Company shall effect such dismissal as soon as reasonably practicable and each Shareholder shall take all steps necessary to effect such dismissal.

8.                                      UNDERTAKINGS OF THE COMPANY

8.1.                            The Company hereby undertakes and covenants to the Vodafone Shareholders and the BAL Shareholders that:

8.1.1.                  the Company shall use all reasonable endeavours to ensure that the Business is conducted in accordance with good business practice and the highest ethical standards;

8.1.2.                  the Company shall not facilitate, recognise or register any Disposal of Equity Securities by any Shareholder which is in breach of these Articles;

8.1.3.                  the Company shall maintain prudent directors’ and officers’ liability insurance with a well-established, creditworthy and reputable insurer(s) in accordance with current industry best practice from time to time;

8.1.4.                  the Company and its Subsidiaries shall keep and maintain proper, complete and accurate Books and Records in accordance with Ind AS and applicable Law;

8.1.5.                  the Company’s and its Subsidiaries’ Books and Records shall be duly audited by the auditors annually as soon as possible after the end of each Financial Year and as required from time to time pursuant to applicable Law;

8.1.6.                  the Company shall use all reasonable endeavours to obtain and maintain in full force and effect all approvals, consents and licences necessary for the conduct of the Business and shall comply with all material applicable Law in the conduct of the Business;

8.1.7.                  subject to applicable Law, the Company shall provide such information to the Vodafone Shareholders and the BAL Shareholders as may be required by them for any statutory filings under applicable Law or any other general financial reporting of their group;

8.1.8.                  no Director, officer, employee, agent or any of their respective delegates shall take any action purporting to commit the Company or its Subsidiaries in relation to any of the Reserved Matters unless such Reserved Matter has been approved in accordance with Article 10;

8.1.9.                  the Company and its Subsidiaries shall comply with the Corporate Policies and as amended from time to time (where applicable, in accordance with Article 10);

8.1.10.           the Company shall provide the Vodafone Shareholders and the BAL Shareholders with such information, assistance and access as they may reasonably request from time to time for the purposes of verifying the Company’s compliance with the Corporate Policies; and

8.1.11.           without prejudice to Articles 5.11.5 and 10, if the Company or any of the Subsidiaries procures any goods or services from any Shareholder or its Affiliates, those goods or services will be procured on an arms’ length commercial basis and in accordance with applicable Law.

9.                                      UNDERTAKINGS OF THE OTHER PARTIES

9.1.                            Each Shareholder hereby undertakes and covenants to each other Shareholder and to the Company as follows:

9.1.1.                  it shall, including through its duly authorised representatives, proxies or agents at General Meetings, exercise votes in respect of the Equity Securities held by it to ensure, so far as it is able to do so, compliance with these Articles by the relevant Shareholder and the Company;

9.1.2.                  if any shareholders’ resolution contrary to the terms of these Articles is proposed, the relevant Shareholder shall vote against such resolution;

9.1.3.                  if any shareholders’ resolution is adopted or rejected otherwise than in accordance with the terms of these Articles, the relevant Shareholder shall cooperate with the other Shareholders and the Company to convene another General Meeting or issue a fresh notice for a shareholders’ vote;

9.1.4.                  if any proposal that is a Reserved Matter is approved and/or implemented in contravention of these Articles, it shall exercise all rights and powers available to it as a Shareholder, including its voting rights, to procure that the position which prevailed prior to such proposal having been approved and/or implemented is restored; and

9.1.5.                  it shall not Dispose of any Equity Securities held by it, in breach of these Articles.

10.                               RESERVED MATTERS

10.1.                     Notwithstanding anything to the contrary contained in these Articles but subject to Article 10.4, no action shall be taken by the Company or any of the Subsidiaries in relation to any matter enumerated in Article 10.8 (each, a “Reserved Matter”) without the affirmative vote or written consent of the Vodafone Shareholders and the BAL Shareholders. Each of them shall use their best endeavours to provide their response (i.e., either approving or refusing consent), in respect of the Reserved Matter for which their consent is being sought by the Company, within ten (10) days of the Company making such request in writing.

10.2.                     Subject to Article 10.3, if a resolution in respect of any Reserved Matter is proposed directly by any shareholder of the Company (other than a Shareholder) for consideration by the shareholders of the Company in a General Meeting pursuant to the Act, which matter has not previously been considered and approved in accordance with this Article 10, then, unless the Vodafone Shareholders and BAL Shareholders agree (in writing) to vote in favour of such resolution prior to the General Meeting, they shall exercise all their voting rights against such resolution at the General Meeting.

10.3.                     If an Appointment Right has been or is being transferred by the Vodafone Shareholders or BAL Shareholders to a transferee in accordance with Article 5.2.8(a), then the transferor may also, subject to Article 10.7, by agreement with the transferee and by written notice to the other Parties, transfer to the transferee, provided that the transferee is not a Competitor nor an Affiliate of a Competitor, all of the transferor’s rights (if any) under this Article 10 (its “Reserved Matter Rights”) and not certain of its Reserved Matter Rights only, provided that except as set out in Articles 10.5 and 10.6 below the transferee simultaneously acquires from the Vodafone Group, BAL Group or ICL Group, together with any Tagging Shareholder (if applicable)as the case may be a Shareholding at least equal to the Qualifying Threshold. Following such a transfer of Reserved Matter Rights (and for so long as the transferee continues to hold a Shareholding equal to or above the Qualifying Threshold):

10.3.1.           the transferee shall be entitled to all of the rights (subject to the obligations) of the transferor under this Article 10; and

10.3.2.           for so long as the transferee is entitled to exercise the Reserved Matter Rights, the transferee may, in the same way, transfer the Reserved Matter Rights to another Person to which it has transferred one or more of its Appointment Rights, subject to and in accordance with this Article 10.3 mutatis mutandis.

10.4.                     The Reserved Matter Rights are conditional on the holder of them: (i) retaining a Shareholding (which, in the case of a Vodafone Shareholder shall be the aggregate Shareholding of the Vodafone Shareholders, in the case of a BAL Shareholder, shall be the aggregate Shareholding of the BAL Shareholders and in the case of an ICL Shareholder, shall be the aggregate Shareholding of the ICL Shareholders, in each case) equal to or above the Qualifying Threshold and (ii) not being or becoming a Competitor` or an Affiliate of a Competitor, provided that no ICL Shareholder shall lose the benefit of Reserved Matter Rights it has by reason only that it becomes a Competitor following the acquisition of such Reserved Matter Rights (and the definition of Prohibited Connected Person shall be construed, in relation to Directors appointed or recommended for appointment by the ICL Shareholder, accordingly).

10.5.                     If the transferor is a Vodafone Shareholder and the transferee is an ICL Shareholder, then the Reserved Matter Rights may be transferred by the Vodafone Shareholders to such ICL Shareholder provided that: (i) immediately following such transfer of the Reserved Matter Rights, the ICL Shareholders shall have a Shareholding that is equal to or above the Qualifying Threshold; (ii) at the time of the transfer, Vodafone Group Plc holds a Qualifying ICL Shareholding and there is no agreement or arrangement between the Vodafone Group and a third party pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such “Permitted Security”; and (iii) (if the transferee is not already a Party) the transferee executes and delivers a Deed of Adherence where it becomes a Party in the capacity of an ICL Shareholder. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

10.6.                     If the transferor is an ICL Shareholder and the transferee is a Vodafone Shareholder, then the Reserved Matter Rights may be transferred by the ICL Shareholders to such Vodafone Shareholder provided that: (i) immediately following such transfer of the Reserved Matter Rights, the Vodafone Shareholders shall have a Shareholding that is equal to or above the Qualifying Threshold; (ii) at the time of the transfer, Vodafone Group Plc holds a Qualifying ICL Shareholding and there is no agreement or arrangement between the Vodafone Group and a third party pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such “Permitted Security”; and (iii) (if the transferee is not already a Party) the transferee executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of a Vodafone Shareholder. he other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

10.7.                     Reserved Matter Rights shall not be transferred pursuant to a BAL Spin-off Disposal or a Vodafone Spin-off Disposal.

10.8.                     The following matters shall be the Reserved Matters under the Articles of Association:

10.8.1.           the appointment of the CEO of the Company following the Effective Date;

10.8.2.           the appointment or removal of any person to or from a Key Position of the Company following the Effective Date;

10.8.3.           any amendment to the memorandum of association of the Company or the Articles;

10.8.4.           any change to the rights attaching to any class of shares in the Company;

10.8.5.           any consolidation, sub-division, reclassification or cancellation of any Share Capital (or share premium or other reserve);

10.8.6.           any redemption, reduction or buy-back of any Share Capital;

10.8.7.           the issue or allotment of any Share Capital or the creation of any option or right to subscribe or acquire, or convert any security into, any Share Capital, including pursuant to employee stock option schemes, other than a Rights Issue in accordance with Article 4.4;

10.8.8.           the establishment or amendment to the terms of any employee stock option scheme;

10.8.9.           liquidation or dissolution of the Company or the filing of a petition for winding up by the Company or the making of any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator;

10.8.10.    merger, amalgamation, demerger, reorganisation or restructuring of the Company, including pursuant to a scheme of arrangement under the Act;

10.8.11.    any change to the Shareholder Returns Policy, or the declaration or payment of any dividend or other distribution in any manner inconsistent with the Shareholder Returns Policy;

10.8.12.    any change to the Target Leverage Ratio;

10.8.13.    incurrence of any Financial Indebtedness or the variation or termination of any agreement for the raising of Financial Indebtedness (including early repayment) where such incurrence, variation or termination would result in the Target Leverage Ratio being exceeded;

10.8.14.    entering into any derivatives transactions other than in the ordinary course of the Business or not in accordance with any treasury policy of the Company;

10.8.15.    the adoption of any new Business Plan or annual budget or any amendment thereto or any amendments to any current Business Plan, or the approval or ratification of any departure from the current Business Plan or annual budget;

10.8.16.    acquisition or disposal of any shares, assets (including receivables and financial assets), business, business organisation or division in any manner in excess of INR650,000,000 in a single transaction or series of related transactions;

10.8.17.    entry into (or the amendment, variation or termination of) any partnership, joint venture or profit-sharing agreement other than any arrangements entered into in the ordinary course of the Business;

10.8.18.    entry into any Contract for the procurement of materials and/or services where the value of the Contract over its term exceeds Rs.100,000,000, other than in the ordinary course of Business;

10.8.19.    any material change to the nature or scope of the Business;

10.8.20.    any change to the name or key brands or branding strategy of the Business or any step to implement any such change;

10.8.21.    any change in the size of the Board;

10.8.22.    any change in statutory auditors or in accounting policies (including the definition or basis of calculation of any financial metric, such as EBITDA, that is not defined in Ind AS or other applicable accounting standards);

10.8.23.    any public offering of or admission to listing, or application for delisting, of any securities of the Company on any stock exchange, other than a listing (but not delisting) of Share Capital on the National Stock Exchange of India (NSE) or the Bombay Stock Exchange (BSE);

10.8.24.    any public offering of or admission to listing, or application for delisting, of any securities of a Subsidiary on any stock exchange;

10.8.25.    the adoption or amendment of any term or policy imposed in relation to conflict situations affecting the quorum and/or voting rights of Directors at meetings of the Board, if and to the extent that such term or policy is inconsistent with these Articles;

10.8.26.    ; entering into, varying the terms of, or terminating, any transaction or agreement (including any gift, waiver, release or compromise) with a Related Party (as defined under the Act) or with a member of the ICL Group (in circumstances where Vodafone Group Plc has a Qualifying ICL Shareholding and the Vodafone Shareholders hold Equity Securities constituting a Qualifying Threshold), other than: (i) where required pursuant to such agreement or any other Transaction Document; or (ii) with respect to transaction or agreements approved by the audit committee as being on arm’s length, provided the value of such transactions or agreements individually or taken together with a series of related transactions or arrangements, does not exceed INR 150,000,000 per Financial Year and provided that the value of all such transactions or agreements excepted under (ii) shall not exceed an aggregate cap of Rs 1800,000,000 or (iii) transactions and non-material variations in the ordinary course of business with respect to (x) the existing agreements or arrangements by the Company with its customers, as at the Effective Date, in relation to the use of the Company’s or any Subsidiary’s Passive Infrastructure at one or more Sites or (y) agreements which have been approved hereunder; and

10.8.27.    the effecting of any of the above matters by any Subsidiary of the Company (as if references to the Company were to such member); and

10.8.28.    authorising, or committing or agreeing to take, any of the foregoing actions.

11.                               Business Plan

11.1.                     The Parties agree that the Initial Business Plan shall be adopted by the Company on the Effective Date.

11.2.                     The Company undertakes in favour of the Vodafone Shareholders and the BAL Shareholders (or where they have transferred their Reserved Matter Rights to another Shareholder in accordance with Article 10.3, that other Shareholder), in each case, only for so long as the relevant Shareholders are entitled to exercise their Reserved Matter Rights, that it shall procure that the executive management of the Company shall prepare a Business Plan which is submitted to the Board to replace the Initial Business Plan and each subsequently approved Business Plan (each, a “Draft Revised Business Plan”) by no later than seventy (70) days prior to the end of each Financial Year commencing after the Effective Date, consisting of:

11.2.1.           a detailed monthly operating budget for the twelve (12) months comprising the next Financial Year; and

11.2.2.           an updated financial and strategic plan for the four (4) Financial Years following the Financial Year covered by the budget described in Article 11.2.1,

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11.3.                     Each Draft Revised Business Plan submitted to the Board in accordance with Article 11.2 shall address, as a minimum, but not be limited to, the items and subject matter of the Initial Business Plan.

11.4.                     The Draft Revised Business Plan referenced in Article 11.2 shall be finalised by the executive management of the Company prior to the start of the period to which it relates. Promptly following such finalisation, such Draft Revised Business Plan shall be considered, and subject to Article 10, if thought fit, adopted as the Business Plan, by the Board. The Company shall use all reasonable endeavours to approve the Business Plan referenced in Article 11.2 prior to the start of the last month of the Financial Year.

11.5.                     In the event that a Draft Revised Business Plan is not approved and adopted as the Business Plan in accordance with these Articles, the Company will continue to operate in accordance with the most recently approved Business Plan. In the event that the most recently approved Business Plan does not cover the next applicable period under Article 11.2, the Company shall be operated in accordance with the most recently approved Business Plan, adjusted to reflect the percentage change in the combined all India consumer price index (as published by the Government of India) for the relevant period.

11.6.                     The Company shall procure that the executive management of the Company shall present to the Board a comparison of the Company’s actual operating performance with the Business Plan on a quarterly basis, in a format agreed with the Vodafone Shareholders and BAL Shareholders.

12.                               VOTING RIGHTS IN EXCESS EQUITY SHARES

12.1.                     If the Vodafone Shareholders or the BAL Shareholders, as the case may be, intend to vote against a resolution of the Company proposed to be passed at any General Meeting or by way of a postal ballot, then they shall, within ten (10) days of receipt of the relevant notice of General Meeting or postal ballot (but in any event, at least seven (7) days prior to the deadline for lodging forms of proxy or electronic proxy instructions in respect of the General Meeting or at least seven (7) days prior to the deadline for responding to the postal ballot, as applicable), send a written notice to the other Shareholders and to the Company specifying (i) the number of Equity Shares held by them; and (ii) the resolution(s) which they intend to vote against.

12.2.                     If the Vodafone Shareholders have not given the notice contemplated in Article 12.1 before the deadline stipulated therein, then:

12.2.1.           if the BAL Shareholders also have not given the notice contemplated in Article 12.1 before the deadline stipulated therein, the Vodafone Shareholders shall exercise all their voting rights in favour of the resolutions at the relevant General Meeting or postal ballot, unless prohibited from doing so by applicable Law; or

12.2.2.           if the BAL Shareholders have given the notice contemplated in Article 12.1, stating that they intend to vote against a particular resolution, the Vodafone Shareholders shall exercise all their voting rights in favour of the resolutions at the relevant General Meeting or postal ballot, unless prohibited from doing so by applicable Law, save that they shall not exercise any voting rights attaching to the Excess Equity Shares held by them (if any) in favour of that particular resolution.

12.3.                     If the BAL Shareholders have not given the notice contemplated in Article 12.1 before the deadline stipulated therein, then:

12.3.1.           if the Vodafone Shareholders also have not given the notice contemplated in Article 12.1 before the deadline stipulated therein, the BAL Shareholders shall exercise all their voting rights in favour of the resolutions at the relevant General Meeting or postal ballot, unless prohibited from doing so by applicable Law; or

12.3.2.           if the Vodafone Shareholders have given the notice contemplated in Article 12.1 stating that they intend to vote against a particular resolution, the BAL Shareholders shall exercise all their voting rights in favour of the resolutions at the relevant General Meeting or postal ballot, unless prohibited from doing so by applicable Law, save that they shall not exercise any voting rights attaching to the Excess Equity Shares held by them (if any) in favour of that particular resolution.

12.4.             If the Vodafone Shareholders and the BAL Shareholders have notified each other pursuant to Article 12.1 that they intend to vote against the same resolution, then they shall, in accordance with their intentions so notified, exercise all their voting rights against that resolution, unless they otherwise agree in writing.

12.5.                     For the purpose of this Article 12:

12.5.1.           the “Excess Equity Shares” as at the relevant voting record time means the number of Equity Shares (if any), expressed as a percentage of the total number of Equity Shares in issue at the relevant voting record time, which the Vodafone Shareholders or BAL Shareholders, as the case may be, hold in excess of the Percentage Voting Cap; and

12.5.2.           the “Percentage Voting Cap” means:

(a)                                 unless Article 12.5.2(b) applies, the lower percentage Shareholding, immediately following the Effective Date, of the Vodafone Shareholders and the BAL Shareholders, as the case may be; or

(b)                                 if at the relevant voting record time the percentage Shareholding of both the Vodafone Shareholders and the BAL Shareholders exceeds the percentage referred to in Article 12.5.2(a) then the lower percentage Shareholding at the relevant voting record time.

12.6.                     Any vote by the Vodafone Shareholders or BAL Shareholders in respect of any Excess Equity Shares except in accordance with this Article 12 shall be invalid, null and void ab initio, and the Company shall not recognise or give effect to such vote in respect of the resolution to which such vote relates.

12.7.                     For the purpose of this Article 12, a Shareholder shall be deemed to be the holder of any Equity Shares held by its Affiliates or Persons with whom that Shareholder has Contract concerning the acquisition of any or all of those Equity Shares or the exercise of any voting rights attaching to those Equity Shares.

12.8.                     If at any time, ICL Shareholders hold Equity Shares and the Vodafone Group holds a Qualifying ICL Shareholding at such time, then for the purposes of this Article 12, ‘Vodafone Shareholders’ shall include the ICL Group.

12.9.                     The rights and obligations under this Article 12 shall terminate when: (a) either the Vodafone Shareholders, on the one hand, or the BAL Shareholders, on the other hand, no longer hold a Shareholding that is equal to or above fifteen per cent. (15%) of the Share Capital; (b) a third party has acquired Reserved Matter Rights; (c) any third party has, or third parties acting in concert have, acquired in any manner whatsoever, a percentage Shareholding that is in aggregate greater than the Percentage Voting Cap at the relevant time or (d) if the ICL Shareholders have acquired Reserved Matter Rights from the Vodafone Shareholders pursuant to these Articles (and have not transferred back such Reserved Matter Rights to the Vodafone Shareholders at the relevant time), Vodafone Group Plc ceases to hold a Qualifying ICL Shareholding; or (e) if the ICL Shareholders have acquired, in any manner whatsoever, a percentage Shareholding that is in aggregate greater than the Percentage Voting Cap at the relevant time, Vodafone Group Plc ceases to hold a Qualifying ICL Shareholding.

13.                               TRANSFER OF SHARES

13.1.                     General

13.1.1.           Equity Securities may be Disposed of by a Vodafone Shareholder, BAL Shareholder or ICL Shareholder subject to the restrictions set out in these Articles, if and for so long as such restrictions apply.

13.1.2.           Any Disposal of Equity Securities in breach of these Articles shall be null and void ab initio and the Company shall not recognise or give effect to such Disposal or recognise any votes in respect of such Equity Securities until the Disposal is reversed (if already effected).

13.2.                     Permitted Transfers

13.2.1.           Disposals

(a)                                 Each of the Vodafone Shareholders, the BAL Shareholders and the ICL Shareholders undertakes in favour of the others and in favour of the Company that it shall Dispose of Equity Securities only:

(i)                                   by way of a Transfer to its Ultimate Parent or to a wholly owned subsidiary of its Ultimate Parent in accordance with Article 13.2.2;

(ii)                                in the case of the Vodafone Shareholders, by way of a Transfer to an ICL Shareholder in accordance with Article 13.2.3 (or, in relation to a disposal of rights to receive or subscribe for any Equity Securities, pursuant to its rights under Article 4.4.4);

(iii)                             in the case of the ICL Shareholders, by way of a Transfer to a Vodafone Shareholder in accordance with Article 13.2.3(c);

(iv)                              pursuant to the creation or enforcement of Permitted Security in accordance with Article 13.2.4;

(v)                                 by way of an On-market Transfer in accordance with Article 13.2.5;

(vi)                              by way of an Off-market Transfer in accordance with Article 13.3;

(vii)                           by way of a Transfer pursuant to the exercise of the tag-along right in accordance with Article 13.6;

(viii)                        where such Disposal is pursuant to the terms of a scheme of arrangement, repurchase of securities or other action undertaken by the Company (where applicable, in accordance with these Articles);

(ix)                              in the case of the Vodafone Shareholders, by way of a Vodafone Spin-off Disposal;

(x)                                 in the case of the BAL Shareholders, by way of a BAL Spin-off Disposal;

(xi)                              in the case of the BAL Shareholders, with the prior written consent of the Vodafone Shareholders; or

(xii)                         in the case of the Vodafone Shareholders, with the prior written consent of the BAL Shareholders; or

(xiii)                      in the case of the ICL Shareholders, with the prior written consent of the BAL Shareholders and the Vodafone Shareholders.

(b)                                 The restrictions under Article 13.2.1(a) shall cease to apply:

(i)                                   to the Vodafone Shareholders, when they cease to hold at least three per cent. (3%) of the Share Capital or the BAL Shareholders cease to hold at least three per cent. (3%) of the Share Capital;

(ii)                                to the BAL Shareholders, when they cease to hold at least three per cent. (3%) of the Share Capital or when the Vodafone Shareholders cease to hold at least three per cent. (3%) of the Share Capital; and

(iii)                             to the ICL Shareholders, when they cease to hold at least three per cent. (3%) of the Share Capital or when the BAL Shareholders cease to hold at least three per cent. (3%) of the Share Capital.

13.2.2.           Transfers to Ultimate Parent or fellow wholly owned subsidiaries

(a)                                 A Vodafone Shareholder may Transfer all or some of the Equity Securities held by it (or its right to receive or subscribe for any Equity Security) to Vodafone Group Plc or to any body corporate that is a wholly owned subsidiary of Vodafone Group Plc, provided that such body corporate if it is not already a Party) executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of a Vodafone Shareholder and upon prior written notice to the other Parties. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

(b)                                 A BAL Shareholder may Transfer all or some of the Equity Securities held by it (or its right to receive or subscribe for any Equity Security) to BAL or to any body corporate that is a wholly owned subsidiary of BAL, provided that such body corporate (if it is not already a Party) executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of a BAL Shareholder and upon prior written notice to the other Parties. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

(c)                                  An ICL Shareholder may Transfer all or some of the Equity Securities held by it (or its right to receive or subscribe for any Equity Security) to ICL or to any body corporate that is a wholly owned subsidiary of ICL, provided that such body corporate (if it is not already a Party) executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of an ICL Shareholder and upon prior written notice to the other Parties. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

(d)                                 Following a Transfer of Equity Securities to a body corporate pursuant to this Article 13.2.2 the transferring Vodafone Shareholder, BAL Shareholder or ICL Shareholder, as the case may be, shall remain subject to these Articles only if it continues to hold any Equity Securities.

(e)                                  A Shareholder acquiring Equity Securities pursuant to a Transfer under this Article 13.2.2 shall, promptly on request by any other Shareholder and in any event within ten (10) Business Days, provide such requesting Shareholders with reasonable documentary evidence demonstrating that it is a wholly owned subsidiary of Vodafone Group Plc, BAL or ICL, as the case may be.

13.2.3.           Transfers to and from ICL Group

(a)                                 A Vodafone Shareholder may Transfer all or any of its Equity Securities to an ICL Shareholder, provided that at the time of the Transfer Vodafone Group Plc holds a Qualifying ICL Shareholding and there is no agreement or arrangement between the Vodafone Group and a third party pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such “Permitted Security”; and (2) (if it is not already a Party) the ICL Shareholder executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of an ICL Shareholder. For the avoidance of doubt, any subsequent sale or transfer by the ICL Shareholders of Equity Shares transferred to them by the Vodafone Shareholders pursuant to this Article 13.2.3(a) (other than to a Vodafone Shareholder or another ICL Shareholder) shall be subject to the terms and conditions set out in this Article 13, including, the tag-along right of the BAL Shareholders (if applicable).

(b)                                 Without prejudice to their right to transfer their Appointment Rights and their Reserved Matter Rights in accordance with these Articles, the Vodafone Shareholders may, by agreement with any member of the ICL Group, novate all of their rights and all of their obligations under these Articles (other than their obligations under Article 13.5) to any member of the ICL Group, provided that: (i) immediately following such novation, the ICL Group will hold a Shareholding that is equal to or above the Qualifying Threshold; (ii) the relevant member of the ICL Group (if it is not already a Party) executes and delivers a Deed of Adherence; and (iii) the relevant transferring Vodafone Shareholders, if they will continue to hold Equity Shares immediately following such novation, shall each continue to have the rights and obligations of a Vodafone Shareholder under these Articles, whereupon all references in these Articles (to the extent they apply to rights and obligations novated to the ICL Group) to the Vodafone Group shall be construed as references to the ICL Group, all references to Vodafone Shareholders shall be construed as references to members of the ICL Group that are Shareholders and all references to Vodafone Group Plc shall be construed as references to ICL (or whichever entity is the Ultimate Parent of the ICL Group at the relevant time). Such novation shall be without prejudice to the obligations of the Vodafone Shareholders that are expressed to survive under these Articles with respect to them. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

(c)                                  An ICL Shareholder may Transfer all or any of its Equity Securities to a Vodafone Shareholder, provided that at the time of the Transfer: (1) Vodafone Group Plc holds a Qualifying ICL Shareholding and there is no agreement or arrangement between the Vodafone Group and a third party pursuant to which Vodafone Group Plc would cease to hold a Qualifying ICL Shareholding, except “Permitted Security” (mutatis mutandis to reflect such defined term applying in respect of the Qualifying ICL Shareholding) unless Vodafone Group Plc is in default under the terms of such “Permitted Security”; and (2) (if it is not already a Party) the Vodafone Shareholder executes and delivers a Deed of Adherence whereby it becomes a Party in the capacity of a Vodafone Shareholder. The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto.

13.2.4.           Permitted Security

(a)                                 The Vodafone Shareholders, the BAL Shareholders and the ICL Shareholders may create, in favour of any Financier, any bona fide Security Interest on, over or affecting any Equity Securities held by them from time to time (“Charged Securities”) and/or any rights attaching to those Equity Securities (“Charged Rights”), but in each case only in order to secure any or all of their obligations or liabilities in respect of their own Financial Indebtedness or other financing arrangements or the Financial Indebtedness or other financing arrangements of any of their Affiliates (“Permitted Security”).

(b)                                 Article 13 (other than this Article 13.4) shall not apply to any Disposal of Charged Securities (including any Disposal to a custodian or its nominee) or to the assignment of any Charged Rights in each case pursuant to the creation and/or enforcement of Permitted Security, provided that the liabilities and obligations of the other Parties to these Articles shall be no greater than they would have been had such Disposal or assignment not occurred.

(c)                                  For the avoidance of doubt, a Financier to which a bona fide Security Interest is granted pursuant to Article 13.2.4 or a Person to whom, any Equity Shares are transferred upon enforcement of such Permitted Security shall not be entitled to any rights or subject to any obligations under these Articles and shall not be required to execute and deliver a Deed of Adherence.

13.2.5.           On-market Transfers

(a)                                 If a BAL Shareholder wishes to make an On-market Transfer (the “Initiating Shareholder”) it shall first notify in writing the Vodafone Shareholders (the “Responding Shareholders”) of its intention to complete such On-market Transfer: (x) where such On-market Transfer is to be carried out in circumstances where the Responding Shareholders do not have a tag-along right as provided in Article 5.15.11.1(d), within the period of five (5) days commencing on (and including) the day following the date of the notice; or (y) where such On-market Transfer is proposed to be carried out in circumstances where the Responding Shareholders have a tag-along right as provided in Article 5.15.11.1(d), within the period of five (5) Business Days commencing on (and including) the tenth (10th) Business Day following the date of the notice. Such notice shall specify the number of Equity Securities in respect of which the Initiating Shareholder wishes to make the On-market Transfer (if applicable. on the assumption that the Responding Shareholders do not exercise their tag-along right as provided in Article 5.15.11.1(d)) and whether the On-market Transfer is proposed to be effected by way of an ABO (and, in such case and where the Responding Shareholders have a tag-along right as provided in Article 5.15.11.1(d), reasonable details of the proposed ABO thereof including copies of the draft documentation and identity of the book runner(s)).

(b)                                 On being notified under Article 13.2.5(a) of the intention of the Initiating Shareholder to make such On-market Transfer and subject to Article 13.2.5(f), the Responding Shareholders shall refrain from making, publicly announcing or notifying (under Article13.2.5(a) an intention to make an On-market Transfer until the earlier of (x) the completion of the Initiating Shareholder’s notified On-market

Transfer and (y) the expiry of the relevant five (5) Business Day period specified by Article 5.15.11.1(a).

(c)                                  On each occasion that they undertake an On-market Transfer, the BAL Shareholders may Transfer in aggregate only: (x) up to three per cent. (3%) of the Share Capital (which Transfer shall not be subject to the tag-along right in Article 5.15.11.1(d)); or (y) except where otherwise agreed to in writing between the Vodafone Shareholders and the BAL Shareholders, more than three per cent. (3%) but not more than ten per cent. (10%) (as reduced by any Equity Securities transferred by Tagging Shareholders as defined below) of the Share Capital (or such increased percentage of Share Capital as agreed to in writing between the Vodafone Shareholders and the BAL Shareholders) but in such case subject (if applicable) to the tag-along rights of the Responding Shareholders as provided in Article 5.15.11.1(d).

(d)                                 Where the Initiating Shareholder wishes to make an On-market Transfer of more than three per cent. (3%) of the Share Capital but not more than ten per cent. (10%) of the Share Capital (or such increased percentage of Share Capital as agreed to in writing between the Vodafone Shareholders and the BAL Shareholders), the Responding Shareholders, provided that they have an aggregate Shareholding equal to or above six per cent. (6%) of the Share Capital, shall have a tag-along right as follows:

(i)                                     the Responding Shareholders that wish to exercise their tag-along right (the “Tagging Shareholders”) shall notify the Initiating Shareholder whether they wish to participate in the On-market Transfer within ten (10) Business Days of receipt of the notice referred to in Article 5.15.11.1(a);

(i)

(ii)                                  if the Tagging Shareholders notify the Initiating Shareholder that they wish to participate in the On-market Transfer, then the Initiating Shareholder shall consult reasonably and in good faith with the Tagging Shareholders as to the terms, timing and progress of the On-market Transfer, including by allowing the Tagging Shareholders to participate in all calls and meetings with the book-runners (where the On-market Transfer is by way of an ABO) and/or brokers and to receive the same information at the same time concerning the preparations for, and progress of, the On-market Transfer;

(ii)

(iii)                               if the Tagging Shareholders notify the Initiating Shareholder that they wish to participate in the On-market Transfer, then except where otherwise agreed to in writing between the Vodafone Shareholders and the BAL Shareholders, the Tagging Shareholders shall be entitled (but not obliged) to sell up to fifty per cent. (50%) of the Equity Securities of the same class initially proposed to be sold by the Initiating Shareholder pursuant to the On-market Transfer (which shall correspondingly reduce the number of Equity Securities that the Initiating Shareholder may transfer pursuant to the relevant On-market Transfer in accordance with this Article 13.2.5), in each case pursuant to the On-market Transfer, at the same price and on the same terms and conditions (including, if relevant, with respect to warranties and undertakings given to the book-runners (where the On-market Transfer is by way of an ABO) and purchasers) and in such proportions as the Tagging Shareholders may agree between themselves, with liability assumed by them on a pari passu basis with the Initiating Shareholder severally in the proportions in which they sell Equity Securities, provided that the Vodafone Shareholders (as Tagging Shareholders) may permit the ICL Shareholders to sell some or all of the Equity Securities that the Vodafone Shareholders (as Tagging

Shareholders) are entitled to sell hereunder (on the same terms and conditions and on a several and pari passu basis with the Vodafone Shareholders). By way of an illustration, if the Initiating Shareholder proposes to sell ten (10) Equity Shares then, where the Tagging Shareholders exercise their tag-along right in full, the Initiating Shareholder will sell five (5) Equity Shares and the Tagging Shareholders will (if relevant, between them) sell five (5) Equity Shares (and, where the Tagging Shareholders are the Vodafone Shareholders, three (3) could be sold by Vodafone Shareholders and two (2) by the ICL Shareholders); and

(iii)

(iv)                              at any time, a Tagging Shareholder shall be free to withdraw all or any of its Equity Securities, in which event the other Tagging Shareholder (if there is more than one Tagging Shareholder) may sell, pursuant to the On-market Transfer, an additional Equity Security of the same class for each Equity Security withdrawn by the first-mentioned Tagging Shareholder, at the final price and otherwise on the same terms (or, if the second-mentioned Tagging Shareholder does not exercise such right, it may be exercised by the Initiating Shareholder).

(e)                                  If the Initiating Shareholder and the Responding Shareholders are advised by at least two independent merchant banks with experience acting as lead arranger of On-market Transfers similar to that contemplated herein, that the procedure contemplated above in Article 13.2.5(d) cannot be implemented in the circumstances, then the Initiating Shareholder and the Responding Shareholders shall co-operate in good faith and use their best endeavours to agree another procedure that gives effect to the tag-along right of the Responding Shareholders.

(f)                                   For a period of ninety (90) days following the completion of an On-market Transfer neither the Initiating Shareholder nor any of its Affiliates, nor a Tagging Shareholder nor any of its Affiliates who has sold Equity Securities pursuant thereto) shall make or announce an On-market Transfer (or notify (under Article 13.2.5(a)) an intention to make an On-market Transfer), unless otherwise agreed in writing by all of them.

(g)                                  Where either the Vodafone Shareholders or the ICL Shareholders wish to make an On-market Transfer:

(i)                                     the ICL Shareholders (as Initiating Shareholder) may make an On-market Transfer of their ICL Qualifying Shares in accordance with Article 13.2.5(a)(x) (and subsequent applicable Articles) mutatis mutandis (that is, up to three per cent. (3%) of the Share Capital and not subject to tag-along rights in favour of any other Shareholders), without requiring the consent of the Vodafone Shareholders or the BAL Shareholders and in such case Article 13.2.5(f) shall not operate to restrict the Vodafone Shareholders in respect of a subsequent On-market Transfer of any Equity Shares;

(ii)                                  the Vodafone Shareholders (as Initiating Shareholder) may make an On-market Transfer in accordance with Article 13.2.5(a)(x) (and subsequent applicable Articles) or Article 13.2.5(a)(y) (and subsequent applicable Articles) in each case mutatis mutandis (and in each case in circumstances where such sale or transfer is not subject to tag-along rights in favour of any other Shareholders), without requiring the consent of the BAL Shareholders or the ICL Shareholders, but in such case Article 13.2.5(f) shall operate also to restrict the ICL Shareholders in respect of a subsequent On-Market

Transfer of any Equity Shares other than ICL Qualifying Shares. In addition the Vodafone Shareholders may permit the ICL Shareholders to sell some or all of the Equity Securities that the Vodafone Shareholders are entitled to sell hereunder (on the same terms and conditions and on a several and pari passu basis with the Vodafone Shareholders); and

(iii)                               in all other cases, the Vodafone Shareholders may make an On-market Transfer in accordance with Article 13.2.5(a)(y) (and subsequent applicable Articles) mutatis mutandis (that is, in excess of three per cent. (3%) of the Share Capital in circumstances where such sale or transfer is subject to tag-along rights in favour of the BAL Shareholders) (and the BAL Shareholders shall be treated as the only Responding Shareholders) for the purpose of Articles 13.2.5(a) to 13.2.5(f), which shall apply mutatis mutandis (and, for the avoidance of doubt, in such cases Article 13.2.5(f) shall operate also to restrict both the ICL Shareholders and the Vodafone Shareholders in respect of a subsequent On-market Transfer of any Equity Shares other than ICL Qualifying Shares). In addition the Vodafone Shareholders may permit the ICL Shareholders to sell some or all of the Equity Securities that the Vodafone Shareholders are entitled to sell hereunder (on the same terms and conditions and on a several and pari passu basis with the Vodafone Shareholders and without prejudice to the tag-along right of the BAL Shareholders).

13.3.                     Off-market Transfers

13.3.1.           The Vodafone Shareholders and the BAL Shareholders acknowledge and agree that it is their mutual intention jointly to sell part or all of their Shareholding in the Company to a third party pursuant to an Off-market Transfer.

13.3.2.           The Vodafone Shareholders, on the one hand, or the BAL Shareholders, on the other hand, (the “Selling Shareholders”) may, where they wish to transfer Equity Securities and Reserved Matter rights to a third party, notify the other (the “Other Shareholders”) at any time after Closing that they propose a joint sale process to be initiated in respect of a portion of the Equity Securities held by each group (a “Joint Sale Notice”). Following the giving of a Joint Sale Notice, Article 13.3.16 shall apply and the Vodafone Shareholders and the BAL Shareholders shall endeavour in good faith to agree the basis and terms upon which such joint sale process shall proceed.

(iv)

13.3.3.           The Vodafone Shareholders, on the one hand, or the BAL Shareholders, on the other hand (as applicable, the “Initiating Shareholder”) may notify the BAL Shareholders or the Vodafone Shareholders (as applicable, the “Responding Shareholders”) pursuant to a Transfer Notice that they wish to Transfer some or all of their Equity Securities (other than pursuant to the articles specified in Article 13.2.1(a) (other than this Article 13.3)) (an “Off-market Transfer”). Where the relevant Off-market Transfer relates to the accompanying transfer of Reserved Matter Rights, this Article 13.3.3 shall apply following the process in Article 13.3.16(b), with the Selling Shareholders being the Initiating Shareholders and the Other Shareholders being the Responding Shareholders.

13.3.4.           Each Off-market Transfer shall be: (a) subject to the restrictions in Article 13.4; and (b) in circumstances where the Responding Shareholders hold an aggregate Shareholding equal to or above six per cent. (6%) of the Share Capital, subject, also, to the tag-along right (and, if applicable, right of first offer) of the Responding Shareholders as set out in the following provisions of this Article 13.3. The Vodafone Shareholders (whether as Initiating Shareholders or Tagging Shareholders) may permit the ICL Shareholders to sell some or all of the Equity Securities that the Vodafone Shareholders are entitled to sell under this Article 13.3 (on a several and pari passu basis with the Vodafone Shareholders).

(v)

13.3.5.           Before completing an Off-market Transfer to which the tag-along right of the Responding Shareholders applies as per Article 13.3.4, the Initiating Shareholder shall first deliver a written notice (a “Transfer Notice”) to the Responding Shareholders, specifying:

(vi)

a)             the maximum number of Equity Securities it intends to Transfer on the assumption that the Responding Shareholders do not exercise their tag-along right as provided below (the “Proposed Transfer Securities”);

(vii)

b)             the identity of the proposed transferee (where applicable) and (so far as the Initiating Shareholder is aware having made reasonable enquiry) its ultimate beneficial owners (the “Proposed Transferee”);

(viii)

c)              the proposed terms of the Transfer (including the price per Proposed Transfer Security and/or the form and value of any non-cash consideration (including securities or the assumption or discharge of any debt) to be paid or given in connection with the Transfer of the Proposed Transfer Securities); and

(ix)

d)             whether any (and if so, which) Appointment Rights and/or the Reserved Matter Rights will be transferred to the Proposed Transferee.

(x)

13.3.6.           If the Initiating Shareholder proposes to transfer any Appointment Rights and/or Reserved Matter Rights to the Proposed Transferee, then the total proposed consideration for the Transfer of the Proposed Transfer Securities and the transfer of the Appointment Rights and/or the Reserved Matter Rights shall, for the purposes of the Transfer Notice and this Article 13.3, shall be wholly attributable to the Proposed Transfer Securities and no separate consideration shall be (or be deemed to be) attributable to the transfer of any Appointment Rights and/or Reserved Matter Rights.

(xi)

13.3.7.           In relation to any Off-market Transfer, the Transfer Notice shall also certify that: (a) the Transfer of the Proposed Transfer Securities is a bona fide Transfer; and (b) either (i) the Transfer of the Proposed Transfer Securities does not form part of a wider transaction, or a series of connected transactions, with the Proposed Transferee or any of its Affiliates; or (ii) if there is any such other transaction, or series of connected transactions, the value of the consideration for the Transfer of the Proposed Transfer Securities has been determined, subject to Article 13.3.6, on an arm’s length basis and would not have been different in the absence of such other transaction or series of connected transactions.

13.3.8.           Except where otherwise agreed to in writing between the Vodafone Shareholders and the BAL Shareholders and subject to the right of first offer in favour of the Responding Shareholders as provided in Article 13.3.16 the Responding Shareholders shall be entitled (but not obliged), to require, as a condition to any Transfer of Equity Securities by the Initiating Shareholder to the Proposed Transferee, that the Proposed Transferee purchases from the Responding Shareholders (the “Tagging Shareholders”) (subject to Article 13.3.6, at the same price per Equity Security (plus, in the case of non-cash consideration, cash equal to the value of that non-cash consideration) that is applicable to the Proposed Transfer Securities and otherwise on the same terms and conditions, such number of Equity Securities of the same class or classes as the Proposed Transfer Securities (the “Proposed Tagged Securities”) as may be decided by the Tagging Shareholders in their sole discretion, but not exceeding, in aggregate, the total number of Proposed Transfer Securities specified in the Transfer Notice (and, where there is more than one Tagging Shareholder, in such proportions as the Tagging Shareholders may agree between them).

(xii)

13.3.9.           To the extent that the Tagging Shareholders exercise their tag-along right and the Proposed Transferee is not willing to purchase all of the Proposed Transfer Securities and the Proposed Tagged Securities, then the number of Proposed Transfer Securities and Proposed Tagged Securities shall each be reduced by an equal number of Equity Securities until the aggregate number of the Proposed Transfer Securities and Proposed Tagged Securities is equal to the number of Equity Securities that the Proposed Transferee is willing to purchase, provided that the number of Proposed Tagged Securities shall not be reduced to less than an amount equal to the lower of:

(xiii)

a)             fifty per cent. (50%) of the total number of Equity Securities that the Proposed Transferee is willing to purchase; and

(xiv)

b)             the number of Proposed Tagged Securities (or such lesser number of Equity Securities that the Tagging Shareholders are willing to Transfer pursuant to the exercise of its tag-along right herein),

(xv)                and any further reductions that may be required to achieve the total number of Equity Securities that the Proposed Transferee is willing to purchase shall be made from the number of Proposed Transfer Securities. The Proposed Transfer Securities, if and to the extent reduced by this Article13.3.9, shall become the “Transfer Securities” and the Proposed Tagged Securities, if and to the extent reduced by this Article 13.3.9, shall become the “Tagged Securities”.

(xvi)

13.3.10.              Following receipt of a Transfer Notice, the Tagging Shareholders shall have fifteen (15) Business Days (the “Tag Period”) to deliver a written notice to the Initiating Shareholder stating that they are electing to exercise their tag-along right under this Article 13.3 (a “Tag Exercise Notice”) and specifying the number of Proposed Tagged Securities (and, if there is more than one Tagging Shareholder, the proportions in which they propose to sell them).

13.3.11.              In the event that the Tagging Shareholders have served a Tag Exercise Notice within the Tag Period, the Transfer of any Equity Securities to the Proposed Transferee shall be in the manner set forth in Article 13.3.12. If the Tagging Shareholders fail to serve a Tag Exercise Notice within the Tag Period, the Tagging Shareholders shall be deemed to have declined to exercise their tag-along right under this Article 13.3 (in respect only of that particular Transfer) and the Initiating Shareholder may proceed to Transfer all or any of the Proposed Transfer Securities to the Proposed Transferee, provided that the Transfer is completed within sixty (60) days after the expiry of the Tag Period on the same terms specified in the Transfer Notice, such sixty (60) day period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than twelve (12) months from the date of the expiry of the Tag Period. Where a Tagging Shareholder (or where the Vodafone Shareholders are Tagging Shareholders and have permitted the ICL Shareholders to participate in the Vodafone Shareholders’ tag-along right pursuant to this Article 13.3, an ICL Shareholder) fails to complete a sale of its Tagged Securities, the Initiating Shareholder may make up the shortfall to the Proposed Transferee by selling its own Equity Securities instead, without prejudice to such remedies as it may have the Tagging Shareholder in default.

(xvii)

13.3.12.              The Transfer of the Tagged Securities (or the Proposed Tagged Securities, as the case may be) shall be completed subject to and simultaneously with the Transfer of the Transfer Securities (or the Proposed Transfer Securities, as the case may be), but not later than ninety (90) days after the receipt of the Tag Exercise Notice (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from, or make any necessary filing with, any Governmental Authority, provided that such extended period shall be no longer than twelve (12) months from the date of receipt of the Tag Exercise Notice. It is hereby clarified that in case such extended period is applicable then the Tagging Shareholders, may elect, at their sole discretion, at any time during such extended period, to withdraw their Tag Exercise Notice. Except where a Tagging Shareholder has defaulted in respect of its obligations to Transfer the Tagged Securities, the Initiating Shareholder shall not Transfer any of the Transfer Securities (or Proposed Transfer Securities) to the Proposed Transferee, or be entitled to receive any consideration for or in contemplation thereof, unless and until, simultaneously with such Transfer, the Proposed Transferee purchases all the Tagged Securities in accordance with the tag-along right of the Tagging Shareholders under this Article 13.3.

13.3.13.              It is hereby agreed that in the event the Initiating Shareholders wish to transfer Reserved Matter Rights to the Proposed Transferee and the Responding Shareholders have exercised their tag along rights stated in this Article 13.3, upon completion of the Transfer of the Transfer Securities and (unless the Tagging Shareholder has defaulted in respect of its obligations to Transfer the Tagged Securities) the Tagged Securities, the Reserved Matter Rights of the Responding Shareholders shall fall away.

13.3.14.              If the price per Transfer Security specified in the Transfer Notice is greater than the Maximum Permissible Price at the relevant time, the Tagging Shareholders may elect, at their sole discretion, to exercise their tag-along right under this Article 13.3 at a price per Tagged Security which is equal to or less than the Maximum Permissible Price.

13.3.15.              It is hereby clarified that the provisions of this Article 13.3 shall apply in relation to any proposed Transfer of Equity Securities occurring after, or which is conditional upon the occurrence of, Closing, regardless of when any agreement therefor was entered into.

13.3.16.              At any time after the end of the period of three (3) months starting on the date of the Joint Sale Notice given pursuant to Article 13.3.2, the Selling Shareholders proposing to transfer their Reserved Matter Rights to a third party, a right of first offer process shall apply as follows (for the avoidance of doubt, prior (if applicable) to the process set out in Articles 13.3.3 through 13.3.15, including the giving of any Transfer Notice):

a)                                     the Selling Shareholder shall notify in writing to the Other Shareholders of the same and the Other Shareholders may, within the period of thirty (30) days (“RoFO Period”) of receipt of such notification, make an unconditional written offer to purchase the Equity Securities proposed to be transferred free from all encumbrances and together with the Reserved Matter Rights of the Other Shareholder, which offer must, in order to be valid, specify a fixed cash price per Equity Security (the “RoFO Price”) and contain no other terms save for title and capacity warranties (on the same terms as agreed among the Parties) (a “RoFO Offer”). The RoFO Offer shall be irrevocable for a period of thirty (30) days and, if accepted, completion of the resulting agreement for sale shall be conditional only on the buyer and seller obtaining any necessary regulatory approval from, or making any necessary filing with, any Governmental Authority; and

(xviii)

b)                                     if the Selling Shareholders notify the Other Shareholders that they reject the RoFO Offer or if the Selling Shareholders do not deliver a RoFO Offer within the RoFO Period, then the Selling Shareholders may, at any time within the period of nine (9) months following the date of such notice, enter into a bona fide and arm’s length agreement for the sale of the Equity Securities proposed to be transferred (and any Equity Securities subsequently acquired by the Selling Shareholder (e.g. pursuant to a rights issue)) and the Reserved Matter Rights of the Selling Shareholders to a third party (whether a Proposed Transferee or any other third party), on such terms as the Selling Shareholder and the third party may agree but provided that (i) the price per

Equity Security (after any adjustments for profits, net debt and/or working capital, but for the avoidance of doubt disregarding any warranty claims) will be at least 105 per cent. (105%) of the RoFO Price (but allowing pro forma adjustments for any split or reverse-split, extraordinary dividends or distributions, repayments of capital, or issue of new Equity Securities occurring since the date of the RoFO Offer); (ii) Articles 13.3.3 through 13.3.15 shall apply; and (iii) the completion of such transfer be subject to the tag rights of the “Responding Shareholder” pursuant to and under Articles 13.3.3 through 13.3.15.

13.4.                     Prohibited Parties

Notwithstanding anything contained in these Articles, no Shareholder shall directly or indirectly Dispose of any Equity Securities or rights under these Articles, and each Shareholder shall procure that no transfer or allotment of equity securities (including any options or warrants over, or rights to subscribe for, equity shares or any securities (including preference shares and debentures) convertible into or exercisable or exchangeable for equity shares) in any Affected Entity shall be made, in each case to any Person who, at the time of the Disposal, is: (a) a Prohibited Party or (b) acting pursuant to a Contract with a Prohibited Party concerning the acquisition of those Equity Securities or rights or the exercise of any voting rights attaching to those Equity Securities, or those rights, in either case, except where the Disposal is an On-market Transfer and the identity of the counterparty is unknown to the transferring Shareholder and (if applicable) its broker or merchant banker. This restriction shall not apply to any such Disposal pursuant to a Vodafone Spin-off Disposal or BAL Spin-off Disposal.

13.5.                     Standstill

13.5.1.           Subject to Article 13.5.2, for a period of five (5) years from the Effective Date (the “Prohibited Period”):

(a)                                 each Vodafone Shareholder undertakes to procure that no member of the Vodafone Group (nor any Affiliates of any member of the Vodafone Group);

(b)                                 each ICL Shareholder undertakes to procure that no member of the ICL Group (nor any Affiliates of a member of the ICL Group); and

(c)                                  each BAL Shareholder undertakes to procure that no member of the BAL Group (nor any Affiliates of any member of the BAL Group),

shall, in each case, acquire any Equity Securities, except:

(d)                                 as provided in this Article 13;

(e)                                  pursuant to any corporate action of the Company (including a rights issue pursuant to Article 4 or otherwise) undertaken in accordance with these Articles in which the relevant Person participates; or

(f)                                   by agreement between the Vodafone Shareholders and the BAL Shareholders.

13.5.2.           Subject to Article 13.5.3, nothing in Article 13.5.1 shall prevent:

(a)                         a member of the Vodafone Group or its Affiliates from acquiring Equity Securities, provided that: (i) the total number of Equity Securities to be acquired, together with all Equity Securities already held by the Vodafone Group, does not exceed the percentage of the Share Capital held by the Vodafone Shareholders on the Effective Date; and (ii) the total number of Equity Securities to be acquired, together with all Equity Securities already held by the Vodafone Group and the ICL Group, does not exceed the percentage of the Share Capital held by the Vodafone Shareholders and the ICL Shareholders, in aggregate, on the Effective Date;

(b)                         a member of the ICL Group or its Affiliates from acquiring Equity Securities, provided that: (i) the total number of Equity Securities to be acquired, together with all Equity Securities already held by the ICL Group, does not exceed the percentage of the Share Capital held by the Vodafone Shareholders on the Effective Date; and (ii) the total number of Equity Securities to be acquired, together with all Equity Securities already held by the Vodafone Group and the ICL Group, does not exceed the percentage of the Share Capital held by the Vodafone Shareholders and the ICL Shareholders, in aggregate, on the Effective Date; or

(c)                          a member of the BAL Group or its Affiliates from acquiring Equity Securities, provided that: the total number of Equity Securities to be acquired, together with all Equity Securities already held by the BAL Group, does not exceed the percentage of the Share Capital held by the BAL Shareholders on the Effective Date.

in each case provided further that the relevant body corporate (if it is not already a Party) executes and delivers a Deed of Adherence (if it is a member of the BAL Group, Vodafone Group or ICL Group, then in the capacity of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder, as applicable, or if it is not a member of the BAL Group, Vodafone Group or ICL Group, then assuming the obligations of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder). The other Parties shall execute such Deed of Adherence as may be required to implement and give effect hereto..

13.5.3.           Any acquisition of Equity Securities by a member of the Vodafone Group, ICL Group or BAL Group or any of their respective Affiliates as contemplated in Article 13.5.2 shall be subject to the following:

(a)                                 such acquisition not triggering any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code;

(b)                                 such acquisition not resulting in the total number of Equity Securities in public hands (i.e. free float) falling below the applicable stock exchange requirements; or

(c)                                  if, under applicable Law, the Shareholders are categorised as ‘persons acting in concert’ in relation to their Shareholding in the Company, then any acquisition of Equity Securities by the Vodafone Group and the ICL Group, on the one hand, and the BAL Group, on the other, in any Financial Year, shall be limited to 50% (or such higher percentage as may be agreed in writing by the other Shareholder) of the aggregate maximum limit prescribed under applicable Law up to which ‘persons acting in concert’ can acquire Equity Securities in the Company without triggering any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code.

13.5.4.           The rights and obligations under this Article 13.5 shall terminate when: (a) either the Vodafone Shareholders, on the one hand, or the BAL Shareholders, on the other hand, no longer hold a Shareholding that is equal to or above fifteen per cent. (15%) of the Share Capital; (b) a third party has acquired Reserved Matter Rights; (c) a third party has, or third parties acting in concert have, acquired in any manner whatsoever, a percentage Shareholding that is in aggregate greater than the Percentage Voting Cap at the relevant time; (d) if the ICL Shareholders have acquired Reserved Matter Rights from the Vodafone Shareholders pursuant to these Articles (and have not transferred back such Reserved Matter Rights to the Vodafone Shareholders at the relevant time), Vodafone Group Plc ceases to hold a Qualifying ICL Shareholding; or (e) if the ICL Shareholders have acquired, in any manner whatsoever, a percentage Shareholding that is in aggregate greater than the Percentage Voting Cap at the relevant time, Vodafone Group Plc ceases to hold a Qualifying ICL Shareholding.

13.6.                     Indirect disposals

13.6.1.           Subject to Article 13.6.12, except pursuant to: (i) a Permitted Indirect Disposal (in that case, subject to Article 13.6.2), (ii) a Restricted Indirect Disposal (in that case, subject to Articles 13.6.3 to 13.6.10), (iii) in the case of the Vodafone Shareholders, a Vodafone Spin-off Disposal, or (iv) in the case of the BAL Shareholders, a BAL Spin-off Disposal, each of the Vodafone Shareholders and the BAL Shareholders shall procure that, in respect of itself and each entity within the chain(s) of entities between it and its Ultimate Parent from time to time (but not, for the avoidance of doubt, including its Ultimate Parent), no transfer or allotment of equity securities shall take place that would result in that Shareholder ceasing to be: (x) in the case of a Vodafone Shareholder, a wholly owned subsidiary of Vodafone Group Plc; or (y) in the case of the BAL Shareholder, a wholly owned subsidiary of BAL.

13.6.2.           The BAL Shareholders or the Vodafone Shareholders that are affected by a proposed Permitted Indirect Disposal shall certify to the Vodafone Shareholders or BAL Shareholders, as the case may be, within five (5) Business Days after completion of the relevant Permitted Indirect Disposal either: (i) that the transfer or allotment of the relevant equity securities does not form part of a wider transaction, or series of connected transactions, with the proposed transferee or allottee or any of its Affiliates; or (ii) if there is any such wider transaction, or series of connected transactions, that the proposed Permitted Indirect Disposal, when taken together with such other transaction or series of connected transactions, would not constitute a Restricted Indirect Disposal.

13.6.3.           The Vodafone Shareholders, on the one hand, or the BAL Shareholders on the other hand, (the “Selling Shareholders”) may, where they wish to effect a Restricted Indirect Disposal involving a transfer of Reserved Matter Rights to a third party, notify the other (the “Other Shareholders”) at any time after Closing that they propose a joint sale process to be initiated in respect of a portion of the Equity Securities held by each group (a “Joint Sale Notice”). Following the giving of a Joint Sale Notice, Article 13.6.11 shall apply and the Vodafone Shareholders and the BAL Shareholders shall endeavour in good faith to agree the basis and terms upon which such joint sale process shall proceed

13.6.4.           The Vodafone Shareholders or the BAL Shareholders that are proposing to effect a Restricted Indirect Disposal (the “Initiating Shareholders”) shall serve a written notice (an “Indirect Disposal Notice”) on the Vodafone Shareholders or BAL Shareholders, as the case may be (the “Responding Shareholders) prior to the execution of a definitive agreement in respect thereof, notifying the Responding Shareholders of the proposed Restricted Indirect Disposal. Where the relevant disposal relates to the accompanying transfer of Reserved Matter Rights, this Article 13.6.4 shall apply following the process in Article 13.6.11(b), with the Selling Shareholders being the Initiating Shareholders and the Other Shareholders being the Responding Shareholders. An Indirect Disposal Notice shall include full particulars of the Restricted Indirect Disposal, the identity of the proposed transferee(s) or allottee(s) of the relevant equity securities where applicable) and (so far as the Initiating Shareholder is aware having made reasonable enquiry) its ultimate beneficial owners (together, the “Indirect Transferee”), the total number of Affected Equity Securities, (i) the implied value of the Shareholding (or Shareholdings, in aggregate) which is being acquired pursuant to the proposed Restricted Indirect Disposal (including any Appointment Rights and/or Reserved Matter Rights being acquired with that Shareholding) (on a per Equity Security basis, the “Indirect Disposal Price”); (ii) the percentage which this constitutes of the enterprise value (or enterprise values, in aggregate) of the entity or entities the equity securities of which are the subject of the Restricted Indirect Disposal, in each case calculated as at the date of the Indirect Disposal Notice; and (iii) confirmation that the Indirect Disposal Price constitutes a bona fide and arm’s length price for the Shareholding (and, if applicable, the associated Appointment Rights and/or Reserved Matter Rights).

13.6.5.           The Responding Shareholders shall be entitled (but not obliged) to require, as a condition to completion of the proposed Restricted Indirect Disposal, that the Indirect Transferee purchases from them (the “Tagging Shareholders”) (with warranties from the Tagging Shareholders only as to title and capacity on customary terms) such number of Equity Securities, at a price (calculated on a per Equity Security basis) equal to the Indirect Disposal Price (subject to Article 13.6.10), as may be decided by the Tagging Shareholders in their sole discretion (the “Indirect Disposal Tagged Securities”), but not exceeding the total number of Affected Equity Securities.

13.6.6.           Following receipt of an Indirect Disposal Notice, the Tagging Shareholders shall have fifteen (15) days (the “Indirect Disposal Tag Period”) to deliver a written notice to the Initiating Shareholders stating that they are electing to exercise their tag-along right under this Article 13.6 (an “Indirect Disposal Tag Exercise Notice”) and specifying the number of Equity Securities to be purchased from the Tagging Shareholders.

13.6.7.           In the event that the Tagging Shareholders have served an Indirect Disposal Tag Exercise Notice within the Indirect Disposal Tag Period, the Transfer of any Equity Securities to the Indirect Transferee by the Tagging Shareholders shall be completed in the manner set forth in Article 13.6.8. If the Tagging Shareholders fail to serve an Indirect Disposal Tag Exercise Notice within the Indirect Disposal Tag Period, the Tagging Shareholders shall be deemed to have declined to exercise their tag-along right under this Article 13.6 (in respect only of that Restricted Indirect Disposal) and the Initiating Shareholders may proceed with the Restricted Indirect Disposal, provided that the Restricted Indirect Disposal is completed within six (6) months after the expiry of the Tag Period, such six (6) month period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than twelve (12) months from the date of the expiry of the Indirect Disposal Tag Period.

13.6.8.           The Transfer of the Indirect Disposal Tagged Securities pursuant to the exercise of the tag-along right in this Article 13.6 shall be completed subject to and simultaneously with the completion of the Restricted Indirect Disposal and (unless the Tagging Shareholder has defaulted in respect of its obligation to transfer the Indirect Disposal Tagged Securities), the Initiating Shareholders shall procure that they do not (or their relevant Affiliate(s) does not) complete the Restricted Indirect Disposal unless and until, simultaneously with the completion of such Restricted Indirect Disposal, the Indirect Transferee purchases all of the Indirect Disposal Tagged Securities as provided herein.

13.6.9.           It is hereby agreed that in the event the Initiating Shareholders wish to transfer Reserved Matter Rights to the Indirect Transferee and the Responding Shareholders have exercised their tag along rights stated in this Article 13.6, upon completion of the Transfer of the Affected Securities and (unless the Tagging Shareholder has defaulted in respect of its obligations to Transfer the Indirect Disposal Tagged Securities) the Indirect Disposal Tagged Securities, the Reserved Matter Rights of the Responding Shareholders shall fall away.

13.6.10.    If the Indirect Disposal Price for the Indirect Disposal Tagged Securities as at the date of the Indirect Disposal Tag Exercise Notice is greater than the Maximum Permissible Price at the relevant time, the Tagging Shareholders may elect, at their sole discretion, to exercise their tag-along right herein at a price per Tagged Security which is equal to or less than the Maximum Permissible Price.

13.6.11.    At any time after the end of the period of three (3) months starting on the date of the Joint Sale Notice given pursuant to Article 13.6.3, the Selling Shareholders proposing to transfer their Reserved Matter Rights to a third party as part of a Restricted Indirect Disposal, a right of first offer process shall apply as follows (for the avoidance of doubt, prior (if applicable) to the process set out in Articles 13.6.3 through 13.6.10 (and Articles 13.6.12 to 13.6.14), including the giving of any Indirect Disposal Notice):

(a)                                 the Selling Shareholders shall notify in writing to the Other Shareholders of the same and the Responding Shareholders may, within the period of thirty (30) days (“RoFO Period”) of receipt of such notification, make an unconditional written offer to purchase the Affected Securities free from all encumbrances and together with the Reserved Matter Rights of the Selling Shareholders, which offer must, in order to be valid, specify a fixed cash price per Equity Security (the “RoFO Price”) and contain no other terms save for title and capacity warranties (on the same terms as agreed among the Parties) (a “RoFO Offer”). The RoFO Offer shall be irrevocable for a period of thirty (30) days and, if accepted, completion of the resulting agreement for sale shall be conditional only on the buyer and seller obtaining any necessary regulatory approval from, or making any necessary filing with, any Governmental Authority; and

(xix)

(b)                                 if the Selling Shareholders notify the Other Shareholders that they reject the RoFO Offer or if the Responding Shareholders do not deliver a RoFO Offer within the RoFO Period, then the Selling Shareholders may, at any time within the period of nine (9) months following the date of such notice, enter into a bona fide and arm’s length agreement to purchase the Affected Securities (and any Equity Securities subsequently acquired by the Selling Shareholder (or Affected Entities) (e.g. pursuant to a rights issue) by virtue of its Shareholding) and the Reserved Matter Rights of the Selling Shareholders to third party (whether an Indirect Transferee or any other third party), on such terms as the Selling Shareholder and the third party may agree but provided that the price per Affected Security (after any adjustments for profits, net debt and/or working capital, but for the avoidance of doubt disregarding any warranty claims) will be at least 105 per cent. (105%) of the RoFO Price (but allowing pro forma adjustments for any split or reverse-split, extraordinary dividends or distributions, repayments of capital, or issue of new Equity Securities occurring since the date of the RoFO Offer) (ii) Articles 13.6.3 through 13.6.10 (and Articles 13.6.12 to 13.6.14) shall apply; and (iii) the completion of such transfer be subject to the tag rights of the “Responding Shareholder” pursuant to and under Articles 13.6.3 through 13.6.9.

13.6.12.    Subject to the Vodafone Group holding a Qualifying ICL Shareholding at such time, any member of the Vodafone Group may transfer or allot equity securities in any entity within the chain(s) of entities between (and including) each Vodafone Shareholder and Vodafone Group Plc, to any member of the ICL Group, and the provisions of Articles 13.6.1 to 13.6.10 shall not apply to any such transfer or allotment.

13.6.13.    The ICL Shareholders shall procure no transfer or allotment of equity securities shall take place that would constitute a Restricted Indirect Disposal in respect of such ICL Shareholders. A breach of this Article 13.6.13 shall constitute a material breach of Article 13 for the purposes of Article 15.1.1(a).

13.6.14.    It is hereby clarified that the provisions of this Article 13.6 shall apply in relation to any proposed transfer or allotment of equity securities occurring after, or which is conditional upon the occurrence of, Closing, regardless of when any agreement therefor was entered into.

13.6.15.

13.7.      Further Assurance

For giving effect to the transfers contemplated in this Article 13, the Parties shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the transfer.

14.                  DEADLOCK

14.1.        For the purpose of this Article 14, a “Deadlock” shall be deemed to have occurred if:

14.1.1              a quorum is not present at two (2) consecutive duly convened meetings of the Board by reason of the absence of the Directors nominated and appointed upon request of the same Shareholder (other than by reason of Article (a)); or

14.1.2              a proposal is made in respect of any Reserved Matter which is approved by one Shareholder whose approval is required pursuant to Article 10, but is not approved by the other Shareholder whose approval is required pursuant to Article 10 within ten (10) Business Days of request for such approval by the Company.

14.2.             In the event of a Deadlock, any Shareholder that has Reserved Matter Rights may give written notice to the other and to the Company that it regards a Deadlock as having occurred (“Deadlock Notice”), in which event the Deadlock shall be referred to the chief executive officer of the Ultimate Parent of each Shareholder that has Reserved Matter Rights, for resolution through mutual discussion (only one Deadlock Notice may be served in respect of any one proposal or series of related proposals).

14.3.             If the Deadlock is not resolved within thirty (30) days of the Deadlock Notice, then the status quo shall prevail and the Company shall carry on the Business (so far as is practicable) despite the Deadlock, provided that if the Deadlock relates to a Draft Revised Business Plan, the provisions of Article 11.5 shall apply.

14.4.             If the Deadlock is resolved within thirty (30) days of the Deadlock Notice, then the Shareholders shall procure that the Company gives effect to the relevant resolution(s).

15.                       DEFAULT

15.1.             Event of Default

15.1.1.           An event of default (“Event of Default”) shall occur or be deemed to have occurred in relation to a Shareholder and each Shareholder that is its Affiliate (each, a “Defaulting Shareholder”) if:

(a)                                           that Shareholder commits a material breach of Articles 5.2, 10.3, 12 or 13 and such breach is not cured to the reasonable satisfaction of the non-defaulting Shareholders within sixty (60) days of the date that the Defaulting Shareholder has received written notice from any Shareholder (other than a Defaulting Shareholder) calling upon it to do so (the “Cure Period”); or

(b)                                           the Defaulting Shareholder has:

(i)                                     a receiver, resolution professional under the Indian Insolvency and Bankruptcy Code, 2016, voluntary administrator, liquidator or provisional liquidator appointed for all or substantially all of its assets or undertaking and such appointment is not dismissed, reversed, vacated or stayed within ninety (90) days of such appointment; or

(ii)                                  entered into or resolved to enter into liquidation or winding up proceedings or an arrangement, composition or compromise with or assignment for the benefit of its creditors generally or any class of creditors, or proceedings are commenced by such Shareholder to sanction such an arrangement, composition or compromise, in each case, other than for the purposes of (A) a bona fide scheme of restructuring, reconstruction or amalgamation, or (B)

a voluntary liquidation of entities that no longer hold Equity Securities and do not have substantial assets.

15.1.2.           The Defaulting Shareholder shall be entitled to demonstrate, within the Cure Period, to the reasonable satisfaction of the non-defaulting Shareholder(s), that such Event of Default occurred on account of an administrative error.

15.1.3.           In the event that the Defaulting Shareholder is unable to demonstrate to the reasonable satisfaction of the non-defaulting Shareholder(s) pursuant to Article 15.1.2 that the Event of Default was on account of an administrative error, the Defaulting Shareholder or the non-defaulting Shareholder(s) shall have the right to refer the matter to the chief executive officer of the Ultimate Parent of each Shareholder for their consideration and decision within thirty (30) days of the expiration of the Cure Period. Such chief executive officers shall decide the matter within thirty (30) days of the date of referral and such decision shall be final and binding on the Shareholders. In the event the chief executive officers are unable to agree to a decision, the Defaulting Shareholder or the non-defaulting Shareholder(s) may refer the matter to an expedited arbitration procedure under Article 16 to be completed within six (6) months of the date of referral.

15.1.4.           If an Event of Default is not cured or resolved to the reasonable satisfaction of the non-defaulting Shareholder within the Cure Period:

(a)                                 the rights of the Defaulting Shareholder (or any Persons in its group) under or pursuant to Articles 5 (including, for the avoidance of doubt, its Appointment Rights), 6, 7, 10 and 12 shall be suspended immediately upon expiry of the Cure Period; and

(b)                                 the quorum for the purposes of any meeting of the Board under Article 5.10 shall be modified, such that the attendance of any Directors nominated by the Defaulting Shareholder shall no longer be required for a valid quorum to exist.

15.1.5.           Upon the Defaulting Shareholder subsequently curing the relevant Event(s) of Default to the reasonable satisfaction of the non-defaulting Shareholder(s) or the relevant Event(s) of Default being resolved in favour of the Defaulting Shareholder pursuant to Article 15.1.3, any suspension of its rights pursuant to Article 15.1.4 shall cease and all such rights shall continue to be in full force and effect.

15.2.             Upon request by the Defaulting Shareholder, the Company and the non-defaulting Shareholder(s) shall extend reasonable cooperation (including facilitating the convening of required meetings of the Board or Shareholders) to enable the Defaulting Shareholder to cure the relevant breach.

15.3.             In the event that a Shareholder transfers any Equity Securities in breach of the provisions of these Articles, then such transferee shall not be entitled to exercise any rights under these Articles.

15.4.             Nothing in this Article 15 shall affect the right of the non-defaulting Shareholder(s) to claim any losses, damages, costs and expenses, including legal fees and expenses, to the extent arising or resulting from an Event of Default, regardless of whether such default has been cured or resolved.

15.5.             Notwithstanding anything contained in these Articles, if a Shareholder is unable to comply with any obligation under these Articles pursuant to an order of a Governmental Authority issued in respect of it, the Parties acknowledge and agree that the rights of the relevant Shareholder under these Articles shall not be suspended provided that such Shareholder uses all reasonable endeavours to procure that such order is vacated.

15.6.                     A Defaulting Shareholder may cure a breach of a tag-along right under Article (s) 13.2.5(d), 13.3 and/or 13.6 by offering to purchase (either itself or identifying a Person to acquire, provided such Person is not a Prohibited Party), from the Responding Shareholder (and completing the purchase) of such number of Equity Securities as the Responding Shareholder would have been entitled to sell had the tag-along right not been breached, at the same price and on the same terms and within the same time periods as would have applied to the sale of those Equity Securities pursuant to the tag-along right, including by compensating the Responding Shareholder on an after-tax basis in respect of any additional cost, loss or damage (including increased tax) suffered or incurred by it as a result of such sale to the Defaulting Shareholder but which would not have been suffered or incurred had the tag-along right not been breached.

16.                               DISPUTE RESOLUTION

16.1.                     Consultation

In the case of any dispute or difference arising out of or in connection with these Articles, including in each case, any question regarding its performance, existence, validity, breach or termination, (each, a “Dispute”), the disputing Party(ies) (the “Disputing Parties”) shall first endeavour to reach an amicable settlement of the Dispute through mutual consultation and negotiation. If the Disputing Parties are unable to reach an amicable settlement of the Dispute within thirty (30) Business Days from the date on which any Disputing Party gave notice to the other Disputing Party(ies) that it wished to invoke this Article 16.1 (and in such notice the said Disputing Party shall provide particulars of the circumstances and nature of such Dispute and of its claim(s) in relation thereto and shall designate a Person as its representative for negotiations relating to the Dispute, which Person shall have authority to settle the Dispute), any Disputing Party may refer the Dispute to arbitration in accordance with Article 16.2. Within 7 (seven) Business Days of receiving the said notice from the Disputing Party, the other Party(ies) shall, each in writing designate as its representative in negotiations relating to the Dispute, a Person with similar authority.

16.2.                     Arbitration

16.2.1. In the absence of an amicable settlement of a Dispute pursuant to Article 16.1, any of the Disputing Parties shall be entitled to give a written notice to the other Disputing Party(ies) requiring that the Dispute be referred to arbitration (“Arbitration Notice”) and upon issuance of an Arbitration Notice, the provisions set out in Articles 16.2.1 to 16.2.6 (both inclusive) shall apply. Such arbitration shall be administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Arbitration Rules”), for the time being in force, which rules are deemed to be incorporated by reference in this Article.

16.2.2. The arbitration proceedings shall be conducted by a panel consisting of three (3) arbitrators. The Party(ies) raising the Dispute (the “Claimant(s)”) shall be entitled to nominate one (1) arbitrator and the Party(ies) against whom the Dispute has been raised (the “Respondent(s)”) shall be entitled to nominate one (1) arbitrator. The arbitrators appointed by the Claimant(s) and the Respondent(s) shall jointly nominate a third arbitrator. The third arbitrator shall act as the presiding arbitrator.

16.2.3. The Claimant(s) and the Respondent(s) shall nominate their respective arbitrator within a period of thirty (30) days of the receipt of the Arbitration Notice. The third (presiding) arbitrator shall be nominated by the two (2) arbitrators within a period of fifteen (15) days of the nomination of the second arbitrator. If arbitrators are not nominated in by the Claimant(s) and Respondent(s) in accordance with this Article 16.2.3, then they shall be appointed in accordance with the Arbitration Rules.

16.2.4. The language of the arbitration shall be English. The seat of the arbitration shall be Singapore and the venue for the arbitration shall be Singapore or such other venue as may be agreed in writing between the Disputing Parties.

16.2.5. The Parties agree that the arbitration award shall be final and binding upon the Parties. The Parties acknowledge that if required to execute the arbitration award, application may be made to any court having competent jurisdiction for any order of enforcement of the award.

16.2.6. Each Party shall bear the fees, disbursements and other charges of its counsel and the arbitrator nominated by it, except as may be otherwise determined in the arbitration award. The fee of the presiding arbitrator shall be borne equally by the Claimant(s) and the Respondent(s).

17.                               NO OTHER AGREEMENT

17.1.                     Notwithstanding anything contained in these Articles, no Affiliate of any Shareholder may subscribe for, or otherwise acquire, any Equity Securities unless it executes a Deed of Adherence (if it is a member of the BAL Group, Vodafone Group or ICL Group, then in the capacity of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder, as applicable, or if it is not a member of the BAL Group, Vodafone Group or ICL Group, then assuming the obligations of a BAL Shareholder, Vodafone Shareholder or ICL Shareholder).

17.2.                     Notwithstanding anything contained in these Articles, no Shareholder shall enter into any agreement, arrangement or understanding with a third party concerning the exercise of the votes attaching to any Equity Securities of that Shareholder or any of the rights or powers of that Shareholder under the Articles, except for: (a) a bona fide agreement, arrangement or understanding entered into with the Ultimate Parent of such Shareholder (or a shareholder of such Ultimate Parent) (or, if the Shareholder is the Ultimate Parent, its shareholder) and which applies generally to the exercise of votes, rights and powers which the Ultimate Parent has in relation to its subsidiaries and/or associates; and (b) agreements, arrangements and understandings between the Vodafone Group and the ICL Group for so long as Vodafone Group Plc has a Qualifying ICL Shareholding.

18.                               JOINT AND SEVERAL LIABILITY

18.1.                     Notwithstanding any provisions to the contrary in these Articles, the Parties hereby expressly agree and confirm that all BAL Shareholders shall be treated as a single Shareholder for the purpose of these Articles. Their rights, obligations, covenants and undertakings hereunder shall be joint and several for so long as they remain under the common Control of BAL. Further, each of the BAL Shareholders agrees that any consent or waiver given by or notice given to BAL (or such other BAL Shareholders as they may notify to the other Parties) in relation to any provision of these Articles shall constitute consent or waiver given by or notice given to each of the BAL Shareholders.

18.2.                     Notwithstanding any provisions to the contrary in these Articles, the Parties hereby expressly agree and confirm that all Vodafone Shareholders shall be treated as a single Shareholder for the purpose of these Articles. Their rights, obligations, covenants and undertakings hereunder shall be joint and several for so long as they remain under the common Control of Vodafone Group Plc. Further, each of the Vodafone Shareholders agrees that any consent or waiver given by or notice given to Euro Pacific Securities Ltd. (or such other Vodafone Shareholders as they may notify to the other Parties) in relation to any provision of these Articles shall constitute consent or waiver given by or notice given to each of the Vodafone Shareholders.

18.3.                     Notwithstanding any provisions to the contrary in these Articles, the Parties hereby expressly agree and confirm that all ICL Shareholders shall be treated as a single Shareholder for the purpose of these Articles. Their rights, obligations, covenants and undertakings hereunder shall be joint and several for so long as they remain under the common Control of ICL. Further, each of the ICL

Shareholders agrees that any consent or waiver given by or notice given to ICL (or such other ICL Shareholders as they may notify to the other Parties) in relation to any provision of these Articles shall constitute consent or waiver given by or notice given to each of the ICL Shareholders.

19.                               ANTI-CORRUPTION LAWS

The Parties shall not, and shall procure that their respective Affiliates shall not, directly or indirectly through their Representatives or any Person authorised to act on their behalf (a) offer, promise, pay, authorise or give money or anything of value to any Person for the purposes of (i) influencing any act or decision of any governmental official, (ii) inducing any government official to do or omit to do an act in violation of a lawful duty, (iii) securing any improper advantage or (iv) inducing any government official to influence the act or decision of a Governmental Authority or (b) engage in any other activity, practice or conduct which would give rise to an offence under, or non-compliance with, any applicable anti-bribery and anti-corruption Laws.

20.                               FURTHER ASSURANCES

Each Party shall, upon being required to do so by any other Party, execute such documents and perform such acts and things as such other Party may reasonably consider necessary for giving effect to the provisions of these Articles.

SI.	Name, description, occupation and address of	Signature of	Name, address and
No.	subscribers	Subscribers	description of witness
1.	BHARTI AIRTEL LIMITED	Sd/-

I witness the signatures of all the subscribers who have signed in my presence.

Sd/-

KIRAN SHARMA

FCS, C.P. 3116

W/O SHRI SANJAY SHARMA

R/O 134, NEHRU PLACE APPARTMENTS, OUTER RING ROAD, NEW DELHI — 110 019

QUTAB AMBIENCE,
H — 5/12, MEHRAULI ROAD,
NEW DELHI — 110 030
THROUGH VIJAYA SAMPATH
D/O SH. MALUR DORAISWAMY SREENIVASAN
(SERVICE)
18/903, HERITAGE CITY,
MEHRAULI GURGAON ROAD,
GURGAON,
HARYANA — 122002

2.	SUNIL BHARTI MITTAL	Sd/-
S/O LATE SH. SAT PAUL MITTAL
(INDUSTRIALIST)
19, AMRITA SHERGILL MARG,
NEW DELHI — 110003

3.	RAKESH BHARTI MITTAL	Sd/-
S/O LATE SH. SAT PAUL MITTAL
(INDUSTRIALIST)
E-26, VASANT MARG,
VASANT VIHAR, NEW DELHI — 110057

4.	RAJAN BHARTI MITTAL	Sd/-
S/O LATE SH. SAT PAUL MITTAL
(INDUSTRIALIST)
E-9/17, VASANT VIHAR,
NEW DELHI — 110057

5.	AKHIL GUPTA	Sd/-
S/O LATE SH. JAGDISH PERSHAD GUPTA
(SERVICE)
B-27, MAHARANI BAGH,
NEW DELHI — 110065

6.	MANOJ KOHLI	Sd/-
S/O SH. P.D. KOHLI
(SERVICE)
D-5/2, DLF CITY, PHASE — I,
GURGAON, HARYANA — 122002

7.	VIRESH DAYAL
	S/O SH. RAJESHWAR DAYAL	Sd/-
(SERVICE)
6415, DLF, PHASE — IV,
GURGAON, HARYANA — 122002

Place: NEW DELHI	Dated: 16TH NOVEMBER, 2006

SCHEDULE 6

AGREED FORM OF INDUS SHA TERMINATION AGREEMENT

This Indus SHA Termination Agreement (this “Agreement”) as of [•] 2018 by and amongst:

(1)                                 BHARTI AIRTEL LIMITED, a company incorporated under the laws of India with its registered office at Bharti Crescent, 1 Nelson Mandela Road, Vasant Kunj Phase — II, New Delhi 110 070 (“BAL”);

(2)                                 BHARTI INFRATEL LMITED, a company incorporated under the laws of India with its registered office at 901, Park Centra, Sector — 30, NH — 8, Gurugram, Haryana — 122001, India and corporate office at Bharti Crescent, 1 Nelson Mandela Road, Vasant Kunj, Phase II, New Delhi — 110 070(“Bharti”);

(3)                                 IDEA CELLULAR LIMITED, a company incorporated under the laws of India with its registered office at Suman Tower, Plot No. 18, Sector-11, Gandhinagar 382 011 (“ICL”);

(4)                                 ADITYA BIRLA TELECOM LIMITED, a company incorporated under the laws of India with its registered office at Aditya Birla Centre, A Wing, 4th Floor, SK Ahire Marg, Worli, Mumbai 400 030 (“ABTL”);

(5)                                 INDUS TOWERS LIMITED, a company incorporated under the laws of India with its registered office at Building No.10, Tower-A, 4th Floor, DLF Cyber City, Gurugram, Haryana — 122002 (“Indus” or the “Company”); and

(6)                                 THE PERSONS LISTED IN ANNEXURE 1 (collectively, the “Vodafone Shareholders”),

each, a “Party”, and together, the “Parties”.

WHEREAS:

(A)                               Vodafone India Limited (“VIL”), BAL, Bharti, ICL, Idea Cellular Infrastructure Services Limited and the Company entered into a shareholders agreement on December 8, 2007, as amended on December 17, 2007, December 19, 2008, December 30, 2009, July 25, 2012, August 11, 2014, October 30, 2017, November 8, 2017 and [•] (the “Indus SHA”) which regulates the relationship of the shareholders of Indus and certain aspects of the affairs of Indus.

(B)                               The Parties and VIL have entered into an Implementation Agreement dated [•] 2018 (the “Implementation Agreement”) pursuant to which it is proposed that Indus will file a scheme of arrangement for merger of Indus with and into BIL (the “Proposed Transaction”). Following the completion of the Proposed Transaction, Indus will cease to exist and consequently, the Indus SHA shall stand terminated.

It is agreed as follows:

1.                                      Definitions

1.1                               Words and expressions used in this Agreement (including the Recitals) shall, unless specifically defined herein, have the meanings accorded to such terms in the Indus SHA.

1.2                               “Termination Date” shall be the Closing Date under the Implementation Agreement.

2.                                      Termination of the Indus SHA

2.1                               In consideration of the mutual release of their duties and obligations under the Indus SHA, the Parties agree that the Indus SHA be terminated with effect from the Termination Date, and other than the provisions of the Indus SHA which are recorded therein as surviving termination of the Indus SHA, all other terms of the Indus SHA shall cease to apply and be in force with effect from the Termination Date.

3.                                      Representations and Warranties

Each Party represents and warrants to each other Party that:

(a)                                 it has full power and authority to execute and deliver this Agreement and perform its obligations under this Agreement, and has taken all necessary action to authorise such execution, delivery and performance;

(b)                                 such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, charter documents or bylaws, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(c)                                  this Agreement constitutes a legal, valid and binding of the Party and is enforceable against such Party in accordance with its terms.

4.                                      Miscellaneous Provisions

4.1                               Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

4.2                               Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with Laws of India.

4.3                               Clauses 25 (Arbitration) and 26 (Notices) of the Indus SHA are incorporated by reference in this Agreement.

In witness whereof this Agreement has been duly executed.

SIGNED BY	SIGNED BY
For and on behalf of BHARTI AIRTEL	For and on behalf of BHARTI INFRATEL
LIMITED	LIMITED

SIGNED BY	SIGNED BY
For and on behalf of IDEA CELLULAR LIMITED	For and on behalf of ADITYA BIRLA
TELECOM LIMITED

SIGNED BY	SIGNED BY
For and on behalf of INDUS TOWERS	For and on behalf of VODAFONE
LIMITED	TELECOMMUNICATIONS (INDIA) LTD.

SIGNED BY	SIGNED BY
For and on behalf of AL-AMIN INVESTMENTS	For and on behalf of ASIAN
LTD.	TELECOMMUNICATION INVESTMENTS
(MAURITIUS) LTD.

SIGNED BY	SIGNED BY
For and on behalf of CCII (MAURITIUS) INC,	For and on behalf of EURO PACIFIC
SECURITIES LTD.

SIGNED BY	SIGNED BY
For and on behalf of TRANS CRYSTAL LTD.	For and on behalf of MOBILVEST

SIGNED BY	SIGNED BY
For and on behalf of PRIME METALS LTD.	For and on behalf of TELECOM
INVESTMENTS INDIA PRIVATE LIMITED

SIGNED BY	SIGNED BY
For and on behalf of OMEGA TELECOM	For and on behalf of JAYKAY FINHOLDING
HOLDINGS PRIVATE LIMITED	(INDIA) PRIVATE LIMITED

SIGNED BY

For and on behalf of USHA MARTIN

TELEMATICS LIMITED

ANNEXURE 1

LIST OF VODAFONE SHAREHOLDERS

(a)                                 Al-Amin Investments Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(b)                                 Asian Telecommunication Investments (Mauritius) Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(c)                                  CCII (Mauritius) Inc, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(d)                                 Euro Pacific Securities Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(e)                                  Vodafone Telecommunications (India) Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(f)                                   Mobilvest, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(g)                                  Prime Metals Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(h)                                 Trans Crystal Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(i)                                     Omega Telecom Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai — 400 021, Maharashtra, India

(j)                                    Telecom Investments India Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai — 400 021, Maharashtra, India

(k)                                 Jaykay Finholding (India) Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai — 400 021, Maharashtra, India

(l)                                     Usha Martin Telematics Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 8th Floor, RDB Boulevard, Plot K-1, Block- EP & GP, Sector - V, Salt Lake City, Kolkata — 700 091, West Bengal, India

SCHEDULE 7

AGREED FORM OF MERGER SCHEME

SCHEME OF AMALGAMATION AND ARRANGEMENT

BETWEEN

INDUS TOWERS LIMITED

(TRANSFEROR COMPANY)

AND

BHARTI INFRATEL LIMITED

(TRANSFEREE COMPANY)

AND

THEIR RESPECTIVE SHAREHOLDERS AND CREDITORS

(UNDER SECTIONS 230 TO 232 AND OTHER APPLICABLE PROVISIONS OF THE COMPANIES

ACT, 2013)

PREAMBLE

(A)                               BACKGROUND AND DESCRIPTION OF THE COMPANIES WHO ARE PARTIES TO THIS SCHEME

1.                                      This Scheme is presented pursuant to the provisions of Sections 230 to 232 and other relevant provisions of the Companies Act, 2013, as may be applicable, Section 2(1B) and other relevant provisions of the IT Act and other applicable Laws, for the amalgamation of the Transferor Company into and with the Transferee Company, on a going concern basis. Additionally, this Scheme also provides for various other matters consequential or otherwise integrally connected herewith. This Scheme has been prepared in terms of the Implementation Agreement dated [•] among, inter alios, the Transferor Company and the Transferee Company.

2.                                      Indus Towers Limited, the Transferor Company, is a public limited company incorporated on November 20, 2007 as Indus Infratel Limited with the Registrar of Companies, National Capital Territory of Delhi and Haryana under the provisions of the Companies Act, 1956 with Corporate Identification Number (CIN) [•] and having its registered office at Building No.10, Tower-A, 4th Floor, DLF Cyber City, Gurugram - 122002, Haryana. Its name was changed to Indus Towers Limited on March 28, 2008. Indus Towers Limited is an unlisted company.

3.                                      The Transferor Company is engaged in the business of building, owning, operating and maintaining Passive Infrastructure at Sites in the 15 telecommunications circles of Andhra Pradesh, Delhi, Gujarat, Haryana, Karnataka, Kerala, Kolkata, Maharashtra & Goa, Mumbai, Punjab, Rajasthan, Tamil Nadu (including Chennai), Uttar Pradesh (East) and Uttar Pradesh (West) and West Bengal, and the commercial exploitation of such Passive Infrastructure by providing Passive Infrastructure services to telecommunications service providers and others in such circles in India pursuant to an Infrastructure Provider Category-I registration issued by the DoT.

4.                                      Bharti Infratel Limited, the Transferee Company, is a public limited company incorporated on November 30, 2006 with the Registrar of Companies, National Capital Territory of Delhi and Haryana under the provisions of the Companies Act, 1956 with Corporate Identification Number (CIN) [•] and having its registered office at 901, Park Centra, Sector — 30, NH- 8, Gurugram, Haryana- 122001, India. The equity shares of the Transferee Company are listed on the Stock Exchanges.

5.                                      The Transferee Company is engaged in the business of building, owning, operating and maintaining Passive Infrastructure at Sites in the 11 telecommunications circles of Assam, Bihar, Haryana, Himachal Pradesh, Jammu and Kashmir, Madhya Pradesh and Chhattisgarh, North East, Odisha, Rajasthan, Uttar Pradesh (East) and Uttar Pradesh (West) and the commercial exploitation of such Passive Infrastructure by providing Passive Infrastructure services to telecommunications service providers and others in such circles in India pursuant to an Infrastructure Provider Category-I registration issued by the DoT.

(B)                               RATIONALE AND BENEFITS OF THIS SCHEME

1.                                      The rationale for, and the benefits of, the amalgamation of the Transferor Company into and with the Transferee Company are, inter alia, as follows:

(i)                                     consolidation of the Passive Infrastructure business of the Companies resulting in expansion of such Companies’ business which will assist in achieving higher long term financial returns thereby creating greater value for shareholders/stakeholders of the Transferee Company;

(ii)           enhance competitive strength and future business potential, achieve cost reduction and efficiencies, productivity gains and logistical advantages by pooling the technologies and resources of the Companies thereby significantly contributing to future growth and maximizing shareholders value;

(iii)          availability of the combined resources and assets together with the synergies in the operational processes which can be utilized for improved quality of services to consumers by establishing consistently high service standards across the business leading to economies of scale, rationalization of network infrastructure, creation of efficiencies and optimization of capital and operational expenditure (including lower maintenance expenses and savings in energy costs);

(iv)          building a strong and robust infrastructural capability for improved network quality and greater coverage to effectively meet future challenges in the ever-evolving telecom business and a strategic fit for serving existing market; and

(v)           bring about environmental benefits like reduction in diesel consumption, conservation of resources, energy savings, reduced pollution etc., due to enhanced sharing, improved tenancy etc.

2.                                      The proposed Scheme is in the interest of both Companies and their respective shareholders and creditors.

(C)                               PARTS OF THIS SCHEME

This Scheme is divided into the following parts:

PART A                                       -                                            Definitions and Share Capital;

PART B                                       -                                            Amalgamation of the Transferor Company into and with the Transferee Company; and

PART C                                       -                                            General Terms and Conditions.

PART A

1.              DEFINITIONS AND INTERPRETATION

1.1                               DEFINITIONS

In this Scheme, unless repugnant to the subject or meaning or context thereof, the following expressions shall have the meaning attributed to them as below:

1.1.1                     “Accounting Standards” means the Indian Accounting Standards as notified under Section 133 of the Companies Act, 2013 read together with Rule 3 of the Companies (Indian Accounting Standards) Rules, 2015 issued by the Ministry of Corporate Affairs and the other accounting principles generally accepted in India and as may be amended from time to time;

1.1.2                     “Act” means the Companies Act, 2013 and shall include the provisions of the Companies Act, 1956, to the extent the corresponding provision in the Companies Act, 2013 has not been notified;

1.1.3                     “Active Infrastructure” means the equipment used in a wireless communications system including the base terminal station equipment, associated antennae, mobile switching centre, backhaul connectivity to a telecommunications operator’s network and other requisite equipment and associated civil and electrical works required to provide telecommunications services by such telecommunications operator;

1.1.4                     “Appointed Date” means the Effective Date;

1.1.5                     “Asset(s)” means and includes all assets, properties and rights of every kind, nature, character, description and wherever situated, including the Passive Infrastructure assets, whether fixed, movable, tangible, intangible, financial, non-financial, whether owned or leased, or otherwise acquired by or in the possession of the Transferor Company, whether or not required to be reflected on a balance sheet of the Transferor Company in accordance with the Accounting Standards and pertaining to the Transferor Company, including but not limited to Intellectual Property Rights and every associated intangible right;

1.1.6                     “Board” or “Board of Directors” means the respective boards of directors of the Companies and shall, unless repugnant to the context, include a committee of directors or any person authorized by the Board of Directors or such committee of directors;

1.1.7                     “Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in London, United Kingdom, Mauritius, the Netherlands, Delhi, India and Mumbai, India;

1.1.8                     “CCI” means the Competition Commission of India;

1.1.9                     “Companies” means the Transferor Company and the Transferee Company collectively;

1.1.10              “Consolidated FDI Policy” means the Consolidated Foreign Direct Investment Policy dated August 28, 2017 issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India;

1.1.11              “Contract” means any contract, agreement, arrangement, tender, memoranda of understanding, engagement, purchase order, license guarantee, indenture, note, bond, loan, lease, commitment or other arrangement, understanding or undertaking, whether written or oral;

1.1.12              “DoT” means the Department of Telecommunications, Ministry of Communications, Government of India;

1.1.13              “Effective Date” shall have the meaning ascribed to the term under Clause 6 of Part C herein under or such other date as may be agreed by the Transferor Company, the Transferee Company and the other parties to the Implementation Agreement.

Any reference in this Scheme to “upon this Scheme becoming effective” or “effectiveness of this Scheme” shall be a reference to the Effective Date;

1.1.14              “FDI Regulations” means the FEMA Regulations and the Consolidated FDI Policy;

1.1.15              “FEMA Regulations” means the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017 dated November 7, 2017 issued by the RBI;

1.1.16              “Fully-Diluted Basis” means a calculation assuming that:

(a)                   all outstanding convertible securities (including convertible preference shares and debentures) and any options issued or reserved for issuance under the employee stock option plan or any other stock option plan or scheme by whatever name called, existing at the time of determination have been exercised or converted into equity shares, and

(b)                   equity shares under all outstanding commitments to issue equity shares or other ownership interests have been issued,

in each case, as adjusted for any stock splits or any capital or other restructuring or consolidation or reduction of capital;

1.1.17              “Governmental Approval” means any consent, approval, license, permit, order, exemption, certificate, clearance or authorization obtained or to be obtained from, or any registration, notification, declaration or filing made to or with, or to be made to or with, any Governmental Authority and shall include Required Governmental Filings;

1.1.18              “Governmental Authority” means any national, regional or local government or governmental, administrative, regulatory, fiscal, judicial, or government-owned body of any nation or any of its ministries, departments, secretariats, agencies or any legislative body, commission, authority, court or tribunal or entity, or any stock exchange, and shall include the NCLT, the RBI, the SEBI, the DoT, the Stock Exchanges, the CCI, any relevant Tax authority and any other authority exercising jurisdiction over a Person;

1.1.19              “Implementation Agreement” means the Implementation Agreement dated [•] executed among inter-alios the Transferor Company and the Transferee Company;

1.1.20              “Intellectual Property Rights” means all domestic and foreign intellectual property rights, including with respect to all patents, patent applications, and trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, domain names, all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, and software and all website content (including text, graphics, images, audio, video and data), trade secrets, confidential business information and other proprietary information;

1.1.21              “IT Act” means the Income-tax Act, 1961;

1.1.22              “Judgment” means any judgment, order, decree, writ, injunction, award, settlement, stipulation or finding issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent);

1.1.23              “Law” means any statute, law, ordinance, rule, regulation, press note, notification, circular, directive or Judgment issued by any Governmental Authority;

1.1.24              “Liability(ies)” means liabilities of every kind, nature and description, whatsoever and howsoever arising, raised, incurred or utilized for the business or operations of the Transferor Company, whether present or future, whether or not required to be reflected on a balance sheet in accordance with the Accounting Standards and includes secured and unsecured debts, sundry creditors, contingent liabilities, secured loans, unsecured loans, borrowings, statutory liabilities (including those under taxation laws and stamp duty laws), contractual liabilities, duties, obligations, guarantees and those arising out of proceedings of any nature;

1.1.25              “Lien” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any proxy for exercising voting rights issued to any third party, power of attorney issued to any third party for transferring and/or exercising any rights, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person, and (iii) any adverse claim as to title, possession or use;

1.1.26              “Long Stop Date” means [insert the date falling 18 months from the date of the Implementation Agreement];

1.1.27              “Merger Shares” means fully paid-up equity shares of face value Rs. 10/- (rupees ten only) of the Transferee Company to be issued to the shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees) in proportion to their respective shareholding in the Transferor Company in accordance with this Scheme;

1.1.28              “NCLT” means the applicable bench(es) of the National Company Law Tribunal;

1.1.29              “Passive Infrastructure” means the transmission tower(s), roof top structure(s), room or shelter, pole(s), air-conditioning, diesel generator(s) and associated electrical and civil works. For avoidance of doubt, Passive Infrastructure excludes Active Infrastructure;

1.1.30              “Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organization, association or any other entity, including any Governmental Authority, or any group consisting of two (2) or more of the foregoing;

1.1.31              “RBI” means the Reserve Bank of India;

1.1.32              “Record Date” means a date as may be agreed in accordance with the Implementation Agreement for the purpose of reckoning the shareholders of the Transferor Company eligible to receive the Merger Shares in accordance with Clause 11 of Part B of this Scheme;

1.1.33              “Relevant SEBI Circular” means the circular no. CFD/DIL3/CIR/2017/21 dated March 10, 2017 issued by the SEBI;

1.1.34              “Required Governmental Filings” means, collectively, the filings required to be made with the Stock Exchanges, the NCLT, the CCI, the RBI, the DoT and the Registrar of Companies, in connection with the transactions contemplated in the Implementation Agreement;

1.1.35              “Rs.” means rupees being the lawful currency of the Republic of India;

1.1.36              “Scheme” means this scheme of amalgamation and arrangement in its present form, or with any modification(s), as may be approved or directed by the NCLT or any modification sought by the Companies, subject to the terms of the Implementation Agreement, as approved by the NCLT;

1.1.37              “SEBI” means the Securities and Exchange Board of India;

1.1.38              “SEBI Listing Regulations” means the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015;

1.1.39              “Site” means, in respect of any Person, each of the telecommunications sites where such Person owns and operates the Passive Infrastructure;

1.1.40              “Stock Exchanges” means the National Stock Exchange of India Limited and the BSE Limited;

1.1.41              “Tax” or “Taxes” means any and all taxes (direct or indirect), surcharges, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), in each case in the nature of a tax, imposed by any Governmental Authority under applicable Laws, whether payable directly or by withholding, including taxes based upon or measured by income, windfall or other profits, gross receipts, property, sales, severance, branch profits, customs duties, excise, CENVAT, withholding tax, self-assessment tax, advance tax, service tax, goods and services tax, stamp duty, transfer tax, value-added tax, minimum alternate tax, banking cash transaction tax, securities transaction tax, taxes withheld or paid in a foreign country, customs duty and registration fees;

1.1.42              “Tenancy Agreement” means a master service agreement or other Contract executed by any Person with telecommunications operators for use of Passive Infrastructure at Sites;

1.1.43              “Transferee Company” means Bharti Infratel Limited, a public limited company incorporated on November 30, 2006 under the provisions of the Companies Act, 1956 with Corporate Identification Number (CIN) [•] and having its registered office at 901, Park Centra, Sector — 30, NH- 8, Gurugram, Haryana- 122001. The equity shares of the Transferee Company are listed on the Stock Exchanges;

1.1.44              “Transferor Company” means Indus Towers Limited, a public limited company incorporated on November 20, 2007 under the provisions of the Companies Act, 1956 with Corporate Identification Number (CIN) [•] and having its registered office at Building No. 10, Tower-A, 4th Floor, DLF Cyber City, Gurugram - 122002, Haryana; and

1.1.45              “Valuation Report” means the report dated [•] issued by [•].

1.2                               INTERPRETATION

1.2.1                     The expressions, which are used but are not defined in this Scheme shall, unless repugnant or contrary to the context or meaning hereof, have the same meaning ascribed to them under the Act, the Securities Contracts (Regulation) Act, 1956, the Securities and Exchange Board of India Act, 1992, the Depositories Act, 1996, the IT Act and other applicable Laws.

1.2.2                     In this Scheme, unless the context otherwise requires:

(i)                                     references to a statute or statutory provision include any subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated);

(ii)                                  references to the singular include the plural and vice versa and references to any gender includes the other gender;

(iii)                               references to a “company” shall include a body corporate;

(iv)                              references to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that nothing in this Clause 1.2.2 (iv) shall operate to increase the liability of any party beyond that which would have existed had this Clause 1.2.2 (iv) been omitted;

(v)                                 references to a document shall be a reference to that document as modified, amended, novated or replaced from time to time;

(vi)                              headings are for convenience only and shall be ignored in construing or interpreting any provision of this Scheme;

(vii)                           the expression “this Clause” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (and not merely the sub-Clause, paragraph or other provision) in which the expression occurs;

(viii)                        references to Clauses and Schedules are to Clauses of and Schedules to this Scheme;

(ix)                              references to any Person shall include that Person’s successors and permitted assigns or transferees;

(x)                                 references to the words “include” or “including” shall be construed without limitation;

(xi)                              references to the words “hereof”, “herein”, “hereto”, “hereunder” and words of similar import shall refer to this Scheme as a whole and not to any particular provision of this Scheme;

(xii)                           references to “INR” or “Rs.” are to Indian National Rupees;

(xiii)                        where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words; and

(xiv)                       if the last day of any period of days specified in this Scheme is not a Business Day, then such period shall include the following Business Day.

2.              COMPLIANCE WITH TAX LAWS

2.1.          This Scheme complies with the conditions relating to “amalgamation” as defined under Section 2(1B), Section 47 and other relevant sections and provisions of the IT Act and such provisions are intended to apply accordingly. If any terms or provisions of this Scheme are found to be or interpreted to be inconsistent with any of the said provisions of the IT Act (including the conditions set out therein) at a later date, whether as a result of a new enactment or any amendment or coming into force of any provision of the IT Act or any other Law or any judicial or executive interpretation or for any other reason whatsoever, this Scheme may be modified to the extent required with the consent of each of the Companies (acting through their respective Boards) and in accordance with the Implementation Agreement, to ensure compliance of this Scheme with such provisions. Such modification(s) will, however, not affect the other parts of this Scheme.

3.              CAPITAL STRUCTURE AND SHAREHOLDING PATTERN

3.1.   Transferor Company

3.1.1.The authorized, issued, subscribed and fully paid-up share capital of the Transferor Company as on March 31, 2018 is as under:

Amount
4. Authorized Share Capital	(in Rs.)
50,00,00,000 equity shares of Re. 1/- each	50,00,00,000
Total	50,00,00,000

5. Issued, Subscribed and [fully] paid-up Share Capital	Amount
(in Rs.)
6. 11,91,670 fully paid-up equity shares of Re. 1/- each	11,91,670
7. Total	11,91,670

7.1.1.The entire subscribed and fully paid-up share capital of the Transferor Company as on March 31, 2018 is held as under:

		No. of	Percentage of
S.		Equity	Total Equity
No.	Equity Shareholder	Shares	Shareholding
1.	Bharti Infratel Limited	5,00,484	42.00%
2.	Mr. Akhil Gupta (nominee of Bharti Infratel Limited)	10	—
3.	Mr. Devendra Khanna (nominee of Bharti Infratel Limited)	10	—
4.	Vodafone India Limited	5,00,484	42.00%
5.	Vodafone Mobile Services Limited (nominee of Vodafone India Limited)	10	—
6.	Vodafone Business Services Limited (nominee of Vodafone India Limited)	10	—
7.	Aditya Birla Telecom Limited	1,32,868	11.15%
8.	P5 Asia Holding Investment (Mauritius) Limited	57,794	4.85%
TOTAL		11,91,670	100.00%

7.2.   Transferee Company

7.2.1.The Transferee Company is a listed company and its authorized, issued, subscribed and fully paid-up share capital as on March 31, 2018 is as under:

Amount
8. Authorized Share Capital	(in Rs.)
3,50,00,00,000 equity shares of Rs. 10/- each	35,00,00,00,000
Total	35,00,00,00,000

9. Issued, Subscribed and fully paid-up Share Capital*	Amount (in Rs.)

1,84,96,08,246 fully paid-up equity shares of Rs. 10/- each	18,49,60,82,460
Total	18,49,60,82,460

* As on March 31, 2018, 3,52,632 outstanding employee stock options existed. Assuming such options are exercised, the issued, subscribed and paid-up capital of the Transferee Company as on March 31, 2018 on a Fully-Diluted Basis was 1,84,96,08,246 equity shares of Rs. 10 each (Rs. 18,49,60,82,460).

PART B

AMALGAMATION OF THE TRANSFEROR COMPANY INTO AND WITH THE TRANSFEREE COMPANY

1.                                      Transfer and vesting of the Transferor Company into and with the Transferee Company

1.1                               Upon this Scheme becoming effective, the Transferor Company shall stand amalgamated as a going concern with the Transferee Company and all its Assets, Liabilities, interests and obligations, as applicable, be transferred to and vested in the Transferee Company on a going concern basis without any requirement of any further act, instrument or deed so as to become as and from the Effective Date, the Assets, Liabilities, interests and obligations, as applicable, of the Transferee Company.

2.                                      Transfer of Assets

2.1.                            Upon this Scheme becoming effective, all Assets of the Transferor Company that are movable in nature or are incorporeal property or are otherwise capable of transfer by manual or constructive delivery or by endorsement and delivery shall stand transferred to and vested in the Transferee Company and shall become the property and an integral part of the Transferee Company (to the extent permissible under applicable Law) without any further act, instrument or deed. The vesting pursuant to this Clause 2.1 shall be deemed to have occurred by manual or constructive delivery or by endorsement and delivery, as appropriate to the property being vested and title to the property shall be deemed to have been transferred accordingly to the Transferee Company.

2.2.                            Upon this Scheme becoming effective, all movable Assets of the Transferor Company, other than those specified in Clause 2.1 above, including cash and cash equivalents, earnest monies, actionable claims, sundry debtors, outstanding loans and advances, if any, recoverable in cash or in kind or for value to be received, bank balances and deposits, if any, with Governmental Authorities, customers and other Persons shall, without any requirement of any further act, instrument or deed, become the property of the Transferee Company without any notice or other intimation to the debtors or obligors or any other Person. The Transferee Company may (without being obliged to do so), if it so deems appropriate, give notice in such form as it deems fit and proper, to each debtor or obligor or any other Person, that pursuant to the Scheme becoming effective, such debt, loan, advance, claim, bank balance, deposit or other asset be paid or made good or held on account of the Transferee Company as the person entitled thereto, to the end and intent that the right of the Transferor Company to recover or realize all such debts (including the debts payable by such debtor or obligor or any other Person to the Transferor Company) stands transferred and assigned to the Transferee Company and that appropriate entries should be passed in the books of accounts of the relevant debtors or obligors or other Persons to record such change.

2.3.                            Upon this Scheme becoming effective, all lease or license or rent agreements entered into by the Transferor Company with various landlords, owners and lessors in connection with the use of the Assets of the Transferor Company, together with security deposits, shall stand automatically transferred in favour of the Transferee Company on the same terms and conditions, subject to applicable Law, without any further act, instrument or deed. The Transferee Company shall continue to pay rent amounts as provided for in such agreements and shall comply with the other terms, conditions and covenants thereunder and shall also be entitled to refund of security deposits paid under such agreements by the Transferor Company.

2.4.                            Upon this Scheme becoming effective, any and all immovable properties (including land together with the buildings and structures standing thereon) and rights and interests in such immovable properties of the Transferor Company, whether freehold or otherwise and any documents of title, rights and easements in relation thereto (including security deposits) shall stand transferred to and be vested in the Transferee Company on the same terms and conditions, subject to applicable Law, without any act, instrument or deed. Upon this Scheme becoming effective, the Transferee Company shall be entitled to exercise all rights and privileges attached to such immovable properties and be liable to pay Taxes and fulfil all obligations in relation to or applicable to such immovable properties (if any). The mutation or substitution of the title to the immovable properties shall, upon the Scheme becoming effective, be made and duly recorded in the name of the Transferee Company by the appropriate Governmental Authorities pursuant to the sanction of this Scheme by the NCLT and the Scheme becoming effective in accordance with the terms hereof without any requirement of any further act, instrument or deed on part of the Transferee Company.

2.5.                            Until the owned property, leasehold property and related rights thereto, license or right to use the immovable property, tenancy rights, liberties and special status are transferred, vested, recorded, effected and/or perfected in the record of the Governmental Authorities in favour of the Transferee Company, the Transferee Company shall be deemed to be authorized to carry on business in the name and style of the Transferor Company under the relevant agreement, deed, lease and/or license, as the case may be, and the Transferee Company shall keep a record and account of such transactions.

2.6.                            For purposes of taking on record the name of the Transferee Company in the records of the Governmental Authorities in respect of transfer of immovable properties to the Transferee Company pursuant to this Scheme, the Boards of Directors of the Transferor Company and the Transferee Company may approve the execution of such documents or deeds as may be necessary, including deed of assignment of lease or leave or license (as the case may be) by the Transferor Company in favour of the Transferee Company.

2.7.                            Upon this Scheme becoming effective, all Governmental Approvals and other consents, permissions, quotas, rights, authorizations, entitlements, registrations, no-objection certificates and licenses, including those relating to Infrastructure Provider Category-I registration, approvals from state electricity boards, state pollution control boards, municipalities, clearances from Standing Advisory Committee on Radio Frequency Allocation, DoT, tenancies, privileges, powers and facilities of every kind and description of whatsoever nature, to which the Transferor Company is a party or to the benefit of which the Transferor Company may be entitled to use or which may be required to carry on the operations of the Transferor Company, and which are subsisting or in effect immediately prior to the Effective Date, shall be, and remain, in full force and effect in favour of or against the Transferee Company and may be enforced as fully and effectually as if, instead of the Transferor Company, the Transferee Company had been a party, a beneficiary or an obligee thereto and shall be appropriately mutated by the relevant Governmental Authorities in favour of the Transferee Company. In so far as the various incentives, subsidies, schemes, special status and other benefits or privileges enjoyed, granted by any Governmental Authority, or by any other Person, or availed by the Transferor Company, are concerned, the same shall vest with and be available to the Transferee Company on the same terms and conditions as applicable to the Transferor Company, as if the same had been allotted and/or granted and/or sanctioned and/or allowed to the Transferee Company.

2.8.                            Upon this Scheme becoming effective, all electricity, gas, water and any other utility connections and tariff rates in respect thereof sanctioned by various public sector and private companies, boards, agencies and authorities in different states to the Transferor Company, together with security deposits and all other advances paid, shall stand automatically transferred in favour of the Transferee Company on the same terms and conditions without any further act, instrument or deed. The relevant electricity, gas, water and any other utility companies, boards, agencies and authorities shall issue invoices in the name of the Transferee Company with effect from the billing cycle commencing from the month immediately succeeding the month in which the Effective Date falls. The Transferee Company shall comply with the terms, conditions and covenants associated with the grant of such connection and shall also be entitled to refund of security deposits placed with such companies, boards, agencies and authorities by the Transferor Company.

2.9.                            Without prejudice to the generality of the Clauses mentioned above, the Assets of the Transferor Company shall also include all permits, licenses, authorizations, approvals, clearances, authorities, quotas, allocations granted to the Transferor Company, all municipal approvals, permissions for establishing cellular towers (including cell site licenses) or receiving stations or any broadband and/or approvals for bandwidth, statutory rights, permissions, registrations, certificates, consents, authorities (including for the operation of bank accounts), powers of attorneys (given by, issued to or executed in favour of the Transferor Company), and benefits of all Contracts, allotments, consents, quotas, rights, easements, engagements, exemptions, entitlements, advantages of whatever nature and howsoever named, properties, movable, in possession or reversion, present or contingent of whatsoever nature and wherever situated, liberties, ownerships rights and benefits, earnest moneys payable pertaining to the assets mentioned in the aforesaid Clauses, if any, all other rights and benefits, licenses, powers, privileges and facilities of every kind, nature and description whatsoever; right to use and avail of telephones, telexes, facsimile, connections, installations and other communication facilities and equipment, titles, all utilities (together with security deposits and all other advances paid), benefits of all Contracts, government Contracts, development rights, allocated deferred Tax and all other interest in connection with or in relation to the Transferor Company on the Effective Date shall stand transferred to the Transferee Company on the same terms and conditions in accordance with applicable Laws.

2.10.                     Upon this Scheme becoming effective, all Intellectual Property Rights of the Transferor Company shall, without any requirement of any further act, instrument or deed, stand transferred to and vested in the Transferee Company. This Scheme shall serve as a requisite consent for use and transfer of the Intellectual Property Rights of the Transferor Company, without requiring the execution of any further deed or document, so as to transfer the said Intellectual Property Rights in favour of the Transferee Company.

2.11.                     Upon this Scheme becoming effective, in relation to Assets (if any) belonging to the Transferor Company which require separate documents for vesting in the Transferee Company, the Transferor Company and the Transferee Company will execute such deeds, documents or such other instruments, if any, as may be mutually agreed.

2.12.                     Upon this Scheme becoming effective, the past track record of the Transferor Company, including without limitation, the profitability, experience, credentials and market share, shall be deemed to be the track record of the Transferee Company for all commercial and regulatory purposes including for the purposes of eligibility, standing, evaluation and participation of the Transferee Company in all existing and future bids, tenders and contracts of all authorities, agencies and clients.

3.                                      Transfer of Liabilities

3.1.                            Upon this Scheme becoming effective, all Liabilities of the Transferor Company, shall, without any requirement of any further act, instrument or deed, be transferred to, and vested in, or be deemed to have been transferred to, and vested in, the Transferee Company, so as to become from the Effective Date, the Liabilities of the Transferee Company and the Transferee Company undertakes to meet, discharge and satisfy the same.

3.2.                            It is hereby clarified that, unless expressly provided for herein, it shall not be necessary to obtain the consent of any third party or other Person who is a party to any Contract or arrangement by virtue of which any Liability has arisen in order to give effect to the provisions of this Clause 3.

3.3.                            Upon this Scheme becoming effective, the secured creditors of the Transferor Company and/or other holders of security over the properties of the Transferor Company shall be entitled to security only in respect of the properties, assets, rights, benefits and interest of the Transferor Company, as existing immediately prior to the amalgamation of the Transferor Company with the Transferee Company and the secured creditors of the Transferee Company and/or other holders of security over the properties of the Transferee Company shall be entitled to security only in respect of the properties, assets, rights, benefits and interest of the Transferee Company, as existing immediately prior to the amalgamation of the Transferor Company with the Transferee Company. It is hereby clarified that pursuant to the amalgamation of the Transferor Company with the Transferee Company, (a) the secured creditors of the Transferor Company and/or other holders of security over the properties of the Transferor Company shall not be entitled to any additional security over the properties, assets, rights, benefits and interest of the Transferee Company and therefore, such assets which are not currently encumbered shall remain free and available for creation of any security thereon in future in relation to any current or future indebtedness of the Transferee Company and (b) the secured creditors of the Transferee Company and/or other holders of security over the properties of the Transferee Company shall not be entitled to any additional security over the properties, assets, rights, benefits and interest of the Transferor Company and therefore, such assets which are not currently encumbered shall remain free and available for creation of any security thereon in future in relation to any current or future indebtedness of the Transferee Company.

3.4.                            The provisions of Clause 3 above shall operate notwithstanding anything to the contrary contained in any deed or writing or the terms of sanction or issue or any security document, all of which instruments shall stand modified and/or superseded by the foregoing provisions.

4.                                      Borrowing Limits; Corporate Approvals

4.1.                            With effect from the Effective Date, the borrowing and investment limits of the Transferee Company under the Act shall be deemed without any further act, instrument or deed to have been enhanced by the borrowing and investment limits of the Transferor Company, such limits being incremental to the existing limits of the Transferee Company.

4.2.                            Any corporate approvals obtained by the Transferor Company, whether for purposes of compliance or otherwise, shall stand transferred to the Transferee Company and such corporate approvals and compliance shall be deemed to have been obtained and complied with by the Transferee Company.

5.                                      Contracts, Deeds, Bonds and Other Instruments

5.1.                            Upon this Scheme becoming effective and subject to the provisions of this Scheme, all Contracts, deeds, bonds, agreements (including Tenancy Agreements) entered into with various persons, arrangements and other instruments of whatsoever nature in relation to the Transferor Company and to which the Transferor Company is a party or to the benefit of which the Transferor Company may be eligible, and which are subsisting or having effect as on the Effective Date, shall, without any further act, instrument or deed, continue in full force and effect against or in favour of, as the case may be, the Transferee Company and may be enforced effectively by or against the Transferee Company as fully and effectually as if, instead of the Transferor Company, the Transferee Company had been a party or beneficiary or obligee thereto or thereunder, in all cases subject to the terms and provisions of such Contracts, deeds, bonds, agreements, arrangements or instruments.

5.2.                            Without prejudice to the other provisions of this Scheme and notwithstanding that the vesting of the Transferor Company with the Transferee Company occurs by virtue of this Scheme itself, the Transferee Company may, at any time after the coming into effect of this Scheme in accordance with the provisions hereof, if so required, under any Law or otherwise, execute deeds, confirmations or other writings with any party to any Contract or arrangement to which the Transferor Company is a party or any writings as may be necessary to be executed merely in order to give formal effect to the provisions of the Scheme. The Transferee Company shall be deemed to be authorized to execute any such writings on behalf of the Transferor Company and to carry out or perform all such formalities or compliances required for the purposes specified above by the Transferor Company.

6.                                      Employees

6.1.                            Upon this Scheme becoming effective, all employees of the Transferor Company who are in employment as on the Effective Date, if any, shall become, and be deemed to have become, employees of the Transferee Company, without any interruption of or break in service and on terms and conditions no less favourable than those applicable to them with reference to the Transferor Company.

6.2.                            Upon this Scheme becoming effective, all contributions to funds and schemes by the Transferor Company, including in respect of provident fund, employee state insurance contribution, gratuity fund, superannuation fund, staff welfare scheme or any other special schemes or benefits created for the benefit of such employees of the Transferor Company, existing immediately prior to the Effective Date shall be transferred to the Transferee Company and continue to be provided to the transferred employees by the Transferee Company on the same terms and conditions, in accordance with the provisions of such schemes or funds and applicable Law, and the services of such transferred employees with the Transferor Company up to the Effective Date shall be taken into account for the purposes of all benefits to which the employees may be eligible under applicable Law.

7.                                      Continuation of Legal Proceedings

7.1.                            With effect from the Effective Date, all legal or other proceedings (including before any statutory or quasi-judicial authority or tribunal) by or against the Transferor Company, whether pending on the Effective Date, or which may be instituted any time in the future (irrespective of whether they relate to periods on or prior to the Effective Date) and in each case relating to the Transferor Company (“Proceedings”) shall be continued and enforced by or against the Transferee Company after the Effective Date, to the extent legally permissible.

7.2.                            If any Proceeding(s) is/are pending, the same shall not abate, be discontinued or in any way be prejudicially affected by reason of this Scheme and the proceedings may be continued, prosecuted and enforced, by or against the Transferee Company in the same manner and to the same extent as they would or might have been continued, prosecuted and enforced by or against the Transferor Company, as if this Scheme had not been made. Following the Effective Date, the Transferee Company may initiate any legal proceeding for and on behalf of the Transferor Company.

7.3.                            Nothing contained in this Scheme shall be construed as prejudicing any rights granted under the Implementation Agreement to defend and control proceedings in relation to any claims in accordance with the provisions of the Implementation Agreement.

8.                                      Inter se Transactions

8.1.                            With effect from the Effective Date, all inter se Contracts solely between the Transferor Company and the Transferee Company shall stand cancelled and cease to operate, and appropriate effect shall be given to such cancellation and cessation in the books of accounts and records of the Transferee Company.

9.                                      Treatment of Taxes

9.1.                            Upon this Scheme becoming effective, all Taxes and duties payable by, or refundable to, the Transferor Company, including any refunds, claims or credits (including but not limited to credits for income tax, withholding tax, advance tax, self-assessment tax, minimum alternate tax, cenvat credit, goods and services tax credits, other indirect tax credits and other tax receivables), for all purposes, be treated as liability, refunds, claims, or credits, as the case may be, of the Transferee Company.

9.2.                            Upon this Scheme becoming effective, all unutilized credits and exemptions, benefit of carried forward losses and unabsorbed depreciation (if any) and other statutory benefits, advantages, privileges, Tax holidays, remissions and reduction, including in respect of income tax (including but not limited to tax deducted at source, tax collected at source, advance tax, minimum alternate tax credit etc.), cenvat, customs, value added tax, sales tax, service tax, good and services tax, etc. to which the Transferor Company is entitled to shall be available to and vest in the Transferee Company, without any requirement of any further act, instrument or deed. It is further clarified that any brought forward loss and unabsorbed depreciation of the Transferor Company as specified in its books of account as on the Effective Date shall be included as brought forward loss and unabsorbed depreciation of the Transferee Company for the purposes of computation of minimum alternate tax.

9.3.                            Upon this Scheme becoming effective, the Transferor Company and the Transferee Company are permitted to revise and file their respective income tax returns, withholding tax returns, including tax deducted at source certificates, sales tax/value added tax returns, service tax returns, goods and services tax returns and other tax returns for the period commencing on and from the Effective Date, and to claim refunds/credits, pursuant to the provisions of this Scheme.

9.4.                            Upon this Scheme becoming effective, any tax deposited, certificates issued or returns filed by the Transferor Company relating to the Transferor Company shall continue to hold good as if such amounts were deposited, certificates were issued and returns were filed by the Transferee Company.

9.5.                            All the expenses incurred by the Transferor Company and the Transferee Company is relation to the amalgamation of the Transferor Company with the Transferee Company as per this Scheme, including stamp duty expenses, if any, shall be allowed as deduction to the Transferee Company in accordance with Section 35DD of the IT Act over a period of five (5) years beginning with the previous year in which this Scheme becomes effective.

9.6.                            Any Tax refund due to the Transferor Company pertaining to the Transferor Company consequent to the assessments made on the Transferor Company and for which no credit is taken in the accounts as on the date immediately preceding the Effective Date shall belong to and be received by the Transferee Company. The relevant authorities shall be bound to transfer to the account of and give credit for the same to the Transferee Company upon the passing of the orders on this Scheme by the NCLT and upon relevant proof and documents being provided to the said authorities.

9.7.                            The Transferor Company may be entitled to various incentive schemes and pursuant to this Scheme, it is declared that the benefits under all such schemes and policies pertaining to the Transferor Company shall stand transferred to and vested in the Transferee Company and all benefits, entitlements and incentives of any nature whatsoever including benefits under the income tax, excise, sales tax, service tax, goods and services tax, exemptions, concessions, remissions, subsidies and other incentives in relation to the consumer products business, to the extent statutorily available, shall be claimed by the Transferee Company.

9.8.                            Upon this Scheme becoming effective, the Transferee Company shall be entitled to: (a) claim deduction with respect to items such as provisions, expenses, etc. disallowed in earlier years in the hands of the Transferor Company, which may be allowable in accordance with the provisions of the IT Act on or after the Effective Date; and (b) exclude items such as provisions, reversals, etc. for which no deduction or Tax benefit has been claimed by the Transferor Company prior to the Effective Date.

9.9.                            All Tax assessment proceedings and appeals of whatsoever nature by or against the Transferor Company, pending or arising as at the Effective Date, shall be continued and/or enforced by or against the Transferee Company in the same manner and to the same extent as would or might have been continued and enforced by or against the Transferor Company. Further, the aforementioned proceedings shall neither abate or be discontinued nor be in any way prejudicially affected by reason of the amalgamation of the Transferor Company with the Transferee Company or anything contained in this Scheme.

10.                               Conduct of Business

10.1.                     From the date of approval of this Scheme by the Boards of the Transferor Company and the Transferee Company, and up to and including the Effective Date, each of the Companies shall conduct its business in the ordinary course and consistent with past practice and not undertake, in a single transaction or a series of related transactions, any act or matter as agreed in the Implementation Agreement.

10.2.                     The Transferee Company shall also be entitled, pending the effectiveness of this Scheme, to apply to the concerned Governmental Authorities, wherever necessary, for such consents, approvals and sanctions which the Transferee Company may require, including the registration, approvals, exemptions, reliefs, etc., as may be required/granted under any applicable Law for carrying on business.

10.3.                     Upon the Scheme becoming effective, the Transferee Company shall be entitled to operate all bank accounts, realize all monies and complete and enforce all pending Contracts and transactions in the name of the Transferor Company to the extent necessary until the transfer of the rights and obligations of the Transferor Company to the Transferee Company under the Scheme is formally accepted and completed by the parties concerned. For avoidance of doubt it is clarified that with effect from the Effective Date and until such time that the name of the bank accounts of the Transferor Company has been replaced with that of the Transferee Company, the Transferee Company shall be entitled to operate the bank accounts of the Transferor Company in the name of the Transferor Company in so far as it may be necessary.

11.                               Issue of shares

11.1.                     The Transferee Company shall have taken all necessary steps, including by way of passing all enabling corporate resolutions to increase or alter, to the extent required, its authorized share capital, so as to enable issuance and allotment of Merger Shares by the Transferee Company to the shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees), issuance of any necessary share certificates and/or letters of allotment representing the Merger Shares.

11.2.                     Upon this Scheme becoming effective, the Transferee Company shall, without requirement of any further act, instrument or deed (subject to the terms of the Implementation Agreement and after cancellation of shares pursuant to Clause 11.7), issue and allot to the shareholders of the Transferor Company as existing on the Record Date (which, for the avoidance of doubt, shall not include the Transferee Company and its nominees) [•] Merger Shares for every [•] equity shares of the face value of INR 1 (Rupee One Only) each fully paid-up held by such shareholder in the Transferor Company (the “Share Exchange Ratio”), subject to pre-closing adjustments relating to net debt and working capital set forth in the Implementation Agreement and in accordance with Clause 1.2 of Part C, free from all Liens, in consideration for the amalgamation of the Transferor

Company into and with the Transferee Company. Thereafter, each such shareholder of the Transferor Company shall hold the applicable final shareholding percentage in accordance with the Implementation Agreement. The Transferee Company shall, if and to the extent required, apply for and obtain the required approvals from Governmental Authorities for the purpose of issue and allotment of the Merger Shares.

11.3.                     Pursuant to the Relevant SEBI Circular, the price at which the Merger Shares will be issued to the shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees) will comply with the pricing guidelines for preferential allotments set forth in the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2009. The Valuation Report has been prepared in accordance with the foregoing.

11.4.                     The Merger Shares shall be subject to the memorandum of association and articles of association of the Transferee Company and shall rank pari passu in all respects with the existing shares of the Transferee Company, including the rights in respect of dividend, if declared by the Transferee Company on or after the Effective Date.

11.5.                     The issue and allotment of the Merger Shares by the Transferee Company to shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees) as provided in this Scheme is an integral part thereof and shall be deemed to have been carried out as if the procedure laid down under Section 62 and any other applicable provisions of the Act were duly complied with. Such Merger Shares shall be issued in dematerialized form.

11.6.                     Approval of this Scheme by the shareholders of the Transferee Company shall be deemed to constitute due compliance with Section 62 and any other applicable provisions of the Act, the SEBI Listing Regulations and the articles of association of the Transferee Company, and no other consent shall be required under the Act or the articles of association of the Transferee Company, for the issue and allotment of Merger Shares by the Transferee Company to shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees) under the Scheme and upon the shareholders of the Transferee Company approving the Scheme, it shall be deemed that they have given their consent, including under the Act and the articles of association of the Transferee Company, to the issue of Merger Shares of the Transferee Company to the shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees) in accordance with the Scheme.

11.7.                     The equity shares of the Transferor Company held by the Transferee Company and its nominees on the Record Date shall stand cancelled in their entirety, without any further act, instrument or deed. Such cancellation of the share capital of the Transferor Company shall be effected as a part of the Scheme itself and not in accordance with Section 66 of the Act.

11.8.                     The Board of the Transferee Company shall be empowered to remove such difficulties as may arise in the course of implementation of this Scheme and registration of the shareholders of the Transferor Company as of the Record Date (other than the Transferee Company and its nominees) as shareholders in the Transferee Company on account of the difficulties, if any, in the transition period.

11.9.                     The Merger Shares issued pursuant to this Clause 11 shall, in compliance with the applicable Laws, be listed and admitted to trading on the Stock Exchanges pursuant to this Scheme and the Relevant SEBI Circular. The Transferee Company shall make all requisite applications and shall otherwise comply with the provisions of the Relevant SEBI Circular and applicable Law and promptly take all steps to procure the listing of the Merger Shares issued by it pursuant to this Clause 11.

11.10.              If the aggregate number of equity shares to be issued by the Transferee Company pursuant to Clause 11.2 results in a fraction of shares, the Board of the Transferee Company shall round-off such fraction to the nearest whole number, and thereupon shall issue and allot equity shares to the shareholders of the Transferor Company as of the Record Date in accordance with Clause 11.2. Further, fractional entitlements of individual shareholders, based on the share exchange ratio prescribed above, shall also be rounded off to the nearest whole number by the Board of the Transferee Company.

12.                               Combination of the Authorized Share Capital

12.1.                     Upon this Scheme becoming effective:

(i)             the authorized share capital of the Transferor Company shall be deemed to have been reclassified into equity shares of Rs. 10 each and shall stand transferred to and be amalgamated with the authorized share capital of the Transferee Company without any requirement of any further act, instrument or deed on the part of the Transferee Company, including payment of stamp duty and fees payable to the relevant Registrar of Companies, and

(ii)          consequent to the transfer of the existing authorized share capital of the Transferor Company in accordance with Clause 12.1(i), the authorized share capital of the Transferee Company of Rs. 35,00,00,00,000 (divided into 3,50,00,00,000 equity shares of Rs. 10 each) shall automatically stand enhanced without any further act, instrument or deed on the part of the Transferee Company to Rs. 35,50,00,00,000 (divided into 3,55,00,00,000 equity shares of Rs. 10 each).

12.2.                     Clause V of the memorandum of association of the Transferee Company shall stand amended to give effect to the relevant provisions of this Scheme and shall be replaced with the following:

“The Authorised Share Capital of the Company is INR35,50,00,00,000 (INR Three thousand five hundred fifty crore) divided into 3,55,00,00,000 equity shares of INR 10 (INR Ten) each.”

12.3.                     For the avoidance of doubt, it is hereby clarified that if the authorized share capital of the Transferor Company or the Transferee Company undergoes any change, either as a consequence of any corporate action or otherwise, then the authorized share capital to be specified in Clause V of the memorandum of association of the Transferee Company with effect from the Effective Date shall automatically stand modified to take into account the effect of the change.

12.4.                     The memorandum of association and articles of association of the Transferee Company (relating to the authorized share capital) shall, without any requirement of any further act, instrument or deed, be and stand altered, modified and amended, and the approval and consent of the shareholders of the Transferee Company to this Scheme shall be deemed to be sufficient for the purposes of effecting this amendment, and no further resolution(s) under Sections 13, 14, 61, 64 and all other applicable provisions of the Act, if any, would be required to be separately passed, as the case may be, and for this purpose, the stamp duties and fees paid on the authorized share capital of the Transferor Company shall be utilized and applied to the increased authorized share capital of the Transferee Company and there would be no requirement of any further payment of stamp duty and/or fees by the Transferee Company for increase in the authorized share capital to that extent.

13.                               Change of name of the Transferee Company

13.1.                     Upon this Scheme becoming effective, without any further act, instrument or deed, the name of the Transferee Company shall be changed to “Indus Towers Limited”. Further, the name “Bharti

Infratel Limited” wherever it occurs in the memorandum of association and articles of association of the Transferee Company shall be substituted by such name.

13.2.                     The approval and consent of this Scheme by the shareholders of the Transferee Company shall be deemed to be the approval of shareholders by way of special resolution under Section 13 of the Act for change of name of the Transferee Company as contemplated herein and shall be deemed to be sufficient for the purpose of effecting the amendments in the memorandum of association and articles of association of the Transferee Company in relation to the change of name of the Transferee Company in accordance with Sections 13, 14 and any other applicable provisions of the Act. The sanction of this Scheme by the NCLT shall be deemed and no further resolution(s) would be required to be separately passed to be compliance of Sections 4, 13, 14 and other applicable provisions of the Act for the purpose of effecting the change in the name of the Transferee Company.

13.3.                     The Board of Directors and the shareholders of the Transferor Company shall not have any objection to the adoption and use of the name “Indus Towers Limited” by the Transferee Company pursuant to this Scheme.

14.                               Restated articles of association

14.1.                     The articles of association of the Transferee Company shall be amended and restated in the manner set out in Schedule [•] of this Scheme and the said amended and restated articles of association shall be effective from the Effective Date.

14.2.                     It is clarified that the approval of the shareholders of the Transferee Company to this Scheme shall be deemed to be sufficient for purposes of effecting the above and that no further action under Section 14 or any other applicable provisions of the Act shall be separately required.

15.                               Accounting treatment in the books of the Transferee Company

15.1.                     Notwithstanding anything to the contrary herein, upon this Scheme becoming effective, the Transferee Company shall give effect to the accounting treatment in its books of account in accordance with the Accounting Standards, or any other relevant or related requirement under the Act, as applicable on the Effective Date.

16.                               Dissolution of the Transferor Company

16.1.                     Upon this Scheme becoming effective, the Transferor Company shall, without any requirement of any further act, instrument or deed, stand dissolved without being wound up, in accordance with the Act.

PART C

GENERAL TERMS AND CONDITIONS

1.                                      Sequence of Events

1.1.                            The following shall be deemed to have occurred on the Effective Date and become effective and operative only in the sequence and in the order set out below:

(i)            transfer of the authorized share capital of the Transferor Company to the Transferee Company and consequential increase in the authorized share capital of the Transferee Company;

(ii)           cancellation of the equity shares held by the Transferee Company and its nominees in the Transferor Company on the Record Date;

(iii)          issue and allotment of the Merger Shares to the shareholders of the Transferor Company as of the Record Date (which, for the avoidance of doubt, shall not include the Transferee Company and its nominees) in accordance with Part B of this Scheme; and

(iv)          dissolution of the Transferor Company without winding-up.

1.2.                            The Transferee Company has entered into arrangements with certain shareholders of the Transferor Company, pursuant to which such shareholders have the right to require the Transferee Company to purchase the equity shares held by them in the Transferor Company. To the extent equity shares of the Transferor Company are purchased by the Transferee Company, upon the Scheme becoming effective, such equity shares held by the Transferee Company in the Transferor Company on the Record Date shall also stand cancelled in accordance with Clause 11.7 of Part B of this Scheme.

2.                                      Application to the NCLT

2.1.                            Each of the Companies shall jointly make the requisite company applications/petitions under Sections 230 to 232 and other applicable provisions of the Act to the NCLT, in accordance with the Implementation Agreement, for seeking sanction of this Scheme and all matters ancillary or incidental thereto, as may be necessary to give effect to the terms of this Scheme.

3.                                      Modification or Amendment to this Scheme

3.1.                            Each of the Companies (acting through their respective Boards) may assent to any amendments, alterations or modifications to this Scheme, in part or in whole, which the NCLT and/or any other Governmental Authorities may deem fit to direct, approve or impose or which may otherwise be considered necessary or desirable for settling any question or doubt or difficulty that may arise for implementing and/or carrying out this Scheme, including any individual part thereof, or if the Boards are of the view that the coming into effect of this Scheme, in part or in whole, in terms of the provisions of this Scheme, could have an adverse implication on all or any of the Companies, provided that any such amendment, alteration or modification shall have been agreed upon in accordance with the Implementation Agreement. Each of the Companies (acting through their respective Boards) be and are hereby authorized to take such steps and do all acts, deeds and things, as may be necessary, desirable or proper to give effect to this Scheme, in part or in whole and to resolve any doubts, difficulties or questions whether by reason of the order of the NCLT or of any directive or orders of any other Governmental Authorities or otherwise howsoever arising out of, under or by virtue of this Scheme and/or any matters concerning or connected therewith, provided that any such action shall have been agreed and undertaken in accordance with the Implementation Agreement.

3.2.                            If any part of this Scheme is held invalid, ruled illegal by any court of competent jurisdiction, or becomes unenforceable for any reason, whatsoever, whether under present or future Laws, then it is the intention of the Companies that such part shall be severable from the remainder of this Scheme and this Scheme shall apply with whatever deletion or modification is necessary so that such part is legal, valid and enforceable and gives effect to the commercial intention of the Companies subject to the terms of the Implementation Agreement. If the deletion of such part shall cause this Scheme to become materially adverse to either of the Companies or is not in accordance with the terms of the Implementation Agreement, the Companies shall attempt to bring about a modification in this Scheme as will best preserve for the Companies and the other parties to the Implementation Agreement, the benefits and obligations of this Scheme, including but not limited to such part, provided that such modification shall have been agreed to in accordance with the terms of the Implementation Agreement.

4.                                      Additional Arrangement

4.1.                            In connection with this Scheme, prior to the Effective Date, certain shareholders of the Transferor Company (and their group companies) shall enter into a separate letter agreement with the Transferee Company and the Transferor Company in relation to the terms and conditions for the use of the passive infrastructure of the Transferee Company, which shall become effective on the Effective Date.

4.2.                            Approval of this Scheme by the shareholders of the Transferee Company shall be deemed to constitute due compliance with section 188 and any other applicable provisions of the Act, regulation 23 and any other applicable provision of the SEBI Listing Regulations and the articles of association of the Transferee Company, and no further action under the Act, the SEBI Listing Regulations or the articles of association of the Transferee Company shall be separately required for the Transferee Company to become a party to the contract described in Clause 4.1 above.

5.                                      Conditions Precedent

The Scheme is and shall be conditional upon satisfaction or waiver (if applicable) of the following conditions at or prior to the Long Stop Date, in the manner agreed in the Implementation Agreement:

(a)                         Stock Exchanges’ Approval. The Transferee Company shall have received no-objection letters from the Stock Exchanges in respect of the Scheme (prior to filing the Scheme with the NCLT) and the transactions contemplated therein, and which shall be in form and substance acceptable in accordance with the Implementation Agreement.

(b)                         Shareholders’ and Creditors’ Approval. The Scheme shall have been approved by the respective requisite majority of the requisite classes of shareholders and creditors (where applicable) of the Companies in accordance with the Act, the Relevant SEBI Circular and the SEBI Listing Regulations, as applicable.

(c)                          Shareholder Approval under the Relevant SEBI Circular. The public shareholders of the Transferee Company shall have approved the transactions contemplated herein pursuant to, and in accordance with, the Relevant SEBI Circular. The Scheme shall be acted upon only if the number of votes cast by the public shareholders of the Transferee Company in favour of the Scheme are more than the number of votes cast by the public shareholders against it in terms of the Relevant SEBI Circular.

(d)                         Approval of the NCLT. The Scheme shall have been approved by the NCLT, either on terms as originally approved by the relevant parties to the Scheme, or subject to such modifications approved by the NCLT, and which shall be in form and substance acceptable in accordance with the Implementation Agreement.

(e)                          Approval under Competition Law. The written approval of the CCI in respect of the transactions contemplated in this Scheme shall have been obtained in writing, in a form and substance acceptable in accordance with the Implementation Agreement and shall not be subject to any modifications (except such modifications that have been agreed in accordance with the Implementation Agreement) or, if applicable, the waiting period during which the CCI is required to provide its decision in respect of the application for approval in respect of the transactions contemplated herein, together with any extensions thereof, shall have expired.

(f)                           Foreign Investment Approval. The approval of the competent Governmental Authority under the FDI Regulations shall have been obtained in relation to the transactions contemplated herein pursuant to an application by the Transferee Company and which, shall be in form and substance acceptable in accordance with the Implementation Agreement.

(g)                          No Injunctions or Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment that is in effect and restrains, enjoins, prohibits or otherwise makes illegal completion of the transactions contemplated under the Scheme and other transaction documents.

(h)                         Others. Such other conditions precedent as may be agreed under the Implementation Agreement, including completion of transactions pursuant to which Vodafone India Limited and its subsidiaries shall have ceased to be shareholders of the Transferor Company and completion of pre-closing adjustments as set out in the Implementation Agreement.

6.                                      Effectiveness of this Scheme

6.1.                            This Scheme shall become effective on the date on which certified copies of the Judgment(s) of the NCLT in connection with the Scheme are filed with the relevant Registrar of Companies, after, and in any event within five (5) days of, the fulfilment/waiver of the conditions precedent set out in Clause 5 above and the Implementation Agreement (“Effective Date”).

7.                                      Withdrawal of this Scheme

7.1.                            The Transferor Company and/or the Transferee Company acting through their respective Board of Directors shall each be at liberty to withdraw this Scheme in the event of termination of the Implementation Agreement.

7.2.                            In the event of withdrawal under Clause 7.1 above, no rights and liabilities whatsoever shall accrue to or be incurred inter se to the Companies or their respective shareholders or creditors or employees or any other Person save and except as agreed in the Implementation Agreement prior thereto as is contemplated hereunder or as to any right, liability or obligation which has arisen or accrued pursuant thereto and which shall be governed and be preserved or worked out in accordance with applicable Law.

7.3.                            In the event of withdrawal under Clause 7.1 above, the Companies shall take all necessary steps to withdraw this Scheme from the NCLT and any other authority and to make all necessary filings/applications as may be required to withdraw this Scheme.

8.                                      Effect of non-receipt of approvals

8.1.                            In the event the conditions precedent to the Scheme are not satisfied or waived on or prior to the Long Stop Date in accordance with the Implementation Agreement, this Scheme shall become null and void.

9.                                      Costs, charges, expenses

9.1.                            All costs and expenses in relation to the negotiations leading up to the transactions contemplated hereunder and preparation, execution and carrying into effect of this Scheme, including satisfaction of the conditions precedents, stamp duty costs, registration charges and statutory amounts, shall be borne in the manner agreed in the Implementation Agreement.

10.                               Compliance with Applicable Laws

10.1.                     The Companies undertake to comply with all applicable Laws (including all applicable compliances required by the SEBI and the Stock Exchanges and all applicable compliances required under the Foreign Exchange Management Act, 1999 and the rules, regulations and guidelines issued thereunder as may be prescribed by the RBI, from time to time), including making the requisite intimations and disclosures to any Governmental Authority and obtaining the requisite consent, approval or permission of the CCI or any other Governmental Authority, which by Law may be required for the implementation of this Scheme or which by Law may be required in relation to any matters connected with this Scheme.

10.2.                     Since the Transferee Company is a listed company, this Scheme is subject to compliance by the Transferee Company with applicable requirements under the SEBI Listing Regulations, the Relevant SEBI Circular and all other statutory directives of SEBI, as applicable.

SCHEDULE 8

SURVIVING RELATED PARTY CONTRACTS

1.              Master Services Agreement with Airtel (signed in December 2007).

2.              Master Services Agreement with Bharti Hexacom Limited (signed in 2008).

3.              Master Purchase Agreement dated 26 July 2017 between BIL and Bharti Airtel Services Limited.

4.              Licence Agreement dated 16 July 2015 between BIL and Bharti Realty Limited in respect of property located at Omega Centre, Infocity (Gurgaon).

5.              Maintenance and Services Agreement dated 2 September 2015 between Bharti Realty Holdings Limited in respect of property located at Omega Centre, Infocity (Gurgaon).

6.              Agreement dated 27 October 2017 between BIL and Smartx Services Limited in relation to grant of financial assistance by BIL to Smartx Services Limited.

7.              Agreement dated 3 December 2013 (as amended on 5 March 2015) between BIL and Airtel for use of Airtel 3G USB Modem.

8.              Arrangement with Airtel for PSTN facility, Employee Call Free Allowance, Sim Charges, leased line facility, 3G USB dongles, Site Rent, Site electricity charges etc. to BIL as approved by the audit committee of BIL on 17 January 2018.

9.              Arrangement with Bharti Telemedia Limited for DTH facilities to BIL as approved by the audit committee of BIL on 17 January 2018.

10.       Services Agreement dated 9 July 2009 (as amended on 9 July 2010, 20 December 2011, 1 November 2012, 20 August 2013, 7 January 2015, 15 June 2015, 18 April 2016, 29 May 2017 and 10 October 2017) with Centum Learning Limited (formerly Bharti Learning Systems Limited).

11.       Arrangement with Nextra Data Limited for the use of Nextra Data Centre as approved by the audit committee of BIL on 17 January 2018.

SCHEDULE 9

TERMS AND CONDITIONS APPLICABLE TO IDEA CASH ELECTION

[separately attached]

In the event that Idea Group elects to sell its equity interest in Indus to BIL in accordance with the provisions of Clause 2.1.1(i), the provisions of this Schedule 9 shall apply.

1.                                                              ADDITIONAL DEFINITIONS

In this Schedule 9, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“ABTL DEMAT Account” means the demat account maintained by ABTL with a depository participant registered with SEBI.

“ABTL DP” means the depository participant registered with SEBI with whom ABTL maintains the ABTL DEMAT Account.

“ABTL Election Date” means the date falling in the Election Period on which the Idea Group makes the Idea Cash Election in accordance with Clause 2.1.1(i).

“ABTL Indus Shares” means 1,32,868 equity shares of Indus having a face value of INR 1 each held by ABTL comprising 11.15% of the share capital of Indus.

“Accounting Firm(s)” means (i) Deloitte Touche Tohmatsu Limited, (ii) KPMG, (iii) PricewaterhouseCoopers, (iv) Ernst and Young LLP, (v) Grant Thornton, or any of their Indian associates and affiliates.

“Aggregate Outstanding Indus Shares” means 11,91,670 equity shares, being the total number of issued, subscribed and paid-up shares of Indus.

“Auditor Statement(s)” shall have the meaning given to such term in Paragraph 2.3.2of this Schedule 9.

“BIL Auditor Balance Sheet” shall have the meaning given to such term in Paragraph 2 of Part C of Appendix A to this Schedule 9.

“BIL Auditor Statement” shall have the meaning given to such term in Paragraph 3.3.1 of this Schedule 9.

“BIL Capex Shortfall” means the amount (if any) by which the BIL Capex Spend is less than the Target BIL Capex Spend, provided that if the BIL Capex Spend is greater than 80% of the Target BIL Capex Spend the BIL Capex Shortfall will be INR nil. If the BIL Capex Spend is less than or equal to 80% of the Target BIL Capex Spend the BIL Capex Shortfall will be equal to the BIL Capex Spend less the Target BIL Capex Spend.

“BIL Capex Spend” means in relation to the BIL Merger Group, the aggregate amount of capital expenditure incurred and capitalised by members of the BIL Merger Group (including expenditure incurred in relation to capital work in progress) on the balance sheet of the relevant member of the BIL Merger Group in line with the accounting principles set out in Schedule 4 during the period from 1 April 2018 to the Sale Completion Date.

“BIL Capex Surplus” means the amount (if any) by which the BIL Capex Spend exceeds the Target BIL Capex Spend, provided that if the BIL Capex Spend is less than 120% of the Target BIL Capex Spend the BIL Capex Surplus will be INR nil. If the BIL Capex Spend is greater than or equal to 120% of the Target BIL Capex Spend, the BIL Capex Surplus will be equal to the BIL Capex Spend less the Target BIL Capex Spend.

“BIL DEMAT Account” shall have the meaning given to such term in Paragraph 4.1.1 of this Schedule 9.

“BIL Election Date VWAP” means the sum of the number of equity shares of BIL traded on the relevant Stock Exchange multiplied by the closing price of BIL on a daily basis divided by the total number of equity shares traded on the relevant Stock Exchange for a period of sixty (60) trading days ending on the last date of the Election Period, with the relevant Stock Exchange being the Stock Exchange where the maximum volume of trading in the equity shares of BIL is recorded during the sixty (60) trading days ending on the last date of the Election Period.

“BIL Pre-Completion Statement” shall have the meaning given to such term in Paragraph 2.2.12.b) to this Schedule 9.

“BIL Reference Balance” means the balance sheet prepared in the form set out in Appendix A of Schedule 9 (Consideration Adjustments).

“BIL Sale Accounting Principles” shall have the meaning given to such term in Paragraph 2.2 of Part A of Appendix A to this Schedule 9.

“BIL Sale Completion Balance Sheet” shall have the meaning given to such term in Paragraph 2 of Part C of Appendix A to this Schedule 9.

“BIL Sale Completion Net Debt” means the BIL Sale Net Debt as of the Sale Completion Date as set out in the BIL Sale Completion Statement, as finally determined or agreed in accordance with Paragraph 2.3, plus 42% of Indus Sale Completion Net Debt, without double counting (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“BIL Sale Completion Statement” means the statement amongst others of the BIL Sale Completion Net Debt and the BIL Sale Completion Working Capital and agreed or determined in accordance with Paragraph 2.3.1 or 2.3.6(c), as applicable.

“BIL Sale Completion Working Capital” means the BIL Sale Working Capital as of the Sale Completion Date occurs as set out in the BIL Sale Completion Statement, as finally determined or agreed in accordance with Paragraph 2.3, plus 42% of the Indus Sale Completion Working Capital, without double counting (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“BIL Sale EBITDA” means a sum of INR 64,261,000,000 (Rupees sixty four billion two hundred and sixty one million).

“BIL Sale Final Aggregate Net Debt” shall be calculated in the following manner:

A = B – [C – D]

where:

A                  =               BIL Sale Final Aggregate Net Debt

B                  =               BIL Sale Completion Net Debt

C                  =               BIL Sale Completion Working Capital

D                  =               BIL Target Working Capital

(such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“BIL Sale Initial Aggregate Net Debt” shall be calculated in accordance with the following formula:

A = B - [C – D]

where:

A          =            BIL Sale Initial Aggregate Net Debt

B          =            BIL Sale Pre-Completion Net Debt

C          =            BIL Sale Pre-Completion Working Capital

D          =            BIL Sale Target Working Capital

(such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“BIL Sale Net Debt” means the net total of the items identified in the column headed ‘BIL Sale Net Debt’ in Part D of Appendix A to this Schedule 9 calculated in accordance with the accounting policies set out in Paragraph 2 of Part A of Appendix A to this Schedule 9.

“BIL Sale Pre-Completion Net Debt” means the BIL Sale Net Debt as of the Locked Box Date as set out in the BIL Pre-Completion Statement plus 42% of Indus Sale Pre-Completion Net Debt, without double counting (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“BIL Sale Pre-Completion Balance Sheet” shall have the meaning given to such term in Paragraph 1 of Part C of Appendix A to this Schedule 9.

“BIL Sale Pre-Completion Working Capital” means the BIL Sale Working Capital as of the Locked Box Date as set out in the BIL Pre-Completion Statement plus 42% of the Indus Sale Pre-Completion Working Capital, without double counting (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“BIL Sale Specific Accounting Principles” shall have the meaning given to such term in Paragraph 2.1 of Part A of Appendix A to this Schedule 9.

“BIL Sale Working Capital” means the net total of the items identified in the column headed ‘BIL Sale Working Capital’ in Part D of Appendix A to this Schedule 9 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“BIL Sale Target Working Capital” means INR 13,764,000,000 (Rupees thirteen billion seven hundred and sixty four million) (negative).

“Final Consideration” shall have the meaning given to such term in Paragraph 2.4.2 of this Schedule 9.

“Firm” shall have the meaning given to such term in Paragraph 2.3.6 of this Schedule 9.

“Indus Auditor Balance Sheet” shall have the meaning determined in accordance with Paragraph 1.2 of Part B of Appendix A to this Schedule 9.

“Indus Auditor Statement(s)” shall have the meaning given to such term in Paragraph 2.3.1(a) of this Schedule 9.

“Indus Capex Shortfall” means the amount (if any) by which the Indus Capex Spend is less than the Target Indus Capex Spend, provided that if the Indus Capex Spend is greater than 80% of the Target Indus Capex Spend the Indus Capex Shortfall will be INR nil. If the Indus Capex Spend is less than or equal to 80% of the Target Indus Capex Spend the Indus Capex Shortfall will be equal to the Indus Capex Spend less the Target Indus Capex Spend.

“Indus Capex Spend” means in relation to the Indus Merger Group, the aggregate amount of capital expenditure incurred and capitalised by members of the Indus Merger Group (including expenditure incurred in relation to capital work in progress) on the balance sheet of the relevant member of the Indus Merger Group in line with the accounting principles set out in Schedule 4 during the period from 1 April 2018 to the Sale Completion Date.

“Indus Capex Surplus” means the amount (if any) by which the Indus Capex Spend exceeds the Target Indus Capex Spend, provided that if the Indus Capex Spend is less than 120% of the Target Indus Capex Spend the Indus Capex Surplus will be INR nil. If the Indus Capex Spend is greater than or equal to 120% of the Target Indus Capex Spend, the Indus Capex Surplus will be equal to the Indus Capex Spend less the Target Indus Capex Spend.

“Indus Pre-Completion Statement” shall have the meaning determined in accordance with Paragraph 2.1.3 of Appendix A to this Schedule 9.

“Indus Sale Accounting Principles” shall have the meaning determined in accordance with Paragraph 1.2 of Part A of Appendix A to this Schedule 9.

“Indus Sale Completion Net Debt” means the Indus Sale Net Debt as of the Sale Completion Date as set out in the Indus Sale Completion Statement, as finally determined or agreed in accordance with Paragraph 2.3, without double counting (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Sale Completion Statement” means the statement amongst others of the Indus Sale Completion Net Debt and the Indus Sale Completion Working Capital and agreed or determined in accordance with Paragraph 2.3.1 or 2.3.6(c), as applicable.

“Indus Sale Completion Working Capital” means the Indus Sale Working Capital as of the Sale Completion Date as set out in the Indus Sale Completion Statement, as finally determined or agreed in accordance with Paragraph 2.3, without double counting (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Indus Sale EBITDA” means a sum of INR 77,160,000,000 (Rupees seventy seven billion one hundred and sixty million).

“Indus Sale Final Aggregate Net Debt” shall be calculated in the following manner:

A = B - [C – D]

where:

A          =            Indus Sale Final Aggregate Net Debt

B          =            Indus Sale Completion Net Debt

C          =            Indus Sale Completion Working Capital

D          =            Indus Sale Target Working Capital

(such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Sale Final BIL Multiple” shall be calculated in the following manner:

A = [(B * C) + D] / E

where:

A          =            Indus Sale Final BIL Multiple

B          =            BIL Election Date VWAP

C          =            [insert total number of issued, subscribed and paid-up equity shares of BIL as of Sale Completion Date]

D          =            BIL Sale Final Aggregate Net Debt

E           =            BIL Sale EBITDA

“Indus Sale Final Equity Value” shall be calculated in accordance with the following formula:

A = (B * C * D) - E

where:

A          =            Indus Sale Final Equity Value

B          =            Indus Sale Final BIL Multiple

C          =            Indus Sale EBITDA

D          =            0.9

E           =            Indus Sale Final Aggregate Net Debt

“Indus Sale Initial Aggregate Net Debt” shall be calculated in accordance with the following formula:

A = B – [C – D]

where:

A          =            Indus Sale Initial Aggregate Net Debt

B          =            Indus Sale Pre-Completion Net Debt

C          =            Indus Sale Pre-Completion Working Capital

D          =            Indus Sale Target Working Capital

(such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Sale Initial BIL Multiple” shall be calculated in accordance with the following formula:

A = [(B * C) + D] / E

where:

A          =            Indus Sale Initial BIL Multiple

B          =            BIL Election Date VWAP

C          =            [insert total number of issued, subscribed and paid-up equity shares of BIL as of the ABTL Election Date]

D          =            BIL Sale Initial Aggregate Net Debt

(which amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset)

E           =            BIL Sale EBITDA

“Indus Sale Initial Equity Value” shall be calculated in accordance with the following formula:

A = (B * C * D) - E

where:

A          =            Indus Sale Initial Equity Value

B          =            Indus Sale Initial BIL Multiple

C          =            Indus Sale EBITDA

D          =            0.9

E           =            Indus Sale Initial Aggregate Net Debt

“Indus Sale Net Debt” means the net total of the items identified in the column headed ‘Indus Sale Net Debt’ in Part C of Appendix A to this Schedule 9 calculated in accordance with the accounting policies set out in Part A and Part B of Appendix A to this Schedule 9 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Sale Pre-Completion Balance Sheet” shall have the meaning determined in accordance with Paragraph 1.1 of Part B of Appendix A to this Schedule 9.

“Indus Sale Pre-Completion Net Debt” means the Indus Sale Net Debt calculated as of the last day of the calendar month preceding the month in which the ABTL Election Date occurs as set out in the Indus Sale Pre-Completion Statement, without double counting (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Indus Sale Pre-Completion Working Capital” means the Indus Sale Working Capital as of the last day of the calendar month preceding the month in which the ABTL Election Date occurs as set out in the Indus Sale Pre-Completion Statement, without double counting (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Indus Sale Specific Accounting Treatment” shall have the meaning determined in accordance with Part B of Appendix A to this Schedule 9.

“Indus Sale Target Working Capital” means INR 10,089,000,000 (Rupees ten billion eighty nine million) (negative) being the Indus Sale Working Capital as of September 30, 2017 more fully described in paragraph 2.3 in Part B of Schedule 9 (Consideration Adjustments).

“Indus Sale Working Capital” means the net total of the items identified in the column headed ‘Indus Sale Working Capital’ in Part C of Appendix A to this Schedule 9 calculated in accordance with the accounting policies set out in Part A and Part B of Appendix A to this Schedule 9 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Initial Consideration” shall have the meaning given to such term in Paragraph 2.1 of this Schedule 9.

“Market Disruption Event” means any of the following events:

a.                                      The sale by BAL and / or its Affiliates of equity shares of BIL or any public announcement or formal disclosure for sale by Airtel or its Affiliates made during the Specified Pre-Completion Period;

b.                                      suspension of trading of the equity shares of BIL on any Stock Exchange during the Specified Pre-Completion Period where such suspension is either (i) for a period of 3 consecutive days during the Specified Pre-Completion Period; or (ii) for more than 5 trading days during the Specified Pre-Completion Period.

“PEP Merger Agreement” means an agreement among PEP and BIL to record the terms of the sale and/or the transfer of the shares held by PEP in Indus.

“Sale Completion” shall have the meaning given to such term in Paragraph 3.1.1 of this Schedule 9.

“Sale Completion Adjustment” shall have the meaning given to such term in Paragraph 2.4.2 of this Schedule 9.

“Sale Completion Date” shall have the meaning given to such term in Paragraph 3.1.2 of this Schedule 9.

“Sale Completion Notice” shall have the meaning given to such term in Paragraph 2.3.2 of this Schedule 9.

“Specified Pre-Completion Period” means the period commencing 60 trading days prior to the ABTL Election Date and ending on the ABTL Election Date (both dates inclusive).

“Target BIL Capex Spend” means INR 11,223,000,000 (Rupees eleven billion two hundred twenty three million) for a period of 12 months (such amount being pro-rated for the period from 1 April 2018 to the Sale Completion Date).

“Target Indus Capex Spend” means INR 24,730,000,000 (Rupees twenty billion seven hundred and thirty million) for a period of 12 months (such amount being pro-rated for the period from 1 April 2018 to the Sale Completion Date).

2.                                      CONSIDERATION

2.1                               Initial Consideration

2.1.1                     Subject to Paragraph 2.1.2, the aggregate consideration payable in accordance with Paragraph 3.3.1(b) on the Sale Completion Date by BIL to ABTL for the transfer of the ABTL Indus Shares shall be the Initial Consideration.

For the purposes of this Paragraph 9, “Initial Consideration” means:

A = B * (C / D)

where

A = Initial Consideration

B = Indus Sale Initial Equity Value

C = ABTL Indus Shares

D = Aggregate Outstanding Indus Shares.

2.1.2                     Where a Market Disruption Event has occurred stated in (a) of the definition of Market Disruption Event, ABTL and BIL shall discuss in good faith and agree to a revised consideration payable for the ABTL Indus Shares which figure shall be considered the “Initial Consideration” and “Final Consideration” for the purposes of this Schedule 9.

2.1.3                     In the event of a Market Disruption Event stated in (b) of the definition of Market Disruption Event has occured, for purposes of computing the BIL Election Date VWAP, the reference to ‘last date of the Election Period’ shall be replaced with ‘date falling 30 days prior to the first day of suspension of trading of the equity shares of BIL on any Stock Exchange during the Specified Pre-Completion Period’. The aforesaid BIL Election Date VWAP shall be used for purposes of computing the “Initial Consideration” and the

“Final Consideration” for the purposes of this Schedule (without prejudice to the obligations of the Parties hereunder to consummate the transactions contemplated herein on Sale Completion).

2.2                               Pre-Completion Statements

2.2.1                     On or before the 2nd Business Day following the ABTL Election Date:

a.                                      Indus shall deliver to the Idea Group and BIL a statement setting out amongst others calculations of the Indus Sale Pre-Completion Net Debt and the Indus Sale Pre-Completion Working Capital in each case accompanied by reasonable supporting evidence for such calculations (“Indus Pre-Completion Statement”); and

b.                                      BIL shall deliver to the Idea Group a statement setting out amongst others calculations of the BIL Sale Pre-Completion Net Debt and the BIL Sale Pre-Completion Working Capital in each case accompanied by reasonable supporting evidence for such calculations (“BIL Pre-Completion Statement”).

2.3                               Sale Completion Statement

2.3.1                     On or before the 30th day following the Sale Completion Date, BIL shall deliver to the Idea Group:

a.                                      a statement from its auditor(s) or any Accounting Firm certifying amongst others the Indus Sale Completion Net Debt and the Indus Sale Completion Working Capital, (“Indus Auditor Statement”); and

b.                                      a statement from the auditor(s) or any Accounting Firm of Indus (prior to the Effective Date) certifying amongst others the BIL Sale Completion Net Debt and the BIL Sale Completion Working Capital (“BIL Auditor Statement”).

2.3.2                     The Idea Group shall notify BIL in writing within 10 Business Days after receipt of the later of the Indus Auditor Statement and the BIL Auditor Statement whether or not it accepts the Indus Auditor Statement and, or, the BIL Auditor Statement (“Sale Completion Notice”).

2.3.3                     If the Idea Group does not accept the Indus Auditor Statement and, or, the BIL Auditor Statement (“Auditor Statement(s)”), the Sale Completion Notice shall set out in detail the reasons for such non-acceptance and specify the adjustments which the Idea Group proposes should be made to the relevant Auditor Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Sale Completion Notice, the Idea Group shall be deemed to have accepted the Indus Auditor Statement and the BIL Auditor Statement in full.

2.3.4                     If the Idea Group serves the Sale Completion Notice in accordance with Paragraph 2.3.3 above stating in the Sale Completion Notice that it does not accept any or both the Auditor Statements, BIL and the Idea Group shall use all reasonable endeavours to meet and discuss the Idea Group’s objections and to agree on the adjustments (if any) required to be made to the relevant Auditor Statement(s) within 10 Business Days after receipt of the Sale Completion Notice by BIL.

2.3.5                     If the Idea Group is satisfied with either or both the Auditor Statement(s) (either as originally submitted or after adjustments agreed between BIL and the Idea Group pursuant to Paragraph 2.3.4) or if the Idea Group fails to give a valid Sale Completion Notice within the period of 10 Business Days referred to in Paragraph 2.3.2, then the relevant Auditor Statement(s) shall constitute the Indus Sale Completion Statement and, or, the BIL Sale Completion Statement, as the case may be, for the purposes of this Agreement.

2.3.6                     If BIL and the Idea Group do not reach agreement within 10 Business Days of receipt of a Completion Notice, then the matters in dispute may be referred (on the application of either BIL or the Idea Group) for determination by any one of the Accounting Firms as BIL and the Idea Group may mutually agree or, failing agreement within 10 Business Days of the expiry of the 10 Business Day period specified in Paragraph 2.3.4 by any one of the Accounting Firms determined by draw of lots from among the Accounting Firms that are not conflicted (“Firm”). The Firm shall be requested to make its decision [within 45 days] (or such later date as BIL, the Idea Group and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

a.                                      BIL and the Idea Group shall each prepare a written statement within 15 days after the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

b.                                      following delivery of their respective submissions, BIL and the Idea Group shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 7 days after receipt of the other’s submission and, thereafter, neither BIL nor the Idea Group shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the the Idea Group or BIL, as the case may be, (unless otherwise directed) 7 days to respond to any statements or submission so made);

c.                                       in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Auditor Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally Indus Sale Completion Statement and, or, the BIL Sale Completion Statement, as the case may be. The relevant Auditor Statement(s) with the adjustments determined by the Firm shall be final and binding on BIL and the Idea Group and shall constitute the Indus Sale Completion Statement and, or, the BIL Sale Completion Statement, as applicable; and

d.                                      the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of fraud or manifest error, be final and binding on BIL and the Idea Group and, without prejudice to any other rights which they may respectively have under this Agreement, BIL and the Idea Group expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

2.3.7                     Each of BIL and the Idea Group shall bear its own costs in connection with the preparation, review and agreement or determination of the Auditor Statements, the Indus Sale Completion Statement and the BIL Sale Completion Statement.

2.3.8                     BIL shall provide to the Idea Group and its respective Representatives full access to its accounting, financial, Tax or other books and records, employees and premises, in each case relating to the Business, for the period from Sale Completion to the date that the Auditor Statement is agreed or determined. BIL shall co-operate fully with the Idea Group and shall permit the Idea Group and/or its respective Representatives to take copies (including electronic copies) of the relevant books and records relating to the Business and shall provide all assistance reasonably requested by the other for the purposes of and to facilitate the preparation and review, as applicable, of the Indus Sale Completion Statement and the BIL Sale Completion Statement.

2.3.9                     If the Idea Group serves a Sale Completion Notice stating that it does not accept any of the Auditor Statement(s), it shall ensure that BIL and its Representatives shall be given reasonable access to the Idea Group’s and/or its accountant’s working papers relating to the adjustments proposed in the Sale Completion Notice and any other submissions by or on behalf of the Idea Group in relation to the relevant Auditor Statement(s). When the Indus Sale Completion Statement and the BIL Sale Completion Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Indus Sale Completion Statement as the Indus Sale Completion Net Debt and the Indus Sale Completion Working Capital, and in the BIL Sale Completion Statement as the BIL Sale Completion Net Debt and the BIL Sale Completion Working Capital, shall be final and binding for the purposes of this Agreement and shall be the amounts used for the purposes of calculating the Final Consideration.

2.4                               Final Consideration

2.4.1                     Within 15 Business Days of the Indus Sale Completion Statement and the BIL Sale Completion Statement having been finally agreed or determined in accordance with Paragraph 2.3 above, the following payments shall be made by BIL or ABTL (as applicable) in cash:

a.                                      if the Final Consideration is higher than the Initial Consideration, BIL shall pay an amount equal to the Sale Completion Adjustment to ABTL; or

b.                                      if the Final Consideration is lower than the Initial Consideration, ABTL shall pay the amount equal to the Sale Completion Adjustment to BIL; or

c.                                       if the Final Consideration is equal to the Initial Consideration, there shall be no adjustment to the Initial Consideration.

2.4.2                     For the purposes of this Agreement:

“Final Consideration” means:

A = B * (C / D)

where

A = Final Consideration

B = Indus Sale Final Equity Value

C = ABTL Indus Shares

D = Aggregate Outstanding Indus Shares.

“Sale Completion Adjustment” means the difference between the Initial Consideration and the Final Consideration.

2.5                               For the avoidance of doubt, the provisions of Paragraphs 2.2, 2.3 and 2.4 of this Schedule 9 shall apply equally to Paragraphs 2.1.1 and 2.1.2 of this Schedule 9.

3.                                      SALE COMPLETION

3.1                               Sale Completion

3.1.1                     Completion of the purchase and sale of the ABTL Indus Shares (“Sale Completion”) shall take place on 15th Business Day following the expiry of the Election Period (or such earlier date as may be mutually agreed between BIL and the Idea Group). The sale and purchase of the ABTL Indus Shares shall be effected on a ‘spot delivery’ basis at Sale Completion.

3.1.2                     The date on which the Sale Completion occurs is referred to as the “Sale Completion Date”. The Sale Completion shall take place at a place mutually agreed between BIL and the Idea Group. All transactions taking place at the Sale Completion shall be deemed to take place simultaneously.

3.2                               ABTL Completion Deliverables

3.2.1                     At the Sale Completion, ABTL shall:

a.                                      deliver to BIL documents evidencing the debit of the ABTL Indus Shares from the ABTL DEMAT Account and a copy of the unconditional and irrevocable instructions issued by ABTL to the ABTL DP to credit the ABTL Indus Shares to the BIL DEMAT Account, which instructions have been duly acknowledged by the ABTL DP; and

b.                                      deliver to BIL a valid receipt for the amount of the Initial Consideration.

3.3                               BIL Completion Deliverables

3.3.1                     At the Sale Completion, BIL shall:

a.                                      deliver to ABTL a statement setting out its calculation of the Initial Consideration on the basis of the BIL Pre-Completion Statement and the Indus Pre-Completion Statement along with reasonable supporting evidence of such calculation (“BIL Initial Consideration Statement”);

b.                                      pay the Initial Consideration to ABTL by wire transfer in immediately available funds into such bank account as ABTL may designate in writing prior to the Sale Completion Date.

3.4                               Indus Completion Deliverables

3.4.1                     At the Sale Completion, Indus shall:

a.                                      convene a board meeting to note the transfer of the ABTL Indus Shares from ABTL to BIL; and

b.                                      provide a certified copy of the resolution passed at the board meeting held in accordance with Paragraph 3.4.1(a) above ABTL.

3.5                               The obligations of ABTL, BIL and Indus under Paragraphs 3.2 3.3 and 3.4 above are independent and shall be undertaken simultaneously. Sale Completion shall not occur unless all obligations contained in Paragraphs 3.2 3.3 and 3.4 above are completed and fully effective.

4.                                      PRE-COMPLETION COVENANTS

4.1                               Within 2 Business Days of the ABTL Election Date, BIL shall:

4.1.1                     provide to ABTL details of its demat account with a depository participant registered with SEBI (“BIL DEMAT Account”);

4.1.2                     deliver to its depository participant an instruction slip for receipt of the ABTL Indus Shares in the BIL DEMAT Account.

4.2                               BIL shall issue a notice to the Idea Group confirming receipt of all Governmental Approvals to the Scheme within 2 Business Days of receipt of the last Governmental Approval necessary for the Scheme.

5.                                      EXPENSES

5.1                               ABTL shall be responsible for and bear its own income tax or capital gains obligations, if any arising from the sale of the ABTL Indus Shares.

5.2                               Except as set out in Clauses 11 and 13 of this Agreement and Paragraph 6.1 of this Schedule 9, each of Idea Group and BIL shall be responsible for its own costs, charges and other expenses (including professional fees and costs of the advisors and counsel) incurred in connection with the Transaction.

APPENDIX A

CONSIDERATION ADJUSTMENTS

Part A — Preliminary

1.                                                    In preparing the Indus Pre-Completion Statement and the Indus Auditor Statement and for the purpose of calculating the items and amounts to be included in the calculation of the Indus Sale Net Debt and the Indus Sale Working Capital, if and to the extent that the treatment or characterization of the relevant item or amount or type or category of item or amount:

1.1                                             is dealt with in the specific accounting treatments with respect to the Indus Pre-Completion Statement and the Indus Auditor Statement, in paragraphs 1 and 2 of Part B of this SCHEDULE 2 (Consideration Adjustments) (the treatment being the Indus Sale Specific Accounting Treatments), the Indus Sale Specific Accounting Treatment(s) shall apply;

1.2                                             is not dealt with in the Indus Sale Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgment) that were in fact adopted and applied in the preparation of the Ind AS financial statements used for reporting purposes at 31 March 2017 (the Indus Sale Accounting Treatments), the Indus Sale Accounting Principles shall apply; and

1.3                                             is not dealt with in either the Indus Sale Specific Accounting Treatments or the Indus Sale Accounting Principles, Ind AS shall apply, in each case, as at the Locked Box Date or the Sale Completion Date, as applicable.

2.                                                    In preparing the BIL Pre-Completion Statement and the BIL Auditor Statement and for the purpose of calculating the items and amounts to be included in the calculation of the BIL Sale Net Debt and the BIL Sale Working Capital, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

2.1                                             is dealt with in the specific accounting treatment with respect to the BIL Pre-Completion Statement and the BIL Auditor Statement in paragraphs 1 and 2 of Part C of this SCHEDULE 2 (Consideration Adjustments), (the treatment being the BIL Sale Specific Accounting Treatments), the BIL Sale Specific Accounting Treatment(s) shall apply;

2.2                                             is not dealt with in the BIL Sale Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were in fact adopted and applied in the preparation of the Ind AS financial statements used for reporting purposes at 31 March 2017 (BIL Sale Accounting Principles), the BIL Sale Accounting Principles shall apply; and

2.3                                             is not dealt with in either the BIL Specific Accounting Treatments or the BIL Sale Accounting Principles, Ind AS shall apply, in each case, as at Locked Box Date or the Sale Completion Date, as applicable.

Part B — Indus Sale Specific Accounting Treatments

1.                                                    Indus Sale Specific Accounting Treatments applicable to the Indus Pre-Completion Statement, the Indus Sale Pre-Completion Balance Sheet, the Indus Auditor Statement and the Indus Auditor Balance Sheet

1.1                                             In order to prepare the Indus Pre-Completion Statement, a balance sheet (Indus Sale Pre-Completion Balance Sheet) will be prepared for Indus as at 11:59 p.m. of the Locked Box Date. The Indus Pre-Completion Statement will be prepared from the Indus Sale Pre-Completion Balance Sheet, subject to the requirements set out in Part A and Part B of this SCHEDULE 2 (Consideration Adjustments).

1.2                                             In order to prepare the Indus Auditor Statement, a balance sheet (Indus Auditor Balance Sheet) will be prepared for Indus as at 11:59 p.m. on the Sale Completion Date. The Indus Auditor Statement will be prepared from the Indus Auditor Balance Sheet, subject to the requirements set out in Part A and Part B of this SCHEDULE 2 (Consideration Adjustments).

1.3                                             The respective Indus Pre-Completion Statement, Indus Sale Pre-Completion Balance Sheet, Indus Auditor Statement and Indus Auditor Balance Sheet shall be prepared in Indian Rupees.

1.4                                             In preparing the Indus Sale Pre-Completion Statement and the Indus Auditor Statement, assets and liabilities will be classified between the columns headed ‘Net Debt’, ‘Working Capital’ and ‘Other’ on a basis consistent with the classification of the equivalent line item in Part D of this SCHEDULE 2 (Consideration Adjustments), subject to any other requirements set out in Part B of this SCHEDULE 2 (Consideration Adjustments).

1.5                                             The Indus Sale Pre-Completion Balance Sheet, the Indus Pre-Completion Statement, the Indus Auditor Balance Sheet and the Indus Auditor Statement shall be prepared as if the Locked Box Date or the Sale Completion Date, as applicable, were the last day of a financial year and as if year-end accounting procedures were performed in relation to the accounting records, including detailed analysis of prepayments and accruals, cut-off procedures and other year-end adjustments, but subject always to any specific requirements of the accounting principles and policies set out herein and the hierarchy set out in paragraph 1 of Part A of this SCHEDULE 2 (Consideration Adjustments). If the Sale Completion Date does not fall upon the date of a normal accounting month end, items accounted for on a time apportioned basis will be calculated on a pro-rata basis.

1.6                                             The Indus Sale Pre-Completion Balance Sheet, the Indus Pre-Completion Statement, the Indus Auditor Balance Sheet and the Indus Auditor Statement and shall be prepared on the basis that Indus is a going concern.

1.7                                             In preparing the Indus Sale Pre-Completion Balance Sheet, the Indus Pre-Completion Statement, the Indus Auditor Balance Sheet and the Indus Auditor Statement, no minimum materiality limits shall be applied.

1.8                                             There shall be no double counting of items in the Indus Pre-Completion Statement and the Indus Auditor Statement and no amount will be included more than once in the calculation of the Indus Sale Net Debt and Indus Sale Working Capital.

1.9                                             The Indus Pre-Completion Statement and the Indus Sale Pre-Completion Balance Sheet shall take into account information that provides evidence of conditions that existed at on Locked Box Date (adjusting events). The Indus Auditor Statement and the Indus Auditor Balance Sheet shall take into account information that provides evidence of conditions that existed at the Sale Completion Date (adjusting events).

Adjusting events will be taken into account up to the date of delivery of the Indus Pre-Completion Statement and the Indus Auditor Statement in accordance with Paragraph 2 of this SCHEDULE 2 (Consideration Adjustments).

1.10                                      In preparing the Indus Pre-Completion Statement, Indus Sale Pre-Completion Balance Sheet, the Indus Auditor Statement and the Indus Auditor Balance Sheet, the Locked Box Date or the Sale Completion Date, as applicable, shall be treated as the end of a Tax accounting period (i.e., the corporate Income Tax liability included in the Indus Pre-Completion Statement, the Indus Sale Pre-Completion Balance Sheet, the Indus Auditor Statement and the Indus Auditor Balance Sheet shall be based upon a full Tax computation calculated as if the Locked Box Date or the Sale Completion Date, as applicable, was the end of an accounting period for Tax purposes).

2.                                                    Items to be included in the Indus Pre-Completion Statement and the Indus Auditor Statement

2.1                                             The Indus Sale Net Debt shall include (but not be limited to):

a.                                                    Financial Indebtedness, as defined in clause 1.1 of this Agreement;

b.                                                    The mark to market value of derivative financial instruments;

c.                                                     All non-trading liabilities owed by the Indus Merger Group to the shareholders of Indus and their Affiliates that are outstanding at the Locked Box Date or Sale Completion Date (as applicable) and all intergroup non-trading assets owed to the Indus Merger Group by the shareholders of Indus and their Affiliates that are outstanding at the Locked Box Date or Sale Completion Date (as applicable) (provided that such assets shall only be included in Indus Sale Net Debt to the extent they have been paid in full by the shareholders of Indus and their Affiliates prior to the date the Indus Pre-Completion Statement and the Indus Auditor Statement are delivered to the Idea Group in accordance with clause 2.3 of Schedule 9 of this Agreement otherwise they shall be classified as Indus Other);

d.                                                    Interest receivable accrued on investments, but only to the extent such amounts are not overdue (i.e. non-current);

e.                                                     Cash and cash equivalents (including the fair value of any government securities, quoted mutual funds, corporate deposits, taxable bonds, commercial papers and non-convertible debentures);

f.                                                      Liabilities for accrued and unpaid Income Tax relating to the Indus current financial year (the period from the date to which the Indus Merger Group prepared its most recent annual financial statements prior to the Sale Completion Date to the Sale Completion Date, (as applicable) the “Indus Current Financial Year”) net of taxes paid in advance, payments on account and amounts deducted at source of such Income Tax relating to the Indus Current Financial Year.

g.                                                     A liability shall be recognised for unearned revenue (advance income received by the Indus Merger Group from the installation of energy saving equipment), such amounts shall not be included in Indus Sale Working Capital; and

h.                                                    Provisions for retirement benefits (gratuity, long term service award, leave encashment and compensated absences) and the liability for cash settled options.

i.                                                        An asset shall be recognised equal to the Indus Capex Surplus or a liability shall be recognised equal to the Indus Capex Shortfall.

2.2                                             The following adjustments shall be made to Indus Sale Net Debt (without double counting):

a.                                                    Cash should only be included to the extent it is freely available for use and is not subject to restriction or held in an escrow account;

b.                                                    The following agreed adjustments will be included in the calculation of Indus Sale Net Debt:

i.                                                        Aged trade payables balance at 30 September 2017 of INR 360 million (liability);

ii.                                                     Aged accrued expenses balance at 30 September 2017 of INR 5,203 million (liability); and

iii.                                                  Aged capital creditors balance at 30 September 2017 of INR 474 million (liability);

c.                                                     An asset shall be recognised equal to the amount of Agreed Shared Costs paid by Indus Merger Group prior to the Locked Box Date or the Sale Completion Date (as applicable);

d.                                                    A liability shall be recognised equal to all unpaid declared dividends (and related taxes) including any dividends that are declared after the Locked Box Date which are unpaid at the Sale Completion Date;

e.                                                     A liability shall be recognised equal to all unpaid costs incurred relating to the transactions contemplated by this Agreement to be borne by Indus Merger Group (other than Agreed Shared Costs);

f.                                                      A liability shall be recognised equal to all transaction bonuses payable to Indus Merger Group employees as a result of the transactions contemplated by this Agreement to be borne by Indus; and

g.                                                     An asset shall be recognised equal to the Indus Capex Surplus or a liability shall be recognised equal to the Indus Capex Shortfall.

2.3                                               The Following items excluded from Indus Sale Net Debt and Indus Sale Working Capital and treated as Indus Other:

a.                                                    Any cash collateralised for bank guarantees (margin money) and the corresponding liability recorded on the balance sheet should be excluded;

b.                                                    Liabilities for accrued and unpaid Income Tax in relation to any period prior to the Indus Current Financial Year and assets for any payments in advance, payments on account and amounts deducted at source of such Income Tax relating to any period prior to the Indus Current Financial Year

c.                                                     All liabilities and provisions with respect to asset retirement obligations (ARO);

d.                                                    All deferred tax assets and liabilities;

e.                                                     Unamortised capitalised debt issuance costs (i.e., financial debt shall be shown gross of capitalised debt issuance costs in Indus Sale Net Debt);

f.                                                      Agreed Shared Costs, to the extent accrued and unpaid;

g.                                                     Payments made in respect of contingent liabilities where the liability of Indus Merger Group is under dispute (‘Payments under protest’); and

h.                                                    Revenue equalisation reserve and lease equalisation reserve.

Part C — BIL Sale Specific Accounting Treatments

1.                                                    BIL Sale Specific Accounting Treatment applicable to the BIL Pre-Completion Statement, BIL Sale Pre-Completion Balance Sheet, the BIL Auditor Statement and the BIL Auditor Balance Sheet

1.1.                                          In order to prepare the BIL Pre-Completion Statement, a balance sheet (BIL Sale Pre-Completion Balance Sheet) will be prepared for BIL as at 11:59 p.m. of the Locked Box Date. The BIL Pre-Completion Statement will be prepared from the BIL Sale Pre-Completion Balance Sheet, subject to the requirements set out in Part A and Part C of this SCHEDULE 2 (Consideration Adjustments).

1.2.                                          In order to prepare the BIL Auditor Statement, a balance sheet (BIL Auditor Balance Sheet) will be prepared for BIL as at 11:59 p.m. on the Sale Completion Date. The BIL Auditor Statement will be prepared from the BIL Auditor Balance Sheet, subject to the requirements set out in Part A and Part C of this SCHEDULE 2 (Consideration Adjustments).

1.3.                                          The BIL Sale Pre-Completion Balance Sheet, the BIL Pre-Completion Statement, the BIL Auditor Balance Sheet and the BIL Auditor Statement shall be prepared in Indian Rupees.

1.4.                                          In preparing the BIL Sale Pre-Completion Statement and the BIL Auditor Statement, assets and liabilities will be classified between the columns headed ‘Net Debt’, ‘Working Capital’ and ‘Other’ on a basis consistent with the classification of the equivalent line item in Part E of this SCHEDULE 2 (Consideration Adjustments), subject to any other requirements set out in Part C of this SCHEDULE 2 (Consideration Adjustments).

1.5.                                          The BIL Pre-Completion Balance Sheet, the BIL Pre-Completion Statement, the BIL Auditor Balance Sheet and the BIL Auditor Statement shall be prepared as if the Locked Box Date or the Sale Completion Date, as applicable, was the last day of a financial year and as if year-end accounting procedures were performed in relation to the accounting records, including detailed analysis of prepayments and actuals, cut-off procedures and other year-end adjustments, but subject always to any specific requirements of the accounting principles and policies set out herein and the hierarchy set out in paragraph 2 of Part A of this SCHEDULE 2 (Consideration Adjustments). If the Sale Completion Date does not fall upon the date of a normal accounting month end, items accounted for on a time apportioned basis will be calculated on a pro-rata basis.

1.6.                                          The BIL Pre-Completion Balance Sheet, the BIL Pre-Completion Statement, the BIL Auditor Balance Sheet and the BIL Auditor Statement shall be prepared on the basis that BIL is a going concern.

1.7.                                          In preparing the BIL Pre-Completion Balance Sheet, the BIL Pre-Completion Statement, the BIL Auditor Balance Sheet and the BIL Auditor Statement, no minimum materiality limits shall be applied.

1.8.                                          There shall be no double counting of items in the BIL Pre-Completion Statement and the BIL Auditor Statement and no amount will be included more than once in the calculation of BIL Sale Net Debt and BIL Working Capital.

1.9.                                          The BIL Pre-Completion Balance Sheet and the BIL Pre-Completion Statement shall take into account information that provides evidence of conditions that existed on the Locked Box Date (adjusting events). The Auditor Balance Sheet and the BIL Auditor Statement shall take into account information that provides evidence of conditions that existed at the Sale Completion Date (adjusting events).

Adjusting events will be taken into account up to the date of delivery of the BIL Pre-Completion Statement and the BIL Auditor Statement in accordance with Paragraph 2 of this SCHEDULE 2 (Consideration Adjustments)

1.10.                                   In preparing the BIL Pre-Completion Statement, the BIL Sale Pre-Completion Balance Sheet, the BIL Auditor Statement and the BIL Auditor Balance Sheet, the Locked Box Date or the Sale Completion Date, as applicable, shall be treated as the end of a Tax accounting period (i.e. the corporate Income Tax liability included in the BIL Pre-Completion Statement, BIL Sale Pre-Completion Balance Sheet, the BIL Auditor Statement and the BIL Auditor Balance Sheet shall be based upon a full Tax computation calculated as if the Locked Box Date or the Sale Completion Date, as applicable, was the end of an accounting period for Tax purposes).

2.                                                    Items to be included in the BIL Pre-Completion Statement, the BIL Sale Pre-Completion Balance Sheet, the BIL Auditor Statement and the BIL Auditor Balance Sheet

2.1                                             The BIL Sale Net Debt shall include (but not be limited to):

a.                                                    Financial Indebtedness, as defined in clause 1.1 of this Agreement;

b.                                                    The mark to market value of derivative financial instruments;

c.                                                     All non-trading liabilities owed by the BIL Merger Group to the BIL Promoters and their Affiliates that are outstanding at the Locked Box Date or Sale Completion Date (as applicable) and all intergroup non-trading assets owed to the BIL Merger Group by the BIL Promoters and their Affiliates that are outstanding at the Locked Box Date or Sale Completion Date (as applicable) (provided that such assets shall only be included in BIL Sale Net Debt to the extent they have been paid in full by the BIL Promoters and their Affiliates prior to the date the BIL Pre-Completion Statement and the BIL Auditor Statement are delivered to is delivered to P5 Asia in accordance with Clause 2.2.1 and 2.3.1 otherwise they shall be classified as BIL Other);

d.                                                    Interest receivable accrued on investments, but only to the extent such amounts are not overdue;

e.                                                     Cash and cash equivalents (including the fair value of any government securities, quoted mutual funds, corporate deposits, taxable bonds, commercial papers and non-convertible debentures;

f.                                                      Liabilities for accrued and unpaid Income Tax relating to the BIL current financial year (the period from the date to which the BIL Merger Group prepared its most recent annual financial statements prior to the Sale Completion Date to the Sale Completion Date, the “BIL Current Financial Year”) net of taxes paid in advance and amounts deducted at source of such

Income Tax relating to the BIL Current Financial Year

g.                                                     A liability shall be recognised for unearned revenue (advance income received by the BIL Merger Group from the installation of energy saving equipment), such amounts shall not be included in BIL Sale Working Capital; and

h.                                                    Provisions for retirement benefits (gratuity, long term service award, leave encashment and compensated absences) and the liability for cash settled options.

2.2                                             The following adjustments shall be made to BIL Sale Net Debt (without double counting):

a.                                                    Cash should only be included to the extent it is freely available for use and is not subject to restriction or held in an escrow account;

b.                                                    The following agreed adjustments will be included in the calculation of Indus Sale Net Debt:

i.                                                        Aged trade payables balance at 30 September 2017 of INR 480 million (liability);

ii.                                                     Aged accrued expenses balance at 30 September 2017 of INR 4,730 million (liability); and

iii.                                                  Aged capital creditors balance at 30 September 2017 of INR 554 million (liability).

c.                                                     An asset shall be recognised equal to the amount of Agreed Shared Costs paid by BIL Merger Group prior to the Locked Box Date or the Sale Completion Date (as applicable);

d.                                                    A liability shall be recognised equal to all unpaid declared dividends (and related taxes) including any dividends that are declared after the Locked Box Date, which are unpaid at the Sale Completion Date;

e.                                                     A liability shall be recognised equal to all unpaid costs incurred relating to the transactions contemplated by this Agreement to be borne by BIL Merger Group (other than Agreed Shared Costs);

f.                                                      A liability shall be recognised equal to all transaction bonuses payable to BIL Merger Group employees as a result of the transactions contemplated by this Agreement to be borne by BIL; and

g.                                                     An asset shall be recognised equal to the BIL Capex Surplus or a liability shall be recognised equal to the BIL Capex Shortfall.

2.3                                             The following adjustments shall be made to BIL Sale Working Capital (without double counting):

a.                                                    An asset or liability (as the case may be) shall be recognised equal to 42% (forty two per cent.) multiplied by the value of the Indus Sale Working Capital as set out in the Indus Pre-Completion Statement or the final and binding Indus Auditor Statement (as agreed or determined in accordance with clause 2.3 of this Agreement)

2.4                                               The following items shall be excluded from BIL Sale Net Debt and BIL Sale Working Capital and treated as BIL Other:

a.                                                    Any cash collateralised for bank guarantees (margin money) and the corresponding liability recorded on the balance sheet should be excluded;

b.                                                    Liabilities for accrued and unpaid Income Tax in relation to any period prior to the Current Financial Year and assets for any payments in advance, payments on account and amounts deducted at source of such Income Tax relating to any period prior to the Current Financial Year

c.                                                     All liabilities and provisions with respect to asset retirement obligations (ARO)

d.                                                    All deferred tax assets and liabilities

e.                                                     Unamortised capitalised debt issuance costs (i.e., financial debt shall be shown gross of capitalized debt issuance costs in BIL Sale Net Debt);

f.                                                      Agreed Shared Costs, to the extent accrued and unpaid;

g.                                                     Payments made in respect of contingent liabilities where the liability of the BIL Merger Group is under dispute (‘Payments under protest’); and

h.                                                    Revenue equalisation reserve and lease equalisation reserve.

Part D — Form of Indus Reference Balance Sheet, Indus Pre-Completion Statement and the Indus Auditor Statement

The Indus Reference Balance Sheet, the Indus Pre-Completion Statement and the Indus Auditor Statement shall be in the form set out in Appendix B.

Part E — Form of the BIL Reference Balance Sheet, BIL Pre-Completion Statement and the BIL Auditor Statement

The BIL Reference Balance Sheet, the BIL Pre-Completion Statement and the BIL Auditor Statement shall be in the form set out in Appendix C.

APPENDIX B

(Form of Indus Reference Balance Sheet, Indus Pre-Completion Statement and Indus Auditor Statement)

[Enclosed Separately]

Appendix B — Form of Indus Reference Balance Sheet, Indus Pre-Completion Statement and Indus Auditor Statement

					Locked Box
			Indus Working		Date/Sale		Indus Working
Currency: INR m	Sep17A	Indus Net Debt	Capital	Indus Other	Completion Date	Indus Net Debt	Capital	Indus Other	IA, Schedule 9 Reference
Property, plant and equipment	176,404	—	—	176,404	X	—	—	X
Intangible assets	612	—	—	612	X	—	—	X
Capital work-in-progress	7,222	—	—	7,222	X	—	—	X
Intangible assets under development	7	—	—	7	X	—	—	X
Unsecured, considered good	7,730	—	7,730	—	X	—	X	—
Unsecured, considered doubtful	521	—	521	—	X	—	X	—
Less: allowance for doubtful security deposits	(521)	—	(521)	—	X	—	X	—
Security deposits	7,730	—	7,730	—	S	S	S	S
Bank deposits (margin money and amount paid in protest)	373	—	—	373	X	—	—	X	Appendix A, Part B, 2.3 (a)
Capital advances	24	—	24	—	X	—	X	—
Non-current tax (net)	4,752	—	—	4,752	X	—	—	X	Appendix A, Part B, 2.3 (b)
Revenue equalisation reserve	443	—	—	443	X	—	—	X
Deferred lease expense on security deposits paid	576	—	576	—	X	—	X	—
Other deposits (amounts paid under protest)	1,357	—	—	1,357	X	—	—	X	Appendix A, Part B, 2.3 (g)
Other non-current assets	7,152	—	600	6,552	S	S	S	S
Non current assets	199,500	—	8,330	191,170	S	S	S	S
Investments	17,722	17,722	—	—	X	X	—	—
Unsecured, considered good	4,319	—	4,319	—	X	—	X	—
Unsecured, considered doubtful	508	—	508	—	X	—	X	—
Less: allowance for doubtful debt	(508)	—	(508)	—	X	—	X	—
Trade receivables	4,319	—	4,319	—	S	S	S	S
Bank deposits	943	943	—	—	X	X	—	—
Current accounts	1	1	—	—	X	X	—	—
Restricted cash / margin money with banks / collateralised cash	—	—	—	—	X	—	—	X	Appendix A, Part B, 2.2 (a), 2.3 (a)
Cash and cash equivalents	944	944	—	—	S	S	S	S
Other receivables	—	—	—	—	X	—	X	—
Unbilled revenue	12,690	—	12,690	—	X	—	X	—
Interest accrued on fixed deposits	1	1	—	—	X	X	—	—	Appendix A, Part B, 2.1 (d)
Other financial assets	12,691	1	12,690	—	S	S	S	S
Advances for supply of goods and rendering of services	379	—	379	—	X	—	X	—
Prepaid expenses	1,713	—	1,713	—	X	—	X	—
Balance with customer, excise and other authorities	2,626	—	2,626	—	X	—	X	—
Deferred lease expense on security deposits paid	131	—	131	—	X	—	X	—
Revenue equalisation reserve	73	—	—	73	X	—	—	X
Advance tax and tax deducted at source-current	—	—	—	—	X	X	—	—
Other current assets	4,922	—	4,849	73	X	S	S	S
Current assets	40,598	18,667	21,858	73	S	S	S	S
Total assets	240,098	18,667	30,188	191,243	T	T	T	T

Appendix B — Form of Indus Reference Balance Sheet, Indus Pre-Completion Statement and Indus Auditor Statement

					Locked Box
			Indus Working		Date/ Sale		Indus Working
Currency: INR m	Sep17A	Indus Net Debt	Capitall	Indus Other	Completion Date	Indus Net Debt	Capital	Indus Other	IA, Schedule 9 Reference
Secured - term loans from banks	(22,791)	(22,791)	—	—	X	X	—	—
Secured - term loans from others	—	—	—	—	X	X	—	—
Unsecured - loans from related parties	(1,223)	(1,223)	—	—	X	X	—	—
Borrowings	(24,014)	(24,014)	—	—	S	S	S	S
Security deposits towards service and energy charges	(6,323)	—	(6,323)	—	X	—	X	—
Other payables- long term (margin money liability)	(369)	—	—	(369)	X	—	—	X	Appendix A, Part B, 2.3 (a)
Other financial liabilities	(6,691)	—	(6,323)	(369)	S	S	S	S
Gratuity	(266)	(266)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (h)
Compensated balances	—	—	—	—	X	X	—	—	Appendix A, Part B, 2.1 (h)
Share based cash settled liability	(9)	(9)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (h)
ARO	(8,639)	—	—	(8,639)	X	—	—	X	Appendix A, Part B, 2.3 (c)
Provisions	(8,914)	(275)	—	(8,639)	S	S	S	S
Deferred tax liabilities (net)	(10,691)	—	—	(10,691)	X	—	—	X	Appendix A, Part B, 2.3 (d)
Service charges received in advance	(1,220)	(1,220)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (g)
Deferred income on security deposits received from customers	(2,996)	—	(2,996)	—	X	—	X	—
Lease equalisation reserve	(268)	—	—	(268)	X	—	—	X
Other non-current liabilities	(4,483)	(1,220)	(2,996)	(268)	S	S	S	S
Non current liabilities	(54,794)	(25,509)	(9,318)	(19,967)	S	S	S	S
Unsecured working capital loan	—	—	—	—	X	X	—	—
Unsecured commercial paper	(23,288)	(23,288)	—	—	X	X	—	—
Unsecured bank overdraft	—	—	—	—	X	X	—	—
Borrowings	(23,288)	(23,288)	—	—	S	S	S	S
Trade payables - micro enterprises and small enterprises	(59)	—	(59)	—	X	—	X	—
Trade payables - other than micro enterprises and small enterprises	(16,760)	—	(16,760)	—	X	—	X	—
Current maturities of long term debt	(12,755)	(12,755)	—	—	X	X	—	—
Security deposits received towards rent and energy charges	(428)	—	(428)	—	X	—	X	—
Interest accrued but not due	(12)	(12)	—	—	X	X	—	—
Book overdraft	(651)	(651)	—	—	X	X	—	—
Employee benefits payable	(356)	—	(356)	—	X	—	X	—
Creditors for capital expenditure	(6,629)	—	(6,629)	—	X	—	X	—
Other payables	(708)	—	(708)	—	X	—	X	—
Other financial liabilities	(21,539)	(13,418)	(8,121)	—	S	S	S	S
Gratuity	(42)	(42)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (h)
Compensated absences	(338)	(338)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (h)
Share based cash settled liability	(34)	(34)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (h)
Provisions	(414)	(414)	—	—	S	S	S	S
Current tax liabilities (net)	(1,306)	(1,306)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (f)
Service charges received in advance	(558)	(558)	—	—	X	X	—	—	Appendix A, Part B, 2.1 (g)
Advance charges towards scrap sales	(137)	—	(137)	—	X	—	X	—
Deferred income on security deposits	(628)	—	(628)	—	X	—	X	—
Statutory liabilities	(2,943)	—	(2,943)	—	X	—	X	—
Lease equalisation reserve	(32)	—	—	(32)	X	—	—	X
Other current liabilities	(4,299)	(558)	(3,708)	(32)	S	S	S	S
Current liabilities	(67,665)	(38,985)	(28,648)	(32)	S	S	S	S
Total liabilities	(122,459)	(64,494)	(37,966)	(19,999)	S	S	S	S
Net assets - A	117,639	(45,827)	(7,778)	171,244	T	T	T	T
Equity share capital	1				X
Other equity	117,637				X
Total capital and reserves	117,638				T

Adjustments
Agreed Net Debt adjustment for aged trade payables >180 days at 30 September 2017		(360)	—	—		(360)	—	—	Appendix A, Part B, 2.2 (b)
Agreed Net Debt adjustment for aged accrued expenses >180 days at 30 September 2017		(5,203)	—	—		(5,203)	—	—	Appendix A, Part B, 2.2 (b)
Agreed Net Debt adjustment for aged capital creditors >180 days at 30 September 2017		(474)	—	—		(474)	—	—	Appendix A, Part B, 2.2 (b)
Finance lease liability		—	—	—		X	—	—	Financial indebtness
Unpaid dividend (incl. corporate dividend tax)		—	—	—		X	—	—	Appendix A, Part B, 2.2 (d)
Other related party payables (net)		—	—	—		X	(X)	—	Appendix A, Part B, 2.1 (c)
Cash settled options		—	—	—		X	—	—
SAR (LTIP / ESOP)		—	—	—		X	—	—
Dividend declared but unpaid at Closing		—	—	—		X	—	—	Appendix A, Part B, 2.2 (d)
Transaction costs and transaction bonuses		—	—	—		X	—	—	Appendix A, Part B, 2.2 (e) / 2.2 (f)
Agreed Shared Costs to the extent paid (considered as an asset)		—	—	—		X	—	—	Appendix A, Part B, 2.2 (c)
Agreed Shared Costs accrued but not paid		—	—	—		—	(X)	X	Appendix A, Part B, 2.3 (f)
Indus Capex Surplus (asset) / Indus Capex Shortfall (liability)		—	—	—		X	—	—	Appendix A, Part B, 2.2 (g)
Adjustments - B		(6,036)	—	—		S	S	S
Total - A + B		(51,863)	(7,778)	171,244		T	T	T

Indus Net Debt		(51,863)				T
Indus Working Capital			(7,778)				T
Indus Other				171,244				T

APPENDIX C

(Form of BIL Reference Balance Sheet, BIL Pre-Completion Statement and BIL Auditor Statement)

[Enclosed Separately]

Appendix C — Form of BIL Reference Balance Sheet, BIL Pre-Completion Statement and BIL Auditor Statement

					Locked Box
					Date/
			BIL		Sale		BIL
		BIL	Working	BIL	Completion	BIL	Working	BIL
Currency: INR m	Sep17A	Net Debt	Capital	Other	Date	Net Debt	Capital	Other	IA, Schedule 9 Reference
Property, plant and equipment	57,200	—	—	57,200	X	—	—	X
Capital WIP	857	—	—	857	X	—	—	X
Intangible asset	114	—	—	114	X	—	—	X
PPE, Capital WIP and Intangible Assets	58,171	—	—	58,171	S	S	S	S
Investment in JV	49,408	—	—	49,408	X	—	—	X
Mutual funds (quoted)	315	315	—	—	X	X	—	—
Government securities (quoted)	32,302	32,302	—	—	X	X	—	—
Bonds (quoted)	2,170	2,170	—	—	X	X	—	—
Investments	34,787	34,787	—	—	S	S	S	S
Other financial assets	1,197	9	1,188	—	S	S	S	S
Financial assets	35,984	34,796	1,188	—	S	S	S	S
Non-current tax assets	—	—	—	—	X	—	—	X
Non-current tax liabilities	—	—	—	—	X	—	—	X
Non-current tax (net)	—	—	—	—	S	S	S	S	Appendix A, Part C, 2.4 (b)
Deferred tax assets	203	—	—	203	X	—	—	X	Appendix A, Part C, 2.4 (d)
Unsecured, considered good	1	—	1	—	X	—	X	—
Unsecured, considered doubtful	19	—	19	—	X	—	X	—
Less: Provision for doubtful advances	(19)	—	(19)	—	X	—	X	—
Capital advances	1	—	1	—	S	S	S	S
Considered good	3,820	—	—	3,820	X	—	—	X
Considered doubtful	18	—	—	18	X	—	—	X
Less: provision	(18)	—	—	(18)	X	—	—	X
Others (payments under protest)	3,820	—	—	3,820	S	S	S	S	Appendix A, Part C, 2.4 (g)
Deferred lease - security deposit	32	—	32	—	X	—	X	—
Advance fringe benefit tax (net of provision)	—	—	—	—	X	—	X	—
Other non-current assets	3,853	—	33	3,820	S	S	S	S
Non-current assets	147,619	34,796	1,221	111,602	S	S	S	S
Mutual funds (quoted)	—	—	—	—	X	X	—	—
Taxable Bonds	1,009	1,009	—	—	X	X	—	—
Non Convertible debentures	1,002	1,002	—	—	X	X	—	—
Government securities (quoted)	12,122	12,122	—	—	X	X	—	—
Corporate deposit (quoted)	1,472	1,472	—	—	X	X	—	—
Commercial paper (quoted)	494	494	—	—	X	X	—	—
Investments	16,099	16,099	—	—	S	S	S	S
Unsecured, considered good	1,486	—	1,486	—	X	—	X	—
Unsecured, considered doubtful	1,091	—	1,091	—	X	—	X	—
Less: allowance for doubtful receivables	(1,091)	—	(1,091)	—	X	—	X	—
Trade and other receivables	1,486	—	1,486	—	S	S	S	S
On current accounts	40	40	—	—	X	X	—	—
Deposits with original maturity of less than three months	8,457	8,457	—	—	X	X	—	—
Balances with banks	8,497	8,497	—	—	S	S	S	S
Cheques on hand	7	7	—	—	X	X	—	—
Cash and cash equivalents	8,504	8,504	—	—	S	S	S	S
Fixed deposits with original maturity <12 months	8	8	—	—	X	X	—	—
Fair value of MTM on derivative financial instruments	—	—	—	—	X	X	—	—
Restricted cash / margin money with banks / collateralised cash	—	—	—	—	X	—	—	X	Appendix A, Part C, 2.2 (a) / 2.4 (a)
Other bank balances	8	8	—	—	S	S	S	S
Unbilled revenue	4,749	—	4,749	—	X	—	X	—
Interest accrued on investments	886	886	—	—	X	X	—	—	Appendix A, Part C, 2.1 (d)
Other financial assets	5,635	886	4,749	—	S	S	S	S
Financial assets	31,732	25,497	6,235	—	S	S	S	S
Advance to supplier	1,818	—	1,818	—	X	—	X	—
Other taxes recoverable	1,072	—	1,072	—	X	—	X	—
Payment under protest for sales tax	115	—	—	115	X	—	—	X	Appendix A, Part C, 2.4 (g)
Other taxes recoverable	1,187	—	1,072	115	S	S	S	S
Prepaid expenses	44	—	44	—	X	—	X	—
Others	571	—	571	—	X	—	X	—
Other current assets	3,620	—	3,505	115	S	S	S	S
Current assets	35,352	25,497	9,740	115	S	S	S	S
Total assets	182,971	60,293	10,961	111,717	T	T	T	T

Appendix C — Form of BIL Reference Balance Sheet, BIL Pre-Completion Statement and BIL Auditor Statement

					Locked Box
					Date/
			BIL		Sale		BIL
		BIL	Working	BIL	Completion	BIL	Working	BIL
Currency: INR m	Sep17A	Net Debt	Capital	Other	Date	Net Debt	Capital	Other	IA, Schedule 9 Reference
Security deposits	(2,575)	—	(2,575)	—	X	—	X	—
Other financial liabilities	(2,575)	—	(2,575)	—	S	S	S	S
Financial liabilities	(2,575)	—	(2,575)	—	S	S	S	S
Asset retirement obligation (ARO)	(2,217)	—	—	(2,217)	X	—	—	X	Appendix A, Part C, 2.4 (c)
Gratuity	(147)	(147)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (h)
Long term service award	(20)	(20)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (h)
Long term provisions	(2,384)	(167)	—	(2,217)	S	S	S	S
Deferred tax liabilities (net)	(1,235)	—	—	(1,235)	X	—	—	X	Appendix A, Part C, 2.4 (d)
Unearned revenue	(407)	(407)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (g)
Deferred lease-security deposit	(1,317)	—	(1,317)	—	X	—	X	—
Liability for cash settled options	—	—	—	—	X	X	—	—	Appendix A, Part C, 2.1 (h)
Other non-current liabilities	(1,724)	(407)	(1,317)	—	S	S	S	S
Non-current liabilities	(7,918)	(574)	(3,892)	(3,452)	S	S	S	S
Bank overdraft (unsecured)	—	—	—	—	X	X	—	—
Borrowings	—	—	—	—	S	S	S	S
Due of micro enterprises and small enterprises	—	—	—	—	X	—	X	—
Due of creditors other than micro enterprises and small enterprises	(766)	—	(766)	—	X	—	X	—
Trade payables	(766)	—	(766)	—	S	S	S	S
Unpaid interim dividend	—	—	—	—	X	X	—	—
Other financial liabilities	—	—	—	—	S	S	S	S
Financial liabilities	(766)	—	(766)	—	S	S	S	S
Equipment supply payables	(1,584)	—	(1,584)	—	X	—	X	—
Creditors for capital expenditure	(1,099)	—	(1,099)	—	X	—	X	—
Accrued expenses	(11,138)	—	(11,138)	—	X	—	X	—
Dues to employees	(144)	—	(144)	—	X	—	X	—
Other taxes payable	(1,059)	—	(1,059)	—	X	—	X	—
Finance lease liability	(94)	(94)	—	—	X	X	—	—	Financial Indebtness
Others	(33)	—	(33)	—	X	—	X	—
Others	(127)	(94)	(33)	—	S	S	S	S
Unearned revenue	(21)	(21)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (g)
Corporate dividend tax on interim dividend	—	—	—	—	X	X	—	—
Liability for cash settled options	(23)	(23)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (h)
Other current liabilities	(15,195)	(138)	(15,057)	—	S	S	S	S
Gratuity	(50)	(50)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (h)
Leave encashment	(99)	(99)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (h)
Provisions	(149)	(149)	—	—	S	S	S	S
Current financial year tax	(634)	(634)	—	—	X	X	—	—	Appendix A, Part C, 2.1 (f)
Non-current tax	110	—	—	110	X	—	—	X	Appendix A, Part C, 2.4 (b)
Current tax liability (net)	(524)	(634)	—	110	S	S	S	S
Current liabilities	(16,634)	(921)	(15,823)	110	S	S	S	S
Total liabilities	(24,552)	(1,495)	(19,715)	(3,342)	S	S	S	S
Net assets - A	158,419	58,798	(8,754)	108,375	T	T	T	T
Equity share capital	(18,496)				X
Other equity	(139,923)				X
Total equity	(158,419)				T

Adjustments
Agreed Net Debt adjustment for aged trade payables >180 days at 30 September 2017		(480)	—	—		(480)	—	—	Appendix A, Part C, 2.2 (b)
Agreed Net Debt adjustment for aged accrued expenses >180 days at 30 September 2017		(4,730)	—	—		(4,730)	—	—	Appendix A, Part C, 2.2 (b)
Agreed Net Debt adjustment for aged capital creditors >180 days at 30 September 2017		(554)	—	—		(554)	—	—	Appendix A, Part C, 2.2 (b)
Unpaid dividend (incl. corporate dividend tax)		—	—	—		X	—	—	Appendix A, Part C, 2.2 (f)
Other related party payables (net)		n.q.	n.q.	—		X	(X)	—	Appendix A, Part C, 2.1 (c)
Cash settled options		(5)	—	—		X	—	—	Appendix A, Part C, 2.2 (d)
LTIP / ESOP		—	—	—		—		—
Dividend declared but unpaid at Closing (considered as a liability)		—	—	—		X	—	—	Appendix A, Part C, 2.2 (d)
Transaction costs and transaction bonuses		—	—	—		X	—	—	Appendix A, Part C, 2.2 (f) / 2.2 (g)
Agreed Shared Costs to the extent paid (considered as an asset)		—	—	—		X	—	—	Appendix A, Part C, 2.2 (c)
Agreed Shared Costs accrued but not paid		—	—	—		—	(X)	X	Appendix A, Part C, 2.4 (e)
BIL Capex Surplus (asset) / BIL Capex Shortfall (liability)		—	—	—		X	—	—	Appendix A, Part C, 2.2 (g)
BIL’s share of Indus Net Debt (42%)		—	—	—		X	—	—	Appendix A, Part C, 2.3
BIL’s share of Indus Net Working Capital (42%)		—	—	—		—	X	—	Appendix A, Part C, 2.3
Adjustments - B		(5,770)	—	—		S	S	S
Total - A + B		53,028	(8,754)	108,375		T	T	T

BIL Net Debt		53,028				T
BIL Working Capital			(8,754)				T
BIL Other				108,375				T

SCHEDULE 10

AGREED FORM OF COMMITMENT LETTER

[On stamp paper of appropriate value]

[•]

To,

Bharti Infratel Limited

901, Park Centra

Sector — 30, NH- 8

Gurugram

Haryana - 122001

India

Indus Towers Limited

Building No. 10, Tower-A

4th Floor, DLF Cyber City

Gurgaon -122002

India

Re: Commitment Letter

Dear Sir,

Each of Vodafone India Limited, Vodafone Mobile Services Limited, Idea Cellular Limited and Bharti Airtel Limited, including their respective Associated Companies have entered into master services agreements with Bharti Infratel Limited (“BIL”) and Indus Towers Limited (“Indus”) pursuant to which they have the right to use Passive Infrastructure services at sites owned and operated by BIL and Indus. Annexure 1 sets out a list of such existing master services agreements (each, an “MSA” and collectively, the “MSAs”).

For the purposes of this letter, following the completion of the proposed merger of Vodafone India Limited and Vodafone Mobile Services Limited with and into Idea Cellular Limited (which is expected to complete prior to the Effective Date), Idea Cellular Limited and Bharti Airtel Limited (including their respective Associated Companies) shall be referred to individually as a “Sharing Operator” and collectively as the “Sharing Operators”. Following the merger of Indus with and into BIL with effect from the Effective Date, the term “Company” in this letter shall refer to the entity formed following the merger of Indus with and into BIL.

The Sharing Operators and the Company are referred to individually as a “Party” and collectively, as the “Parties”.

The Parties hereby acknowledge and agree as follows:

1.                                      More Favourable Rights

1.1.                            The Company hereby agrees and undertakes that, subject to the provisions of Clause 3.1, with effect from the Effective Date,

(a)                                 if better terms are applicable to one Sharing Operator or its Associated Companies (whether under the MSAs or otherwise) than those applicable to another Sharing Operator or its Associated Companies; or

(b)                                 if better terms are applicable to a third party in than those applicable to the Sharing Operators and their respective Associated Companies;

then the Company shall ensure that such better terms are offered and provided to the other Sharing Operator(s) or its Associated Companies as well with effect from the Effective Date or the date on which such better terms are offered to such Sharing Operator, its Associated Company or the third party (as applicable), whichever is later, and the Parties shall amend the MSAs to incorporate such better terms and other material terms (on a like to like basis) that are applicable to such Sharing Operator, its Associated Company or the third party (the “Reference MSA Terms”). Without prejudice to the provisions of Clause 1.2, the Company shall agree to renew and/or accept requests from the Sharing Operators for equipment loading and new tenancies at the Reference MSA Terms.

For the purposes of determining whether better terms are applicable to a Sharing Operator, its Associated Companies or a third party, the master services agreement or similar agreements executed by such Sharing Operator, its Associated Companies or a third party executed with (a) Indus shall be compared with the relevant Indus MSAs executed by the Sharing Operators and (b) BIL shall be compared with the relevant BIL MSAs executed by the Sharing Operators.

1.2                               Subject to Clause 1.1 and a Sharing Operator committing to renew at least 33% of their respective tenancies under the relevant MSAs that are expiring in a financial year, the Company shall renew all tenancies of such Sharing Operator expiring in such financial year that are elected to be renewed by such Sharing Operator, on the same terms and conditions as agreed in the relevant MSAs applicable as of the Effective Date, provided that each such renewal shall be for a minimum period of five (5) years. The provisions of this Clause 1.2 shall apply to all tenancies existing as of the Effective Date or any tenancies entered into during the period of five (5) years from the Effective Date.

2.                                      Commitment to the Company

2.1.                            Subject to Clauses 2.4 and 2.5, each Sharing Operator and its Associated Companies shall not:

(a)                                 use the services of third parties for Passive Infrastructure in the Territory unless Exceptional Circumstances (defined below) exist; or

(b)                                 build any Passive Infrastructure in-house in the Territory (such new build to be undertaken solely by the Company) unless Exceptional Circumstances exist.

For the avoidance of doubt, if Exceptional Circumstances exist, then a Sharing Operator or any of its Associated Companies, as the case may be, shall not be required to first seek to procure Passive Infrastructure from a third party but may proceed to build and operate the relevant Passive Infrastructure on its own for its own use and share such Passive Infrastructure with third party(ies).

2.2.                            For purposes of this Clause 2, “Exceptional Circumstances” shall exist if:

(a)                                 the Company is not competitive with other providers of Passive Infrastructure in the relevant market; or

(b)                                 without prejudice to the Sharing Operator’s rights under Clause 1.2 above, following a request by a Sharing Operator or its Associated Company for a Site (as defined in the relevant MSA) and/or Passive Infrastructure in the Territory:

(i)                                     the Company does not agree to the creation of a New Site (as defined in the relevant MSA) or the sharing of Passive Infrastructure at an Existing Site (as defined in the relevant MSA) in the Territory in the relevant Site Proposal (as defined in the relevant MSA) provided to such Sharing Operator or its Associated Company, as applicable, within the timelines prescribed in the relevant MSA; or

(ii)                                  either the rental or energy costs for such Site and/or Passive Infrastructure in the relevant Site Proposal provided to such Sharing Operator or its Associated Company, as applicable, are not competitive with other providers of Passive Infrastructure in the relevant market; or

(iii)                               the Company does not deliver the requested Site and/or Passive Infrastructure in the Territory pursuant to an accepted Service Order (as defined in the relevant MSA) by the end of the period when Site Access Service Credit (as defined in the relevant MSA) is payable by the Company to such Sharing Operator or its Associated Company, as applicable under the relevant MSA; or

(c)                                  there is substantial non-compliance with material service levels as defined in the relevant MSA relating to the Territory for a continuous period of three (3) months, provided that the Sharing Operator or its Associated Company, as the case may be, shall cease to use the services of a third party for such Passive Infrastructure once the Company has demonstrated compliance with the service levels specified in the relevant MSA to the reasonable satisfaction of the Sharing Operator or its Associated Company, as the case may be.

2.3.                            The obligations of Vodafone India Limited, Vodafone Mobile Services Limited and Idea Cellular Limited under this Clause 2 in relation to the Infratel Territory shall be subject to the obligations of Vodafone India Limited, Vodafone Mobile Services Limited, Idea Cellular Limited to ATC Telecom Infrastructure Private Limited as of [24 April 2018] in relation to the Infratel Territory.

2.4.                            The provisions of this Clause 2 shall be applicable for a period of five (5) years from the Effective Date.

2.5.                            Notwithstanding anything to the contrary contained herein, Clause 2 shall not be applicable to the following:

(a)                                 building any Passive Infrastructure in the Territory by a Sharing Operator for its own use and/or the use of its Associated Companies (excluding Passive Infrastructure covered under Clause 2.5(c) below) provided such sites that are built or used by a Sharing Operator do not exceed 3,000 in a financial year;

(b)                                 use of third party Passive Infrastructure services for sites in the Territory used, or in respect of which service orders have been executed, by the Sharing Operators as on the Effective Date (including any renewal of service contracts in respect of such sites);

(c)                                  where a Sharing Operator proposes to build or engages a third party to build Passive Infrastructure in the Territory:

(i)                                     in the form of micro-sites (being small sites such as bus shelters or poles which would generally be capable of accommodating only one tenant), IBS or COWS;

(ii)                                  on a temporary basis not exceeding 60 days;

(iii)                               at enterprise locations and customer premises;

(iv)                              pursuant to tenders (for example, by hotels or government institutions, or in relation to defence areas and airport locations), in each case where the Sharing Operator participates in the tender process;

(v)                                 where the relevant approvals for the establishment and operation of a site have been granted to a third party pursuant to a tender process or otherwise; or

(vi)                              at Strategic Sites.

3.                                      Relevant MSA

3.1.                            It is hereby agreed among the Parties that with effect from the Effective Date, in the event a Sharing Operator or its Associated Company wishes to:

(a)                                 use the Company’s Passive Infrastructure at any site in the Overlapping Territory in respect of which it does not have an existing service contract under any Overlapping Territory MSA; or

(b)                                 continue use of the Company’s Passive Infrastructure at any site in the Overlapping Territory after the expiry of a service contract in respect of such site under any Overlapping Territory MSA, then, such Sharing Operator or its Associated Company, as the case may be, shall have the right to require the Company to provide Passive Infrastructure services at such site under any of the Overlapping Territory MSAs executed by it at its sole and absolute discretion.

4.                                      For the purposes of this letter:

“Active Infrastructure” means the equipment used in a wireless communications system including the base terminal station equipment, associated antennae, mobile switching centre, backhaul connectivity to a telecommunications operator’s network and other requisite equipment and associated civil and electrical works required to provide telecommunications services by such telecommunications operator.

“Associated Company” means, in relation to a Sharing Operator, any holding company or subsidiary of such Sharing Operator or any other subsidiaries of any such holding company.

“BIL MSAs” has the meaning given to it in Annexure 1.

“Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in New Delhi, India and Mumbai, India.

“Circle” means the 22 telecommunications service areas in India as defined by the Department of Telecommunications, Government of India.

“COWS” means cell on wheels or other alternative solutions being mobile towers for the purposes of providing temporary, intermittent or emergency coverage.

“Effective Date” means the “Closing Date” under the Implementation Agreement.

“IBS” means in building solutions for boosting mobile network coverage and/or capacity within a defined premises, including any commercial or residential premises, with an antenna system supported by RF cables or any other radio equipment.

“Indus MSAs” has the meaning given to it in Annexure 1.

“Indus Territory” means the Andhra Pradesh, Chennai, Delhi, Gujarat, Haryana, Karnataka, Kerala, Kolkata, Maharashtra, Mumbai, Punjab, Rajasthan, Tamil Nadu Uttar Pradesh (East), Uttar Pradesh (West) and West Bengal Circles in India.

“Infratel Territory” means each Circle not forming part of the Indus Territory.

“Implementation Agreement” means the Implementation Agreement dated [24 April 2018] among Vodafone India Limited, Bharti Infratel Limited, Bharti Airtel Limited, Nettle Infrastructure Investments Limited, Al-Amin Investments Ltd, Asian Telecommunication Investments (Mauritius) Ltd., CCII (Mauritius) Inc, Euro Pacific Securities Ltd., Vodafone Telecommunications (India) Ltd., Mobilvest, Prime Metals Ltd., Trans Crystal Ltd., Omega Telecom Holdings Private Limited, Telecom Investments India Private Limited, Jaykay Finholding (India) Private Limited, Usha Martin Telematics Limited, Aditya Birla Telecom Limited, Idea Cellular Limited, Indus Towers Limited and Vodafone International Holdings B.V.

“Overlapping Territory” means the Haryana, Uttar Pradesh (East), Uttar Pradesh (West) and Rajasthan Circles in India.

“Overlapping Territory MSAs” means, in relation to:

(a)         Bharti Airtel Limited and its Associated Companies, the MSAs set forth at items 7, 8, 12 and 13 of Annexure 1; and

(b)         Idea Cellular Limited, the MSAs set forth at items 2, 4, 10, 11 and 12 of Annexure 1.

“Passive Infrastructure” means the transmission tower(s), roof top structure(s), room/shelter, pole(s), air-conditioning, diesel generator(s) and associated electrical and civil works, excluding Active Infrastructure.

“Strategic Site” means any site that the Sharing Operator reasonably believes is a hub or nodal site of strategic importance to its network evolution plan or network expansion, provided that such site is built by the Sharing Operator itself.

“Territory” means India.

5.                                      All existing commitments made by the Sharing Operators to the Company similar to those being provided under Clause 2 of this letter shall stand terminated with effect from the Effective Date and this letter shall constitute the entire understanding in relation to such commitment for any Circle.

6.                                      This letter shall be considered as a “Transaction Document” for the purposes of the Implementation Agreement. In the event of a conflict or inconsistency between the terms of the relevant MSA and the terms of this letter, the terms of this letter shall prevail.

7.                                      The provisions of Clauses 1.2 (Interpretation) 14 (Confidentiality), 16.5 (Amendments), 16.7 (Notices), 16.8 (Consultation), 16.9 (Arbitration), 16.10 (Invalidity and Severability), 16.17 (Governing Law) in the Implementation Agreement shall apply mutatis mutandis to this letter.

Yours sincerely,

For and on behalf of Vodafone India Limited
Name:
Designation:

For and on behalf of Vodafone Mobile Services Limited
Name:
Designation:

For and on behalf of Idea Cellular Limited
Name:
Designation:

For and on behalf of Bharti Airtel Limited
Name:
Designation:

Agreed and Accepted

For Bharti Infratel Limited
Name:
Designation:

For Indus Towers Limited
Name:
Designation:

Annexure 1

Master Services Agreements

I.                                        MSAs entered into by BIL (“BIL MSAs”):

1.                                      Master Services Agreement dated 15 October 2008 between Bharti Infratel Limited and Vodafone Mobile Services Limited (and its predecessor entities), as amended and supplemented from time to time;

2.                                      Master Services Agreement dated 21 August 2009 between Bharti Infratel Limited and Vodafone Mobile Services Limited (and its predecessor entities), as amended and supplemented from time to time;

3.                                      Infrastructure Sharing Agreement dated 17 November 2006 between Bharti Airtel Limited, Bharti Hexacom Limited and Vodafone Mobile Services Limited (and its predecessor entities), as amended and supplemented from time to time;**

4.                                      Master Services Agreement dated 3 February 2009 between Bharti Infratel Limited and Idea Cellular Limited;

5.                                      Transfer Agreement dated 20 July 2015 between Bharti Infratel Limited and Idea Cellular Limited;

6.                                      Master Services Agreement dated 7 November 2008, as amended and supplemented on 23 July 2010 between Bharti Infratel Limited and Idea Cellular Limited and Aditya Birla Telecom Limited;

7.                                      Master Services Agreement dated December 2007, as amended and supplemented on 19 December 2007, 29 January 2010, 5 September 2012, 9 June 2014 and 12 August 2016, between Bharti Infratel Limited and Bharti Airtel Limited;

8.                                      Master Services Agreement executed in 2008, as amended and supplemented from time to time, between Bharti Infratel Limited and Bharti Hexacom Limited.

** This agreement has been transferred to Bharti Infratel Limited pursuant to a scheme of demerger between Bharti Airtel Limited and Bharti Infratel Limited sanctioned by the Delhi High Court on 26 November 2007.

II.                                   MSAs entered into by Indus (“Indus MSAs”):

9.                                      Master Services Agreement dated 7 March 2008, as amended and supplemented from time to time, between Indus Towers Limited and Vodafone India Limited;

10.                               Master Services Agreements dated 7 March 2008, as amended and supplemented from time to time, between Indus Towers Limited and Vodafone Mobile Services Limited (and its predecessor entities);

11.                               Master Services Agreement dated 7 March 2008, as amended and supplemented from time to time, between Indus Towers Limited and Idea Cellular Limited;

12.                               Master Services Agreement dated 7 March 2008, as amended and supplemented from time to time, between Indus Towers Limited and Bharti Airtel Limited; and

13.                               Master Services Agreement dated 9 September 2008, as amended and supplemented from time to time, between Indus Towers Limited and Bharti Hexacom Limited.

SCHEDULE 11

PERMITTED BIL DISTRIBUTION

	Maximum permitted distribution for
	paragraph (a) of the definition of “Permitted
	BIL Distribution”
	(in Rupees million; net of dividend
Period in which Closing occurs	distribution tax)

Year ended 31 March 2018	35,500	*
Quarter ended 30 June 2018	4,750
Quarter ended 30 September 2018	4,900
Quarter ended 31 December 2018	5,000
Quarter ended 31 March 2019	5,100
Quarter ended 30 June 2019	5,200
Quarter ended 30 September 2019	5,400
Quarter ended 31 December 2019	5,500

*                                         This includes any distributions declared by BIL on or after 1 April 2018.